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As filed with the Securities and Exchange Commission on August 21, 2014

Registration No. 333-[    •    ]

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

AbbVie Private Limited
(Exact Name of Registrant as Specified in Its Charter)

Jersey
(Channel Islands) (State or Other Jurisdiction of Incorporation or Organization)	2834 (Primary Standard Industrial Classification Code Number)	98-1184846 (I.R.S. Employer Identification Number)

Abbott House, Vanwall Business Park
Vanwall Road, Maidenhead
Berkshire, SL6 4XE, United Kingdom
+ 44 (0)1628 561090
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Laura J. Schumacher
Executive Vice President, Business Development, External Affairs and General Counsel
AbbVie Inc.
1 North Waukegan Road
North Chicago, Illinois 60064-6400
(847) 932-7900
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:
Lara M. Levitan AbbVie Inc. 1 North Waukegan Road North Chicago, Illinois 60064-6400 (847) 932-7900	Matthew G. Hurd Sullivan & Cromwell LLP 125 Broad Street New York, New York 10004 (212) 558-4000

            Approximate date of commencement of the proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective and upon completion of the Arrangement and the Merger described in the enclosed proxy statement/prospectus.

            If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐

            If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

            If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

            Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

            If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

            Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)    ☐

            Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)    ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee

Ordinary Shares, nominal value $0.01 per share	1,621,414,851(1)	Not Applicable	$87,361,832,171.88(2)	$11,252,203.98(3)

(1)
Represents the maximum number of the registrant's ordinary shares estimated to be issuable upon the completion of the Merger described herein. Calculated as the product obtained by multiplying (x) the sum of (i) 1,592,332,053 shares of AbbVie Inc.'s common stock (the total number of shares of AbbVie Inc.'s common stock outstanding as of August 14, 2014), (ii) 28,866,377 shares of AbbVie Inc.'s common stock potentially issuable pursuant to stock options outstanding as of August 14, 2014 that are vested or that are expected to vest prior to completion of the Merger and (iii) 216,421 shares of AbbVie Inc.'s common stock issuable pursuant to restricted stock awards and restricted stock units outstanding as of August 14, 2014 that are expected to vest and/or be settled in shares of AbbVie Inc.'s common stock prior to completion of the Merger by (y) 1.00 (the number of ordinary shares of the registrant a holder will receive for each share of common stock of the registrant).

(2)
Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act and computed pursuant to Rule 457(f)(1) and (f)(3) and 457(c) under the Securities Act. Calculated by multiplying (x) $53.88 (the average of the high and low prices of shares of AbbVie Inc.'s common stock on 14, 2014), by (y) 1,621,414,851 shares of AbbVie Inc.'s common stock (the total number of shares of AbbVie Inc.'s common stock outstanding as of August 14, 2014, the total number of shares of AbbVie Inc.'s common stock potentially issuable pursuant to stock options outstanding as of August 14, 2014 that are vested or that are expected to vest prior to completion of the Merger and the total number of shares of AbbVie Inc.'s common stock issuable pursuant to restricted stock awards and restricted stock units outstanding as of August 14, 2014 that are expected to vest and/or be settled in shares of AbbVie Inc.'s common stock prior to completion of the Merger).

(3)
Determined in accordance with Section 6(b) of the Securities Act at a rate equal to $128.80 per $1,000,000 of the proposed maximum aggregate offering price.

            The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such dates as the Commission, acting pursuant to said Section 8(a), may determine.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This document shall not constitute an offer to sell or the solicitation of any offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

SUBJECT TO COMPLETION, DATED AUGUST 21, 2014
PRELIMINARY COPY

Dear AbbVie Stockholder:

          On July 18, 2014, the boards of AbbVie Inc. and Shire plc agreed to combine our two great companies in a transaction that represents a compelling opportunity to create a new, world class biopharmaceutical company. We are excited about this Combination and the opportunities that it presents, and we invite you to a Special Meeting of AbbVie stockholders on [    •    ], 2014 at [    •    ] a.m. local time, at [    •    ] to vote on matters relating to it.

          We believe the combined financial strength and R&D experience of the combined company will accelerate our ability to reach our full potential for shareholders and patients in need across the globe. We also believe that the Combination would result in incremental sustainable leadership positions within high value market segments of significant unmet need.

          We believe the Combination is strategically compelling and would create a larger and more diversified biopharmaceutical company with multiple leading franchises and significant financial capacity for future acquisitions, investment and opportunity for enhanced shareholder distributions and value creation. We believe that Shire's platform has a strong complementary fit with AbbVie's existing specialty focus. We expect the new company to be able to leverage AbbVie's existing, well-established global infrastructure across more than 170 countries.

          The combined company will also have an attractive financial profile and an enhanced R&D/pipeline that we believe will enhance a long-term value creation strategy that has already generated an approximately 60% increase in AbbVie's share price since AbbVie became an independent company on January 1, 2013.

          Following completion of the Combination, AbbVie's and Shire's businesses will operate under a new holding company, referred to as New AbbVie. In the Combination, each AbbVie stockholder will receive one share of New AbbVie for each AbbVie share that they held, and each Shire shareholder will receive £24.44 in cash and 0.8960 shares of New AbbVie for each Shire share that they held. AbbVie's current board of directors will be joined by two Shire directors to make up the New AbbVie board of directors, and we intend to list the combined company's ordinary shares under the symbol "ABBV" on the New York Stock Exchange as well as on the Chicago Stock Exchange and the NYSE Euronext Paris Professional Segment. Upon completion of the Combination, AbbVie stockholders would own approximately 75% of New AbbVie and Shire shareholders would own approximately 25%.

          You are being asked to consider and vote on the following proposals:

  •
  to adopt the Merger Agreement that will implement the Merger, and make the Combination possible;

  •
  to approve, on a non-binding advisory basis, the compensatory arrangements between AbbVie and certain AbbVie executive officers relating to the Combination that are disclosed in the section captioned "Stockholder Vote on Specified Compensatory Arrangements" beginning on page 102 of the enclosed proxy statement/prospectus; and

  •
  to approve any motion to adjourn the Special Meeting, or any postponement thereof, to another time or place if necessary or appropriate (i) to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to adopt the Merger Agreement, (ii) to provide to AbbVie stockholders any supplement or amendment to the proxy statement/prospectus and (iii) to disseminate any other information which is material to AbbVie stockholders voting at the Special Meeting.

          ABBVIE'S BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" EACH OF THE PROPOSALS DESCRIBED ABOVE.

          More information about the Combination and the proposals described above is contained in the accompanying proxy statement/prospectus. We urge you to read this document, including the Annexes and the documents incorporated by reference, carefully and in full. In particular, we urge you to read the section captioned "Risk Factors" beginning on page 25.

          The close of business on [    •    ], 2014 has been fixed as the record date for determining the AbbVie stockholders entitled to receive notice of and to vote at the Special Meeting.

          We look forward to seeing you at the Special Meeting and appreciate your support at this key moment for our company.

Best regards,
/s/ RICHARD A. GONZALEZ
Richard A. Gonzalez Chairman and Chief Executive Officer

          Your vote is very important. Whether or not you plan to attend the Special Meeting, please vote as soon as possible by following the instructions in the accompanying proxy statement/prospectus.

          We are not asking for a proxy from Shire shareholders and Shire shareholders are requested not to send us a proxy. Shire shareholders are not entitled to vote on the matters described above. Shire shareholders are expected to receive a separate circular and should read and respond to that document.

          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in connection with the Combination or determined if the accompanying proxy statement/prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

          The accompanying draft proxy statement/prospectus is not intended to be and is not a prospectus for the purposes of the Companies (Jersey) Law 1991, as amended, or the Companies (General Provisions) (Jersey) Order 2002, as amended, and neither the Jersey Financial Services Commission nor the Registrar of Companies for Jersey has approved this draft document.

          The accompanying proxy statement/prospectus is dated [    •    ], 2014, and is first being mailed to AbbVie stockholders on or about [    •    ], 2014.

ADDITIONAL INFORMATION REGARDING ABBVIE

        The accompanying proxy statement/prospectus incorporates by reference important business and financial information about AbbVie from documents that are not included in or delivered with the proxy statement/ prospectus. This information is available to you without charge upon your written or oral request. You can obtain the documents incorporated by reference in the accompanying proxy statement/prospectus by requesting them in writing or by telephone at the following address and telephone number.

AbbVie Inc.
1 North Waukegan Road
North Chicago, Illinois 60064
Attention: Investor Relations
(847) 932-7900
http://www.abbvieinvestor.com/

        In addition, if you have questions about the Combination or the Special Meeting, or if you need to obtain copies of the accompanying proxy statement/prospectus, proxy card or other documents incorporated by reference in the proxy statement/prospectus, you may contact the company listed below. You will not be charged for any of the documents you request.

Georgeson Inc.
480 Washington Blvd., 26th Floor
Jersey City, New Jersey 07310
(877) 278-4775

        If you would like to request documents, please do so by [    •    ], 2014, in order to receive them before the Special Meeting.

        For a more detailed description of the information incorporated by reference in the accompanying proxy statement/prospectus and how you may obtain it, see the section captioned "Where You Can Find More Information" beginning on page 168 of the accompanying proxy statement/prospectus.

3

 ADDITIONAL INFORMATION REGARDING SHIRE

        The accompanying proxy statement/prospectus incorporates by reference important business and financial information about Shire from documents that are not included in or delivered with the proxy statement/ prospectus. This information is available to you without charge upon your written or oral request. You can obtain the documents incorporated by reference in the accompanying proxy statement/prospectus by requesting them in writing or by telephone at the following address and telephone number.

Shire plc
5 Riverwalk
Citywest Business Campus
Dublin 24, Ireland
Attention: Investor Relations
+353 1 429 7700
http://www.shire.com/shireplc/en/investors

        For a more detailed description of the information incorporated by reference in the accompanying proxy statement/prospectus and how you may obtain it, see the section captioned "Where You Can Find More Information" beginning on page 168 of the accompanying proxy statement/prospectus.

4

NOTICE OF SPECIAL MEETING

Important Notice Regarding the Special Meeting on [    •    ], 2014

        A Special Meeting of AbbVie Stockholders will be held on [    •    ], 2014, at [    •    ] a.m. local time at [    •    ] for the following purposes:

  1.
  To adopt the Agreement and Plan of Merger, dated as of July 18, 2014 (the "Merger Agreement"), among AbbVie Inc., AbbVie Private Limited and AbbVie Ventures LLC;

  2.
  To approve, on a non-binding advisory basis, certain compensatory arrangements between AbbVie and certain named AbbVie executive officers relating to the Combination that are described in the section captioned "Stockholder Vote on Specified Compensatory Arrangements" beginning on page 102 of the enclosed proxy statement/prospectus; and

  3.
  To approve any motion to adjourn the Special Meeting, or any postponement thereof, to another time or place if necessary or appropriate (i) to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to adopt the Merger Agreement, (ii) to provide to AbbVie Stockholders any supplement or amendment to the proxy statement/prospectus and/or (iii) to disseminate any other information which is material to AbbVie Stockholders voting at the Special Meeting.

YOUR VOTE IS VERY IMPORTANT!

        Please promptly vote your shares by telephone, using the Internet, or by signing and returning your proxy in the enclosed envelope if you received a printed version.

        ABBVIE'S BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR ITEMS 1, 2 AND 3 ON THE PROXY CARD.

        More information about the Combination and the proposals described above is contained in the accompanying proxy statement/prospectus. We urge all AbbVie stockholders to read this document, including the Annexes and the documents incorporated by reference, carefully and in full. In particular, we urge you to read the section captioned "Risk Factors" beginning on page 25.

        The close of business on [    •    ], 2014 has been fixed as the record date for determining the stockholders entitled to receive notice of and to vote at the Special Meeting.

        AbbVie's proxy statement/prospectus is available at www.abbvieinvestor.com. If you are an AbbVie Stockholder of record, you may access your proxy card by either:

  •
  Going to the following website: www.proxyvote.com, entering the information requested on your computer screen and following the simple instructions, or

  •
  Calling (in the United States and Canada) toll free 1-800-690-0903 on a touch-tone telephone and following the simple instructions provided by the recorded message.

5

        Admission to the meeting will be by admission card only. If you plan to attend, please complete and return the reservation form in the back of these materials and an admission card will be sent to you. Due to space limitations, reservation forms must be received before [    •    ], 2014. Each admission card, along with photo identification, admits one person. A stockholder may request two admission cards, but a guest must be accompanied by a stockholder.

By Order of the Board of Directors,
/s/ LAURA J. SCHUMACHER Laura J. Schumacher Secretary

[    •    ], 2014

6

i

QUESTIONS AND ANSWERS ABOUT THE COMBINATION

        The following questions and answers are intended to address briefly some commonly asked questions regarding the proposed Combination and the Special Meeting. These questions and answers only highlight some of the information contained in this proxy statement/prospectus. They may not contain all the information that is important to you. You should read carefully this entire proxy statement/prospectus, including the annexes and the documents incorporated by reference into this proxy statement/prospectus, to understand fully the proposed Combination and the voting procedures for the Special Meeting. See the section captioned "Where You Can Find More Information" beginning on page 168. Unless otherwise indicated or the context requires, all references in this proxy statement/prospectus to:

  •
  "AbbVie" refers to AbbVie Inc., a Delaware corporation.

  •
  "AbbVie Shares" refers to outstanding shares of common stock of AbbVie, par value $0.01 each.

  •
  "AbbVie Stockholders" refers to the holders of AbbVie Shares.

  •
  "Arrangement" means the scheme of arrangement proposed to be made under Article 125 of the Companies (Jersey) Law 1991 (as amended) between Shire and the Shire Shareholders, with or subject to any modification, addition or condition approved or imposed.

  •
  "Board" refers to AbbVie's board of directors, New AbbVie's board of directors or Shire's board of directors, as the context suggests.

  •
  "dollars" or "$" refers to US dollars.

  •
  "Foreign Holdco" refers to AbbVie Holdings Private Limited, a private limited company organized under the laws of Jersey.

  •
  "Merger" means the merger of Merger Sub with and into AbbVie, with AbbVie continuing as the surviving corporation, pursuant to the Agreement and Plan of Merger, dated as of July 18, 2014, among New AbbVie, AbbVie and Merger Sub.

  •
  "Merger Sub" refers to AbbVie Ventures LLC, a Delaware limited liability company.

  •
  "New AbbVie" refers to AbbVie Private Limited, currently a private limited company organized under the laws of Jersey and currently a wholly owned subsidiary of AbbVie, which will be re-registered as a public limited company and renamed AbbVie plc at or prior to the completion of the Arrangement (or, if the Arrangement is converted to a Takeover Offer, before the making of the Takeover Offer (as defined below)).

  •
  "New AbbVie Shares" refers to ordinary shares of New AbbVie.

  •
  "New AbbVie Shareholders" refers to the holders of New AbbVie Shares.

  •
  "our", "we" or "us" refers to AbbVie.

  •
  "pounds" or "£" refers to UK pounds sterling.

  •
  "Shire" refers to Shire plc, a public limited company organized under the laws of Jersey.

  •
  "Shire ADSs" refers to American Depositary Shares, each representing three Shire Ordinary Shares.

  •
  "Shire Ordinary Shares" refers to outstanding ordinary shares of Shire, par value 5 pence each.

  •
  "Shire Shares" refers to Shire Ordinary Shares and Shire ADSs collectively.

  •
  "Shire Shareholders" refers to the holders of Shire Shares.

  •
  "Takeover Offer" means a takeover offer as defined in Article 116 of the Jersey Companies Law.

  •
  "US Holdco" refers to AbbVie US Holdings LLC, a Delaware limited liability company and a direct wholly owned subsidiary of New AbbVie.

1.
Whose proxies are being solicited?

        ONLY AbbVie Stockholders' proxies are being solicited. We are not soliciting any proxies or votes from Shire Shareholders, including holders of Shire ADSs, through this proxy statement/prospectus.

        If you are a Shire Shareholder and not an AbbVie Stockholder, and you have received or gained access to this proxy statement/prospectus, you should disregard it completely and should not treat it as any solicitation of your proxy, vote or support on any matter. If you are both an AbbVie Stockholder and a Shire Shareholder, you should treat this proxy statement/prospectus as soliciting only your proxy with respect to the AbbVie Shares held by you and should not treat it as a solicitation of your proxy, vote or support on any matter with respect to your Shire Shares. Shire Shareholders are expected to receive a separate circular and should read and respond to such circular.

2.
When and where is the Special Meeting?

        AbbVie will hold a special meeting on [    •    ], 2014, at [    •    ] a.m. local time at [    •    ].

3.
What am I being asked to vote on at the Special Meeting?

        You are being asked to consider and vote on the following proposals:

  •
  to adopt the Agreement and Plan of Merger, dated as of July 18, 2014 (the "Merger Agreement"), among AbbVie, New AbbVie and Merger Sub, which is attached as Annex A to this proxy statement/prospectus and as described in the section captioned "The Merger and the Merger Agreement" beginning on page 78 (the "Merger Agreement Proposal");

  •
  to approve, on a non-binding advisory basis, specified compensatory arrangements between AbbVie and its named executive officers relating to the Combination as disclosed in the section captioned "Stockholder Vote on Specified Compensatory Arrangements" beginning on page 102 (the "Non-Binding Compensation Proposal"); and

  •
  to approve any motion to adjourn the Special Meeting, or any postponement thereof, to another time or place if necessary or appropriate (i) to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to adopt the Merger Agreement, (ii) to provide to AbbVie Stockholders any supplement or amendment to the proxy statement/prospectus and/or (iii) to disseminate any other information which is material to AbbVie Stockholders voting at the Special Meeting (the "Adjournment Proposal").

        Approval of the Non-Binding Compensation Proposal and approval of the Adjournment Proposal is not a condition to completion of the Combination or the Arrangement.

4.
Does the AbbVie Board recommend approval of the proposals?

        YES. ABBVIE'S BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" EACH OF THE PROPOSALS DESCRIBED ABOVE.

5.
Why am I being asked to vote on the Merger Agreement Proposal?

        You are being asked to vote to adopt the Merger Agreement so that we can implement the combination (the "Combination") of AbbVie with Shire, another leading pharmaceutical company. The Combination will be implemented in two main steps, which we call the Arrangement and the Merger:

        In the Arrangement:

  •
  the Shire Ordinary Shares, other than Shire Ordinary Shares held by Shire in treasury, will be cancelled;

  •
  Shire Shareholders will receive £24.44 in cash and will be issued 0.8960 New AbbVie Share in consideration for each Shire Ordinary Share so cancelled (an amount in US dollars equal to £73.32 in cash and 2.6880 New AbbVie Shares for each Shire ADS); and

  •
  new ordinary shares of Shire will be issued to Foreign Holdco.

        In the Merger:

  •
  Merger Sub will be merged with and into AbbVie; and

  •
  each AbbVie Share, other than AbbVie Shares held by AbbVie as treasury stock will be converted into the right to receive one New AbbVie Share.

        As a result of the Combination, AbbVie and Shire will each become indirect wholly owned subsidiaries of New AbbVie, and AbbVie Stockholders and Shire Shareholders will become New AbbVie Shareholders. Upon completion of the Combination, we estimate that AbbVie Stockholders will own approximately 75% of the ordinary shares of New AbbVie, and Shire Shareholders will have received approximately £14.6 billion in cash in the aggregate and will own approximately 25% of the ordinary shares of New AbbVie. Two current members of the Shire Board are expected to join the New AbbVie Board following completion of the Combination. All of the current directors of the AbbVie Board are expected to serve on the board of New AbbVie.

        The Arrangement is conditioned on, among other things, the approval of the Merger Agreement Proposal by the holders of a majority of the AbbVie Shares outstanding and entitled to vote. The consummation of the Merger is conditioned on the completion of the Arrangement. Therefore, we will be unable to complete the Combination unless the requisite votes for the Merger Agreement Proposal are obtained at the Special Meeting. However, neither the Arrangement nor the Merger is conditioned on the approval of Non-Binding Compensation Proposal or the Adjournment Proposal.

        New AbbVie is incorporated in Jersey, which is Shire's current jurisdiction of incorporation. New AbbVie is and, following completion of the Combination is expected to continue to be, resident in the United Kingdom for UK tax purposes because the central management and control of New AbbVie (as determined for UK tax purposes) is exercised in the United Kingdom. It is expected that such central management and control will continue to be exercised in the United Kingdom.

6.
What is Shire plc?

        Shire is a leading global specialty biopharmaceutical company that focuses on developing and marketing innovative specialty medicines. Shire has four business units that focus exclusively on the commercial execution of its marketed products in the following specialist therapeutic areas: rare diseases, neuroscience, gastrointestinal and internal medicine. Shire's leading brands include Vyvanse®, Lialda®, Cinryze®, Elaprase® and Replagal®. You can find more information about Shire from various sources described in the section captioned "Where You Can Find More Information" on page 168.

        As a result of the Combination, Shire will become an indirect wholly owned subsidiary of New AbbVie, and Shire Shareholders will become New AbbVie Shareholders.

7.
What will AbbVie Stockholders receive as consideration in the Merger?

        AbbVie Stockholders will receive one New AbbVie Share in consideration for each AbbVie Share they hold and will receive cash in lieu of any fractional New AbbVie Shares. We estimate that, upon the completion of the Combination, the former AbbVie Stockholders will own approximately 75% of the outstanding New AbbVie Shares.

8.
What will the Shire Shareholders receive as consideration in the Arrangement?

        Shire Shareholders will receive in consideration for each Shire Ordinary Share (other than Shire Ordinary Shares held by Shire in treasury) £24.44 in cash and 0.8960 New AbbVie Share. Because each Shire ADS represents three Shire Ordinary Shares, holders of Shire ADSs will receive in consideration for each Shire ADS an amount equal to £73.32 in cash and 2.6880 New AbbVie Shares. We estimate that, upon the completion of the Combination, the former Shire Shareholders will own approximately 25% of the outstanding New AbbVie Shares.

9.
What is a Scheme of Arrangement?

        A "scheme of arrangement" is a statutory procedure under the Companies (Jersey) Law 1991, as amended (the "Jersey Companies Law"), pursuant to which the Royal Court of Jersey may approve an arrangement between a company and some or all of its shareholders. Upon such a scheme of arrangement becoming effective in accordance with the Jersey Companies Law, it will bind the company and such shareholders. When the Arrangement becomes effective in accordance with its terms and the Jersey Companies Law, New AbbVie will become the indirect owner of the entire issued and to be issued ordinary share capital of Shire and will issue New AbbVie Shares to existing Shire Shareholders in partial consideration for the cancellation of their Shire Ordinary Shares (other than Shire Ordinary Shares held by Shire in treasury).

10.
Why is Jersey the place of incorporation of New AbbVie?

        New AbbVie is incorporated in the Bailiwick of Jersey (in the Channel Islands) because Jersey has a modern and flexible body of corporate law, Jersey enjoys strong relationships with members of the European Union, the United States and other countries where both AbbVie and Shire have major operations, and Jersey is a beneficial location considering Shire's and AbbVie's presence in markets outside the United States, particularly in Europe. Jersey is also the current place of incorporation of Shire.

11.
Why is New AbbVie resident in the United Kingdom for tax purposes?

        AbbVie and Shire both already have a presence in the United Kingdom and each has substantial activities and presence in markets outside the United States. The United Kingdom offers access to the European Union and to an extensive network of comprehensive income tax treaties that reduce or eliminate double-taxation of certain cross-border business activities, including with the United States, other members of the European Union and many other countries. Maintaining New AbbVie's tax residence in the United Kingdom is also expected to result in enhanced global cash management and flexibility and associated financial benefits to the combined enterprise. These benefits may include increased global liquidity and global cash flow among the various entities of the combined enterprise. For the most part, subject to certain anti-avoidance rules, the United Kingdom generally taxes companies only on profits that arise to them if they are UK tax resident or if they carry on a trade in the United Kingdom through a permanent establishment in the United Kingdom. Recent revisions to the UK corporation tax legislation on the taxation of foreign profits (including in particular an exemption from corporation tax for most dividends from controlled subsidiaries and a modernized controlled foreign company regime) mean that New AbbVie and its affiliates expect to be in a position to undertake intercompany business operations and other transactions without material negative UK tax effect. This cash management flexibility may reduce the need for external financing and therefore reduce financing costs, resulting in associated financial benefits. All of the above make the United Kingdom an attractive location from which to establish a platform for further international expansion.

        New AbbVie's ability to realize these benefits is subject to certain risks. See "Risk Factors" beginning on page 25.

12.
When is the Combination expected to be completed?

        As of the date of this proxy statement/prospectus, the Combination is expected to be completed before the end of 2014, however, no assurance can be provided as to when or if the Combination will be completed. The required vote of Shire Shareholders and AbbVie Stockholders to approve the relevant shareholder proposals at their respective meetings, as well as the sanction and confirmation of the Royal Court of Jersey and the necessary regulatory consents and approvals, must be obtained and other conditions specified in Annex E to this proxy statement/prospectus must be satisfied or, to the extent applicable, waived.

13.
Why am I being asked to vote on the Non-Binding Compensation Proposal?

        Under the Dodd-Frank Wall Street Reform and Consumer Protection Act and Section 14A of the Securities Exchange Act of 1934, as amended, AbbVie Stockholders are entitled to an advisory vote on the compensation of the AbbVie named executive officers that is based on or otherwise relates to the merger as disclosed in this registration statement. See "Stockholder Vote on Specified Compensatory Arrangements—Advisory Vote on Specified Compensatory Arrangements" beginning on page 103.

        Approval by the AbbVie Stockholders of AbbVie named executive officer compensation related to the Combination is not a condition to completion of the Merger, and the advisory vote is not binding on AbbVie. Regardless of the outcome of this advisory vote, such compensation may be payable, subject to the AbbVie Board's discretion and the conditions applicable thereto, if the Merger is approved. The terms of the compensation related to the Combination are described under "Stockholder Vote on Specified Compensatory Arrangements—Specified Compensatory Arrangements" beginning on page 102 and "Stockholder Vote on Specified Compensatory Arrangements—Advisory Vote on Specified Compensatory Arrangements" beginning on page 103.

14.
How are AbbVie stock options and other equity-based awards treated in the Merger?

        Upon the effective time of the Merger:

  •
  Each option to acquire AbbVie Shares granted or outstanding under the AbbVie 2013 Incentive Stock Program, the AbbVie 2013 Employee Stock Purchase Plan for Non-US Employees and the AbbVie Non-Employee Directors' Fee Plan (collectively, the "AbbVie Stock Plans") (each, an "AbbVie Option") shall be converted into an option to acquire the same number of New AbbVie Shares (each, a "New AbbVie Option") at a price per share equal to the per share exercise price of the AbbVie Option immediately prior to the effective time. Subject to applicable law, the New AbbVie Options shall be subject to material terms (including vesting conditions) substantially similar to those applied to the pre-conversion AbbVie Options immediately prior to such effective time. Holders of options under the AbbVie United Kingdom Share Option Plan (a sub-plan of the AbbVie 2013 Incentive Stock Program) will be offered the opportunity to accept New AbbVie Options as described above.

  •
  Each restricted AbbVie Share granted or outstanding under the AbbVie Stock Plans (each, an "AbbVie Restricted Share") shall be converted into a restricted New AbbVie Share (each, a "New AbbVie Restricted Share"). Subject to applicable law, the New AbbVie Restricted Shares shall be subject to material terms (including vesting conditions) substantially similar to those applied to the pre-conversion AbbVie Restricted Shares immediately prior to such effective time.

  •
  Each restricted stock unit granted or outstanding under the AbbVie Stock Plans (each, an "AbbVie RSU") shall be converted into an award based on the same number of New AbbVie Shares (each, a "New AbbVie RSU"). Subject to applicable law, the New AbbVie RSUs shall be subject to material terms (including vesting conditions) substantially similar to those applied to the pre-conversion AbbVie RSUs immediately prior to such effective time.

  •
  Each award (other than AbbVie Options, AbbVie Restricted Shares and AbbVie RSUs) based on AbbVie Shares and granted or outstanding under the AbbVie Stock Plans (each, an "AbbVie Share-Based Award") shall be converted into an award based on the same number of New AbbVie Shares (each, a "New AbbVie Share-Based Award"). Subject to applicable law, the New AbbVie Share-Based Awards shall be subject to material terms (including vesting conditions) substantially similar to those applied to the pre-conversion AbbVie Share-Based Awards immediately prior to such effective time.

15.
Has the Shire Board recommended the Combination?

        The Shire Board has recommended the Combination. All of the members of the Shire Board (acting solely in their capacity as Shire Shareholders) have irrevocably undertaken to vote in favor of the Arrangement and in favor of the resolutions to be proposed in connection with the Combination at the applicable meetings of Shire Shareholders.

16.
Who is entitled to vote at the Special Meeting?

        The close of business on [    •    ], 2014 has been fixed as the record date for determining the AbbVie Stockholders entitled to receive notice of and to vote at the Special Meeting (the "Record Date"). Each AbbVie Share is entitled to one vote on each matter to be voted upon at the Special Meeting, and both stockholders of record and non-record (beneficial) stockholders will be entitled to vote. If you are a non-record (beneficial) holder of AbbVie Shares, to vote you must instruct your broker or other intermediary how to vote.

17.
What if I sell my AbbVie Shares before the Special Meeting?

        The Record Date is earlier than the date of Special Meeting and the date that the Combination is expected to be completed. If you transfer your AbbVie Shares after the Record Date but before the Special Meeting and unless you make arrangements to the contrary with your transferee, you will retain your right to vote at the Special Meeting, but will have transferred the right to receive New AbbVie Shares pursuant to the Merger. In order to receive the New AbbVie Shares, you must hold your shares through the completion of the Combination.

18.
What constitutes a quorum at the Special Meeting?

        A quorum of AbbVie Stockholders is necessary to validly hold the Special Meeting. A quorum will be present if a majority of the outstanding shares of our common stock on the Record Date are represented at the Special Meeting, either in person or by proxy. Your shares will be counted for purposes of determining a quorum if you vote:

  •
  via the Internet;

  •
  by telephone;

  •
  by submitting a properly executed proxy card or voting instruction form by mail; or

  •
  in person at the Special Meeting.

        Abstentions will be counted for determining whether a quorum is present for the Special Meeting.

        AbbVie's by-laws provide that the chairman of the AbbVie Board or the president may adjourn the meeting from time to time, whether or not there is a quorum.

19.
What vote is needed to approve each of the proposals?

        Approval of the Merger Agreement Proposal requires an affirmative vote of the holders of a majority of the AbbVie Shares outstanding and entitled to vote on this proposal.

        Approval of the Non-Binding Compensation Proposal requires the affirmative vote of the holders of a majority of the AbbVie Shares represented in person or by proxy, if a quorum is present; however, this vote is non-binding.

        If the chairman of the AbbVie Board or the president does not adjourn the Special Meeting, the Adjournment Proposal requires the affirmative vote of the holders of a majority of the AbbVie Shares present in person or represented by proxy and entitled to vote thereon, whether or not a quorum is present.

        ABBVIE'S BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" EACH OF THE PROPOSALS.

20.
What is the effect if I do not cast my vote?

        If a stockholder of record does not cast its vote by proxy or in any other permitted fashion, no votes will be cast on behalf of such stockholder of record on any of the items of business at the Special Meeting. If a non-record (beneficial) stockholder does not instruct its broker or other intermediary on how to vote on any of the proposals at the Special Meeting, no votes will be cast on behalf of such non-record (beneficial) stockholder with respect to such items of business.

        If you fail to submit a proxy or vote in person at the Special Meeting, or you vote to abstain, or you do not provide your bank, brokerage firm or other nominee or intermediary with instructions, as applicable, this will have the same effect as a vote "against" the adoption of the Merger Agreement. This will have no effect on the outcome of the proposal for specified compensatory arrangements between AbbVie and its named executive officers or the proposal to adjourn or postpone the Special Meeting.

        Your vote is very important. Whether or not you plan to attend the Special Meeting, please vote as soon as possible by following the instructions in this proxy statement/prospectus.

21.
What is the difference between holding AbbVie Shares as a stockholder of record and holding AbbVie Shares as a non-record (beneficial) holder?

        If your AbbVie Shares are owned directly in your name with our transfer agent, Computershare Trust Company, N.A., you are considered a "stockholder of record" of those shares.

        If your AbbVie Shares are held in a brokerage account or by a bank or other nominee, you hold those shares in "street name" and are considered a "non-record (beneficial) stockholder."

22.
How do I vote my shares?

        The voting process differs depending on whether you are a stockholder of record or a non-record (beneficial) stockholder:

  Stockholder of Record

        If you are a stockholder of record, a proxy card is enclosed with this proxy statement/prospectus to enable you to vote, or to appoint a proxyholder to vote on your behalf, at the Special Meeting.

        Whether or not you plan to attend the Special Meeting, you may vote your AbbVie Shares by proxy by any one of the following methods:

  •
  by mail: Mark, sign and date your proxy card and return it in the postage paid envelope enclosed to Broadridge Financial Solutions ("Broadridge"). Broadridge must receive your proxy card not later than 11:59 p.m. (Eastern Time) on [    •    ], 2014 in order for your vote to be counted;

  •
  by telephone: Call toll free 1-800-690-6903. You will be prompted to provide your control number printed on the proxy card below your preprinted name and address. The telephone voting service is available until 11:59 p.m. (Eastern Time) on [    •    ], 2014; and

  •
  via the Internet: Go to www.proxyvote.com and follow the instructions on the website and complete your proxy voting prior to 11:59 p.m. (Eastern Time) on [    •    ], 2014. We provide Internet proxy voting to allow you to vote your AbbVie Shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions.

  If the Special Meeting is adjourned or postponed, Broadridge must receive your proxy card or your vote via telephone or Internet not later than 11:59 p.m. (Eastern Time) on the business day immediately preceding the date of any rescheduled meeting.

  Voting your AbbVie Shares by proxy does not prevent you from attending the Special Meeting in person.

  Non-record (beneficial) stockholders

        If you are a non-record (beneficial) stockholder, your intermediary (or its agent) will send you a voting instruction form or proxy form with this proxy statement/prospectus. Properly completing such form and returning it to your intermediary (or its agent) will instruct your intermediary how to vote your AbbVie Shares at the Special Meeting on your behalf. You should carefully follow the instructions provided by your intermediary (or its agent) and contact your intermediary (or its agent) promptly if you need help.

        If you do not intend to attend the Special Meeting and vote in person, mark your voting instructions on the voting instruction form or proxy form, sign it, and return it as instructed by your intermediary (or its agent). Your intermediary (or its agent) may have also provided you with the option of voting by telephone or Internet similar to those applicable to stockholders of record set forth above.

        If you wish to vote in person at the Special Meeting, follow the instructions provided by your intermediary (or its agent).

        In addition, your intermediary (or its agent) may need to receive your voting instructions in sufficient time in advance for your intermediary to act on them prior to the deadline for the deposit of proxies of 11:59 p.m. (Eastern Time) on [    •    ], 2014, or, in the case of any adjournment or postponement of the Special Meeting, 11:59 p.m. (Eastern Time) on the business day immediately preceding the date of any rescheduled meeting.

23.
If my AbbVie Shares are held in a brokerage account or in "street name" will my broker or other intermediary vote them for me?

        If you own your AbbVie Shares through a bank, trust company, securities broker or other intermediary, you will receive instructions from your intermediary on how to instruct them to vote your AbbVie Shares, including by completing a voting instruction form, or providing instructions by telephone or fax or through the Internet. If you do not receive such instructions, you may contact your intermediary to request them. In accordance with rules issued by the New York Stock Exchange (the

"NYSE"), intermediaries who hold AbbVie Shares in "street name" for customers may not exercise their voting discretion with respect to the proposals.

        Accordingly, if you do not provide your intermediary with instructions on how to vote your street name shares, your intermediary will not be permitted to vote them at the Special Meeting.

24.
How do I appoint a proxyholder?

        Your proxyholder is the person you appoint to cast your votes on your behalf. You can choose anyone you want to be your proxyholder; it does not have to be either of the persons we have designated in the proxy card. To designate a different person to be your proxyholder, write in the name of the person you would like to appoint in the blank space provided in the proxy card. Please ensure that the person you have appointed will be attending the Special Meeting and is aware that he or she will be voting your AbbVie Shares.

        If you sign the proxy card without naming your own proxyholder, you appoint Richard A. Gonzalez (AbbVie's Chairman and Chief Executive Officer) and Laura J. Schumacher (AbbVie's Executive Vice President, Business Development, External Affairs and General Counsel) as your proxyholders, either of whom will be authorized to vote and otherwise act for you at the Special Meeting (including any postponements or adjournments of the Special Meeting).

25.
How will my shares be voted if I give my proxy?

        On the proxy card, you can indicate how you want your proxyholder to vote your AbbVie Shares, or you can let your proxyholder decide for you by signing and returning the proxy card without indicating a voting preference for one or both proposals. If you have specified on the proxy card how you want to vote on a particular proposal (by marking, as applicable, "for" or "against"), then your proxyholder must vote your AbbVie Shares accordingly.

26.
What if I return a proxy card or otherwise vote but do not make specific choices?

  Stockholder of Record

        If you are a stockholder of record and you submit your proxy through the Internet or by telephone without indicating your vote, or if you sign and return an AbbVie proxy card without giving specific voting instructions, then the proxyholders will vote your shares in the manner recommended by the AbbVie Board on all matters presented in this proxy statement/prospectus and as the proxyholders may determine in their discretion with respect to any other matters properly presented for a vote at the Special Meeting.

  Non-record (beneficial) stockholders

        If you are a non-record (beneficial) stockholder and you do not provide the organization that holds your AbbVie Shares with specific instructions, under the rules of various national and regional securities exchanges, the organization that holds your AbbVie Shares may generally vote on routine matters but cannot vote on non-routine matters. If the organization that holds your AbbVie Shares does not receive instructions from you on how to vote your AbbVie Shares on a non-routine matter, the organization that holds your AbbVie Shares will inform the inspector for the Special Meeting that it does not have the authority to vote on this matter with respect to your AbbVie Shares. This is generally referred to as a "broker non-vote." When AbbVie's inspector of elections tabulates the votes for any particular matter, broker non-votes will be counted for purposes of determining whether a quorum is present, but will have the same effect as a vote "against" the Merger Agreement Proposal. Broker non-votes will not have an effect on the Non-Binding Compensation Proposal and the

Adjournment Proposal. AbbVie encourages you to provide voting instructions to the organization that holds your AbbVie Shares to ensure that your vote is counted on all three proposals.

27.
I am a participant in the AbbVie Savings Plan. Can I vote? If so, how do I vote?

        Yes. Participants in the AbbVie Savings Plan will receive a voting instruction card for their AbbVie Shares held in the AbbVie Savings Plan Trust (the "Trust"). The Trust is administered by both a trustee and an investment committee. The trustee is Mercer Trust Company. The members of the investment committee are Amarendra Duvvur, William H.S. Preece and Michael J. Thomas, employees of AbbVie. The voting power with respect to the shares is held by and shared between the investment committee and the participants. The investment committee must solicit voting instructions from the participants and follow the voting instructions it receives. The investment committee may use its own discretion with respect to those AbbVie Shares for which no voting instructions are received.

28.
What is "householding"?

        The SEC has adopted rules that permit companies and intermediaries (such as brokers or banks) to satisfy the delivery requirements for proxy statements with respect to two or more security holders sharing the same address by delivering a single notice or proxy statement addressed to those security holders. This process, which is commonly referred to as "householding," potentially provides extra convenience for security holders and cost savings for companies.

        Several brokers and banks with accountholders who are AbbVie Stockholders will be "householding" our proxy materials. As indicated in the notice provided by these brokers to AbbVie Stockholders, a single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from an affected stockholder. Once you have received notice from your broker that it will be "householding" communications to your address, "householding" will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in "householding" and you prefer to receive a separate proxy statement, please notify your broker or contact our proxy solicitor, Georgeson Inc. ("Georgeson") at (877) 278-4775, or write us at Investor Relations, AbbVie Inc., 1 North Waukegan Road, North Chicago, Illinois 60064. AbbVie Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request "householding" of their communications should contact their broker or bank.

29.
If I change my mind, can I change my vote or revoke my proxy once I have given it?

        Yes. If you are a non-record (beneficial) stockholder, you can revoke your prior voting instructions by providing new instructions on a voting instruction form or proxy form with a later date, or at a later time in the case of voting by telephone or through the Internet. Otherwise, contact your intermediary (or its agent) if you want to revoke your proxy or change your voting instructions, or if you change your mind and want to vote in person. Any new voting instructions given to an intermediary (or its agent) in connection with the revocation of proxies may need be received in sufficient time in advance to allow the intermediary to act on such instructions prior to the deadline for the deposit of proxies of 11:59 p.m. (Eastern Time), on [    •    ], 2014, or, in the case of any adjournment or postponement of the Special Meeting, 11:59 p.m. (Eastern Time) on the business day immediately preceding the date of any rescheduled meeting.

        If you are a stockholder of record, you may revoke any proxy that you have given until the time of the Special Meeting by voting again by telephone or through the Internet as instructed above, by signing and dating a new proxy card and submitting it as instructed above, by giving written notice of such revocation to AbbVie's Corporate Secretary at our address, by revoking it in person at the Special Meeting, or by voting by ballot at the Special Meeting. If you choose to submit a proxy multiple times whether by telephone, through the Internet or by mail, or a combination thereof, only your latest vote, not revoked and received prior to 11:59 p.m. (Eastern Time), on [    •    ], 2014 (or, in the case of any adjournment or postponement of the Special Meeting, 11:59 p.m. (Eastern Time) on the business day immediately preceding the date of any rescheduled meeting) will be counted. A stockholder of record participating in person, in a vote by ballot at the Special Meeting, will automatically revoke any proxy previously given by that stockholder regarding business considered by that vote. However, attendance at the Special Meeting by a registered stockholder who has voted by proxy does not alone revoke such proxy.

30.
Who will count the votes?

        Representatives from Hagberg & Associates and the inspector of elections (scrutineer) will count the votes.

31.
Who is soliciting my proxy?

        The AbbVie Board is soliciting your proxy for use at the Special Meeting to be held on [    •    ], 2014 at [    •    ] a.m. local time at [    •    ] or any adjournments or postponements of that meeting). It is expected that the solicitation will be primarily by mail, but proxies may also be solicited personally, by advertisement or by telephone, by directors, officers or employees of AbbVie without special compensation or by AbbVie's proxy solicitor, Georgeson. This proxy statement/prospectus describes the voting procedures and the proposals to be voted on at the Special Meeting.

32.
Are AbbVie Stockholders able to exercise dissenters' or appraisal rights with respect to the matters being voted upon at the Special Meeting?

        No, AbbVie Stockholders will not be entitled to dissenters' or appraisal rights.

33.
Where can I find more information on AbbVie and Shire?

        You can find more information about AbbVie and Shire from various sources described in the section captioned "Where You Can Find More Information" on page 168.

34.
Who should I contact if I have additional questions concerning the proxy statement/prospectus or the proxy card?

        If you have any questions concerning the information contained in this proxy statement/prospectus or require assistance completing the proxy card, you may contact Georgeson as follows:

Georgeson Inc.
480 Washington Blvd., 26th Floor
Jersey City, New Jersey 07310
Banks, Brokers and Stockholders
 Call Toll-Free (877) 278-4775

 SUMMARY

        This summary highlights selected information contained in this proxy statement/prospectus and may not contain all of the information that may be important to you. We urge you to read this document, including the Annexes and the documents incorporated by reference, carefully and in full. In particular, we urge you to read the section captioned "Risk Factors" beginning on page 25. The page references have been included in this summary to direct you to a more complete description of the topics presented below. See also the section entitled "Where You Can Find More Information" beginning on page 168.

Companies Involved in the Combination (Page 46)

        In the Combination, AbbVie and Shire will each become indirect wholly owned subsidiaries of New AbbVie, and AbbVie Stockholders and Shire Shareholders will become New AbbVie Shareholders.

  AbbVie (Page 46)

        AbbVie is a global, research-based biopharmaceutical company that was launched as an independent company in January 2013 following separation from Abbott Laboratories. Since January 2013, AbbVie has grown to become an approximately $86 billion market capitalization company with approximately 25,000 employees worldwide across over 170 countries and sales of nearly $19 billion in 2013.

        AbbVie's key products include Humira® (the world's top selling medicine globally in 2013), Duodopa®, Synagis®, Kaletra®, Synthroid®, AndroGel®, Creon® and Lupron®, among others. In addition to its key products, AbbVie has a strong pipeline within several therapeutic categories, including assets in oncology, immunology, liver disease, neuroscience, renal, ophthalmology and women's health. AbbVie's pipeline also includes a broad range of attractive late-stage development and/or registration programs, as well as programs in earlier phases of clinical development and multiple promising assets currently in Phase III such as ABT-199 for chronic lymphocytic leukemia, veliparib for breast and non-small cell lung cancer, daclizumab for multiple sclerosis, elagolix for endometriosis, atrasentan for diabetic nephropathy, Humira® for uveitis and hidradenitis suppurativa, Duopa® for advanced Parkinson's disease and elotuzumab for multiple myeloma. AbbVie currently expects to launch its hepatitis C (HCV) therapy in the United States in 2014 and in Europe in early 2015.

        AbbVie Shares are listed on the NYSE under the symbol "ABBV" and the Chicago Stock Exchange. Outside the United States, AbbVie Shares are listed on the NYSE Euronext Paris professional segment and the SIX Swiss Exchange. AbbVie's principal executive office is located at 1 North Waukegan Road, North Chicago, Illinois 60064-6400 and its telephone number is (847) 932-7900.

  Shire (Page 46)

        Shire is a leading global specialty biopharmaceutical company that focuses on developing and marketing innovative specialty medicines. Shire has grown through acquisition, completing a series of major transactions that have brought therapeutic, geographic and pipeline growth and diversification. Shire has four business units that focus exclusively on the commercial execution of its marketed products in the following specialist therapeutic areas: rare diseases, neuroscience, gastrointestinal and internal medicine. Its leading brands include Vyvanse®, Lialda®, Cinryze®, Elaprase® and Replagal®.

        Shire Ordinary Shares are listed on the UK Listing Authority Official List and traded on the London Stock Exchange ("LSE") under the symbol "SHP" and Shire ADSs are listed and traded on the Nasdaq Global Select Market ("Nasdaq") under the symbol "SHPG". Shire's principal executive office is located at 5 Riverwalk, Citywest Business Campus, Dublin 24, Republic of Ireland and its telephone number is +353 1 429 7700.

  New AbbVie (Page 46)

        New AbbVie is a private limited company incorporated in Jersey, Shire's current place of incorporation. New AbbVie was formed solely for the purpose of effecting the Combination and is currently a wholly owned subsidiary of AbbVie. Prior to the completion of the Combination, New AbbVie will be converted, pursuant to the Jersey Companies Law, to a public limited company. To date, New AbbVie has not conducted any activities other than those incidental to its formation, the execution of the Merger Agreement and certain documents relating to the financing arrangements entered into in connection with the Combination and the preparation of applicable filings under applicable securities laws and regulatory filings made in connection with the Combination. Following completion of the Combination, New AbbVie will become the holding company of Shire and AbbVie. New AbbVie's principal executive office and registered UK address is located at Abbott House, Vanwall Business Park, Vanwall Road, Maidenhead, Berkshire, SL6 4XE, United Kingdom and its telephone number is + 44 (0)1628 561090.

  Other Participants in the Combination

        Other participants in the Combination will include US Holdco, Foreign Holdco and Merger Sub, and they are described in the section captioned "Companies Involved in the Combination" beginning on page 46.

Overview of the Combination (Page 65)

        The Combination will be implemented in two main steps: the Arrangement and the Merger. The Arrangement is a Jersey statutory procedure pursuant to which the Royal Court of Jersey may approve an arrangement between a company and some or all of its shareholders, which is binding once effective in accordance with its terms and the Jersey Companies Law. Pursuant to the Arrangement, the Shire Ordinary Shares, other than Shire Ordinary Shares held by Shire in treasury, will be cancelled and Shire Shareholders will receive £24.44 in cash and will be issued 0.8960 New AbbVie Share in consideration for each Shire Ordinary Share so cancelled (an amount in US dollars equal to £73.32 in cash and 2.6880 New AbbVie Shares for each Shire ADS). In the Merger, Merger Sub will be merged with and into AbbVie, and each AbbVie Share, other than AbbVie Shares held by AbbVie as treasury stock, will be converted into the right to receive one New AbbVie Share. As a result of the Combination, AbbVie and Shire will each become indirect wholly owned subsidiaries of New AbbVie, and AbbVie Stockholders and Shire Shareholders will become New AbbVie Shareholders. We estimate that AbbVie Stockholders will own approximately 75% of the ordinary shares of New AbbVie, and Shire Shareholders will receive approximately £14.6 billion in cash in the aggregate and will own approximately 25% of the ordinary shares of New AbbVie.

        Based on the number of Shire Shares outstanding as of [    •    ], 2014 and the number of AbbVie Shares outstanding as of the Record Date, New AbbVie is expected to issue approximately [    •    ] New AbbVie Shares to the Shire Shareholders upon completion of the Arrangement and approximately [    •    ] New AbbVie Shares to the AbbVie Shareholders upon completion of the Merger.

        The Arrangement is conditioned on, among other things, the approval of the Merger Agreement Proposal by the holders of a majority of the AbbVie Shares outstanding and entitled to vote. The consummation of the Merger is conditioned on the completion of the Arrangement.

        The diagram below illustrates in a simplified manner New AbbVie's corporate structure before and after the completion of the Combination.

        For further information, including diagrams explaining the Combination, please see the section captioned "Overview of the Combination" beginning on page 65.

The Arrangement and the Co-operation Agreement (Page 67)

        In the Arrangement, the Shire Ordinary Shares, other than Shire Ordinary Shares held by Shire in treasury, will be cancelled and Shire Shareholders will receive £24.44 in cash and will be issued 0.8960 New AbbVie Share in consideration for each Shire Ordinary Share so cancelled (an amount in US dollars equal to £73.32 in cash and 2.6880 New AbbVie Shares for each Shire ADS). As a result of the Arrangement, Shire will become an indirect wholly owned subsidiary of New AbbVie, and Shire Shareholders will become New AbbVie Shareholders. Upon the completion of the Combination, we estimate that Shire Shareholders will receive approximately £14.6 billion in cash in the aggregate and will own approximately 25% of the ordinary shares of New AbbVie. The Arrangement is conditioned on the approval of the Merger Agreement Proposal by the holders of a majority of the AbbVie Shares outstanding and entitled to vote, as well as the conditions summarized below. The consummation of the Merger is conditioned on the completion of the Arrangement.

  Conditions to the Arrangement (Page 67)

        The Arrangement is conditioned on receipt of the following approvals:

  •
  the approval of a resolution proposing the Arrangement at a meeting or meetings of Shire Shareholders convened by an order of the Royal Court of Jersey (the "Shire Court Meeting") by a majority in number of the Shire Shareholders present and voting, either in person or by proxy at the Shire Court Meeting or any adjournment thereof, representing 3/4ths or more of the voting rights of those Shire Shareholders (the "Shire Court Meeting Approval");

  •
  the approval of resolutions by the requisite majority of Shire Shareholders necessary to approve and implement the Arrangement (including an associated reduction of capital (the "Reduction of Capital") at a general meeting of Shire Shareholders (the "Shire General Meeting") to be convened in connection with the Arrangement and to be held immediately after the Shire Court Meeting (the "Shire General Meeting Approval");

  •
  the sanction (with or without modification) of the Arrangement and confirmation of the Reduction of Capital at a hearing (the "Shire Court Hearing") of the Royal Court of Jersey (the "Shire Court Hearing Approval"); and

  •
  the delivery by Shire of the Act of Court sanctioning the Arrangement for registration to the Registrar of Companies for Jersey (the "Registrar") and (in relation to the Reduction of Capital) registration of the Act of Court relating thereto by the Registrar.

        In addition, the Arrangement is conditioned on, among other things:

  •
  except as provided in the Co-operation Agreement, the Shire Court Meeting being convened on or before [    •    ], 2014, or such later date (if any) as AbbVie and Shire may agree (the "Shire Court Meeting Date");

  •
  except as provided in the Co-operation Agreement, the Shire General Meeting being convened on or before [    •    ], 2014, or such later date (if any) as AbbVie and Shire may agree (the "Shire General Meeting Date");

  •
  except as provided in the Co-operation Agreement, the Shire Court Hearing being held on or before [    •    ], 2014 or such later date (if any) as AbbVie and Shire may agree (the "Shire Court Hearing Date");

  •
  the Arrangement becoming effective by April 30, 2015, or such later date as may be agreed by AbbVie and Shire and (if required) the Royal Court of Jersey allows (the "Final Long Stop Date", and together with the Shire Court Meeting Date, the Shire General Meeting Date and the Shire Court Hearing Date, the "Long Stop Dates");

  •
  approval of the Merger Agreement Proposal by the affirmative vote of the holders of a majority of outstanding AbbVie Shares entitled to vote;

  •
  the Registration Statement on Form S-4 of which this proxy statement/prospectus is a part (the "Form S-4") having become effective under the Securities Act of 1933, as amended (the "Securities Act") and not having been the subject of any stop order suspending its effectiveness, and no proceedings seeking any such stop order having been initiated or threatened by the SEC; and

  •
  the NYSE having authorized the listing of all of the New AbbVie Shares upon official notice of issuance and not having withdrawn such authorization.

        The consummation of the Arrangement is also subject to clearance by antitrust and competition authorities in the European Union, the United States, Canada, Ukraine, Israel, Russia, Turkey, Brazil, Japan, Jersey and other jurisdictions where merger control filings are required or appropriate (the "Regulatory Approvals"). See the section captioned "Regulatory Approvals" beginning on page 81. Further terms of the Combination are set out in Annex E entitled "Conditions to and Certain Further Terms of the Combination" beginning on page E-1.

        To the extent permitted by law and subject to the requirements of the UK Takeover Panel, AbbVie has reserved the right to waive all or any of the conditions (other than the conditions relating to the approval of the Arrangement by Shire Shareholders and the Royal Court of Jersey, the condition relating to the effectiveness of the Form S-4, the condition relating to approval of the Merger Agreement Proposal and the condition relating to the listing of the New AbbVie Shares on the NYSE).

        The City Code on Takeovers and Mergers (the "UK Takeover Code") only permits AbbVie to invoke a condition to the offer (other than certain conditions relating to the approval of the Arrangement by Shire Shareholders and the Royal Court of Jersey, the effectiveness of Form S-4, approval under Council Regulation (EC) No. 139/2004 (as amended) (the "EU Merger Regulation"), approval of the Merger Agreement Proposal and the listing of New AbbVie Shares on the NYSE) where the circumstances underlying the failure of the condition are of material significance to AbbVie in the context of the Combination. Because of this requirement, the conditions may provide AbbVie with less protection than the customary conditions in a comparable combination with a US corporation. Please see the section captioned "Risk Factors—Risks Relating to the Combination" beginning on page 25.

  The Co-operation Agreement (Page 69)

        On July 18, 2014, Shire and AbbVie entered into a Co-operation Agreement (the "Co-operation Agreement") in connection with the proposed Combination. Pursuant to the Co-operation Agreement, Shire has agreed to provide AbbVie with such information and assistance as AbbVie may reasonably require for the purpose of obtaining all regulatory clearances and making any submission, filing or notification to any regulatory authority. AbbVie has also given certain undertakings regarding the implementation of the Combination and the conduct of its business from the date of the Co-operation Agreement until the effective date of the Combination (the "Combination Effective Date"). Additionally, AbbVie has agreed to certain limitations on the ability of the AbbVie Board to change its recommendation to approve the Merger Agreement Proposal, subject to exceptions relating to the AbbVie Board's fiduciary duties. Please see the sections captioned "The Arrangement and the Co-operation Agreement—Co-operation Agreement—Undertakings to Implement the Combination" beginning on page 69 and "The Arrangement and the Co-operation Agreement—Co-operation Agreement—Change in Recommendation" beginning on page 71.

  Break Fee and Cost Reimbursement (Page 72)

        The Co-operation Agreement also provides that, on the occurrence of a Break Fee Payment Event (as explained below), AbbVie will pay to Shire an amount in cash in US Dollars equal to 3% of the aggregate of the product of the indicative value of the cash and shares to be delivered per Shire Ordinary Share of £53.20 disclosed on July 14, 2014 in Shire's announcement pursuant to Rule 2.4 of the UK Takeover Code (the "Rule 2.4 Announcement") multiplied by the number of issued Shire Ordinary Shares (set at 598,420,949 shares) (the "Break Fee"), using an exchange rate of $1 = £0.5840.

        A "Break Fee Payment Event" will occur in the event that at or prior to the termination of the Co-operation Agreement the AbbVie Board withdraws or modifies its recommendation in a manner adverse to the consummation of the Combination or fails to include its recommendation in this proxy statement/prospectus and:

  •
  A vote on the Merger Agreement is taken at the Special Meeting and the Merger Agreement Proposal is not approved (an "Adverse AbbVie Stockholder Vote");

  •
  The Special Meeting is not held within 60 days of the withdrawal or the adverse modification of the recommendation; or

  •
  The Arrangement is withdrawn or lapses and the Co-operation Agreement is terminated without the Merger Agreement Proposal having been approved.

        A Break Fee Payment Event will also occur in circumstances where either (i) Regulatory Approval is not obtained or (ii) the European Commission initiates Phase 2 European Commission proceedings under the EU Merger Regulation or has referred (or has been deemed to have referred) any part of the Combination to the merger control authority of one or more Member States of the European Union under Article 9 of the EU Merger Regulation and, as a result, the Arrangement is withdrawn or lapses. For more information about what constitutes a Break Fee Payment Event, see the section captioned "The Arrangement and the Co-operation Agreement—Co-operation Agreement" beginning on page 69.

        If an Adverse AbbVie Stockholder Vote occurs in circumstances in which the Break Fee is not payable, the Co-operation Agreement also obligates AbbVie to make a payment to Shire for its reasonable out-of-pocket expenses and losses incurred directly or indirectly in connection with the consideration, negotiation and implementation of the Co-operation Agreement and the transactions and other actions contemplated thereby (the "Costs"), up to a maximum amount of 1% of the aggregate indicative value of cash and shares to be delivered in respect of each Shire Ordinary Share, to be determined using the same methodology used for purposes of the calculation of the Break Fee. AbbVie and Shire have also agreed that this payment will be no less than $500 million.

        In the event that a Break Fee Payment Event or a Cost Reimbursement Event (as defined below) has occurred, Shire's right to receive the Break Fee or Costs, as the case may be, will be the sole and exclusive remedy of Shire against AbbVie for any and all losses and damages suffered in connection with the Co-operation Agreement and the transactions and other actions contemplated by the Co-operation Agreement. In no event will AbbVie be required to pay the Break Fee or Costs more than once. In the event the Break Fee is paid or payable, the Costs will not be payable, and in the event the Costs are paid or payable, the Break Fee will not be payable.

The Merger and the Merger Agreement (Page 78)

        The Merger will be implemented pursuant to the Merger Agreement. In the Merger, Merger Sub will be merged with and into AbbVie, and each AbbVie Share, other than AbbVie Shares held by AbbVie as treasury stock, will, subject to applicable law, be converted into the right to receive one New AbbVie Share. As a result of the Merger, AbbVie will become an indirect wholly owned subsidiary of New AbbVie, and AbbVie Stockholders will become New AbbVie Shareholders. Upon completion of the Combination, we estimate that AbbVie Stockholders will own approximately 75% of the ordinary shares of New AbbVie. The consummation of the Merger is conditioned on the completion of the Arrangement, which in turn is conditioned on the conditions above, summarized under the caption "The Arrangement and the Co-operation Agreement—The Arrangement—Conditions to the Arrangement" beginning on page 67.

Treatment of AbbVie Stock Options and Other Equity-Based Awards (Page 79)

        Upon the effective time of the Merger, each outstanding AbbVie option, restricted stock award, restricted stock unit and other equity award based on AbbVie Shares will, subject to applicable law, be converted into an option, restricted stock award, restricted stock unit or other equity-based award, as applicable, denominated in New AbbVie Shares, which award will be subject to the same number of New AbbVie Shares and substantially similar terms (including vesting conditions), subject to applicable law, as were applicable to the pre-conversion AbbVie award in respect of which it was issued immediately prior to the effective time. See the section captioned "The Merger and The Merger Agreement—Treatment of AbbVie Stock Options and Other Equity-Based Awards" beginning on page 79.

AbbVie Board Recommendation (Page 42) and AbbVie's Reasons for the Combination (Page 52)

        The AbbVie Board has determined that the Combination is in the best interests of AbbVie and its stockholders. The AbbVie Board recommends that you vote:

  •
  "FOR" the Merger Agreement Proposal;

  •
  "FOR" the Non-Binding Compensation Proposal; and

  •
  "FOR" the Adjournment Proposal.

        The AbbVie Board considered many factors in making its determination that the approval of these proposals is advisable, consistent with, and in furtherance of, the strategies and goals of AbbVie. These factors include but are not limited to the creation of a global market leader, the combined financial strength and R&D experience of New AbbVie, the Combination's expected accretion to AbbVie's adjusted earnings per share in the first year following completion and the opportunity to leverage AbbVie's capabilities and infrastructure. The AbbVie Board also considered a number of uncertainties, risks and potentially negative factors relevant to the Combination. These factors include but are not limited to the inability to adjust downwards to compensate for changes in the price of AbbVie Shares or Shire Ordinary Shares prior to the completion of the Combination, the adverse impact on the ability to attract, retain and motivate key personnel until the completion of the Combination and the risk of the potential payment by AbbVie of the Break Fee and Costs under certain circumstances specified in the Co-operation Agreement (see section captioned "Risk Factor—Failure to consummate the Combination could negatively impact the share price and the future business and financial results of AbbVie" beginning on page 25 and "Risk Factor—The US Internal Revenue Service (the "IRS") may not agree with the conclusion that New AbbVie is expected to be treated as a foreign corporation for US federal income tax purposes following the Combination" beginning on page 30). The AbbVie Board did not attribute any particular weight to any factors considered by it and did not form an opinion as to whether any individual factor (positive or negative), considered in isolation, supported or failed to support its recommendation. Rather, the AbbVie Board considered the totality of the factors. For a more complete discussion of these factors, see the section captioned "Background and Reasons for the Combination" beginning on page 48.

Opinion of J.P. Morgan Securities LLC—Financial Advisor to AbbVie (Page 55)

        Pursuant to an engagement letter dated April 7, 2014, AbbVie retained J.P. Morgan as its financial advisor in connection with the Combination to, among other things, deliver a fairness opinion in connection with the Combination.

        At the meeting of the AbbVie Board on July 17, 2014, J.P. Morgan rendered its oral opinion to the AbbVie Board that, as of such date and based upon and subject to the factors and assumptions set forth in its opinion, the exchange ratio (the "Exchange Ratio") of one New AbbVie Share for each outstanding AbbVie Share (other than AbbVie Shares held by AbbVie as treasury stock or owned by AbbVie or any subsidiary of AbbVie) in the Combination (after giving effect to the consummation of the acquisition of Shire) was fair, from a financial point of view, to the AbbVie Stockholders. J.P. Morgan has confirmed its July 17, 2014 oral opinion by delivering its written opinion to the AbbVie Board, dated July 18, 2014, that, as of such date and based upon and subject to the factors and assumptions set forth therein, the Exchange Ratio (after giving effect to the consummation of the acquisition of Shire) was fair, from a financial point of view, to the AbbVie Stockholders.

        The full text of the written opinion of J.P. Morgan dated July 18, 2014, which sets forth the assumptions made, matters considered and limits on the review undertaken, is attached as Annex B to this proxy statement/ prospectus and is incorporated herein by reference. AbbVie Stockholders are urged to read the opinion in its entirety. J.P. Morgan's written opinion is addressed to the AbbVie Board, is directed only to the Exchange Ratio in the Combination (after giving effect to the consummation of the acquisition of Shire) and does not constitute a recommendation to any AbbVie Stockholder as to how such stockholder should vote with respect to the Combination or any other matter. See the section captioned "Background and Reasons for the Combination—Opinion of J.P. Morgan Securities LLC—Financial Advisor to AbbVie" beginning on page 55.

Listing of New AbbVie Shares to be Issued in Connection with the Combination (Page 87)

        New AbbVie Shares are currently not traded or quoted on a stock exchange or quotation system. New AbbVie intends to list the New AbbVie Shares on the NYSE upon the completion of the Combination. New AbbVie also intends to list the New AbbVie Shares on the NYSE Euronext Paris professional segment and the Chicago Stock Exchange upon the completion of the Combination. See the section captioned "Listing of New AbbVie Shares to be Issued in Connection with the Combination" beginning on page 87.

Financing (Page 88)

        On July 17, 2014, New AbbVie entered into a 364-day bridge credit agreement (as amended by Amendment No. 1 (as defined below), the "Bridge Credit Agreement") among New AbbVie, as borrower, AbbVie and Foreign Holdco (collectively with New AbbVie, the "Loan Parties", and each, a "Loan Party"), as guarantors, the lenders from time to time party thereto, JPMorgan Chase Bank, N.A., as administrative agent, and J.P. Morgan Securities LLC ("J.P. Morgan"), as sole arranger and bookrunner. Under the Bridge Credit Agreement, the lenders will provide New AbbVie with senior unsecured debt financing in an aggregate principal amount of up to £13.5 billion (the "Bridge Credit Facility"), which will consist of up to £9.1 billion of tranche 1 commitments, up to £3.2 billion of tranche 2 commitments and up to £1.2 billion of tranche 3 commitments. The Bridge Credit Agreement was amended by Amendment No. 1 to 364-Day Bridge Credit Agreement ("Amendment No. 1") on August 11, 2014.

        On August 18, 2014, Foreign Holdco entered into a term loan credit agreement (the "Term Loan Credit Agreement") among Foreign Holdco, as borrower, AbbVie and New AbbVie, as guarantors, the lenders from time to time party thereto, JPMorgan Chase Bank, N.A., as administrative agent, and J.P. Morgan and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as joint lead arrangers and bookrunners. Under the Term Loan Credit Agreement, the lenders will provide Foreign Holdco with senior unsecured debt financing in an aggregate principal amount of up to £3.2 billion (the "Term Loan Facility"), with the commitments under the Bridge Credit Facility to be reduced by such amount.

        On August 18, 2014, AbbVie and New AbbVie entered into a revolving credit agreement (the "Revolving Credit Agreement") among AbbVie and New AbbVie, as borrowers, Foreign Holdco, as guarantor, the lenders from time to time party thereto, JPMorgan Chase Bank, N.A., as administrative agent, and J.P. Morgan, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley Senior Funding, Inc., as joint lead arrangers and bookrunners. Under the Revolving Credit Agreement, the lenders will provide AbbVie and New AbbVie with senior unsecured debt financing in an aggregate principal amount of up to $4 billion (the "Revolving Credit Facility").

        The proceeds of both the Bridge Credit Facility and the Term Loan Facility may be used to (i) finance, in part, the cash component of the acquisition consideration, (ii) repay certain existing indebtedness of Shire and/or its subsidiaries, (iii) pay certain transaction expenses in connection with the Combination and (iv) after the certain funds period has ended, pay dividends and distributions in a manner and amount as disclosed to J.P. Morgan. The proceeds of the Revolving Credit Facility will be used to finance the working capital needs and general corporate purposes of AbbVie, New AbbVie and their subsidiaries.

        The closing date of each of the Bridge Credit Agreement, the Term Loan Credit Agreement and the Revolving Credit Agreement (in each case, the "Closing Date") is conditioned on, among other things, the absence of certain events of default and certain representations made in such credit agreement being true as of such date. The Closing Date of each of the Bridge Credit Agreement and the Term Loan Credit Agreement is also conditioned on the completion of the Combination. If the Closing Date of the Revolving Credit Agreement does not occur prior to July 31, 2015, the commitments under the Revolving Credit Facility will terminate in full. In addition, in the event the Combination is not completed, the commitments under the Revolving Credit Facility will automatically be reduced to $3 billion.

        Prior to or after the effective time of the Combination, AbbVie may seek to replace all or a portion of the commitments under the Bridge Credit Facility with new indebtedness that may be incurred by AbbVie, New AbbVie or any of their subsidiaries and may otherwise seek to refinance certain outstanding indebtedness of AbbVie.

        As of the date of this proxy statement/prospectus, each of the Bridge Credit Agreement, the Term Loan Credit Agreement and the Revolving Credit Agreement is effective and AbbVie is in further discussions with various financing sources with a view to entering into agreements that will make funds available on or prior to the closing of the Combination to fund the amounts described above and to finance the working capital needs and general corporate purposes of AbbVie, New AbbVie and their subsidiaries. The final terms (including interest rate and maturity) of any other new financing or other aspects of the refinancing plan or alternative financing for the Combination are still under discussion with financing sources and will depend on market and other conditions existing at the time AbbVie seeks to obtain any such financing. Any commitments to provide financing may be subject to certain conditions (including the completion of the Combination). There can be no assurances regarding the outcome or the terms of our financing plans. However, the completion of the Combination is not conditioned upon the receipt of any such financings.

        See the Section captioned "Financing" beginning on page 88.

Board of Directors and Management after the Combination (Page 106)

        AbbVie and Shire have agreed that two members of the Shire Board will join the board of directors of New AbbVie (the "New AbbVie Board") following the completion of the Combination. All of the current members of the AbbVie Board are expected to serve on the Board of New AbbVie.

        See the section captioned "Interests of Certain Persons in Matters to be Acted Upon" beginning on page 105.

Certain US Federal Income Tax Consequences of the Combination (Page 92)

  Tax Residence of New AbbVie for US Federal Income Tax Purposes

        Under current US federal income tax law, a corporation generally will be considered to be resident for US federal income tax purposes in its place of organization or incorporation. Accordingly, under the generally applicable US federal income tax rules, New AbbVie, which is a Jersey incorporated entity, would be classified as a non-US corporation (and, therefore, not a US tax resident). Section 7874 of the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations promulgated thereunder, however, contain specific rules (more fully discussed below) that may cause a non-US corporation to be treated as a US corporation for US federal income tax purposes. These rules are complex, and in some cases, there is limited guidance as to their application.

        As more fully described in the section captioned "Certain US Federal Income Tax Consequences of the Combination—US Federal Income Tax Considerations—AbbVie and New AbbVie—US Federal Income Tax Consequences of the Combination to AbbVie and New AbbVie—Tax Residence of New AbbVie for US Federal Income Tax Purposes" beginning on page 93, Section 7874 of the Code is currently expected to apply in a manner such that New AbbVie should not be treated as a US corporation for US federal income tax purposes. However, whether the relevant rules of Section 7874 of the Code have been satisfied will be finally determined only after the completion of the Combination, by which time there could be adverse changes to the relevant facts and circumstances. In addition, there could be a change in law under Section 7874 of the Code, in the regulations promulgated thereunder, or other changes in law or subsequent changes in facts that could (possibly retroactively) cause New AbbVie to be treated as a US corporation for US federal income tax purposes. In such event, New AbbVie could be liable for substantial additional US federal income tax on its operations and income following the completion of the Combination.

        The remaining discussion assumes that New AbbVie will not be treated as a US corporation for US federal income tax purposes under Section 7874 of the Code. New AbbVie is resident in the United Kingdom for UK tax purposes because the central management and control of New AbbVie (as determined for UK tax purposes) is exercised in the United Kingdom. It is expected that such central management and control will continue to be exercised in the United Kingdom.

  US Federal Income Tax Consequences of the Combination to AbbVie

        AbbVie will not be subject to US federal income tax on the Combination; however, AbbVie (and its US affiliates) will continue to be subject to US tax after the Combination. AbbVie (and its US affiliates) will also be subject to limitations on the utilization of certain tax attributes, as described below under "Certain US Federal Income Tax Consequences of the Combination—US Federal Income Tax Considerations—AbbVie and New AbbVie—US Federal Income Tax Consequences of the Combination to AbbVie and New AbbVie—Potential Limitation on the Utilization of AbbVie's (and Its US Affiliates') Tax Attributes" beginning on page 95 of this proxy statement/prospectus.

  US Federal Income Tax Consequences of the Combination to AbbVie Stockholders

        As part of the Combination, (i) Merger Sub will merge with and into AbbVie, with AbbVie as the surviving corporation in the Merger, and (ii) AbbVie Stockholders will exchange their AbbVie Shares (which will be cancelled) for New AbbVie Shares. AbbVie expects to receive an opinion from Skadden, Arps, Slate, Meagher & Flom LLP ("Skadden"), subject to certain qualifications and limitations set forth therein, to the effect that, among other things, the Merger will qualify as a "reorganization" within the meaning of Section 368(a) of the Code. Assuming the Merger so qualifies, shareholders generally do not recognize gain or loss on an exchange of their stock pursuant to a reorganization. However, with respect to cross-border reorganizations, Section 367(a) of the Code and regulations promulgated thereunder generally require US stockholders to recognize gain (but not loss) if stock of a

US corporation is exchanged for stock of a non-US corporation and the US stockholders of the US corporation receive more than 50% (by vote or value) of the stock of the non-US corporation. Consequently, US Holders (as defined below in the section captioned "Certain US Federal Income Tax Consequences Of The Combination—Scope of Discussion" beginning on page 92) of AbbVie Shares will be required to recognize gain (but not loss) on the AbbVie share exchange. Any such gain will generally be capital gain, and generally will be long-term capital gain if the US Holder's holding period for the AbbVie Shares exceeded one year at the time of the AbbVie share exchange. Preferential tax rates may apply to long-term capital gain of a US Holder that is an individual, estate, or trust. There are no preferential tax rates for long-term capital gain of a US Holder that is a corporation. The adjusted tax basis in the New AbbVie Shares received will be equal to the adjusted tax basis of the AbbVie Shares exchanged therefor, increased by the amount of gain recognized in such exchange.

        No ruling has been or will be sought from the Internal Revenue Service (the "IRS"), with respect to the Combination, and, while Skadden will deliver a tax opinion as to certain consequences of the Combination, an opinion of tax counsel is not binding on the IRS or a court. Moreover, the relevant rules could be modified (possibly with retroactive effect) by legislation, newly-issued or amended US Treasury Department regulations or other guidance issued by the IRS.

        A US Holder will recognize gain (but not loss) in an amount equal to the excess of the fair market value of the New AbbVie Shares received by the US Holder over the US Holder's adjusted tax basis in the AbbVie Shares exchanged therefor. US Holders will not recognize any loss in their AbbVie Shares and will not be permitted to net any realized losses against any gain recognized with respect to other AbbVie Shares. In the case of a loss, the adjusted tax basis in the New AbbVie Shares received will be equal to the adjusted tax basis of the AbbVie Shares exchanged therefor and the holding period for any New AbbVie Share received by such holder will include the holding period of the AbbVie Shares exchanged therefor.

        AbbVie Stockholders should consult their own tax advisors as to the tax treatment of the Combination in light of their particular circumstances.

Comparison of the Rights of AbbVie Stockholders and New AbbVie Shareholders (Page 141)

        As a result of the Combination, the AbbVie Stockholders will become New AbbVie Shareholders and their rights will be governed by the memorandum and articles of association of New AbbVie instead of AbbVie's amended and restated certificate of incorporation and amended and restated by-laws. The current memorandum and articles of association of New AbbVie will be amended and restated prior to the completion of the Combination in substantially the form set forth in Annex C to this proxy statement/prospectus. Following the transaction, former AbbVie Stockholders will have different rights as New AbbVie Shareholders than they had as AbbVie Stockholders. For a summary of the material differences between the rights of AbbVie Stockholders and New AbbVie Shareholders, see the sections captioned "Description of New AbbVie Shares" beginning on page 128 and "Comparison of the Rights of AbbVie Stockholders and New AbbVie Shareholders" beginning on page 141.

Comparative Per Share Market Price Data and Dividend Information (Page 126)

        AbbVie Shares are listed on the NYSE under the symbol "ABBV" and the Chicago Stock Exchange. Outside the United States, AbbVie Shares are listed on NYSE Euronext Paris and the SIX Swiss Exchange. Shire Ordinary Shares are listed on the LSE under the symbol "SHP" and Shire ADSs are listed on Nasdaq under the symbol "SHPG". The following table shows, as of (i) May 5, 2014, the last full trading date prior to AbbVie's initial proposal to Shire, (ii) June 19, 2014, the last full trading day before AbbVie's indicative offer to enter into the Combination was announced, (iii) July 17, 2014, the last full trading day before AbbVie and Shire publicly announced the Combination, and (iv) [    •    ], 2014, the last practicable date before the printing of this proxy statement/prospectus, the closing price per AbbVie Share on the NYSE, the closing price per Shire Ordinary Share on the LSE, and the closing price per share of Shire ADSs on Nasdaq. This table also presents the implied equivalent value of a Shire Ordinary Share and a Shire ADS. For more information, please see "Comparative Per Share Market Price Data and Dividend Information" beginning on page 126.

		Shire Security			Implied Equivalent Value per Shire Security
	AbbVie Common Stock ($)	Ordinary Shares (£)		ADSs ($)(1)	Ordinary Share (£)	ADS ($)
May 5, 2014	51.36	34.67	(2)	174.48	51.72	261.72
June 19, 2014	54.19	37.38		191.71	52.94	270.59
July 17, 2014	53.52	48.06		253.44	52.48	269.25
[•], 2014

(1)
Each Shire ADS represents three Shire Ordinary Shares.

(2)
This represents the Shire Ordinary Share closing price on May 2, 2014, the last full trading day for Shire Ordinary Shares on LSE prior to AbbVie's initial proposal to Shire.

No Delaware Appraisal Rights (Page 166)

        Appraisal rights are statutory rights under the Delaware General Corporation Law (the "DGCL") that enable shareholders who object to certain extraordinary transactions to demand that the corporation pay such shareholders the fair value of their shares instead of receiving the consideration offered to shareholders in connection with the extraordinary transaction. However, appraisal rights are not available in all circumstances. Appraisal rights are not available to AbbVie Stockholders in connection with the Merger. See the section captioned "No Delaware Appraisal Rights" beginning on page 166.

Accounting Treatment of the Combination (Page 167)

        AbbVie will account for the acquisition and will use the acquisition method of accounting in accordance with US generally accepted accounting principles ("US GAAP"). AbbVie will be the accounting acquiror. AbbVie will measure the Shire assets acquired and Shire liabilities assumed at their fair values, including net tangible and identifiable intangible assets as of the closing of the transaction. Any excess of the purchase price over those fair values will be recorded as goodwill. See the section captioned "Accounting Treatment of the Combination" beginning on page 167.

Share Ownership and Voting by AbbVie's Officers and Directors (Page 44)

        As of the Record Date, the AbbVie directors and executive officers and their affiliates had the right to vote approximately [    •    ] AbbVie Shares, representing approximately [    •    ]% of the AbbVie Shares then outstanding and entitled to vote at the meeting. It is expected that the AbbVie directors and executive officers who are stockholders of AbbVie will vote "FOR" each of the proposals above. See the section captioned "Security Ownership of Certain Beneficial Owners and Management" beginning on page 108.

Interests of Certain Persons in Matters to be Acted Upon (Page 105)

        In considering the recommendation of the AbbVie Board, you should be aware that the proposed Combination will affect executive officers and directors of AbbVie in ways that are different from, or in addition to, the effects on AbbVie Stockholders generally, including the excise tax under Section 4985 of the Code that will be imposed on the executive officers and directors as a result of the completion of the Combination and AbbVie's reimbursement of the executive officers and directors for such excise tax, so that, on a net after-tax basis, they would be in the same position as if no such excise tax had applied. The members of the AbbVie Board took these considerations into account in evaluating and negotiating the Merger Agreement and the Combination and in making their recommendations to the AbbVie Stockholders. See the section captioned "Interests of Certain Persons in Matters to be Acted Upon" beginning on page 105.

Please Read the Risk Factors (Page 25)

        The Combination is subject to risks, and upon the completion of the Combination, New AbbVie will be subject to risks. You should carefully read and consider the risk factors contained in the section captioned "Risk Factors" beginning on page 25.

RISK FACTORS

        By approving the Merger Agreement Proposal, AbbVie Stockholders will be choosing to invest in New AbbVie Shares. In considering whether to approve the Merger Agreement Proposal, you should consider carefully the following risk factors, including the matters addressed under the caption "Cautionary Statement Regarding Forward-Looking Statements", in addition to the other information contained in or incorporated by reference into this proxy statement/prospectus. You should also read and consider the risks associated with the business of AbbVie and the risks associated with the business of Shire because these risks will also affect New AbbVie. The risks associated with the business of AbbVie can be found in the AbbVie Annual Report on Form 10-K for the fiscal year ended December 31, 2013, which is incorporated by reference into this proxy statement/prospectus. The risks associated with the business of Shire can be found in the Shire Annual Report on Form 10-K for the fiscal year ended December 31, 2013, which is incorporated by reference into this proxy statement/prospectus. See the section captioned "Where You Can Find More Information" beginning on page 168.

Risks Relating to the Combination

         Failure to consummate the Combination could negatively impact the share price and the future business and financial results of AbbVie.

        If the Combination is not consummated, the ongoing businesses of AbbVie may be adversely affected and, without realizing any of the benefits of having consummated the Combination, AbbVie will be subject to a number of risks which, if they materialize, might adversely affect AbbVie's business, results of operation and share price, including without limitation the risks described below:

        AbbVie will be required to pay costs and expenses relating to the proposed Combination.

        AbbVie will be required to pay the Break Fee on the occurrence of a Break Fee Payment Event. See the section captioned "The Arrangement and the Co-operation Agreement—Co-operation Agreement—Break Fee and Cost Reimbursement" beginning on page 72. AbbVie will be required to pay the Costs in the case that the Merger Agreement has not been adopted by the affirmative vote of the holders of a majority of the outstanding AbbVie Shares entitled to vote on such matter at the Special Meeting or any adjournment or postponement thereof, at which a vote on the adoption of the Merger Agreement is taken, in circumstances where the Break Fee is not payable (a "Cost Reimbursement Event") in an amount not less than $500 million. See the section captioned "The Arrangement and the Co-operation Agreement—Co-operation Agreement—Break Fee and Cost Reimbursement" beginning on page 72.

        The consideration, negotiation and implementation of the Combination (including integration planning) will have required substantial commitments of time and resources by AbbVie management, which could otherwise have been devoted to other opportunities beneficial to AbbVie.

         AbbVie must obtain required approvals and governmental and regulatory consents to consummate the Combination, which, if delayed, not granted or granted with unacceptable conditions, may delay or jeopardize the completion of the Combination, result in additional expenditures of money and resources and/or reduce the anticipated benefits of the Combination. Consummation of the Combination is also conditioned on the approval by AbbVie Stockholders and Shire Shareholders.

        The completion of the Combination is conditioned on, among other things, the clearance by antitrust and competition authorities in the European Union, United States, Canada, Ukraine, Israel, Russia, Turkey, Brazil, Japan and Jersey.

        The governmental agencies from which the parties will seek certain of these approvals and consents have broad discretion in administering the governing regulations. AbbVie can provide no assurance that all required approvals and consents will be obtained. Moreover, as a condition to their approval of the Combination, agencies may impose requirements, limitations or costs or require divestitures or place restrictions on the conduct of New AbbVie's business after the closing. These requirements, limitations, costs, divestitures or restrictions could jeopardize or delay the completion of the Combination or reduce the anticipated benefits of the Combination. Further, no assurance can be given that the required shareholder approvals will be obtained or that the required closing conditions will be satisfied, and, if all required consents and approvals are obtained and the closing conditions are satisfied, no assurance can be given as to the terms, conditions and timing of the approvals. If AbbVie and Shire agree to any material requirements, limitations, costs, divestitures or restrictions in order to obtain any approvals required to consummate the Combination, these requirements, limitations, costs, divestitures or restrictions could adversely affect New AbbVie's ability to integrate Shire's operations with AbbVie's operations and/or reduce the anticipated benefits of the Combination. This could have a material adverse effect on New AbbVie's business and results of operations.

         The Combination remains subject to other conditions that AbbVie cannot control.

        The Combination is subject to other conditions, including the approval of the Arrangement by the Shire Shareholders, the sanction of the Arrangement by the Royal Court of Jersey, the adoption of the Merger Agreement by the affirmative vote of the holders of a majority of the outstanding AbbVie Shares, the Arrangement becoming effective by April 30, 2015 (or such later date (if any) as AbbVie and Shire may agree and (if required) the Royal Court of Jersey may allow), the Form S-4 having become effective and not having been the subject of any stop order suspending its effectiveness and no proceedings seeking any such stop order having been initiated or threatened by the SEC, and the NYSE having authorized the listing of the New AbbVie Shares upon official notice of issuance and not having withdrawn such authorization. Additional conditions are set out in Annex E entitled "Conditions to and Certain Further Terms of the Combination". No assurance can be given that all of the conditions to the Combination will be satisfied, or if they are, as to the timing of such satisfaction. If the conditions to the Combination are not satisfied, then the Combination may not be consummated. See the section of this proxy statement/prospectus entitled "The Merger and The Merger Agreement—Basic Terms—Conditions of the Merger" beginning on page 79.

         While the Combination is pending, AbbVie and Shire will be subject to business uncertainties that could adversely affect their businesses.

        Uncertainty about the effect of the Combination on employees, customers and suppliers may have an adverse effect on AbbVie and Shire and, consequently, on New AbbVie. These uncertainties may impair AbbVie's and Shire's ability to attract, retain and motivate key personnel until the Combination is consummated and for a period of time thereafter, and could cause customers, suppliers and others who deal with AbbVie and Shire to seek to change existing business relationships with AbbVie and Shire. Employee retention may be particularly challenging during the pendency of the Combination because employees may experience uncertainty about their future roles with New AbbVie. If, despite AbbVie's and Shire's retention efforts, key employees depart because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with New AbbVie, New AbbVie's business could be harmed.

         The number of New AbbVie Shares that AbbVie Stockholders will receive as consideration in the Combination will be based on a fixed exchange ratio, which will not be adjusted to reflect changes in the market value of AbbVie Shares or Shire Shares prior to the consummation of the Combination.

        AbbVie Stockholders will receive one New AbbVie Share in consideration for each AbbVie Share they hold, pursuant to a fixed exchange ratio. This one-for-one fixed exchange ratio will not adjust upwards to compensate for changes in the price of AbbVie Shares or Shire Shares prior to the effective time of the Combination. Share price changes may result from a variety of factors, including changes in the business, operations or prospects of AbbVie or Shire, market assessments of the likelihood that the transactions will be completed, the timing of the Combination, regulatory considerations, general market and economic conditions and other factors. AbbVie Shareholders are urged to obtain current market quotations for AbbVie Shares and Shire Shares. See "Comparative Per Share Market Price Data and Dividend Information" beginning on page 126 for additional information on the market value of AbbVie Shares and Shire Shares.

         Even if a material adverse change to Shire's business or prospects were to occur, in certain circumstances AbbVie may not be able to invoke the transaction conditions and terminate the Combination, which could reduce the value of New AbbVie Shares.

        The completion of the Combination is subject to a number of conditions, including that there is no material adverse change in the business, assets, financial or trading position or profits or prospects of Shire or any member of Shire's group before the Combination is consummated. The UK Takeover Code provides that certain conditions may only be invoked where the circumstances underlying the failure of the condition are of material significance to AbbVie in the context of the Combination. Therefore, with the exceptions of certain anti-trust conditions as described in the section of this proxy statement/prospectus entitled "Regulatory Approvals", certain conditions relating to the approval of the Arrangement by Shire Shareholders and the Royal Court of Jersey, effectiveness of the Form S-4 in relation to this proxy statement/prospectus, approval of the Merger Agreement Proposal and the listing of New AbbVie Shares on the NYSE, AbbVie may be required to agree with the UK Panel on Takeovers and Mergers (the "UK Takeover Panel") that the circumstances giving rise to the right to invoke the condition were of material significance to AbbVie in the context of the Combination before AbbVie would be permitted to rely on that condition.

        If a material adverse change affecting Shire were to occur and the UK Takeover Panel does not allow AbbVie to invoke a condition to cause the Combination not to proceed, the market price of AbbVie Shares may decline or AbbVie's business or AbbVie's financial condition may be materially adversely affected. As a result, the value of the New AbbVie Shares received by AbbVie Stockholders may be reduced and/or the business or financial condition of New AbbVie may be adversely affected.

         AbbVie Stockholders will have a reduced ownership and voting interest after the Combination and may exercise less influence over management in New AbbVie than they currently have in AbbVie.

        Upon the completion of the Merger, an AbbVie Stockholder will hold a percentage ownership of New AbbVie that is smaller than such stockholder's current percentage ownership of AbbVie as it exists today. It is currently expected that the former stockholders of AbbVie as a group will receive shares in the Merger constituting approximately 75% of the outstanding New AbbVie Shares immediately after the consummation of the Merger. Because of this, current AbbVie Stockholders may have less influence on the management and policies of New AbbVie than they currently have on the management and policies of AbbVie.

         The Arrangement Consideration subjects AbbVie to foreign exchange rate exposure.

        Because the cash portion of the Arrangement consideration is denominated in pounds, AbbVie is subject to exchange rate exposure for the sources and uses of the funds for the Arrangement consideration. AbbVie may seek to mitigate its exposure to currency exchange rate fluctuations, but our efforts may not be successful. Accordingly, changes in the relative value of pounds and US dollars could materially and adversely affect AbbVie's financial condition.

Risks Relating to the Businesses of the Combined Company

         We may not realize all of the anticipated benefits of the Combination or those benefits may take longer to realize than expected. We may also encounter significant unexpected difficulties in integrating the two businesses.

        AbbVie's ability to realize all of the anticipated benefits of the Combination will depend on AbbVie's ability to integrate the AbbVie and Shire businesses. The combination of two independent businesses is a complex, costly and time-consuming process. As a result, AbbVie will be required to devote significant management attention and resources to integrating the business practices and operations of AbbVie and Shire. The integration process may disrupt the businesses and, if implemented ineffectively, would preclude realization of the full benefits expected by AbbVie. AbbVie's failure to meet the challenges involved in integrating the two businesses to realize the anticipated benefits of the Combination could cause an interruption of, or a loss of momentum in, the activities of New AbbVie and could adversely affect New AbbVie's results of operations.

        In addition, the overall integration of the businesses may result in material unanticipated problems, expenses, liabilities, competitive responses, loss of customer relationships, and diversion of management's attention. The difficulties of combining the operations of the companies include, among others:

  •
  the diversion of management's attention to integration matters;

  •
  difficulties in achieving anticipated cost savings, synergies, business opportunities and growth prospects from combining the business of Shire with that of AbbVie;

  •
  difficulties in the integration of operations and systems; and

  •
  difficulties in managing the expanded operations of a larger and more complex company.

        Many of these factors will be outside of AbbVie's control and any of them could result in increased costs, decreases in the amount of expected revenues and diversion of management's time and energy, which could materially impact the business, financial condition and results of operations of New AbbVie. In addition, even if the operations of the businesses of AbbVie and Shire are integrated successfully, AbbVie may not realize the full benefits of the Combination, including the synergies, cost savings or sales or growth opportunities that it expects. These benefits may not be achieved within the anticipated time frame, or at all. Or, additional unanticipated costs may be incurred in the integration of the businesses of AbbVie and Shire. All of these factors could cause dilution to the earnings per share of New AbbVie, decrease or delay the expected accretive effect of the Combination, and negatively impact the price of New AbbVie Shares. As a result, AbbVie cannot provide assurance that the combination of the AbbVie and Shire businesses will result in the realization of the full benefits anticipated from the Combination.

        New AbbVie's effective tax rates and the benefits described in this proxy statement/prospectus are also subject to a variety of other factors, many of which are beyond our ability to control, such as changes in the rate of economic growth in jurisdictions in which the combined group will do business, the financial performance of the combined business in various jurisdictions, currency exchange rate fluctuations, and significant changes in trade, monetary or fiscal policies, including changes in interest rates, and tax law of the jurisdictions in which the combined group will do business. The impact of these factors, individually and in the aggregate, is difficult to predict, in part because the occurrence of the events or circumstances described in such factors may be interrelated, and the impact to the combined companies of the occurrence of any one of these events or circumstances could be compounded or, alternatively, reduced, offset, or more than offset, by the occurrence of one or more of the other events or circumstances described in such factors.

         New AbbVie will incur direct and indirect costs as a result of the Combination.

        New AbbVie will incur costs and expenses in connection with and as a result of the Combination. These costs and expenses include professional fees incurred in connection with New AbbVie's compliance with Jersey corporate and UK and Jersey tax laws and financial reporting requirements, costs and expenses incurred in connection with holding meetings of the New AbbVie Board and certain executive management meetings in the United Kingdom, as well as any additional costs New AbbVie may incur going forward as a result of its new corporate structure. We cannot assure you that we will realize all of the anticipated benefits of the Combination, including the synergies related to public company expenses, integration of senior management and administration. While direct and indirect costs incurred as a result of the Combination are not expected to have such an effect, AbbVie has not quantified these costs, and they could exceed the costs historically borne by AbbVie and Shire.

         New AbbVie's actual financial positions and results of operations may differ materially from the unaudited pro forma financial data included in this proxy statement/prospectus.

        New AbbVie has been recently incorporated and has no operating history and no revenues. The unaudited pro forma condensed combined financial information contained in this proxy statement/prospectus is presented for illustrative purposes only and may not be an indication of what New AbbVie's financial position or results of operations would have been had the Combination been completed on the dates indicated. The unaudited pro forma condensed combined financial information has been derived from the audited historical financial statements of AbbVie and Shire and certain adjustments and assumptions have been made regarding the combined company after giving effect to the combination. The assets and liabilities of Shire have been measured at fair value by AbbVie based on various preliminary estimates using assumptions that the management of AbbVie believes are reasonable utilizing information currently available. The process for estimating the fair value of acquired assets and assumed liabilities requires the use of judgment in determining the appropriate assumptions and estimates. These estimates and assumptions may be revised as additional information becomes available and as additional analyses are performed. Differences between preliminary estimates in the pro forma financial information and the final acquisition accounting will occur and could have a material impact on the pro forma financial information and the combined company's financial position and future results of operations. Neither the unaudited pro forma condensed combined financial information nor the estimates and assumptions referred to above have been approved by Shire.

        In addition, the assumptions used in preparing the pro forma financial information may not prove to be accurate, and other factors may affect New AbbVie's financial condition or results of operations following the completion of the Combination. Acquisition accounting rules require evaluation of certain assumptions, estimates or determination of financial statement classifications which are completed during the measurement period as defined in current accounting standards. Accounting policies of New AbbVie and acquisition accounting rules may materially vary from those of Shire. Any changes in assumptions, estimates, or financial statement classifications may be material and have a material adverse effect on the assets, liabilities or future earnings of the new combined consolidated company. Any potential decline in New AbbVie's financial condition or results of operations may cause significant variations in the share price of New AbbVie. Please see "Unaudited Pro Forma Condensed Combined Financial Information" beginning on page 110 of this proxy statement/prospectus.

         The financial analyses and forecasts considered by AbbVie and its financial advisors may not be realized.

        The financial analyses and forecasts considered by AbbVie and J.P. Morgan reflect numerous estimates and assumptions that are inherently uncertain with respect to industry performance and competition, general business, economic, market and financial conditions and matters specific to AbbVie's and Shire's businesses, including the factors described or referenced under "Cautionary Statement Regarding Forward-Looking Statements" beginning on page 34 of this proxy statement/

prospectus and/or listed in this proxy statement/prospectus under the section entitled "Risk Factors" beginning on page 25, all of which are difficult to predict and many of which are beyond AbbVie's control. The financial analyses presented by J.P. Morgan on July 17, 2014 to the AbbVie Board speak as of that date. There can be no assurance that the financial analyses and forecasts considered by AbbVie and J.P. Morgan will be realized or that actual results will not materially vary from such financial analyses and forecasts. In addition, since the financial forecasts cover multiple years, such information by its nature becomes less predictive with each successive year.

         The US Internal Revenue Service (the "IRS") may not agree with the conclusion that New AbbVie is to be treated as a foreign corporation for US federal income tax purposes following the Combination.

        Although New AbbVie is incorporated in Jersey and is, and is expected to remain, tax resident in the United Kingdom, the IRS may assert that it should be treated as a US corporation (and, therefore, a US tax resident) for US federal income tax purposes pursuant to Section 7874 of the Code. For US federal income tax purposes, a corporation generally is considered a tax resident in the jurisdiction of its organization or incorporation. Because New AbbVie is a Jersey incorporated entity, it would generally be classified as a foreign corporation (and, therefore, a non-US tax resident) under these rules. Section 7874 of the Code, however, provides an exception under which a foreign incorporated entity may, in certain circumstances, be treated as a US corporation for US federal income tax purposes.

        Generally, for New AbbVie to be treated as a foreign corporation for US federal income tax purposes under Section 7874 of the Code, the former stockholders of AbbVie must own (within the meaning of Section 7874 of the Code) less than 80% (by both vote and value) of New AbbVie Shares by reason of holding shares in AbbVie (the "Ownership Test"). The AbbVie Stockholders are expected to own less than 80% (by both vote and value) of the shares in New AbbVie after the Combination by reason of their ownership of AbbVie Shares. As a result, under current law, New AbbVie is expected to be treated as a foreign corporation for US federal income tax purposes. However, in some cases, there is limited guidance regarding the Section 7874 provisions, including the application of the Ownership Test. There can be no assurance that the IRS will agree with the position that the Ownership Test is satisfied.

        If New AbbVie were to be treated as a US corporation for federal tax purposes, it could be subject to substantially greater US tax liabilities than currently contemplated as a non-US corporation. Additionally, if New AbbVie were treated as a US corporation for federal tax purposes, non-US New AbbVie Shareholders would be subject to US withholding tax on the gross amount of any dividends paid by New AbbVie to such shareholder.

        Please see "Certain US Federal Income Tax Consequences of the Combination—US Federal Income Tax Considerations—AbbVie and New AbbVie—US Federal Income Tax Consequences of the Combination to AbbVie and New AbbVie—Tax Residence of New AbbVie for US Federal Income Tax Purposes" beginning on page 93 for a full discussion of the application of Section 7874 of the Code to the Combination.

         Section 7874 of the Code likely will limit AbbVie's and its US affiliates' ability to utilize certain US tax attributes to offset certain US taxable income, if any, generated by the Combination or certain specified transactions for a period of time following the Combination.

        Following the acquisition of a US corporation by a foreign corporation, Section 7874 of the Code can limit the ability of the acquired US corporation and its US affiliates to utilize certain US tax attributes such as net operating losses to offset US taxable income resulting from certain transactions as more fully described in the section captioned "Certain US Federal Income Tax Consequences of the Combination—US Federal Income Tax Considerations—AbbVie and New AbbVie—US Federal Income Tax

Consequences of the Combination to AbbVie and New AbbVie—Potential Limitation on the Utilization of AbbVie's (and Its US Affiliates') Tax Attributes" beginning on page 95. Based on the limited guidance available, AbbVie currently expects that, following the Combination, this limitation will apply and, as a result, AbbVie currently does not expect that it or its US affiliates will be able to utilize certain US tax attributes to offset their US taxable income, if any, resulting from certain specified taxable transactions. Please see the section captioned "Certain US Federal Income Tax Consequences of the Combination—US Federal Income Tax Considerations—AbbVie and New AbbVie—US Federal Income Tax Consequences of the Combination to AbbVie and New AbbVie—Potential Limitation on the Utilization of AbbVie's (and Its US Affiliates') Tax Attributes" beginning on page 95.

         Future changes to US or international tax laws could adversely affect New AbbVie.

        Under current law, New AbbVie is expected to be treated as a foreign corporation for US federal income tax purposes. However, changes to the rules in Section 7874 of the Code could adversely affect New AbbVie's status as a foreign corporation for US federal tax purposes, and any such changes could have prospective or retroactive application to New AbbVie, AbbVie, their respective stockholders, shareholders and affiliates, and/or the Combination.

        Since Section 7874 of the Code was enacted, there have been various proposals to broaden its scope, including, most recently, (i) a provision in the Obama Administration's 2015 budget proposals which, if enacted in its present form, would be effective for transactions completed after December 31, 2014, and (ii) proposals introduced by certain Democratic members of both houses of Congress which, if enacted in their present form, would be effective retroactively to any transactions completed after May 8, 2014. Each proposal would, among other things, treat a foreign acquiring corporation as a US corporation under Section 7874 of the Code if the former shareholders of the US corporation own more than 50% of the shares of the foreign acquiring corporation after the transaction, or if the foreign corporation's affiliated group has substantial business activities in the United States and the foreign corporation is primarily managed and controlled in the United States. These proposals, if enacted in their present form and if made retroactively effective to transactions completed during the period in which the effective time of the transaction occurs, would cause New AbbVie to be treated as a US corporation for US federal tax purposes.

        If New AbbVie were to be treated as a US corporation for federal tax purposes, it could be subject to substantially greater US tax liabilities than currently contemplated as a non-US corporation. Additionally, if New AbbVie were treated as a US corporation for federal tax purposes, non-US New AbbVie Shareholders would be subject to US withholding tax on the gross amount of any dividends paid by New AbbVie to such shareholder.

        In addition, the US Congress, the Organization for Economic Co-operation and Development and other government agencies in jurisdictions where New AbbVie and its affiliates do business have had an extended focus on issues related to the taxation of multinational corporations. One example involves issues relating to "base erosion and profit shifting," including situations where payments are made between affiliates from a jurisdiction with high tax rates to a jurisdiction with lower tax rates. As a result, the tax laws in the United States and other countries in which New AbbVie and its affiliates do business could change on a prospective or retroactive basis, and any such changes could adversely affect New AbbVie.

        Further, a discussion draft for proposed legislation released on July 31, 2014 by certain members of the US Congress would change certain US federal income tax rules applicable to non-US parented corporate groups, which would include New AbbVie following the Combination. If enacted as proposed, these changes could cause New AbbVie to have a higher than anticipated worldwide effective corporate tax rate. Additionally, the US Treasury Department has been urged to promulgate unspecified regulations or other guidance that could likewise adversely impact New AbbVie's effective corporate tax rate following the Combination.

         The tax rate that will apply to New AbbVie is uncertain and may vary from expectations.

        There can be no assurance that the Combination will improve New AbbVie's ability to maintain any particular worldwide effective corporate tax rate. AbbVie cannot give any assurance, however, as to what New AbbVie's effective tax rate will be after the completion of the Combination because of, among other things, uncertainty regarding the tax policies of the jurisdictions where it operates. New AbbVie's actual effective tax rate may vary from our expectations and that variance may be material. Additionally, tax laws or their implementation and applicable tax authority practices could change in the future.

         New AbbVie may need to refinance certain indebtedness shortly after the closing of the Combination, which may not be on acceptable terms.

        New AbbVie has entered into certain bridge facilities that together have an aggregate commitment amount of £13.5 billion, which have been guaranteed by AbbVie and Foreign Holdco in connection with the Combination. To the extent these bridge facilities are drawn upon, New AbbVie would be required to repay or refinance such indebtedness within a relatively short period of time. New AbbVie may not be able to refinance New AbbVie's indebtedness or obtain additional financing on similar terms or obtain necessary guarantees, as credit markets may be uncertain and potentially volatile. If New AbbVie is unable to refinance the bridge facilities, it may also be required to sell certain assets to repay those facilities, which may not occur on favorable terms and may negatively impact its business plans.

        In addition, any refinancing activities New AbbVie undertakes may result in changes to New AbbVie's credit ratings, which could also adversely affect its cost of financing. Similarly, changes in New AbbVie's credit rating could limit its ability to refinance maturing liabilities and access the capital markets to meet liquidity needs in the future. Lastly, the refinancing activities New AbbVie may undertake in connection with the Combination may result in changes to its capital structure. For example, New AbbVie may issue and/or redeem outstanding notes from time to time, including convertible notes. The Combination and any related refinancings are subject to certain regulatory filings and conditions. Any unforeseen changes or delays in the regulatory requirements may impact the timing or New AbbVie's ability to complete the required actions within the terms of its agreements.

         The New AbbVie Shares to be received by AbbVie Stockholders in connection with the Combination will have different rights from the AbbVie Shares.

        Upon completion of the Combination, AbbVie Stockholders will become New AbbVie Shareholders and their rights as shareholders will be governed by the New AbbVie Memorandum of Association, the New AbbVie Articles of Association (each as defined below) and Jersey law. The rights associated with each of the AbbVie Shares are different than the rights associated with New AbbVie Shares. Material differences between the rights of AbbVie Stockholders before the Combination and the rights of New AbbVie Shareholders following the Combination include differences with respect to, among other things, distributions, dividends, repurchases and redemptions, dividends in shares, the duties of directors, conflicts of interests of directors, the indemnification of directors and officers, limitations on director liability, the convening of annual meetings of shareholders and special shareholder meetings, the advance notice provisions, notice provisions for meetings, voting rights, the quorum for shareholder meetings, the adjournment of shareholder meetings, the exercise of voting rights, shareholder suits, inspection of books and records, disclosure of interests in shares, rights of dissenting shareholders, anti-takeover measures, provisions relating to the ability to amend the articles of association, rights upon liquidation, forum and venue, and enforcement of civil liabilities against foreign persons. While AbbVie does not believe that these differences will have a material adverse effect for New AbbVie shareholders, situations may arise where the rights associated with AbbVie Shares would have provided benefits to AbbVie Stockholders that will not be available with respect to their holdings of New AbbVie Shares. See the section captioned "Comparison of the Rights of AbbVie Stockholders and New AbbVie Shareholders" beginning on page 141.

Risk Factors Relating to AbbVie's Businesses

        You should read and consider the other risk factors specific to AbbVie's businesses that will also affect New AbbVie after the completion of the Combination, described in Part I, Item 1A of AbbVie's Annual Report on Form 10-K for the fiscal year 2013, and other documents that have been filed by AbbVie with the SEC and which are incorporated by reference into this proxy statement/prospectus. Please see the section captioned "Where You Can Find More Information" beginning on page 168.

Risk Factors Relating to Shire's Businesses

        You should read and consider the other risk factors specific to Shire's businesses that will also affect New AbbVie after the completion of the Combination, described in Part I, Item 1A of Shire's Annual Report on Form 10-K for the fiscal year 2013, and other documents that have been filed by Shire with the SEC and which are incorporated by reference into this proxy statement/prospectus. Please see the section captioned "Where You Can Find More Information" beginning on page 168.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

        This proxy statement/prospectus contains certain forward-looking statements with respect to AbbVie, Shire, the Combination and New AbbVie. The words "believe," "expect," "anticipate," "project" and similar expressions, among others, generally identify forward-looking statements. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those indicated in the forward-looking statements. Such risks and uncertainties include, but are not limited to, the possibility that necessary regulatory approvals or stockholder approvals will not be obtained or any of the other conditions to the Combination will not be satisfied, adverse effects on the market price of AbbVie Shares and on AbbVie's or Shire's operating results because of a failure to complete the Combination, failure to realize the expected benefits of the possible Combination, negative effects relating to the proxy statement/prospectus of the possible Combination or any further announcements relating to the possible Combination or the consummation of the possible Combination on the market price of AbbVie Shares or Shire Shares, significant transaction costs and/or unknown liabilities, general economic and business conditions that affect the combined companies following the consummation of the possible Combination, changes in global, political, economic, business, competitive, market and regulatory forces, future exchange and interest rates, changes in tax laws, regulations, rates and policies (including changes in tax laws that would result in New AbbVie being treated as a US corporation for US federal tax purposes), future business combinations or disposals and competitive developments. These forward-looking statements are based on numerous assumptions and assessments made in light of AbbVie's or, as the case may be, Shire's experience and perception of historical trends, current conditions, business strategies, operating environment, future developments and other factors it believes appropriate. By their nature, forward-looking statements involve known and unknown risks and uncertainties because they relate to events and depend on circumstances that will occur in the future. The factors described in the context of such forward-looking statements in this proxy statement/prospectus could cause AbbVie's plans with respect to Shire, AbbVie's, New AbbVie's or Shire's actual results, performance or achievements, and industry results and developments to differ materially from those expressed in or implied by such forward-looking statements. Although it is believed that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove to have been correct and persons reading this proxy statement/prospectus are therefore cautioned not to place undue reliance on these forward-looking statements which speak only as at the date of this proxy statement/prospectus. Additional information about economic, competitive, governmental, technological and other factors that may affect AbbVie is set forth in Item 1A, "Risk Factors," in AbbVie's 2013 Annual Report on Form 10-K and in Item 1A, "Risk Factors" of Part II of AbbVie's second quarter Quarterly Report on Form 10-Q and in Item 1A, "Risk Factors," in Shire's 2013 Annual Report on Form 10-K and in Item 1A, "Risk Factors" of Part II of Shire's second quarter Quarterly Report on Form 10-Q, which have been filed with the SEC, the contents of which are incorporated by reference into, and form part of, this proxy statement/prospectus. Neither AbbVie nor Shire undertakes any obligation to release publicly any revisions to forward-looking statements as a result of subsequent events or developments, except as required by law.

 SELECTED HISTORICAL FINANCIAL DATA OF ABBVIE

        The following table sets forth selected financial information for AbbVie as of the end of and for the periods indicated. The selected financial information of AbbVie for the periods from 2009 to 2013 are derived from its (i) audited consolidated financial statements as of and for the year ended December 31, 2013; (ii) audited combined financial statements for the years ended December 31, 2012, 2011, 2010 and 2009 and as of December 31, 2012, 2011 and 2010; and (iii) unaudited combined financial statements as of December 31, 2009. The historical financial statements for periods prior to January 1, 2013 were prepared on a stand-alone basis and were derived from Abbott Laboratories' consolidated financial statements and accounting records as if the former research-based pharmaceutical business of Abbott Laboratories had been part of AbbVie for all periods presented. Accordingly, AbbVie's financial statements for periods prior to January 1, 2013 are presented on a combined basis and reflect AbbVie's financial position, results of operations and cash flows as its business was operated as part of Abbott Laboratories prior to the separation, in conformity with US GAAP. The selected financial information of AbbVie as of and for the six months ended June 30, 2014 and June 30, 2013 are derived from AbbVie's unaudited consolidated financial statements filed as part of AbbVie's Quarterly Report on Form 10-Q for the quarterly periods ended June 30, 2014, filed with the SEC on August 7, 2014, and June 30, 2013, filed with the SEC on August 9, 2013, which are incorporated by reference into this proxy statement/prospectus.

        The historical financial statements for periods prior to January 1, 2013 were prepared on a stand-alone basis and were derived from Abbott Laboratories' consolidated financial statements and accounting records as if the former research-based pharmaceutical business of Abbott Laboratories had been part of AbbVie for all periods presented. Accordingly, AbbVie's financial statements for periods (the "Predecessor Periods") prior to January 1, 2013 are presented on a combined basis and reflect AbbVie's financial position, results of operations and cash flows as its business was operated as part of Abbott Laboratories prior to the separation of AbbVie from Abbott Laboratories, in conformity with US GAAP. The historical financial statements for periods prior to January 1, 2013 also reflected an allocation of expenses related to certain Abbott Laboratories' corporate functions, including senior management, legal, human resources, finance, information technology and quality assurance. These expenses were allocated to AbbVie based on direct usage or benefit where identifiable, with the remainder allocated on a pro rata basis of revenues, headcount, square footage, number of transactions or other measures. AbbVie considers the expense allocation methodology and results to be reasonable. However, the allocations may not be indicative of the actual expenses that would have been incurred had AbbVie operated as an independent, stand-alone, publicly-traded company for the periods presented. Accordingly, the historical financial information presented for periods prior to January 1, 2013 may not be indicative of the results of operations or financial position that would have been achieved if AbbVie had been an independent, stand-alone, publicly-traded company during the periods shown or of AbbVie's performance for periods subsequent to December 31, 2012. Refer to "Basis of Historical Presentation" and "Transition from Abbott Laboratories and Cost to Operate as an Independent Company" included under Item 7, "Management's Discussion and Analysis of Financial Condition and Results of Operations" of AbbVie's Form 10-K for the period ended December 31, 2013, previously filed with the SEC on February 21, 2014 and incorporated by reference into this proxy statement/prospectus. Historical results are not necessarily indicative of any results to be expected in the future. For more information, see the section entitled "Where You Can Find More Information" beginning on page 168.

	Six Months Ended June 30,		Year Ended December 31,
as of and for the years ended December 31 (in millions, except per share data)	2014	2013	2013	2012	2011	2010	2009
Statement of earnings data
Net sales	$9,489	$9,021	$18,790	$18,380	$17,444	$15,638	$14,214
Net earnings(a)	$2,078	$2,036	$4,128	$5,275	$3,433	$4,178	$4,636
Basic earnings per share(a)	$1.30	$1.28	$2.58	$3.35	$2.18	$2.65	$2.94
Diluted earnings per share(a)	$1.29	$1.27	$2.56	$3.35	$2.18	$2.65	$2.94
Cash dividends declared per share(b)	$0.84	$1.20	$2.00	n/a	n/a	n/a	n/a
Weighted-average basic shares outstanding(c)	1,594	1,586	1,589	1,577	1,577	1,577	1,577
Weighted-average diluted shares outstanding(c)	1,608	1,605	1,604	1,577	1,577	1,577	1,577
Balance sheet data
Total assets	$29,045	$27,910	$29,198	$27,008	$19,521	$21,135	$15,858
Long-term debt and lease obligations(d)	$14,470	$14,326	$14,310	$14,652	$48	$52	$55

(a)
Results for the year ended December 31, 2013 included higher expenses associated with operating as an independent, stand-alone publicly traded company than the historically derived financial statements. The increases include a full year of interest expense on debt issued in November 2012, a higher tax rate and other full year incremental costs of operating as an independent company.

(b)
On January 4, 2013, the AbbVie Board declared a cash dividend of $0.40 per share of common stock. This dividend was declared from pre-separation earnings and was recorded as a reduction of additional paid-in capital. In addition, AbbVie declared regular quarterly cash dividends in 2013 aggregating $1.60 per share of common stock. Refer to Note 11 to the audited consolidated financial statements included under Item 8, "Financial Statements and Supplementary Data" contained in AbbVie's Annual Report on Form 10-K for the year ended December 31, 2013 for information regarding cash dividends declared in 2013.

(c)
On January 1, 2013, Abbott Laboratories distributed 1,577 million AbbVie Shares. For periods prior to the separation, the weighted-average basic and diluted shares outstanding was based on the number of AbbVie Shares outstanding on the distribution date. Refer to Note 4 to the audited consolidated financial statements included under Item 8, "Financial Statements and Supplementary Data" contained in AbbVie's Annual Report on Form 10-K for the year ended December 31, 2013 for information regarding the calculation of basic and diluted earnings per common share for the year ended December 31, 2013.

(d)
Also includes current portion of long-term debt and lease obligations.

 SELECTED HISTORICAL FINANCIAL DATA OF SHIRE

        The following table sets forth selected historical consolidated financial information for Shire as of the end of and for the periods indicated. The statements of income information for each of the years ended December 31, 2013, 2012 and 2011, and the balance sheet information as of December 31, 2013 and 2012, are derived from Shire's audited financial statements filed as part of Shire's Form 10-K for the fiscal year ended December 31, 2013, which is incorporated by reference into this proxy statement/prospectus. The statements of income information for each of the years ended December 31, 2010 and 2009, and the balance sheet information as of December 31, 2011, 2010 and 2009, are derived from Shire's audited financial statements for such years, which have not been incorporated by reference into this proxy statement/prospectus. The selected financial information of Shire, being the balance sheet information as of June 30, 2014 and the statements of income for each of the six months ended June 30, 2014 and June 30, 2013, is derived from Shire's unaudited financial statements filed as part of Shire's Quarterly Report on Form 10-Q for the quarterly periods ended June 30, 2014, filed with the SEC on August 1, 2014, which is incorporated by reference into this proxy statement/prospectus. The selected balance sheet information as of June 30, 2013 is derived from Shire's unaudited consolidated balance sheet as of June 30, 2013 filed as part of Shire's Quarterly Report on Form 10-Q for the period ended June 30, 2013, filed with the SEC on August 1, 2013, which is not incorporated by reference into this proxy statement/prospectus. The operating results for the six-month period ended June 30, 2014 are not necessarily indicative of the results of operations for the remainder of the fiscal year or any future period. More comprehensive financial information, including management's discussion and analysis of Shire's financial condition and results of operations, is contained in the Shire Annual Report on Form 10-K for the fiscal year ended December 31, 2013, Shire's Quarterly Reports on Form 10-Q for the quarterly period ended June 30, 2014 and other reports filed by Shire with the SEC. The following selected historical consolidated financial information is qualified in its entirety by reference to such other documents and all of the financial information and notes contained in those documents. See the section captioned "Where You Can Find More Information" beginning on page 168 for instructions on how to obtain these other documents and more complete information relating to Shire.

	Six Months Ended June 30,		Year Ended December 31,
(in millions, except per share data)	2014	2013	2013	2012	2011	2010	2009
Statements of Income:
Total revenues	$2,848.9	$2,395.6	$4,934.3	$4,527.4	$4,158.1	$3,471.1	$3,007.7
Gain/(loss) on sale of product rights	40.2	11.0	15.9	18.1	(6.0)	16.5	6.3
Other operating expenses(1)	(2,244.3)	(1,654.3)	(3,216.7)	(3,500.3)	(3,016.3)	(2,693.5)	(2,392.2)

Operating income	644.8	752.3	1,733.5	1,045.2	1,135.8	794.1	620.2
Total other (expense)/income, net(2)	8.3	(19.4)	(39.9)	(37.4)	(18.7)	(24.8)	22.8

Income from continuing operations before income taxes and equity in earnings/(losses) of equity method investees	653.1	732.9	1,693.6	1,007.8	1,117.1	769.3	643.0
Income taxes	125.9	(161.9)	(277.9)	(203.1)	(236.9)	(182.7)	(138.5)
Equity in earnings/(losses) of equity method investees, net of taxes	2.4	0.9	3.9	1.0	2.5	1.4	(0.7)

Income from continuing operations, net of tax	781.4	571.9	1,419.6	805.7	882.7	588.0	503.8
Loss from discontinued operations, net of tax	(27.9)	(249.0)	(754.5)	(60.3)	(17.7)	—	(12.4)

Net income	753.5	322.9	665.1	745.4	865.0	588.0	491.4
Add: net loss attributable to the noncontrolling interest in subsidiaries	—	—	—	—	—	—	0.2

Net income attributable to Shire plc	753.5	322.9	665.1	745.4	865.0	588.0	491.6

Earnings per share—basic
Income from continuing operations (per share)	1.34	1.04	2.57	1.45	1.60	1.08	0.93
Loss from discontinued operations (per share)	(0.05)	(0.45)	(1.37)	(0.11)	(0.03)	—	(0.02)

Earnings per ordinary share—basic	1.29	0.59	1.21	1.34	1.57	1.08	0.91

Earnings per share—diluted
Income from continuing operations (per share)	1.32	1.00	2.45	1.41	1.54	1.05	0.92
Loss from discontinued operations (per share)	(0.05)	(0.42)	(1.28)	(0.10)	(0.03)	—	(0.02)

Earnings per ordinary share—diluted	1.28	0.58	1.18	1.31	1.51	1.05	0.90

Weighted average number of shares (in millions, except per share data):
Basic	585.3	550.5	552.0	555.4	551.1	546.2	540.7
Diluted	590.3	587.5	590.3	593.5	595.4	590.3	548.0

Cash dividends declared and paid per ordinary share	0.17	0.15	0.18	0.15	0.13	0.12	0.10

	As of June 30,		As of December 31,
(in millions)	2014	2013	2013	2012	2011	2010	2009
Consolidated Balance Sheet Data (at period end):
Total current assets	2,613.0	3,228.5	4,288.3	3,212.1	2,208.2	1,880.3	1,570.2
Total assets	11,344.4	7,902.9	8,323.0	7,317.2	6,380.2	5,387.6	4,617.5
Total current liabilities	2,216.6	2,715.5	1,807.9	1,645.6	2,534.3	1,293.3	1,020.0
Long term obligations	1,605.1	624.5	588.5	1,341.6	144.3	1,290.8	1,390.7
Total liabilities	5,225.3	4,071.4	2,957.0	3,508.0	3,195.2	2,936.2	2,705.0
Total equity	6,119.1	3,831.5	5,366.0	3,809.2	3,185.0	2,451.4	1,912.5

(1)
The following significant items are included within Other operating expenses:

•
Up-front and milestone payments for in-licensed development projects, expensed to R&D, of $nil in each of the six months ended June 30, 2014 and 2013, and $nil, $23.0 million, $nil, $45.0 million and $43.4 million in the years ended December 31, 2013, 2012, 2011, 2010 and 2009 respectively;

•
Costs of $62.9 million associated with the termination of the Women's Health development agreement with Duramed Pharmaceuticals, Inc. in the year to December 31, 2009; and

•
Impairment loss of $7.1 million related to the goodwill allocated to the former Regenerative Medicine reporting unit in the six months to June 30, 2013 and the year to December 31, 2013; impairment losses of $188.0 million and $19.9 million in respect of in-process research and development ("IPR&D") intangible assets in the six months to June 30, 2014 and 2013, respectively; $19.9 million in respect of RESOLOR IPR&D assets in the year to December 31, 2013; Impairment loss of $197.9 million in respect of RESOLOR intangible assets (finite lived intangible assets ($126.7 million) and IPR&D assets ($71.2 million)) in the year to December 31, 2012; Impairment loss of $16.0 million in respect of RESOLOR IPR&D assets in the year to December 31, 2011; and impairment loss of $42.7 million following the decision to divest DAYTRANA to Noven in the year to December 31, 2010.

(2)
The following items are included within Total other (expense)/ income, net:

•
Gains on sale of non-current investments of $5.0 million and $nil in the six months to June 30, 2014 and 2013, respectively; and $15.9 million, $18.1 million, $23.5 million, $11.1 million and $55.2 million in the years ended December 31, 2013, 2012, 2011, 2010 and 2009 respectively; and

•
Other than temporary impairment charges for available-for-sale investments of $nil in each of the six months to June 30, 2014 and 2013; and $nil, $nil, $2.4 million, $1.5 million, and $0.8 million in the years ended December 31, 2013, 2012, 2011, 2010 and 2009 respectively.

SELECTED UNAUDITED PRO FORMA FINANCIAL DATA

        The following selected unaudited pro forma financial data ("Selected Pro Forma Data") give effect to the Combination. The acquisition of Shire will be accounted for as a business combination using the acquisition method of accounting under the provisions of Accounting Standards Codification ("ASC") 805, "Business Combinations" ("ASC 805"). The selected unaudited pro forma condensed combined balance sheet data as of June 30, 2014 give effect to the Combination as if it had occurred on June 30, 2014. The selected unaudited pro forma condensed combined statements of earnings for the fiscal year ended December 31, 2013 and for the six months ended June 30, 2014 give effect to New AbbVie's results of operations as if the Combination occurred on January 1, 2013.

        The Selected Pro Forma Data have been derived from, and should be read in conjunction with, the more detailed unaudited pro forma condensed combined financial information of New AbbVie appearing elsewhere in this proxy statement/prospectus and the accompanying notes to the pro forma statements. In addition, the pro forma statements were based on, and should be read in conjunction with, the historical consolidated financial statements and related notes of both AbbVie and Shire for the applicable periods, which have been incorporated in this proxy statement/prospectus by reference. See the sections captioned "Where You Can Find More Information" and "Unaudited Pro Forma Condensed Combined Financial Information" in this proxy statement/prospectus for additional information. The Selected Pro Forma Data have been presented for informational purposes only and are not necessarily indicative of what the combined company's financial position or results of operations actually would have been had the acquisition been completed as of the dates indicated. In addition, the Selected Pro Forma Data do not purport to project the future financial position or operating results of the combined company. Also, as explained in more detail in the accompanying notes to the pro forma statements, the preliminary fair values of assets acquired and liabilities assumed reflected in the Selected Pro Forma Data are subject to adjustment and may vary significantly from the fair values that will be recorded upon completion of the Combination. The Selected Pro Forma Data have not been approved by Shire.

Selected Unaudited Pro Forma Condensed Combined Statement of Earnings

(in millions except for per share data)	Six months ended June 30, 2014 (Unaudited Pro Forma Combined)	Year ended December 31, 2013 (Unaudited Pro Forma Combined)
Continuing operations
Net sales	$12,338	$24,165
Net earnings (loss)	$1,578	$2,832
Earnings per share—basic	$0.74	$1.33
Earnings per share—diluted	$0.74	$1.33
Weighted-average shares outstanding—basic	2,127	2,122
Weighted-average shares outstanding—diluted	2,141	2,137

Selected Unaudited Pro Forma Condensed Combined Balance Sheet

(in millions)	As of June 30, 2014 (Unaudited Pro Forma Combined)
Total assets	$88,525
Total liabilities	$54,867
Total shareholders' equity	$33,658

 THE SPECIAL MEETING

Overview

        This proxy statement/prospectus is being provided to AbbVie Stockholders as part of a solicitation of proxies by the AbbVie Board for use at the Special Meeting of AbbVie Stockholders and at any adjournments or postponements of such meeting. This proxy statement/prospectus is being furnished to AbbVie Stockholders on or about [    •    ], 2014. In addition, this proxy statement/prospectus constitutes a prospectus for New AbbVie in connection with the issuance by New AbbVie of ordinary shares to be delivered to AbbVie Stockholders in connection with the Merger.

Date, Time and Place of the Special Meeting

        AbbVie will hold the Special Meeting on [    •    ], 2014, at [    •    ] a.m. local time, at [    •    ].

Proposals

        At the Special Meeting, AbbVie Stockholders will vote upon:

  •
  the Merger Agreement Proposal;

  •
  the Non-Binding Compensation Proposal; and

  •
  the Adjournment Proposal.

        ABBVIE'S BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" EACH OF THE PROPOSALS DESCRIBED ABOVE.

Record Date; Outstanding Shares; Shares Entitled to Vote

        Only holders of AbbVie Shares as of the close of business on the Record Date of [    •    ], 2014 will be entitled to notice of, and to vote at, the Special Meeting or any adjournments thereof. On the Record Date, there were [    •    ] AbbVie Shares outstanding, held by [    •    ] holders of record. Each outstanding AbbVie Share is entitled to one vote on each proposal and any other matter properly coming before the Special Meeting.

Attendance

        Only AbbVie Stockholders on the Record Date or persons holding a written proxy for any stockholder or account of AbbVie as of the Record Date may attend the Special Meeting. Proof of stock ownership is necessary to attend. Admission to the meeting will be by admission card only. If you plan to attend, please complete and return the reservation form in the back of these materials and an admission card will be sent to you. Due to space limitations, reservation forms must be received before [    •    ], 2014. Each admission card, along with photo identification, admits one person. An AbbVie Stockholder may request two admission cards, but a guest must be accompanied by an AbbVie Stockholder.

Quorum

        The AbbVie Stockholders present in person or by proxy holding a majority of the AbbVie Shares entitled to vote will constitute a quorum for the transaction of business at the Special Meeting. AbbVie's inspector of election intends to treat as "present" for these purposes stockholders who have submitted properly executed or transmitted proxies that are marked "abstain".

Vote Required and AbbVie Board Recommendation

  Merger Agreement Proposal

        AbbVie Stockholders are considering and voting on a proposal to adopt the Merger Agreement. You should carefully read this proxy statement/prospectus in its entirety for more detailed information concerning the Combination and Merger. In particular, your attention is directed to the full text of the Merger Agreement, which is attached as Annex A to this proxy statement/prospectus.

        The approval of the Merger Agreement Proposal requires the affirmative vote of the holders of a majority of the AbbVie Shares outstanding and entitled to vote on this proposal. Because the vote required to approve this proposal is based upon the total number of outstanding AbbVie Shares entitled to vote, if you vote to abstain, or if you are a stockholder of record and you fail to submit a proxy or vote in person at the Special Meeting, or if your AbbVie Shares are held through a bank, brokerage firm or other nominee and you do not instruct your bank, brokerage firm or other nominee to vote your AbbVie Shares, this will have the same effect as a vote "against" the adoption of the Merger Agreement.

        ABBVIE'S BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE MERGER AGREEMENT PROPOSAL.

  Non-Binding Compensation Proposal

        AbbVie Stockholders are considering and voting on a proposal to approve, on a non-binding, advisory basis, specified compensatory arrangements between AbbVie and its named executive officers relating to the Combination.

        Approval of the Non-Binding Compensation Proposal requires the affirmative vote of holders of a majority of the AbbVie Shares represented, in person or by proxy, at the Special Meeting, although such vote will not be binding on AbbVie. Because the vote required to approve this proposal is based upon the total number of AbbVie Shares represented in person or by proxy, abstentions will have the same effect as a vote "against" this proposal. If you fail to submit a proxy or to attend the Special Meeting or if your AbbVie Shares are held through a bank, brokerage firm or other nominee and you do not instruct your bank, brokerage firm or other nominee to vote your AbbVie Shares, your AbbVie Shares will not be voted, but this will not have an effect on the advisory vote to approve the specified compensatory arrangements between AbbVie and its named executive officers. Approval of this proposal is not a condition to the completion of the Combination and the Combination may be completed whether or not this proposal is approved.

        ABBVIE'S BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE NON-BINDING COMPENSATION PROPOSAL.

  Adjournment Proposal

        If the chairman of the Board or the president of AbbVie does not adjourn the Special Meeting, AbbVie Stockholders may be asked to vote on a proposal to adjourn the Special Meeting, or any postponement thereof, if necessary or appropriate (i) to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to adopt the Merger Agreement, (ii) to provide to AbbVie Stockholders any supplement or amendment to the proxy statement/prospectus or (iii) to disseminate any other information which is material to AbbVie Stockholders voting at the Special Meeting.

        Approval of the Adjournment Proposal requires the affirmative vote of the holders of a majority of the AbbVie Shares represented, in person or by proxy, at the Special Meeting, whether or not a quorum is present. Because the vote required to approve this proposal is based upon the total number of AbbVie Shares represented in person or by proxy, abstentions will have the same effect as a vote "against" this proposal. If you fail to submit a proxy and to attend the Special Meeting or if your AbbVie Shares are held through a bank, brokerage firm or other nominee and you do not instruct your bank, brokerage firm or other nominee to vote your AbbVie Shares, your AbbVie Shares will not be voted, but this will not have an effect on the vote to adjourn the Special Meeting.

        THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE ADJOURNMENT PROPOSAL.

        The Merger Agreement Proposal requires the affirmative vote of the holders of a majority of the AbbVie Shares outstanding and entitled to vote on the proposal. The Non-Binding Compensation Proposal and the Adjournment Proposal each require the affirmative vote of holders of a majority of the AbbVie Shares represented, in person or by proxy, at the Special Meeting. As of the record date, AbbVie directors, executive officers and their affiliates are entitled to vote [    •    ] AbbVie Shares, or approximately [    •    ]% of the total outstanding shares of AbbVie Shares.

Voting Your Shares

        AbbVie Stockholders may vote in person at the Special Meeting or by proxy. AbbVie recommends that you submit your proxy even if you plan to attend the Special Meeting. If you vote by proxy, you may change your vote by submitting a later dated proxy before the deadline or in-person at the Special Meeting.

        If your shares are owned directly in your name with our transfer agent, Computershare Trust Company, N.A., you are considered, with respect to those shares, the "stockholder of record." If your shares are held in a stock brokerage account or by a bank or other nominee or intermediary, you are considered the beneficial owner of shares held in "street name" and are considered a "non-record (beneficial) stockholder."

        If you are an AbbVie Stockholder of record you may use the enclosed proxy card to tell the persons named as proxies how to vote your shares. If you properly complete, sign and date your proxy card, your shares will be voted in accordance with your instructions. The named proxies will vote all shares at the meeting for which proxies have been properly submitted and not revoked. If you sign and return your proxy card but do not mark your card to tell the proxies how to vote, your shares will be voted "for" the proposals to adopt the Merger Agreement, to approve the advisory proposal regarding the specified compensatory arrangements between AbbVie and its named executive officers relating to the Combination and to adjourn the Special Meeting.

        Your shares will be counted for purposes of determining a quorum if you vote:

  •
  via the Internet;

  •
  by telephone;

  •
  by submitting a properly executed proxy card or voting instruction form by mail; or

  •
  in person at the Special Meeting.

        Abstentions will be counted for determining whether a quorum is present for the Special Meeting.

        Voting instructions are printed on the proxy card or voting information form you received. Either method of submitting a proxy will enable your shares to be represented and voted at the Special Meeting.

Voting Shares Held in Street Name

        If your shares are held in an account through a broker, bank or other nominee or intermediary, you must instruct the broker, bank or other nominee how to vote your shares by following the instructions that the broker, bank or other nominee provides you along with this proxy statement/prospectus. Your broker, bank or other nominee may have an earlier deadline by which you must provide instructions to it as to how to vote your shares, so you should read carefully the materials provided to you by your broker, bank or other nominee or intermediary.

        If you do not provide voting instructions to your bank, broker or other nominee or intermediary, your shares will not be voted on any proposal on which your bank, broker or other nominee does not have discretionary authority to vote. In these cases, the bank, broker or other nominee or intermediary will not be able to vote your shares on those matters for which specific authorization is required. Brokers do not generally have discretionary authority to vote on any of the proposals.

        Broker non-votes are shares held by a broker, bank or other nominee or intermediary that are present in person or represented by proxy at the Special Meeting, but with respect to which the broker, bank or other nominee or intermediary is not instructed by the beneficial owner of such shares how to vote on a particular proposal and the broker does not generally have voting power on such proposal. Because brokers, banks and other nominees or intermediaries do not generally have discretionary voting with respect to any of the proposals, if a beneficial owner of AbbVie Shares held in "street name" does not give voting instructions to the broker, bank or other nominee for any proposal, then those shares will not be present in person or represented by proxy at the Special Meeting.

Revoking Your Proxy

        If you are an AbbVie Stockholder of record, you may revoke your proxy at any time before it is voted at the Special Meeting by:

  •
  timely delivering a written revocation letter to the Corporate Secretary of AbbVie;

  •
  timely submitting your voting instructions again by telephone or through the Internet;

  •
  signing and returning by mail a proxy card with a later date so that it is received prior to the Special Meeting; or

  •
  attending the Special Meeting and voting by ballot in person.

        Attendance at the Special Meeting will not, in and of itself, revoke a proxy.

        If you are a non-record (beneficial) stockholder, you should follow the instructions of your bank, broker or other nominee regarding the revocation of proxies.

Share Ownership and Voting by AbbVie's Officers and Directors

        As of the Record Date, the AbbVie directors and executive officers and their affiliates had the right to vote approximately [    •    ] AbbVie Shares, representing approximately [    •    ]% of the AbbVie Shares then outstanding and entitled to vote at the meeting. It is expected that the AbbVie directors and executive officers who are AbbVie Stockholders will vote "for" the Merger Agreement Proposal, "for" the Non-Binding Compensation Proposal, and "for" the Adjournment Proposal, although none of them has entered into any agreement requiring them to do so.

Costs of Solicitation

        AbbVie will bear the cost of soliciting proxies from AbbVie Stockholders.

        AbbVie will solicit proxies by mail. In addition, the directors, officers and employees of AbbVie may solicit proxies from its stockholders by telephone, electronic communication, or in person, but will not receive any additional compensation for their services. AbbVie will make arrangements with brokerage houses and other custodians, nominees, and fiduciaries for forwarding proxy solicitation material to the beneficial owners of AbbVie Shares held of record by those persons and will reimburse them for their reasonable out-of-pocket expenses incurred in forwarding such proxy solicitation materials.

        AbbVie has engaged a professional proxy solicitation firm, Georgeson, to assist in soliciting proxies. Georgeson will receive customary compensation for its services, including a base fee of $25,000 and additional fees based on the number of telephone solicitations made and other additional shareholder services provided. In addition, AbbVie will reimburse Georgeson for its reasonable disbursements.

AbbVie Stockholders should not send in their stock certificates with their proxy cards.

        As described in the section captioned "The Merger and The Merger Agreement" beginning on page 78, AbbVie Stockholders of record will be sent materials for exchanging AbbVie Shares shortly after the effective time of the Merger.

Other Business

        AbbVie is not aware of any other business to be acted upon at the Special Meeting. Pursuant to the Co-operation Agreement, other matters cannot be proposed to be acted on in the Special Meeting without Shire's prior written consent, except for matters of procedure and matters required by applicable law to be voted on by AbbVie Stockholders in connection with the adoption of the Merger Agreement. If, however, other matters are properly brought before the Special Meeting, the proxies will have discretion to vote or act on those matters according to their best judgment and they intend to vote the shares as the AbbVie Board may recommend.

Assistance

        If you need assistance in completing your proxy card or have questions regarding AbbVie's Special Meeting, please contact Georgeson, the proxy solicitation agent for AbbVie, by mail at 480 Washington Blvd., 26th Floor, Jersey City, New Jersey 07310. Georgeson may be contacted by phone at (877) 278-4775.

 COMPANIES INVOLVED IN THE COMBINATION

        In the Combination, AbbVie and Shire will each become indirect wholly owned subsidiaries of New AbbVie, and AbbVie Stockholders and Shire Shareholders will become New AbbVie Shareholders.

AbbVie

        AbbVie is a global, research-based biopharmaceutical company that was launched as an independent company in January 2013 following separation from Abbott Laboratories. Since January 2013, AbbVie has grown to become an approximately $86 billion market capitalization company with approximately 25,000 employees worldwide across over 170 countries and sales of nearly $19 billion in 2013.

        AbbVie's key products include Humira® (the world's top selling medicine globally in 2013), Duodopa®, Synagis®, Kaletra®, Synthroid®, AndroGel®, Creon® and Lupron®, among others. In addition to its key products, AbbVie has a strong pipeline within several therapeutic categories, including assets in oncology, immunology, liver disease, neuroscience, renal, ophthalmology and women's health. AbbVie's pipeline also includes a broad range of attractive late-stage development and/or registration programs, as well as programs in earlier phases of clinical development. AbbVie's pipeline also includes multiple promising assets currently in Phase III such as ABT-199 for chronic lymphocytic leukemia, veliparib for breast and non-small cell lung cancer, daclizumab for multiple sclerosis, elagolix for endometriosis, atrasentan for diabetic nephropathy, Humira® for uveitis and hidradenitis suppurativa, Duopa® for advanced Parkinson's disease and elotuzumab for multiple myeloma. AbbVie currently expects to launch its hepatitis C (HCV) therapy in the United States in 2014 and in Europe in early 2015.

        AbbVie Shares are listed on the NYSE under the symbol "ABBV" and the Chicago Stock Exchange. Outside the United States, AbbVie Shares are listed on the NYSE Euronext Paris professional segment and the SIX Swiss Exchange. AbbVie's principal executive office is located at 1 North Waukegan Road, North Chicago, Illinois 60064-6400 and its telephone number is (847) 932-7900.

Shire

        Shire is a leading global specialty biopharmaceutical company that focuses on developing and marketing innovative specialty medicines. Shire has grown through acquisition, completing a series of major transactions that have brought therapeutic, geographic and pipeline growth and diversification. Shire has four business units that focus exclusively on the commercial execution of its marketed products in the following specialist therapeutic areas: rare diseases, neuroscience, gastrointestinal and internal medicine. Its leading brands include Vyvanse®, Lialda®, Cinryze®, Elaprase® and Replagal®.

        Shire Ordinary Shares are listed and traded on the LSE under the symbol "SHP" and Shire ADSs are listed and traded on Nasdaq under the symbol "SHPG". Shire's principal executive office is located at 5 Riverwalk, Citywest Business Campus, Dublin 24, Republic of Ireland and its telephone number is +353 1 429 7700.

New AbbVie

        New AbbVie is a private limited company incorporated in Jersey, Shire's current place of incorporation. New AbbVie was formed solely for the purpose of effecting the Combination and is currently a wholly owned subsidiary of AbbVie. Prior to the completion of the Combination, New AbbVie will be converted, pursuant to the Jersey Companies Law, to a public limited company. To date, New AbbVie has not conducted any activities other than those incidental to its formation, the execution of the Co-operation Agreement, the Merger Agreement and certain documents relating to the financing arrangements entered into in connection with the Combination and the preparation of applicable filings under applicable securities laws and regulatory filings made in connection with the Combination. Following completion of the Combination, New AbbVie will become the holding company of Shire and AbbVie. New AbbVie's principal executive office and its registered UK address is located at Abbott House, Vanwall Business Park, Vanwall Road, Maidenhead, Berkshire, SL6 4XE, United Kingdom and its telephone number is +44 (0)1628 561090. AbbVie intends to list the shares of New AbbVie on the NYSE upon the completion of the Combination. New AbbVie also intends to list the New AbbVie Shares on the NYSE Euronext Paris professional segment and the Chicago Stock Exchange upon the completion of the Combination.

US Holdco

        US Holdco is a Delaware limited liability company formed in Delaware on July 11, 2014 and a direct subsidiary of New AbbVie. To date, US Holdco has not conducted any activities other than those incidental to its formation, the execution of the Merger Agreement and the preparation of regulatory filings made in connection with the Combination. Immediately after the completion of the Combination, US Holdco will be the direct holding company of AbbVie. US Holdco's principal executive office is located at 1 North Waukegan Road, North Chicago, Illinois 60064-6400 and its telephone number is (847) 932-7900.

Foreign Holdco

        Foreign Holdco is a private limited liability company incorporated in Jersey (registered number 116201) on July 11, 2014 and is a direct subsidiary of New AbbVie. To date, Foreign Holdco has not conducted any activities other than those incidental to its formation, the execution of certain documents relating to the financing arrangements entered into in connection with the Combination and the preparation of regulatory filings made in connection with the Combination. Immediately after the completion of the Combination, Foreign Holdco will be the direct holding company of Shire. Foreign Holdco's principal executive office and registered UK address is located at Abbott House, Vanwall Business Park, Vanwall Road, Maidenhead, Berkshire, SL6 4XE, United Kingdom and its telephone number is +44 (0)1628 561090.

Merger Sub

        Merger Sub is a Delaware limited liability company formed on July 11, 2014, and a direct wholly owned subsidiary of US Holdco. To date, Merger Sub has not conducted any activities other than those incidental to its formation, the execution of the Merger Agreement and the preparation of regulatory filings made in connection with the Combination. Merger Sub's principal executive office is located at 1 North Waukegan Road, North Chicago, Illinois 60064-6400 and its telephone number is (847) 932-7900.

BACKGROUND AND REASONS FOR THE COMBINATION

Background of the Combination

        As part of the ongoing evaluation of AbbVie's business, members of AbbVie's senior management and the AbbVie Board periodically review and assess the operations and financial performance of AbbVie, as well as industry conditions and related regulatory developments and their potential impact on AbbVie's long-term strategic goals and plans. This review and assessment includes the evaluation of potential opportunities for business combinations, acquisitions, and other financial and strategic alternatives.

        As part of this ongoing process, members of AbbVie's senior management and the AbbVie Board considered potential opportunities to explore a business combination with Shire. In October 2013, members of AbbVie senior management discussed internally the possibility of engaging in a strategic transaction with one of several companies, including Shire, and representatives from J.P. Morgan provided AbbVie with a review of Shire.

        In the ensuing October 2013 through March 2014 period, AbbVie senior management continued to consider internally the possibility of engaging in a significant strategic transaction with Shire.

        At a regular meeting of the AbbVie Board on February 20, 2014, AbbVie senior management provided an overview to the AbbVie Board of a potential strategic transaction with Shire.

        In March 2014, representatives from J.P. Morgan provided AbbVie with an updated review of Shire taking into account Shire's publicly disclosed 2013 results of operations and an overview of certain structural and strategic considerations relating to AbbVie pursuing a potential transaction with Shire.

        Beginning in March 2014, AbbVie reviewed legal considerations in connection with a potential strategic transaction with Shire with its external UK and US legal advisors, including a review of publicly available information about Shire and discussions regarding the applicability of the UK Takeover Code, structural and strategic considerations relating to a potential transaction and structural considerations relating to the combined company.

        On April 7, 2014, AbbVie engaged J.P. Morgan as its financial advisor in connection with its evaluation of a potential strategic transaction with Shire.

        On April 8, 2014, J.P. Morgan met with the AbbVie management team to discuss financial analyses, transaction considerations and tactical considerations relating to a potential strategic transaction with Shire.

        On April 30, 2014, a special meeting of the AbbVie Board was held. AbbVie's senior management reviewed with the AbbVie Board legal, financial, and other considerations in connection with a potential transaction with Shire. The AbbVie Board authorized AbbVie senior management to contact Shire and make a non-binding, preliminary proposal regarding a potential strategic transaction.

        On May 2, 2014, Richard A. Gonzalez, the Chief Executive Officer of AbbVie, contacted Susan Kilsby, Shire's Non-Executive Chairman, and requested a meeting to discuss a confidential matter, that he indicated was of strategic importance for both parties.

        On May 5, 2014, Mr. Gonzalez and Ms. Kilsby met in Geneva, Switzerland. During this meeting, Mr. Gonzalez informed Ms. Kilsby that AbbVie was interested in engaging in discussions with Shire concerning a potential transaction involving the companies. The next day, Mr. Gonzalez sent a non-binding proposal to Ms. Kilsby and the Shire Board with an indicative value of £39.50 per Shire Ordinary Share, comprised of £16.23 in cash and 0.7680 New AbbVie Shares (the "First Proposal") (based on AbbVie's closing share price of $51.18 and an exchange rate of $1.00: £0.5920 on May 2, 2014).

        On May 9, 2014, Ms. Kilsby sent a letter to Mr. Gonzalez stating that the Shire Board rejected the First Proposal. Shire's financial advisors also conveyed to J.P. Morgan Shire's rejection of the First Proposal.

        Later on May 9, 2014, at a regular meeting of the AbbVie Board, AbbVie's senior management, legal advisors and J.P. Morgan further reviewed with the AbbVie Board legal, financial, and other considerations in connection with a potential transaction with Shire.

        On May 13, 2014, Mr. Gonzalez submitted a second non-binding proposal to Ms. Kilsby and the Shire Board with an indicative value of £40.97 per Shire Ordinary Share, comprised of £17.13 in cash and 0.7680 New AbbVie Shares (the "Second Proposal") (based on AbbVie's closing share price of $52.37 and an exchange rate of $1.00: £0.5927 on May 12, 2014). Mr. Gonzalez also offered to meet with Ms. Kilsby to discuss the terms of the Second Proposal.

        On the same day, J.P. Morgan contacted Shire's financial advisors to request a discussion on the Second Proposal. On each of May 14 and 15, 2014, J.P Morgan discussed the Second Proposal with Shire's financial advisors. In those discussions, Shire's financial advisors informed J.P. Morgan that while Shire was continuing to formally evaluate the Second Proposal, Shire's financial advisors believed that the Second Proposal would not be acceptable to the Shire Board, and that it would not be appropriate for Ms. Kilsby and Mr. Gonzalez to meet.

        On May 20, 2014, Ms. Kilsby sent a letter to Mr. Gonzalez stating that the Shire Board rejected the Second Proposal.

        On May 21, 2014, representatives of Shire's financial advisors discussed Shire's response to the Second Proposal with representatives of J.P. Morgan and confirmed the contents of the letter sent by Ms. Kilsby to Mr. Gonzalez the previous day.

        On May 28, 2014, a special meeting of the AbbVie Board was held. AbbVie's senior management reviewed with the AbbVie Board legal, financial, and other considerations in connection with a potential transaction with Shire. At the conclusion of that discussion, the AbbVie Board authorized AbbVie senior management to approach Shire with a further increased revised proposal.

        On May 30, 2014, Mr. Gonzalez submitted a third non-binding proposal to Ms. Kilsby and the Shire Board with an indicative value of £46.26 per Shire Ordinary Share, comprised of £20.44 in cash and 0.7988 New AbbVie Shares (the "Third Proposal") (based on AbbVie's closing share price of $54.03 and an exchange rate of $1.00:£0.5982 on May 29, 2014). Mr. Gonzalez also offered to meet with Ms. Kilsby to discuss the terms of the Third Proposal.

        On June 2, 2014, J.P. Morgan had further discussions with Shire's financial advisors regarding the Third Proposal during which Shire's financial advisors informed J.P. Morgan that the Shire Board was continuing to review the Third Proposal and had made no decision with respect to that proposal.

        On June 5, 2014, Ms. Kilsby contacted Mr. Gonzalez and communicated that, while the Shire Board remained committed to Shire's independent strategy, she was prepared to accept Mr. Gonzalez's request for a meeting to enable Mr. Gonzalez to explain his proposal more fully. Ms. Kilsby also informed Mr. Gonzalez that Flemming Ornskov, Shire's Chief Executive Officer, would also attend. Subsequently, Ms. Kilsby and Mr. Gonzalez agreed to meet on June 16, 2014 in Paris, France.

        On June 16, 2014, Mr. Gonzalez, Ms. Kilsby and Dr. Ornskov met in Paris, France. In that discussion, Mr. Gonzalez further explained AbbVie's rationale for the transaction. Later that day, Ms. Kilsby informed Mr. Gonzalez that the Shire Board had met to consider the Third Proposal and that AbbVie would be receiving a letter from Shire rejecting the Third Proposal. Ms. Kilsby explained that the Shire Board believed that Shire's prospects as an independent company would deliver substantially more value to its shareholders than the Third Proposal. Ms. Kilsby further communicated that, given the significant value gap between the Shire Board's view of standalone value and the Third

Proposal, and because the ongoing process was a distraction for both companies' managements, Shire believed that the parties should cease discussions regarding a potential transaction. Ms. Kilsby then sent a letter to Mr. Gonzalez stating that the Shire Board believed that Shire's strategy as an independent company would deliver substantially more value to its shareholders than the Third Proposal and that the Shire Board accordingly had decided to reject the Third Proposal.

        On June 17, 2014, Mr. Gonzalez contacted Ms. Kilsby to reiterate the strong strategic rationale for the combination of the companies and to ask the Shire Board to further reflect on the Third Proposal.

        On June 18, 2014, Ms. Kilsby emailed Mr. Gonzalez and explained that the Shire Board still believed that Shire had a strong independent future and that the Shire Board would not accept a proposal unless it fully compensated shareholders for any future value they would be giving up. Ms. Kilsby also stated that the Shire Board had considered AbbVie's unsolicited proposals, but that the Shire Board believed that continuing discussions at such an offer level would be a distraction for Shire management team.

        On June 18, 2014, representatives from Shire's financial advisors discussed Shire's position on the Third Proposal with representatives from J.P. Morgan. The representatives from Shire's financial advisors reiterated that the Third Proposal was meaningfully below the level at which the Shire Board would entertain any such offer, and that Shire was not in a position to provide AbbVie with a price that Shire's Board would recommend to shareholders.

        On June 17, 18 and 19, 2014, a regular meeting of the AbbVie Board was held. In the session on June 19, 2014, the AbbVie Board, together with AbbVie senior management, its legal advisors and its financial advisor, J.P. Morgan, reviewed the status of and legal, financial, and other considerations regarding a potential strategic transaction with Shire.

        In response to press rumors on June 19, 2014, of a potential acquisition of Shire by AbbVie, the UK Takeover Panel required AbbVie to issue, and on June 20, 2014 AbbVie issued, an announcement pursuant to Rule 2.4 of the UK Takeover Code noting the recent press speculation, confirming it had made three indicative, non-binding proposals to Shire which had been rejected by the Shire Board and specifying the indicative values of the First Proposal and the Third Proposal. In that announcement, AbbVie confirmed that, pursuant to the UK Takeover Code, it would be required either to announce a firm intention to make an offer to purchase the Shire Shares or to announce an intent not to make such an offer by 5:00 p.m. London time on July 18, 2014, and if by such date AbbVie announced that it did not intend to make such an offer, then AbbVie would be precluded from taking certain actions including announcing such an offer or making certain acquisitions of Shire Shares for a period of six months, subject to the UK Takeover Code.

        Also on June 20, 2014, Shire issued a separate announcement pursuant to the UK Takeover Code confirming, among other things, that on May 30, 2014, it had received the Third Proposal, and on June 16, 2014 it had rejected the Third Proposal and identified certain key terms of AbbVie's proposals.

        On June 23, 2014, AbbVie raised the midpoint of its full-year 2014 earnings-per-share guidance by six cents to a full-year diluted earnings-per-share range of $2.69 to $2.79 on a GAAP basis.

        On the same day, on a conference call with investors and analysts, Shire described its plans to execute its growth strategy and to increase its annual product sales.

        On June 25, 2014, AbbVie released a detailed announcement governed by Rule 2.4 of the UK Takeover Code regarding its non-binding offer and a presentation detailing the merits of the proposed transaction.

        On the same day, AbbVie held a conference call with investors and analysts detailing the merits of a potential combination of AbbVie and Shire. In the days following that conference call, AbbVie engaged in a series of conversations with certain institutional AbbVie Stockholders and certain institutional Shire Shareholders regarding the merits of a potential transaction.

        On July 8, 2014, Mr. Gonzalez called Ms. Kilsby to inform her that AbbVie would be making a revised proposal. AbbVie issued a press release governed by Rule 2.4 of the UK Takeover Code containing a fourth non-binding proposal to Shire at an indicative value of £51.15 per Shire Ordinary Share comprised of £22.44 in cash and 0.8568 New AbbVie Share (the "Fourth Proposal") (based on AbbVie's closing share price of $57.40 and an exchange rate of $1.00:£0.5837 on July 7, 2014). On the same day, AbbVie sent a letter to Shire containing details of the Fourth Proposal.

        On July 8, 2014, Ms. Kilsby spoke with Mr. Gonzalez and informed him that Shire would be prepared to set up a private meeting between key executives of Shire and AbbVie to share certain confidential information to enable AbbVie to identify additional value, subject to AbbVie entering into a nondisclosure agreement with Shire. Ms. Kilsby suggested that the confidential, in-person meeting occur as soon as possible. Mr. Gonzalez agreed to a meeting between representatives from Shire and AbbVie in New York on July 10, 2014.

        On July 9, 2014, the AbbVie Board held an informal information conference to review recent developments in connection with AbbVie's pursuit of a strategic transaction with Shire, including the submission of the Fourth Proposal and the discussion between Ms. Kilsby and Mr. Gonzalez on July 8, 2014.

        On July 9 and 10, 2014, in anticipation of the meeting in New York on July 10, 2014, AbbVie, Shire and their respective legal advisors negotiated the terms of a non-disclosure agreement that provided for the sharing of confidential information relating to Shire with AbbVie. This non-disclosure agreement was executed on July 10, 2014.

        On July 10, 2014, following execution of the non-disclosure agreement, members of AbbVie senior management met with members of Shire's senior management to discuss the business, recent results and the prospects of the Shire business.

        On July 11, 2014, in response to press speculation and at the request of the UK Takeover Panel, Shire released an announcement confirming that it held meetings with representatives of AbbVie.

        On July 12, 2014, Mr. Gonzalez sent a letter to Ms. Kilsby with a fifth non-binding proposal with an indicative value of £52.25 per Shire Ordinary Share, comprised of £24.00 in cash and 0.8801 New AbbVie Shares (the "Fifth Proposal") (based on AbbVie's closing share price of $54.96 and an exchange rate of $1.00:£0.5840 on July 11, 2014).

        On July 13, 2014, Mr. Gonzalez and Ms. Kilsby had further discussions regarding the Fifth Proposal and closing conditions, break fees and arrangements for Shire employees in a potential recommended transaction. Following those discussions, a meeting of the Executive Committee of the AbbVie Board (the "Executive Committee") was held. The Executive Committee authorized AbbVie senior management to approach Shire with an increased revised proposal. Later that day, AbbVie made a non-binding proposal to Shire that had an indicative value of £53.20 per Shire Ordinary Share, comprised of £24.44 in cash and 0.8960 New AbbVie Share (the "Recommended Proposal") (based on AbbVie's closing share price of $54.96 and an exchange rate of $1.00:£0.5840 on July 11, 2014). Ms. Kilsby indicated to Mr. Gonzalez that she believed that the Shire Board would be willing to recommend such a transaction subject to satisfactory resolution of the other terms of the Recommended Proposal.

        On July 14, 2014, Shire released an announcement stating that it had requested and received the Recommended Proposal. The announcement also stated that the Shire Board had indicated to AbbVie that it would be willing to recommend an offer at the price level of the Recommended Proposal to

Shire Shareholders subject to satisfactory resolution of the other terms of the offer, and indicated that the Shire Board was in discussions with AbbVie regarding the terms.

        On July 14 and 15, 2014, AbbVie, Shire and their respective UK and US legal advisors negotiated the terms of a non-disclosure agreement that provided for the confidential sharing of information relating to AbbVie with Shire. This non-disclosure agreement was executed on July 15, 2014.

        From the morning of July 15, 2014 through the early morning of July 18, 2014, representatives from AbbVie, J.P. Morgan and AbbVie's UK and US legal advisors met with representatives of Shire and Shire's financial advisors and UK and US legal advisors in New York City. In those meetings, due diligence discussions were held and the terms of a potential recommended transaction were negotiated. The negotiations centered around the conditions to the transaction, the process and timing of obtaining antitrust and competition clearances, whether a break fee or other compensation payment would apply if the Combination were not to be completed under various scenarios (including the AbbVie Board changing its recommendation or the AbbVie shareholders failing to approve the Combination) and arrangements for Shire employees.

        On July 17, 2014, the AbbVie Board held a special meeting to consider the proposed Combination. At the meeting, the AbbVie senior management, together with its legal and financial advisors, described to the AbbVie Board the proposed terms of the Combination, the financing of the Combination and the draft transaction agreements. Representatives of J.P. Morgan reviewed the financial terms and provided a financial analysis of the proposed transaction. J.P. Morgan rendered its oral opinion to the AbbVie Board that, as of such date and based upon and subject to the factors and assumptions set forth in its opinion, the exchange ratio of one New AbbVie Share for each outstanding AbbVie Share (other than AbbVie shares held by AbbVie as treasury stock or owned by AbbVie or any subsidiary of AbbVie) in the Combination (after giving effect to the consummation of the acquisition of Shire) was fair, from a financial point of view, to the AbbVie Stockholders. The full text of the J.P. Morgan written opinion, dated July 18, 2014, which sets forth the assumptions made, matters considered and limits on the review undertaken, is attached as Annex B to this proxy statement/prospectus.

        After considering the proposed terms of the Merger and the Arrangement and the various presentations of its legal and financial advisors, and taking into consideration the matters discussed during that meeting and prior meetings of the AbbVie Board, Executive Committee and prior discussions with AbbVie senior management, including the factors described under "—Reasons for the Combination," the AbbVie Board resolved that the Combination was in the best interest of AbbVie Stockholders and approved the Combination, recommended adoption of the Merger Agreement by AbbVie Stockholders, authorized AbbVie to enter into the Merger Agreement, the Co-operation Agreement and other agreements related to the Combination and authorized specified officers to negotiate, execute and deliver documents on behalf of AbbVie in connection with the Combination, and to cause subsidiaries to do the same and to take actions necessary or advisable to consummate the Combination.

        On the morning of July 18, 2014, AbbVie and Shire executed the Co-operation Agreement and the Merger Agreement and AbbVie and Shire jointly issued an announcement pursuant to Rule 2.7 of the UK Takeover Code that the AbbVie Board and the Shire Board had reached agreement on the terms of a recommended combination of Shire and AbbVie (the "Rule 2.7 Announcement").

Reasons for the Combination

        The AbbVie Board considered many factors in evaluating the Combination and in determining to recommend the adoption of the Merger Agreement. The AbbVie Board did not attribute any particular weight to any factors considered by it and did not form an opinion as to whether any individual factor

(positive or negative), considered in isolation, supported or failed to support its recommendation. Rather, the AbbVie Board considered the totality of the factors.

        In arriving at its determination, the AbbVie Board consulted with AbbVie's management, legal advisors, financial advisors and other advisors, reviewed a significant amount of information, considered a number of factors in its deliberations and concluded that the Combination is likely to result in significant strategic and financial benefits to AbbVie and AbbVie Stockholders, including:

  •
  the creation of a global market leader with unique characteristics and a compelling investment thesis by combining two companies with leadership positions in specialty pharmaceuticals;

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  the opportunity to leverage AbbVie's capabilities and infrastructure to make Shire's pipeline and products more successful than its stand-alone prospects;

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  the incremental sustainable leadership positions New AbbVie would be expected to have within high value market segments of significant unmet need, including immunology, rare diseases, neuroscience, metabolic diseases and liver disease (HCV), as well as multiple emerging oncology programs;

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  the strong complementary fit of Shire's platform with AbbVie's existing specialty focus, including physician access relationships, regulatory and market access capabilities, and patient-centric focus and the potential to develop global franchises from Shire's platform with AbbVie's existing expertise and development capabilities across areas such as gastrointestinal medicine, neuroscience, and rare oncology indications, combined with AbbVie's resources and scale;

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  the potential realization of tax and operational synergies by New AbbVie as a result of the Combination;

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  the immediate broader geographic penetration and scale of Shire as a result of the Combination, by leveraging AbbVie's existing, well-established global infrastructure across more than 170 countries, including commercial, regulatory and medical affairs, and market access in key emerging markets;

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  the enhancement of innovation and end-to-end R&D capabilities by leveraging AbbVie's established R&D infrastructure and expertise, which the AbbVie Board expects will generate:

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  a best-in-class product development platform, with near-term new product launches in liver disease (HCV), neuroscience, immunology, oncology, rare diseases, ophthalmology, and renal; and

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  expertise and infrastructure, including regulatory, health economics and outcomes research, and market access to expand product indications to meet patient needs;

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  the combined financial strength and R&D experience of New AbbVie;

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  the Combination's expected accretion to AbbVie's adjusted earnings per share in the first year following completion, growing to above $1.00 per share by 2020, with material ongoing financial and operating benefits;

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  the opportunity for New AbbVie to have an enhanced financial profile and greater strategic and financial flexibility as compared to AbbVie and Shire on a standalone basis, which would provide:

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  the opportunity to maximize Shire's rare disease and neuroscience franchises including resources to fully globalize Shire's planned launches;

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  the potential for strengthened sustainability of top-tier EPS growth, attractive available cash flow and enhanced return of capital policy; and

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    the basis for a world-class business development group to drive continued portfolio expansion and utilize M&A to supplement organic growth with access to cash and financial resources not available on a stand-alone basis.

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  the oral opinion of J.P. Morgan, subsequently confirmed in writing, that, as of July 17, 2014, and based upon and subject to the factors and assumptions set forth in its opinion, the exchange ratio of one New AbbVie Share for each outstanding AbbVie Share (other than AbbVie shares held by AbbVie as treasury stock or owned by AbbVie or any subsidiary of AbbVie) in the Combination (after giving effect to the consummation of the acquisition of Shire) was fair, from a financial point of view, to the AbbVie Stockholders. See "Background and Reasons for the Combination—Opinion of J.P. Morgan Securities LLC—Financial Advisor to AbbVie" beginning on page 55 of this proxy statement/prospectus.

        The AbbVie Board weighed these factors against a number of uncertainties, risks and potentially negative factors relevant to the Combination, including the following:

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  the fixed number of New AbbVie Shares to be issued per Shire Ordinary Share will not adjust downwards to compensate for changes in the price of AbbVie Shares or Shire Ordinary Shares prior to the completion of the Combination;

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  the adverse impact that business uncertainty pending the completion of the Combination could have on the businesses, relationships with customers, vendors, suppliers, partners and employees and the ability to attract, retain and motivate key personnel until the completion of the Combination;

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  the risk that AbbVie may be required to pay the Break Fee and Costs under certain circumstances specified in the Co-operation Agreement;

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  the challenges inherent in the combination of two business enterprises of the size and scope of AbbVie and Shire, including the possibility that the anticipated cost savings and synergies and other benefits sought to be obtained from the Combination might not be achieved in the time frame contemplated or at all or the other numerous risks and uncertainties which could adversely affect New AbbVie's operating results;

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  the risk that the Combination might not be completed in a timely manner or at all;

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  the fact that the UK Takeover Code limits the contractual commitments that could be obtained from Shire to take actions in furtherance of the Combination, and the Shire Board is not contractually obligated to recommend the Arrangement to the Shire Shareholders and may change its recommendation and withdraw its support for the Combination at any time;

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  the risk that the Combination may not be completed;

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  that failure to complete the Combination could cause AbbVie to incur significant fees and expenses and could lead to negative perceptions among investors, potential investors and customers;

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  the risk that a change in applicable law with respect to Section 7874 of the Code or any other US tax law, or official interpretations thereof, could cause New AbbVie to be treated as a US domestic corporation for US federal income tax purposes following the consummation of the Combination or otherwise adversely affect New AbbVie or its affiliates; and

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  the Combination is expected to be taxable for US federal income tax purposes to AbbVie Stockholders.

        The foregoing discussion of the information and factors considered by the AbbVie Board is not intended to be exhaustive, but is believed to include the material factors considered by the AbbVie Board. In view of the wide variety of factors considered by the AbbVie Board in connection with its evaluation of the Combination, the AbbVie Board did not consider it practical to, and did not, quantify, rank or otherwise assign specific weights to the factors that it considered in reaching its determination and recommendation. In considering the factors described above and other factors, individual members of the AbbVie Board may have given different weight to different factors. The AbbVie Board considered this information as a whole, and overall considered the information and factors to be favorable to, and in support of, its determinations and recommendation.

        We realize there can be no assurance about future results, including results expected as described in the reasons listed above, such as assumptions regarding benefits to be realized following the Combination. The AbbVie Board's reasons for the Combination and all other information in this section are forward-looking in nature and, therefore, should be read in light of the factors discussed in the sections of this proxy statement/prospectus captioned "Risk Factors" beginning on page 25 and "Cautionary Statement Regarding Forward-Looking Statements" beginning on page 34.

Opinion of J.P. Morgan Securities LLC—Financial Advisor to AbbVie

        Pursuant to an engagement letter dated April 7, 2014, AbbVie retained J.P. Morgan as its financial advisor in connection with the Combination to, among other things, deliver a fairness opinion in connection with the Combination. AbbVie selected J.P. Morgan as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in the industries of AbbVie and Shire and in transactions similar to the Combination.

        At the meeting of the AbbVie Board on July 17, 2014, J.P. Morgan rendered its oral opinion to the AbbVie Board that, as of such date and based upon and subject to the factors and assumptions set forth in its opinion, the Exchange Ratio of one New AbbVie Share for each outstanding AbbVie Share (other than AbbVie Shares held by AbbVie as treasury stock or owned by AbbVie or any subsidiary of AbbVie) in the Combination (after giving effect to the consummation of the acquisition of Shire) was fair, from a financial point of view, to the AbbVie Stockholders. J.P. Morgan has confirmed its July 17, 2014 oral opinion by delivering its written opinion to the AbbVie Board, dated July 18, 2014, that, as of such date, and based upon and subject to the factors and assumptions set forth therein, the Exchange Ratio (after giving effect to the consummation of the acquisition of Shire) was fair, from a financial point of view, to the AbbVie Stockholders. No limitations were imposed by the AbbVie Board upon J.P. Morgan with respect to the investigations made or procedures followed by it in rendering its opinions.

        The full text of the written opinion of J.P. Morgan dated July 18, 2014, which sets forth the assumptions made, matters considered and limits on the review undertaken, is attached as Annex B to this proxy statement/prospectus and is incorporated herein by reference. AbbVie Stockholders are urged to read the opinion in its entirety. J.P. Morgan's written opinion is addressed to the AbbVie Board, is directed only to the Exchange Ratio in the Combination (after giving effect to the consummation of the acquisition of Shire) and does not constitute a recommendation to any AbbVie Stockholder as to how such stockholder should vote with respect to the Combination or any other matter. The summary of the opinion of J.P. Morgan set forth in this proxy statement/prospectus is qualified in its entirety by reference to the full text of such opinion.

        In arriving at its opinion, J.P. Morgan, among other things:

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  reviewed the Co-operation Agreement, the Merger Agreement and the Rule 2.7 Announcement;

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  reviewed certain publicly available business and financial information concerning Shire and AbbVie and the industries in which they operate;

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  compared the proposed financial terms of the Combination with the publicly available financial terms of certain transactions involving companies J.P. Morgan deemed relevant and the consideration received for such companies;

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  compared the financial and operating performance of Shire and AbbVie with publicly available information concerning certain other companies J.P. Morgan deemed relevant and reviewed the current and historical market prices of Shire Ordinary Shares and AbbVie Shares and certain publicly traded securities of such other companies;

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  reviewed certain internal financial analyses and forecasts prepared by the management of AbbVie, as described in the section captioned "AbbVie and Shire Unaudited Prospective Financial Information" beginning on page 84, relating to its business and Shire's business;

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  reviewed estimated cost savings, tax savings and related expenses and synergies expected to result from the Combination; and

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  performed such other financial studies and analyses and considered such other information as J.P. Morgan deemed appropriate for the purposes of its opinion.

        In addition, J.P. Morgan held discussions with certain members of the management of AbbVie with respect to certain aspects of the Combination, and the past and current business operations of Shire and AbbVie, the financial condition and future prospects and operations of Shire, AbbVie and New AbbVie, the effects of the Combination on the financial condition and future prospects of Shire, AbbVie and New AbbVie, and certain other matters J.P. Morgan believed necessary or appropriate to its inquiry.

        In giving its opinion, J.P. Morgan relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with J.P. Morgan by Shire and AbbVie or otherwise reviewed by or for J.P. Morgan, and J.P. Morgan did not independently verify (nor has it assumed responsibility or liability for independently verifying) any such information or its accuracy or completeness. J.P. Morgan did not conduct and was not provided with any valuation or appraisal of any assets or liabilities, nor did J.P. Morgan evaluate the solvency of Shire or AbbVie under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to it or derived therefrom, including the synergies referred to above, J.P. Morgan assumed that they were reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management of AbbVie as to the expected future results of operations and financial condition of Shire, AbbVie and New AbbVie to which such analyses or forecasts relate. J.P. Morgan expressed no view as to such analyses or forecasts (including the synergies referred to above) or the assumptions on which they were based. In addition, at AbbVie's direction, J.P. Morgan did not take into account for purposes of its analyses any taxes that may be payable in connection with the Combination. J.P. Morgan also assumed that the Combination and the other transactions contemplated by the Co-operation Agreement and the Merger Agreement will be consummated as described in the Co-operation Agreement, the Merger Agreement and the Rule 2.7 Announcement. J.P. Morgan also assumed that the representations and warranties made by AbbVie, Shire, New AbbVie and Merger Sub in the Co-operation Agreement and the Merger Agreement and the related agreements are and will be true and correct in all respects material to J.P. Morgan's analysis. J.P. Morgan is not a legal, regulatory or tax expert and relied on the assessments made by advisors to AbbVie with respect to such issues. J.P. Morgan further assumed that all material governmental, regulatory or other consents and approvals necessary for the completion of the Combination will be obtained without any adverse effect on Shire or AbbVie or on the contemplated benefits of the Combination.

        J.P. Morgan's opinion is based on economic, market and other conditions as in effect on, and the information made available to J.P. Morgan as of, the date of such opinion. It should be understood that subsequent developments may affect J.P. Morgan's written opinion dated July 18, 2014, and J.P. Morgan does not have any obligation to update, revise, or reaffirm such opinion. J.P. Morgan's opinion is limited to the fairness, from a financial point of view, to the AbbVie Stockholders of the Exchange Ratio (after giving effect to the consummation of the acquisition of Shire), and J.P. Morgan expressed no opinion as to the fairness of the Exchange Ratio to the holders of any other class of securities, creditors or other constituencies of AbbVie or as to the underlying decision by AbbVie to engage in the Combination. Furthermore, J.P. Morgan expressed no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the Combination, or any class of such persons relative to the Exchange Ratio in the Combination or with respect to the fairness of any such compensation. J.P. Morgan expressed no opinion as to the price at which the AbbVie Shares, the Shire Ordinary Shares, Shire ADSs or New AbbVie Shares will trade at any future time.

Important Information About the Projections

        As part of AbbVie's planning process for 2014, AbbVie senior management prepared long-range projections that reflected unaudited prospective financial information about AbbVie (the "AbbVie Projections"), and in connection with the evaluation of the Combination, AbbVie prepared unaudited prospective financial information relating to Shire (the "Projections for Shire" and, together with the AbbVie Projections, the "Projections") and made this information available to J.P. Morgan. The Projections were not prepared with a view toward complying with US GAAP, the published guidelines of the SEC regarding projections or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Neither AbbVie's nor Shire's independent registered public accounting firm have compiled, examined, or performed any procedures with respect to the Projections, nor have they expressed any opinion or any other form of assurance on the Projections or the achievability of the results reflected in the Projections, and they assume no responsibility for the Projections. The Ernst & Young reports incorporated by reference in this proxy statement/prospectus relate to AbbVie's historical financial information, and the Deloitte and KPMG reports incorporated by reference in this proxy statement/prospectus relate to Shire's historical financial information and AbbVie's historical financial information prior to January 1, 2013. They do not extend to the Projections and should not be read to do so.

        While presented with numeric specificity, the Projections were based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of AbbVie and New AbbVie. Important factors that may affect actual results and cause the Projections not to be achieved include, but are not limited to, risks and uncertainties relating to AbbVie's, New AbbVie's, and Shire's business (including its ability to achieve strategic goals, objectives and targets over the applicable periods), industry performance, the regulatory environment, general business and economic conditions, future acquisition activity, uncertainty regarding AbbVie's, New AbbVie's, and Shire's ability to develop its pipeline, the development of generic alternatives to AbbVie's, New AbbVie's, and Shire's products and other factors described or referenced in the section captioned "Cautionary Statement Regarding Forward-Looking Statements" beginning on page 34. Some or all of the assumptions which have been made regarding, among other things, the timing of certain occurrences or impacts, may change or may have changed since the date the Projections were made. AbbVie has not updated and does not intend to update (excluding possible ordinary course updates of AbbVie's fiscal 2014 guidance) or otherwise revise the Projections to reflect circumstances existing after the date when made or to reflect the occurrence of future events, even in the event that any or all of the assumptions on which the Projections were based are shown to be in error. There can be no assurance that the results reflected in any of the Projections will be realized or that actual results will not materially vary from the Projections. In addition, since the Projections cover multiple years, such information by its nature becomes less predictive with each successive year. For the reasons described above, readers of this proxy statement/prospectus are cautioned not to unduly rely on the Projections. Neither Shire nor

AbbVie has made any representation to AbbVie or Shire, as applicable, or any other person concerning any of Projections.

        The AbbVie Projections and the Projections for Shire have been properly compiled on the basis of the assumptions stated in Schedule I and the basis of accounting used is consistent with AbbVie's accounting policies.

        The AbbVie Projections and the Projections for Shire have not been reported on by financial advisers or reporting accountants under Rule 28 of the UK Takeover Code.

        AbbVie Stockholders are urged to review AbbVie's and Shire's most recent SEC filings for a description of risk factors with respect to AbbVie's and Shire's businesses. Please also see the sections captioned "Risk Factors" beginning on page 25, "Where You Can Find More Information" beginning on page 168 and "Cautionary Statement Regarding Forward-Looking Statements" beginning on page 34.

Summary of material financial analyses

        In accordance with customary investment banking practice, J.P. Morgan employed generally accepted valuation methods in reaching its opinion. The following is a summary of the material financial analyses utilized by J.P. Morgan in connection with providing its opinion.

  Public Trading Multiples Analysis

  Shire

        Using publicly available information, J.P. Morgan compared selected financial data of Shire with similar data for selected publicly traded companies engaged in businesses which J.P. Morgan judged to be analogous to Shire. The companies selected by J.P. Morgan were:

  •
  Baxter International Inc.;

  •
  Valeant Pharmaceuticals International, Inc. ("Valeant");

  •
  Merck KGaA;

  •
  Allergan, Inc. ("Allergan");

  •
  UCB, S.A.;

  •
  Actelion Ltd.; and

  •
  Endo International plc

        These companies were selected, among other reasons, because they are specialty pharmaceutical companies that share similar characteristics with Shire. For each selected company, J.P. Morgan calculated and compared various financial multiples and ratios of the selected companies. All of these calculations on the selected companies were performed and based on publicly available financial data (including information obtained from FactSet Research Systems Inc.) and closing prices as of July 16, 2014, which was the day before the AbbVie Board voted to approve of the Combination (except for Valeant, for which J.P. Morgan calculated and compared the multiples and ratios as of April 17, 2014, which was the last trading day prior to market consolidation rumors following speculation of Pfizer Inc.'s interest in AstraZeneca plc, and Allergan, for which J.P. Morgan calculated and compared the multiples and ratios as of April 10, 2014, which was the last trading day prior to Pershing Square's disclosure that it had acquired at least a 5% stake in Allergan).

        With respect to the selected companies, J.P. Morgan reviewed, among other things, the firm value, or FV, (calculated as the market value of the particular company's common equity on a fully-diluted treasury-stock basis taking into account options, restricted stock units and warrants plus total debt, plus preferred equity, plus non-controlling interest, less equity in affiliates, less cash and cash equivalents) compared to calendar year 2015 estimated earnings before interest, taxes, depreciation and amortization, commonly referred to as EBITDA, to determine the range of multiples for FV/2015 estimated EBITDA, which ranged from a low of 8.2x to a high of 17.2x. J.P. Morgan applied a range of 10.0x to 16.0x derived from such analysis to 2015 estimated calendar year EBITDA of Shire provided by management of AbbVie in order to calculate an implied value per Shire Ordinary Share.

        J.P. Morgan also reviewed each selected company's estimated calendar year 2015 per common share price to earnings ratio, or P/E, to determine a range of multiples for the selected companies for calendar year 2015 estimated P/E, which ranged from a low of 11.5x to a high of 26.1x. J.P. Morgan applied a range of 13.0x to 21.0x derived from such analysis to 2015 estimated EPS of Shire provided by management of AbbVie in order to calculate an implied value per Shire Ordinary Share.

        The results of such analyses are set forth in the chart below, as compared to the implied price per Shire Ordinary Share in the proposed transaction of £52.49, which was the implied price per Shire Ordinary Share calculated by J.P. Morgan as of July 16, 2014.

Implied Per Share Equity Value Reference Range for Shire(1)
FV/2015E EBITDA	2015E P/E	Implied Value of the Consideration
£28.00 - £45.50	£28.50 - £45.75	£52.49

(1)
Rounded to nearest £0.25.

        No company used in this analysis is identical or directly comparable to Shire. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the public trading or other values of the companies to which Shire was compared.

  AbbVie

        Using publicly available information, J.P. Morgan compared selected financial data of AbbVie with similar data for selected publicly traded companies engaged in businesses which J.P. Morgan judged to be analogous to AbbVie. The companies selected by J.P. Morgan were:

  •
  Johnson & Johnson;

  •
  Roche Holding Ltd.;

  •
  Novartis AG;

  •
  Pfizer Inc.;

  •
  Merck & Co., Inc.;

  •
  GlaxoSmithKline plc;

  •
  Sanofi;

  •
  Bristol-Myers Squibb Company;

  •
  AstraZeneca plc ("AstraZeneca"); and

  •
  Eli Lilly and Company

        These companies were selected, among other reasons, because they are pharmaceutical companies that share similar characteristics with AbbVie. For each selected company, J.P. Morgan calculated and compared various financial multiples and ratios of AbbVie and the selected companies. All of these calculations on the selected companies were performed and based on publicly available financial data (including information obtained from Bloomberg L.P. and FactSet Research Systems Inc.) and closing prices as of July 16, 2014, which was the day before AbbVie's board voted to approve of the Combination (except for AstraZeneca, for which J.P. Morgan calculated and compared the multiples and ratios as of April 17, 2014, which was the last trading day prior to speculation of Pfizer's Inc.'s interest in AstraZeneca).

        With respect to the selected companies, J.P. Morgan reviewed, among other things, the FV compared to calendar year 2015 estimated EBITDA to determine the range of multiples for FV/2015 estimated EBITDA, which ranged from a low of 7.9x to a high of 21.2x. J.P. Morgan applied a range of 9.0x to 13.5x derived from such analysis to 2015 estimated calendar year EBITDA of AbbVie provided by management of AbbVie in order to calculate an implied value per AbbVie Share.

        J.P. Morgan also reviewed each selected company's estimated calendar year P/E ratio to determine a range of multiples for the selected companies for calendar year 2015 estimated P/E, which ranged from a low of 13.2x to a high of 28.9x. J.P. Morgan applied a range of 13.0x to 17.0x derived from such analysis to 2015 estimated calendar year P/E of AbbVie provided by management of AbbVie in order to calculate an implied value per AbbVie Share.

        The results of such analyses are set forth in the chart below, as compared to the price per AbbVie Share as of July 16, 2014 of $53.65:

Implied Per Share Equity Value Reference Range for AbbVie(1)
FV/2015E EBITDA	2015E P/E	Price per Share as of July 16, 2014
$41.25 - $63.25	$45.50 - $59.25	$53.65

(1)
Rounded to nearest $0.25

        No company used in this analysis is identical or directly comparable to AbbVie. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the public trading or other values of the companies to which AbbVie was compared.

  Selected Transactions Analysis

        Using publicly available information, J.P. Morgan examined the following selected transactions involving companies engaged in businesses which J.P. Morgan judged to be analogous to Shire since October 2010:

Target	Acquiror	Announcement Date
Allergan, Inc.	Valeant Pharmaceuticals International, Inc.	May 30, 2014
Forest Laboratories, Inc.	Actavis, Inc.	February 18, 2014
Onyx Pharmaceuticals, Inc.	Amgen Inc.	August 25, 2013
Warner Chilcott plc	Actavis, Inc.	May 20, 2013
Cephalon, Inc.	Teva Pharmaceutical Industries Ltd.	May 2, 2011
Genzyme Corporation	sanofi-aventis	February 16, 2011
King Pharmaceuticals, Inc.	Pfizer Inc.	October 12, 2010

        For each selected transaction, J.P. Morgan derived the implied firm value of the target company based on the announced transaction price as a multiple of the target company's estimated EBITDA for the first full calendar year after the year of the announcement of such transaction if announced before June 30, and the second full calendar year after the year of the announcement of such transaction if announced after June 30, which ranged from a low of 6.8x to a high of 19.9x (or 14.9x excluding the Valeant May 30, 2014 offer for Allergan). J.P. Morgan applied a range of 11.0x to 19.9x (or 14.5x excluding the Valeant May 30, 2014 offer for Allergan) derived from such analysis to 2015 estimated calendar year EBITDA of Shire provided by management of AbbVie in order to calculate an implied value per Shire Ordinary Share. J.P. Morgan reviewed the precedent multiple ranges with and without taking into account Valeant's pending offer for Allergan because while the potential Allergan transaction would be one of the most significant pharmaceutical industry acquisitions in recent years, it was not, as of the date of J.P. Morgan's opinion, an agreed transaction and may not occur at all or on the terms which imply the 19.9x multiple. Based on this analysis, J.P. Morgan estimated a range of equity values for Shire Ordinary Shares of between £31.00 and £56.75 per share (rounded to the nearest £0.25), or £41.07 per share excluding the multiple implied by the Valeant May 30, 2014 offer for Allergan.

  Discounted Cash Flow Analysis

  Shire

        J.P. Morgan conducted a discounted cash flow analysis for the purpose of determining an implied present value per share for the Shire Ordinary Shares as of December 31, 2014 both on a stand-alone basis (i.e., without the synergies addressed above) and after giving effect to the synergies anticipated by the management of AbbVie from the transaction, including tax synergies and operating synergies, net of the cost to achieve such synergies and other integration and restructuring costs.

        J.P. Morgan calculated the unlevered free cash flows that Shire is expected to generate during fiscal years 2015 through 2034 based upon financial projections in respect of Shire prepared by the management of AbbVie, which made certain assumptions relating to Shire's operations. J.P. Morgan calculated free cash flow as EBITDA less cash taxes, capital expenditures, and less the amount of any increase or plus the amount of any decrease in net working capital. J.P. Morgan also calculated a range of terminal asset values of Shire at the end of the 20-year period ending 2034 by applying a terminal growth rate ranging from (0.5)% to (1.5)% to the unlevered free cash flow of Shire during the final year of the 20-year period. The unlevered free cash flows and the range of terminal asset values were then discounted to present values using a range of discount rates from 7.5% to 8.5%, which were chosen by J.P. Morgan based upon an analysis of the weighted average cost of capital of Shire.

        Based on the AbbVie management projections and a range of discount rates from 7.5% to 8.5%, the discounted cash flow analysis indicated ranges of implied equity values per Shire Ordinary Share of between £33.50 (rounded to the nearest £0.25) and £37.06 on a stand-alone basis (i.e., without synergies) and between £33.50 and £59.00 (rounded to the nearest £0.25) after giving effect to the synergies anticipated by management of AbbVie.

  AbbVie

        J.P. Morgan conducted a discounted cash flow analysis for the purpose of determining an implied fully diluted equity value per share for the AbbVie Shares as of December 31, 2014.

        J.P. Morgan calculated the unlevered free cash flows that AbbVie is expected to generate during fiscal years 2015 through 2024 based upon financial projections prepared by the management of AbbVie. J.P. Morgan calculated free cash flow as EBITDA less cash taxes, capital expenditures, and less the amount of any increase or plus the amount of any decrease in net working capital, and plus the change in other operating items. J.P. Morgan also calculated a range of terminal asset values of AbbVie at the end of the 10-year period ending 2024 by applying a terminal growth rate ranging from (0.5)% to (1.5)% to the unlevered free cash flow of AbbVie during the final year of the 10-year period. The unlevered free cash flows and the range of terminal asset values were then discounted to present values using a range of discount rates from 7.5% to 8.5%, which were chosen by J.P. Morgan based upon an analysis of the weighted average cost of capital of AbbVie.

        Based on the AbbVie management projections and a range of discount rates from 7.5% to 8.5%, the discounted cash flow analysis indicated a range of equity values of between $49.25 and $59.00 (rounded to the nearest $0.25) per AbbVie Share.

  Relative Valuation Analysis

        Based upon the implied valuations for each of AbbVie and Shire derived above under "Public Trading Multiples" and "Discounted Cash Flow Analysis," J.P. Morgan calculated a range of implied exchange ratios for a Shire Ordinary Share to an AbbVie Share by dividing the low end of each implied equity value range per Shire Ordinary Share by the high end of each implied equity value range per AbbVie Share and by dividing the high end of each implied equity value range per Shire Ordinary Share by the low end of each implied equity value range per AbbVie Share. In each case, J.P. Morgan assumed an exchange rate of £1.00 to $1.7137. For purposes of this analysis, J.P. Morgan adjusted the ranges of implied exchange ratios derived in this analysis for the £24.44 cash consideration to be paid to the holders of each Shire Ordinary Share in order to permit a comparison of these ranges of implied exchange ratios to the exchange ratio in the Acquisition of 0.8960 New AbbVie Share per Shire Ordinary Share.

        This analysis indicated the following implied exchange ratios compared, in each case, to the equivalent exchange ratio in the Acquisition of 0.8960 New AbbVie Share per Shire Ordinary Share:

Comparison	Range of Implied Exchange Ratios
Public Trading Multiples
FV / 2015E EBITDA	0.0972x - 0.8726x
2015E P/E	0.1149x - 0.7993x
Discounted Cash Flow Analysis(1)	0.2614x - 1.3301x

(1)
Range takes into account synergies.

  Illustrative Pro Forma Value Creation

        J.P. Morgan also considered the potential value creation of the Combination for AbbVie Stockholders based on a comparison of the equity value implied for AbbVie on a standalone basis and the potential pro forma combined company equity value of New AbbVie after the Combination attributable to the equity ownership interest of legacy AbbVie stockholders. J.P. Morgan determined the pro forma New AbbVie equity value by calculating (x) the sum of (i) the equity value of AbbVie using the midpoint value determined in J.P. Morgan's discounted cash flow analysis described above, (ii) the equity value of Shire using the midpoint value determined in J.P. Morgan's discounted cash flow analysis described above and (iii) the estimated present value of the operational synergies and tax synergies (calculated net of transaction costs, expenses and integration costs), less (y) the cash consideration to be received by the Shire Shareholders in the Combination. J.P. Morgan then calculated the value attributable to AbbVie's proportionate interest in the resulting implied equity value of the pro forma combined New AbbVie based on the equity ownership percentage of AbbVie Stockholders in New AbbVie implied by the exchange ratio of 0.8960 New AbbVie Share for each Shire Ordinary Share and one New AbbVie Share for each AbbVie Share. This analysis indicated that the potential pro forma value for AbbVie Stockholders attributable to their proportionate interest in New AbbVie was greater than such AbbVie Stockholders' equity value in AbbVie based on the mid-point value of AbbVie determined in J.P. Morgan's discounted cash flow analysis described above.

  Other Information

        J.P. Morgan reviewed the share price trading history of Shire for the one-year period prior to June 19, 2014 which was the day before AbbVie announced it had made an indicative approach to Shire. During this period, J.P. Morgan noted that the Shire Ordinary Shares traded as low as £19.95 per share and as high as £37.85 per ordinary share, as compared to the closing price of the Shire Ordinary Shares on April 17, 2014 of £29.25 per ordinary share and the implied value of the Combination consideration of £52.49 per ordinary share, which was the implied price per Shire Ordinary Share calculated by J.P. Morgan as of July 16, 2014.

        J.P. Morgan also reviewed the share price trading history of AbbVie for the one-year period prior to the June 19, 2014 unaffected date relating to AbbVie, which was the day before AbbVie announced that it had made an indicative approach to Shire. During this period, J.P. Morgan noted that the AbbVie Shares traded as low as $41.06 per share and as high as $55.30 per share, as compared to the closing price of the AbbVie Shares on June 19, 2014 of $54.19 and the closing price of AbbVie Shares on July 16, 2014 of $53.65.

        J.P. Morgan reviewed the most recent publicly available equity research analyst share price targets for Shire Ordinary Shares prior to the June 19, 2014, which ranged from a low of £31.00 per share to a high of £43.50 per share, with a median share price target of £37.93 per share, as compared to the closing price of the Shire Ordinary Shares on April 17, 2014 of £29.25 per ordinary share and the implied value of the Combination consideration of £52.49 per ordinary share, which was the implied price per Shire Ordinary Share calculated by J.P. Morgan as of July 16, 2014.

        J.P. Morgan reviewed the most recent publicly available equity research analyst share price targets for AbbVie Shares prior to the June 19, 2014 unaffected date relating to AbbVie, which ranged from a low of $44.00 per share to a high of $66.00 per share, with a median share price target of $57.00 per share, as compared to the closing price of the AbbVie shares on June 19, 2014 of $54.19 and the closing price of AbbVie shares on July 16, 2014 of $53.65.

        Based upon the implied valuations for each of AbbVie and Shire's historical trading price and equity research analyst share price targets, J.P. Morgan calculated a range of implied exchange ratios of a Shire Ordinary Share to a New AbbVie Share, and then compared that range of implied exchange ratios to the equivalent exchange ratio in the Combination of 0.8960 New AbbVie Share per Shire Ordinary Share. For each of the analyses referred to above, J.P. Morgan calculated the ratio implied by dividing the low end of each implied equity value of Shire by the high end of each implied equity value of AbbVie. J.P. Morgan also calculated the ratio implied by dividing the high end of each implied equity value of Shire by the low end of each implied equity value of AbbVie. In each case, J.P. Morgan assumed an exchange rate of £1.00 to $1.7137.

Comparison	Range of Implied Exchange Ratios
52 week unaffected high-low	NM - 0.5597x
Analyst price targets	0.1703x - 0.7423x

        However, J.P. Morgan noted that historical trading and analyst price target analyses are not valuation methodologies but presented these analyses merely for informational purposes.

        The foregoing summary of certain material financial analyses does not purport to be a complete description of the analyses or data presented by J.P. Morgan. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. J.P. Morgan believes that the foregoing summary and its analyses must be considered as a whole and that selecting portions of the foregoing summary and these analyses, without considering all of its analyses as a whole, could create an incomplete view of the processes underlying the analyses and its opinion. In arriving at its opinion, J.P. Morgan did not attribute any particular weight to any analyses or factors considered by it and did not form an opinion as to whether any individual analysis or factor (positive or negative), considered in isolation, supported or failed to support its opinion. Rather, J.P. Morgan considered the totality of the factors and analyses performed in determining its opinion. Analyses based upon forecasts of future results are inherently uncertain, as they are subject to numerous factors or events beyond the control of the parties and their advisors. Accordingly, forecasts and analyses used or made by J.P. Morgan are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by those analyses. Moreover, J.P. Morgan's analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be bought or sold. None of the selected companies reviewed as described in the above summary is identical to AbbVie or Shire, and none of the selected transactions reviewed was identical to the Combination. However, the companies selected were chosen because they are publicly traded companies with operations and businesses that, for purposes of J.P. Morgan's analysis, may be considered similar to those of AbbVie and Shire. The transactions selected were similarly chosen because their participants, size and other factors, for purposes of J.P. Morgan's analysis, may be considered similar to the Combination. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the companies compared to AbbVie and Shire and the transactions compared to the Combination.

        As a part of its investment banking business, J.P. Morgan and its affiliates are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes. J.P. Morgan was selected to advise AbbVie with respect to the Combination and deliver an opinion to the AbbVie Board with respect to the Combination on the basis of such experience and its familiarity with AbbVie.

        For services rendered in connection with the Combination and the delivery of its opinion, AbbVie has agreed to pay J.P. Morgan a fee of $45,000,000, a substantial portion of which will become payable only if the proposed Combination is consummated. In addition, AbbVie has agreed to reimburse J.P. Morgan for its expenses incurred in connection with its services, including the fees and disbursements of counsel, and will indemnify J.P. Morgan against certain liabilities, including liabilities arising under the Federal securities laws.

        During the two years preceding the date of its opinion, neither J.P. Morgan nor its affiliates have had any material financial advisory or other material commercial or investment banking relationships with Shire. During the two years preceding the date of its opinion, J.P. Morgan and its affiliates have had commercial or investment banking relationships with AbbVie for which J.P. Morgan and such affiliates have received customary compensation. Such services during such period have included acting as joint bookrunner and joint lead arranger on AbbVie's credit facility in July 2012 and acting as a joint bookrunner on AbbVie's bond offering in November 2012. J.P. Morgan and its affiliates also are arranging and providing financing to AbbVie in connection with the Combination for customary compensation. See the Section captioned "Financing" beginning on page 88.

        In addition, J.P. Morgan and its affiliates maintain banking and other business relationships with AbbVie and its affiliates, for which it receives customary fees. In the ordinary course of their businesses, J.P. Morgan and its affiliates may actively trade the debt and equity securities of AbbVie or Shire for their own accounts or for the accounts of customers and, accordingly, they may at any time hold long or short positions in such securities.

OVERVIEW OF THE COMBINATION

        The Combination will be implemented in two main steps, which are the Arrangement and the Merger:

        In the Arrangement:

  •
  the Shire Ordinary Shares will be cancelled, other than Shire Ordinary Shares held by Shire in treasury,

  •
  Shire Shareholders will receive £24.44 in cash and will be issued 0.8960 New AbbVie Share in consideration for each Shire Ordinary Share so cancelled (an amount in US dollars equal to £73.32 in cash and 2.6880 New AbbVie Shares for each Shire ADS), and

  •
  new ordinary shares of Shire will be issued to Foreign Holdco.

        In the Merger:

  •
  Merger Sub will be merged with and into AbbVie, and

  •
  each AbbVie Share, other than AbbVie Shares held by AbbVie as treasury stock, will be converted into the right to receive one New AbbVie Share.

        As a result of the Combination, AbbVie and Shire will each become indirect wholly owned subsidiaries of New AbbVie, and AbbVie Stockholders and Shire Shareholders will become New AbbVie Shareholders. We estimate that, upon the completion of the Combination, AbbVie Stockholders will own approximately 75% of the New AbbVie Shares, and Shire Shareholders will receive approximately £14.6 billion in cash in the aggregate and will own approximately 25% of the New AbbVie Shares.

        Based on the number of Shire Shares outstanding as of [    •    ], 2014 and the number of AbbVie Shares outstanding as of the Record Date, New AbbVie is expected to issue approximately [    •    ] New AbbVie Shares to the Shire Shareholders upon completion of the Arrangement and approximately [    •    ] New AbbVie Shares to the AbbVie Shareholders upon completion of the Merger.

        The Arrangement is conditioned on, among other things, the approval of the Merger Agreement Proposal by the holders of a majority of the AbbVie Shares outstanding and entitled to vote. The consummation of the Merger is conditioned on the completion of the Arrangement.

        The diagram below illustrates in a simplified manner New AbbVie's corporate structure before and after the completion of the Combination.

 THE ARRANGEMENT AND THE CO-OPERATION AGREEMENT

        The Combination will be implemented in two main steps: the Arrangement and the Merger. In the Arrangement, the Shire Ordinary Shares will be cancelled (which will be effected by the Reduction of Capital) and Shire Shareholders will receive £24.44 in cash and 0.8960 New AbbVie Share in consideration for each Shire Ordinary Share so cancelled (an amount in US dollars equal to £73.32 in cash and 2.6880 New AbbVie Shares for each Shire ADS). The reserve resulting from the Reduction of Capital will be used to pay up in full the new ordinary Shire shares to be issued to Foreign Holdco in a number equal to that cancelled pursuant to the Arrangement. As a result of the Arrangement, Shire will become an indirect wholly owned subsidiary of New AbbVie, and Shire Shareholders will become New AbbVie Shareholders. Upon completion of the Combination, we estimate that Shire Shareholders will receive approximately £14.6 billion in cash in the aggregate and will own approximately 25% of New AbbVie Shares. The Arrangement is conditioned on, among other things, the approval of the Merger Agreement Proposal by the holders of a majority of the AbbVie Shares outstanding and entitled to vote. The consummation of the Merger is conditioned on the completion of the Arrangement.

        The Arrangement and the Combination were announced pursuant to the Rule 2.7 Announcement.

The Arrangement

  Basic Terms

        The Arrangement will be effected pursuant to a statutory procedure under the Jersey Companies Law pursuant to which the Royal Court of Jersey may approve the proposed arrangement between Shire and the Shire Shareholders. Upon the Arrangement becoming effective in accordance with the Jersey Companies Law, it will be binding upon them. Pursuant to the Arrangement, New AbbVie will become the indirect owner of the entire issued and to be issued share capital of Shire and will issue New AbbVie Shares to existing Shire Shareholders.

        It is expected that the New AbbVie Shares to be issued to Shire Shareholders under the Arrangement will be issued in reliance upon the exemption from the registration requirements of the Securities Act provided by Section 3(a)(10) thereof. For more information, see "Listing of New AbbVie Shares to be Issued in Connection with the Combination" beginning on page 87.

        If any dividend or other distribution or return of capital is proposed, declared, made, paid or becomes payable by Shire in respect of a Shire Ordinary Share on or after the date of the Rule 2.7 Announcement and prior to the Arrangement becoming effective other than dividends in an aggregate amount of up to £0.15 per Shire Ordinary Share declared by Shire on or after the date of the Rule 2.7 Announcement and prior to completion of the Combination, New AbbVie reserves the right to reduce the value of the consideration payable for each Shire Ordinary Share under the Arrangement by up to the amount per Shire Ordinary Share of such dividend, distribution or return of capital except where the Shire Ordinary Share is or will be acquired pursuant to the Arrangement on a basis which entitles New AbbVie to receive the dividend, distribution or return of capital and to retain it.

  Conditions to the Arrangement

        The Arrangement requires approval of a resolution proposing the Arrangement at the Shire Court Meeting. The Arrangement must be approved at the Shire Court Meeting by a majority in number of the Shire Shareholders present and voting, either in person or by proxy at the Shire Court Meeting or any adjournment thereof, representing 3/4ths or more of the voting rights of those Shire Shareholders at the Shire Court Meeting or at any adjournment thereof. In addition, the implementation of the Arrangement will require approval by the requisite majority of Shire Shareholders of resolutions to be proposed at the Shire General Meeting, which is expected to be held immediately after the Shire Court Meeting.

        The Arrangement must also be sanctioned and the Reduction of Capital must be confirmed by the Royal Court of Jersey at the Shire Court Hearing. All Shire Shareholders are entitled to attend the Shire Court Hearing, in person or through a Jersey-qualified advocate, to support or oppose the sanctioning of the Arrangement. The Arrangement will only become effective pursuant to its terms upon delivery to the Registrar of the Act of Court sanctioning the Arrangement pursuant to the Jersey Companies Law and (in relation to the Reduction of Capital) registration of the Act of Court relating thereto by the Registrar.

        The consummation of the Arrangement is also subject to clearance by antitrust authorities in the European Union, the United States, Canada, Ukraine, Israel, Russia, Turkey, Brazil, Japan and Jersey (the "Regulatory Conditions"). See the section captioned "Regulatory Approvals" beginning on page 81.

        In addition, the consummation of the Arrangement is subject, among other things, to the following conditions:

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  except as provided in the Co-operation Agreement, the Shire Court Meeting being convened on or before the Shire Court Meeting Date;

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  except as provided in the Co-operation Agreement, the Shire General Meeting being convened on or before the Shire Court Meeting Date;

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  except as provided in the Co-operation Agreement, the Shire Court Hearing being held on or before the Shire Court Hearing Date;

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  the Arrangement becoming unconditional and effective pursuant to its terms no later than the Final Long Stop Date;

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  receipt of the Shire Court Meeting Approval, the Shire General Meeting Approval and the Shire Court Hearing Approval;

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  approval of the AbbVie Merger Agreement Proposal by the affirmative vote of the holders of a majority of outstanding AbbVie Shares entitled to vote;

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  the Form S-4 having become effective under the Securities Act and not having been the subject of any stop order suspending its effectiveness, and no proceedings seeking any such stop order having been initiated or threatened by the SEC;

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  the NYSE having authorized the listing of all of the New AbbVie Shares upon official notice of issuance and not having withdrawn such authorization; and

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  no relevant authority or any other person or body in any jurisdiction having decided to take, instituted, implemented or threatened any action, proceedings, suit, investigation, enquiry or reference, or made, proposed or enacted any statute, regulation, order or decision or taken any other steps, and there not continuing to be outstanding any statute, regulation, order or decision, which would or would reasonably be expected to:

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  make the Combination or any aspect of it void, illegal or unenforceable or otherwise materially restrict, restrain, prohibit, delay or interfere with the implementation thereof, or impose material additional conditions or obligations with respect thereto, or require material amendment thereof or otherwise challenge or interfere therewith;

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  require or prevent the divestiture by Shire, AbbVie, any of their subsidiaries or certain other entities in which any of them own 20% or more of the voting capital or otherwise may be interested (collectively, the "Wider AbbVie and Shire Groups"), of all or a material portion of their respective businesses, assets or property or impose any material limitation on the ability of any of them to conduct their respective businesses or own any of their assets or property;

    •
    impose any limitation on or result in a delay in the ability of any member of the Wider AbbVie and Shire Groups to acquire or to hold or to exercise effectively any rights of ownership of shares or loans or securities convertible into shares in any member of the Wider AbbVie and Shire Groups held or owned by it or to exercise management control over any member of the Wider AbbVie and Shire Groups to an extent which is material in the context of Shire and its subsidiaries taken as a whole or AbbVie and its subsidiaries taken as a whole, or material in the context of the Combination; or

    •
    otherwise materially and adversely affect the assets, business, profits or prospects of any member of the Wider AbbVie and Shire Groups.

        The consummation of the Arrangement is subject to the conditions and other terms of Appendix I to the Rule 2.7 Announcement, which is attached to this proxy statement/prospectus as Annex E.

        To the extent permitted by law and subject to the requirements of the UK Takeover Panel, AbbVie has reserved the right to waive all or any of the conditions (other than the conditions relating to the approval of the Arrangement by Shire Shareholders and the Royal Court of Jersey, the condition relating to the effectiveness of Form S-4, the condition relating to approval of the Merger Agreement Proposal and the condition relating to the listing of the New AbbVie Shares on the NYSE.

        The UK Takeover Code states that AbbVie can only invoke a condition to the offer where the circumstances underlying the failure of the condition are of material significance to AbbVie in the context of the Combination (other than conditions relating to approval of the Arrangement by Shire Shareholders and the Royal Court of Jersey, the effectiveness of Form S-4, approval under the EU Merger Regulation, approval of the Merger Agreement Proposal and the listing of New AbbVie Shares on the NYSE, which are excluded from this requirement). Because of this requirement, the conditions may provide AbbVie with less protection than the customary conditions in a comparable combination with a US corporation. Further, AbbVie and Shire agreed in the Rule 2.7 Announcement that two specified closing conditions, relating to certain regulatory events and certain events occurring since December 31, 2013, shall not apply in connection with or in relation to any change or potential change, whether proposed or enacted, in tax law or regulation or in any other law or regulation, or any order or decisions or the interpretation thereof, that would or might cause New AbbVie to be treated as a United States domestic corporation for United States federal income tax purposes.

Co-operation Agreement

        On July 18, 2014, Shire and AbbVie entered into the Co-operation Agreement in connection with the proposed Combination. Pursuant to the Co-operation Agreement, Shire has agreed to provide AbbVie with such information and assistance as AbbVie may reasonably require for the purpose of obtaining all regulatory clearances and making any submission, filing or notification to any regulatory authority. AbbVie also made certain undertakings as described below.

  Undertakings to Implement the Combination

        AbbVie has given certain undertakings to implement the Combination, including, among other things:

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  except where Shire is required by law to make its own separate filing, to contact and correspond with the relevant regulatory authorities in relation to the Regulatory Conditions and the antitrust clearances;

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  where reasonable, practicable and to the extent legal privilege will not be lost or waived and it is not prohibited by the regulatory authority or law:

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  to provide to Shire draft copies of all material filings, notifications, submissions and communications to be made to regulatory authorities ("Regulatory Submissions") and allow Shire reasonable time to comment;

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  to have regard in good faith to Shire's comments to the Regulatory Submissions;

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  to provide Shire with the versions of the Regulatory Submissions as sent to regulatory authorities; and

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  to give Shire reasonable prior notice of and allow persons nominated by Shire to attend all material meetings and telephone calls with any regulatory authority and, with the prior consent of AbbVie (not to be unreasonably withheld) and to make reasonable oral submissions during such meetings and telephone calls;

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  except to the extent that to do so is prohibited by the relevant regulatory authority or by law, to promptly notify Shire (or its nominated advisors) of and provide copies of any material communications from any regulatory authority in relation to obtaining any clearances;

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  to co-operate with Shire to take all such steps as are reasonably necessary to implement the Combination in substantially in the form contemplated by the Rule 2.7 Announcement;

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  to keep Shire informed of the progress towards satisfaction (or otherwise) of the Regulatory Conditions and, if AbbVie becomes aware of any material matter, AbbVie will as soon as reasonably practicable inform Shire;

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  as promptly as reasonably practicable, to prepare and file the Form S-4 and to use reasonable efforts to cause the Form S-4 to become effective under the Securities Act if Shire provides all cooperation reasonably requested;

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  to use its reasonable efforts to cause the New AbbVie Shares to be issued to Shire Shareholders in reliance on Section 3(a)(10) exemption under the Securities Act and in reliance on exemptions from registration under state "blue sky" or securities laws if Shire provides all cooperation reasonably requested;

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  to cause the Special Meeting to be duly called and held no later than 40 days after this proxy statement/prospectus is declared effective under the Securities Act for purpose of adopting the Merger Agreement and not to, without Shire's prior written consent, adjourn or postpone the Special Meeting, except that AbbVie may, without the prior written consent of Shire, adjourn or postpone the Special Meeting:

  •
  if the quorum is not met on the originally scheduled meeting date,

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  after consultation with Shire, if the failure to adjourn or postpone the Special Meeting would reasonably be expected to be a violation of applicable law for the distribution of any required supplement or amendment to this proxy statement/prospectus,

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  after consultation with Shire, for a single period not to exceed ten business days, to solicit additional proxies if necessary for the adoption of the Merger Agreement Proposal, or

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  if necessary, due to an adjournment of the Shire Court Meeting or Shire General Meeting, to ensure that the Special Meeting is held immediately before the Shire Court Meeting and Shire General Meeting;

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  Shire may require AbbVie to adjourn, delay or postpone the Special Meeting one time for a period not to exceed ten business days (but such period shall end prior to the date that is two business days prior to the Final Long Stop Date) to solicit additional proxies necessary for the adoption of the Merger Agreement Proposal;

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  to recommend the adoption of the Merger Agreement Proposal (the "AbbVie Recommendation") and to use its reasonable best efforts to obtain the adoption of the Merger Agreement Proposal and otherwise comply with all legal requirements applicable to the Special Meeting;

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  once Shire has established a record date for the Shire Court Meeting and Shire General Meeting, not to change the record date for the Special Meeting without Shire's prior written consent, unless required to do so by applicable law or AbbVie's organizational documents;

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  that, without Shire's prior written consent, the Merger Agreement Proposal shall be the only matter (other than matters of procedure and matters required by applicable law in connection with the Merger Agreement Proposal) that AbbVie shall propose to be acted on by AbbVie Stockholders at the Special Meeting;

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  procure that the terms of the Merger shall be such that AbbVie Stockholders shall exchange one AbbVie Share for one New AbbVie Share;

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  immediately following the Arrangement becoming effective and the Shire Shareholders being entered in the register of members of New AbbVie, implement the Merger in accordance with the Merger Agreement;

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  to cause the Special Meeting to be held prior to the Shire Court Meeting and Shire General Meeting; and

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  to cause the adoption by New AbbVie of new articles of association appropriate for listing New AbbVie on the NYSE, which follow the existing governance arrangement of AbbVie in material respects.

  Conduct of AbbVie's Business

        AbbVie has also given certain undertakings regarding the conduct of business of it and its subsidiaries from the date of the Co-operation Agreement until the Combination Effective Date. These undertakings prohibit, among other things:

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  dividend payments with a record date on or before the date the Combination becomes effective, except that AbbVie may continue to pay dividends in the ordinary course and consistent with its existing dividend policy (including as to amount) and timetable;

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  splitting, combining, reclassifying, issuing or authorizing the issuance of AbbVie Shares or other AbbVie equity interests (subject to certain limited exceptions);

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  acquiring or redeeming AbbVie Shares or options, rights or warrants on AbbVie Shares other than on an arms-length basis (subject to certain limited exceptions);

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  amending AbbVie's organizational documents in any manner that would have a material and adverse impact on the value of New AbbVie Shares; and

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  issuing or granting AbbVie Shares or other equity interests (subject to certain limited exceptions).

  Change in Recommendation

        Subject to the exception described below, AbbVie has agreed that the AbbVie Board will not withdraw or modify its recommendation of the adoption of the Merger Agreement by AbbVie Stockholders in a manner adverse to the consummation of the Merger, or fail to include the AbbVie

Recommendation in this proxy statement/prospectus (collectively, an "AbbVie Board Change in Recommendation").

        The Co-operation Agreement provides that the AbbVie Board may make an AbbVie Board Change in Recommendation only if the AbbVie Board determines in good faith by a majority vote, after considering advice from legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties under Delaware law. AbbVie must provide Shire at least three business days prior notice of its intention to consider making an AbbVie Board Change in Recommendation, including a reasonably detailed explanation of the reasons for the potential change.

  Break Fee and Cost Reimbursement

        The Co-operation Agreement provides that, in consideration of Shire incurring substantial costs and expenses in preparing and negotiating the Combination and the Co-operation Agreement on the occurrence of a Break Fee Payment Event, AbbVie will pay to Shire an amount in cash in US Dollars equal to 3% of the aggregate of the product of the indicative value of the cash and shares to be delivered per Shire Ordinary Share of £53.20 disclosed on July 14, 2014 in Shire's Rule 2.4 announcement multiplied by the number of issued Shire Shares (set at 598,420,949 shares), using an exchange rate of $1 = £0.5840.

        A Break Fee Payment Event will occur in the event that at or prior to the termination of the Co-operation Agreement:

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  an AbbVie Board Change in Recommendation and one of the following events occurs:

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  the Merger Agreement Proposal has not been adopted at the Special Meeting, or any adjournment or postponement thereof, at which a vote on the Merger Agreement Proposal is taken;

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  the Special Meeting has not been held within 60 days after the AbbVie Board Change in Recommendation; or

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  the Co-operation Agreement terminates as a result of the Arrangement (or the Takeover Offer, as the case may be) being withdrawn or lapsing without the Merger Agreement Proposal having been approved;

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  on or before the Final Long Stop Date, the Arrangement (or the Takeover Offer, as the case may be) is withdrawn or lapses as a result of AbbVie or New AbbVie invoking and being permitted by the UK Takeover Panel to invoke any Regulatory Condition;

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  on or before the Final Long Stop Date, the Arrangement (or the Takeover Offer, as the case may be) is withdrawn or lapses as a result of AbbVie's failure to waive any Regulatory Condition; or

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  on or before the Final Long Stop Date, the European Commission has initiated proceedings under Article 6(1)(c) of the EU Merger Regulation in respect of the Combination ("Phase 2 European Commission Proceedings") or has referred (or been deemed to have referred) any part of the Combination to the merger control authority of one or more Member States of the European Union under Article 9 of the EU Merger Regulation, and either:

  •
  the Arrangement (or the Takeover Offer, as the case may be) has lapsed because of the initiation of such Phase 2 European Commission Proceedings or, following an Article 9 reference to the Competition and Markets Authority, because of a reference pursuant to Section 22 or 33 of the Enterprise Act 2002 of the Combination to the chair of the Competition and Markets Authority for the constitution of a group under Schedule 4 to the Enterprise and Regulatory Reform Act 2013 in respect of the Combination, or

    •
    the Arrangement (or the Takeover Offer, as the case may be), has not so lapsed but AbbVie has invoked the condition relating to European Union antitrust approval so as to cause the Combination not to proceed.

        AbbVie has also agreed that if, prior to the termination of the Co-operation Agreement, an Adverse AbbVie Stockholder Vote occurs in circumstances where the Break Fee is not payable, then AbbVie will make a payment to Shire in order to reimburse and compensate Shire for all of its and its subsidiaries' reasonable out-of-pocket expenses, and its and their costs, fees, losses and charges incurred directly or indirectly in connection with the consideration, negotiation and implementation of the Co-operation Agreement and the transactions and other actions contemplated by the Co-operation Agreement in an amount in cash in US Dollars that is equal to the aggregate of the Costs up to a maximum amount of 1% of the aggregate indicative value of cash and shares to be delivered in respect of each Shire Ordinary Share, to be determined using the same methodology used for purposes of the calculation of the Break Fee. AbbVie and Shire have also agreed that the Costs will be deemed to be no less than $500 million. A payment of $500 million in cash in respect of Costs will be due to Shire within seven days of the occurrence of a Cost Reimbursement Event without any action being required of Shire.

        In the event that a Break Fee Payment Event or a Cost Reimbursement Event has occurred, Shire's right to receive the Break Fee or Costs, as the case may be, will be the sole and exclusive remedy of Shire against AbbVie for any and all losses and damages suffered in connection with the Co-operation Agreement and the transactions and other actions contemplated by the Co-operation Agreement. In no event will AbbVie be required to pay the Break Fee or Costs more than once. In the event the Break Fee is paid or payable, the Costs will not be payable, and in the event the Costs is paid or payable, the Break Fee will not be payable.

  Termination

        The Co-operation Agreement will terminate with immediate effect, if:

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  the Arrangement is withdrawn or lapses (other than where such lapse or withdrawal is a result of the exercise by AbbVie of its right to elect to conduct a Takeover Offer in compliance with the terms of the Co-operation Agreement or the withdrawal or lapse has otherwise been followed within two business days by an announcement made in accordance with the UK Takeover Code by AbbVie or a person acting in concert with AbbVie to implement by a different offer or scheme of arrangement on substantially the same or improved terms); or

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  as agreed in writing between AbbVie and Shire.

        AbbVie may elect to terminate the Co-operation Agreement with immediate effect, if:

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  any of the Shire Court Meeting, Shire General Meeting or Shire Court Hearing fails to occur by each of their respective deadlines;

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  the Shire Board fails to include its recommendation in the Arrangement document or withdraws or modifies its recommendation in a manner adverse to the completion of the Combination (except the mere issuance of a "stop, look and listen" communication under Rule 14d-9(f) of the Exchange Act or similar disclosures) ("Shire Adverse Recommendation Change"); or

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  The Merger Agreement Proposal fails to be adopted at the Special Meeting or any adjournment or postponement thereof at which a vote on the Merger Agreement Proposal is taken.

  Treatment of Shire Compensation Arrangements

        Shire sponsors a number of compensation and benefit programs, such as equity-based plans and cash incentive arrangements. The Co-operation Agreement provides that, upon completion of the Combination, the compensation and benefit programs and the awards outstanding thereunder will be handled in the manner which is generally consistent with the contractual terms of the applicable program. This section summarizes the effect of the Combination on Shire's equity-based plans and cash incentive arrangements.

  Treatment of Shire Portfolio Share Plan ("PSP")

        PSP participants' awards will vest on the date of the Royal Court of Jersey's sanction of the Arrangement (or, in the case of a Takeover Offer, the effective date of the Takeover Offer) on a pro rata basis, calculated in accordance with the PSP rules applicable on a change of control. The PSP awards that do not so vest will be rolled over into replacement awards over New AbbVie Shares of equivalent value. These replacement awards will continue to vest in the future on the same time schedule and otherwise, save as referred to below, subject to the same terms as the Shire awards which they replace.

        In circumstances where (i) the employment of the holder of a replacement award is terminated by Shire or its subsidiaries or New AbbVie or its subsidiaries, as appropriate, for any reason other than for cause (as defined in the Co-operation Agreement), or (ii) the employee terminates his or her employment for good reason (as defined in the Co-operation Agreement), within 12 months after the date on which the Arrangement (or in the case of a Takeover offer, the Takeover Offer) becomes effective (the "Effective Date"), his/her replacement awards will vest in full (without time pro-rating). Dr. Ornskov's replacement awards will also vest in full (without time pro-rating) on or following June 30, 2015, on the day on which notice of termination of Dr. Ornskov's employment is given by Shire or its subsidiaries or New AbbVie or its subsidiaries, as appropriate, or on the day on which notice is given by Dr. Ornskov to terminate his employment for any reason.

        Shire's Remuneration Committee may, if it so decides in respect of any PSP vesting which occurs in connection with the Arrangement (or Takeover Offer), determine that all performance conditions attaching to awards under the PSP have been satisfied. Where the existing award was subject to performance conditions, the replacement award will be subject to equivalent performance conditions. Those performance conditions will be based on parameters which are appropriate for New AbbVie and will be set on the basis that they are expected to be no easier and no more difficult to achieve than the performance conditions applying to the equivalent existing award and will be tested on the same timetable as the performance conditions applying to the existing award.

  Treatment of Deferred Shares and Executive Annual Incentive Plan ("EAIP")

        One-off deferred share awards made on appointment or promotion of individuals (none of which are subject to performance conditions) will vest in accordance with their terms.

        Deferred shares held under the EAIP will be released to participants immediately prior to the Effective Date.

  Treatment of Shire Sharesave Scheme ("Sharesave") and Shire Irish Employee Stock Purchase Plan ("Irish ESPP")

        Sharesave optionholders will either exercise their options on or following the Royal Court of Jersey's sanction of the Arrangement (or, in the case of a Takeover Offer, the Effective Date) in accordance with the Sharesave rules or exchange their Sharesave options for replacement options over New AbbVie Shares, in accordance with the standard rollover rules of the Sharesave.

        Participants in the Irish ESPP will be treated, to the extent practicable, consistently with participants in the Sharesave scheme.

  Treatment of Shire Employee Stock Purchase Plan ("ESPP")

        To the extent ESPP offering periods have not concluded prior to the Effective Date, such offering periods will be terminated prior to completion and options will be exercised prior to, but conditional upon, the Arrangement (or Takeover Offer) becoming effective. Participants in the French sub-plan will be treated, to the extent practicable, consistently with US participants in the ESPP.

  Treatment of Legacy Option Arrangements

        All options under the Shire Pharmaceuticals Group plc 2000 Executive Share Option Scheme are already exercisable. They will lapse if not exercised within a period following the Effective Date. Option holders will have the opportunity prior to, or during the exercise window following, the Effective Date to exercise their options. A cashless exercise facility will be made available to option holders exercising their options.

  Treatment of 2014 Incentive Plans

        To the extent not previously paid by Shire or its subsidiaries prior to the Effective Date, no later than 15 business days thereafter, Shire, or one or more of its subsidiaries (as appropriate), shall make a cash payment to each participant in the Shire Executive Annual Incentive Plan or the Shire Annual Incentive Plan (each, an "Annual Bonus Plan") as of the Effective Date, in full satisfaction of each such employee's rights under such plan, in an amount equal to the amount determined by Shire prior to the Effective Date to be payable to such employee with respect to the 2014 calendar year under the Annual Bonus Plans, based on Shire's actual performance through December 31, 2014 or a best estimate of Shire's performance to the Effective Date (if earlier).

        To the extent not previously paid prior to the Effective Date, each participant in a cash incentive plan other than the Annual Bonus Plans (each, an "Incentive Plan") as of the Effective Date will be eligible to receive a payment under the terms of such Incentive Plan for the performance period in which the Effective Date falls, if the employee remains employed by New AbbVie or its subsidiaries through the required date set forth in such Incentive Plan or, where the employment of such employee has been terminated by Shire or its subsidiaries or New AbbVie or its subsidiaries, as appropriate, for any reason other than for cause (as defined in the Co-operation Agreement), such employee shall receive any accrued benefits under the relevant Incentive Plan to the date of termination.

        In the event the Effective Date occurs prior to December 31, 2014, each Incentive Plan will continue to be maintained in accordance with the terms thereof through December 31, 2014. Payments under the Incentive Plans will in all cases be determined in accordance with the terms of the Incentive Plans and Shire's historical practices for making such payments and will reflect a participant's individual targets (as applicable).

  Retention Arrangements

        AbbVie and Shire have agreed that Shire may implement retention arrangements with 30 senior Shire employees with a total value not to exceed $22.9 million in the aggregate. In addition, Dr. Ornskov, the Shire CEO, will participate in the retention arrangements with a benefit valued at $9.9 million. Certain terms of the retention arrangements are described in the Co-operation Agreement.

  Shire Shares Acquired after the Record Date for the Arrangement

        Shire's articles of association are to be amended at the Shire General Meeting to provide (among other things) that Shire Shares which are issued as a result of the vesting or exercise of rights under the Shire incentive arrangements will, to the extent not otherwise acquired under the Arrangement, be transferred to New AbbVie for the same consideration as is payable to Shire Shareholders under the Arrangement.

  Continuation of Insurance and Indemnification

        Shire currently maintains insurance and indemnification arrangements for the benefit of its directors and officers. Pursuant to the Co-operation Agreement, subject to applicable law, for six years after the Combination Effective Date, New AbbVie will maintain existing indemnification arrangements for Shire's officers, directors, and employees with respect to matters existing or occurring at or prior to the Combination Effective Date and New AbbVie will obtain and fully pay for "tail" insurance policies with a claims notification period of six years from and after the Combination Effective Date.

        Pursuant to the Co-operation Agreement, at and after the Combination Effective Date, New AbbVie will, to the fullest extent permitted under applicable law, indemnify each present and former director or officer of Shire or any of its subsidiaries and each person who, while a director or officer of Shire and any of its subsidiaries, served at the request of Shire or any of its subsidiaries as a director, officer, trustee, employee or agent of certain entities, against any costs and expenses incurred in connection with any claim or similar matter arising out of or pertaining to any action or omission in such person's capacity as above, as more fully described in the Co-operation Agreement.

  Switch to Takeover Offer

        The Co-operation Agreement permits AbbVie, with the consent of the UK Takeover Panel, to implement the Combination by way of a Takeover Offer only if:

  •
  Shire provides its prior written consent, in which case AbbVie is subject to further requirements including setting the Takeover Offer's acceptance condition at 90% (or such lesser percentage as may be agreed between AbbVie and Shire and approved by the UK Takeover Panel), not waiving the acceptance condition in certain circumstances and subjecting the Takeover Offer to the conditions set forth in Appendix 1 to the Rule 2.7 Announcement; or

  •
  The Shire Board withdraws or modifies its recommendation in favor of the Arrangement in a manner adverse to the completion of the Combination, or fails to include its recommendation in the circular relating to the Arrangement.

  Governing Law and Jurisdiction

        The Co-operation Agreement is generally governed by English law. However, matters related to Shire directors' fiduciary duties are governed by Jersey law, and the Merger Agreement and matters related to AbbVie directors' fiduciary duties are governed by Delaware law. The courts of England have exclusive jurisdiction over disputes arising from the Co-operation Agreement.

Irrevocable Voting Undertakings

        Each Shire director who held Shire Shares as of the date of the Rule 2.7 Announcement, acting solely in their capacity as Shire Shareholders, delivered an irrevocable undertaking to AbbVie to vote in favor of the Arrangement at the Shire Court Meeting and to vote in favor of the resolutions to be proposed at the Shire General Meeting in respect of an aggregate of 43,242 Shire Shares which represent 0.01% of the Shire Shares outstanding on July 17, 2014. Dr. Ornskov also delivered an irrevocable undertaking to complete and return, or procure the completion and return of, the relevant forms of proxy to vote in favor of the resolutions to be proposed at the Shire Court Meeting and the Shire General Meeting in connection with the Combination in respect of any Shire Shares that he may acquire under certain Shire incentive plans or under any proposals made by AbbVie in relation to such Shire incentive plans over, in aggregate, 562,530 Shire Shares.

        These irrevocable undertaking obligations will cease to be binding if:

  •
  the document to be sent to Shire Shareholders setting out, among other things, the Arrangement and notices convening the Shire Court Meeting and the Shire General Meeting are not sent out on or before October 31, 2014 or such later time as may be agreed by the UK Takeover Panel; or

  •
  on the earlier of

  •
  any Long Stop Date, assuming it has not been extended by agreement between AbbVie and Shire; or

  •
  the date on which the Merger lapses or is withdrawn without having become effective, except in circumstances where a new or replacement scheme of arrangement or offer is announced on substantially the terms and conditions contained in the Rule 2.7 Announcement.

THE MERGER AND THE MERGER AGREEMENT

        The Combination will be implemented in two main steps: the Arrangement and the Merger. The Merger will be implemented pursuant to the Merger Agreement. In the Merger, Merger Sub will be merged with and into AbbVie, and each AbbVie Share will be converted into the right to receive one New AbbVie Share. As a result of the Merger, AbbVie will become an indirect wholly owned subsidiary of New AbbVie, and AbbVie Stockholders will become New AbbVie Shareholders. Upon completion of the Combination, we estimate that AbbVie Stockholders will own approximately 75% of the New AbbVie Shares. The consummation of the Merger is conditioned on the completion of the Arrangement, which in turn is conditioned on, among other things, the approval of the Merger Agreement Proposal by the affirmative vote of holders of a majority of the AbbVie Shares outstanding and entitled to vote.

Basic Terms

        At the effective time of the Merger, as a result of the Merger and without any action on the part of any holder of capital stock of AbbVie, each AbbVie Share issued and outstanding immediately prior to the effective time of the Merger (other than treasury shares), and all rights in respect thereof, shall be converted into the right to receive one New AbbVie Share (such consideration per AbbVie Share, collectively with the right to receive cash in lieu of fractional shares as described below, the "Merger Consideration") and each AbbVie Share (other than treasury shares) shall cease to be outstanding, shall be cancelled and shall cease to exist.

        No fractional New AbbVie Shares will be issued and an AbbVie Stockholder that would otherwise be entitled to receive a fractional New AbbVie Share shall be entitled to receive a cash payment instead in respect of such fractional AbbVie Share. The payment to such an AbbVie Stockholder shall be based on the net proceeds from the sale by the exchange agent on behalf of such holder of the fractional shares.

        Also as a result of the Merger, each treasury share shall be cancelled or redeemed without payment of any Merger Consideration therefor.

  Consummation of the Merger

        The consummation of the Merger is expected to take place as soon as reasonably practicable following (and to the extent possible, the same day as) the completion of the Arrangement.

  Payment of the Merger Consideration

        Upon the consummation of the Merger, New AbbVie will issue New AbbVie Shares and will deposit them or cause them to be deposited with an exchange agent to be held on behalf of the AbbVie Shareholders, as well as cash equal to the cash portion of the Merger Consideration.

  Certificated Shares

        Promptly after the consummation of the Merger (and in any event within three business days thereafter), AbbVie will cause the exchange agent to mail to each holder of record of a certificate formerly representing any of AbbVie Shares a letter of transmittal, and instructions for effecting the surrender of the certificates (or affidavit of loss) to the exchange agent in exchange for delivery of the Merger Consideration.

  Uncertificated Shares

        Promptly after the effective time, New AbbVie will cause the exchange agent to mail to each holder of uncertificated AbbVie Shares materials advising such holder of the consummation of the

Merger and the conversion of their AbbVie Shares into the right to receive the Merger Consideration and deliver the merger consideration to such holder.

  Conditions of the Merger

        The closing of the Merger is subject only to the completion of the Arrangement (or, if the Arrangement is converted to a Takeover Offer, completion of the Takeover Offer).

  Termination of the Merger

        Subject to Shire's rights described below, the Merger Agreement may be terminated at any time prior to the effective time of the Merger by a written instrument executed by each of AbbVie, New AbbVie and Merger Sub, whether before or after adoption of the Merger Agreement by the AbbVie Stockholders and the sole member of Merger Sub.

Treatment of AbbVie Stock Options and Other Equity-Based Awards

  Treatment of AbbVie Stock Options

        Upon the effective time of the Merger, each AbbVie Option shall be converted into a New AbbVie Option at a price per share equal to the per share exercise price of the AbbVie Option immediately prior to the effective time. Subject to applicable law, the New AbbVie Options shall be subject to material terms (including vesting conditions) substantially similar to those applied to the pre-conversion AbbVie Options immediately prior to such effective time. Holders of options under the AbbVie United Kingdom Share Option Plan (a sub-plan of the AbbVie 2013 Incentive Stock Program) will be offered the opportunity to accept New AbbVie Options as described above.

  Treatment of AbbVie Restricted Shares

        Upon the effective time of the Merger, each AbbVie Restricted Share shall be converted into a New AbbVie Restricted Share. Subject to applicable law, the New AbbVie Restricted Shares shall be subject to material terms (including vesting conditions) substantially similar to those applied to the pre-conversion AbbVie Restricted Shares immediately prior to such effective time.

  Treatment of AbbVie Restricted Stock Units

        Upon the effective time of the Merger, each AbbVie RSU shall be converted into a New AbbVie RSU. Subject to applicable law, the New AbbVie RSUs shall be subject to material terms (including vesting conditions) substantially similar to those applied to the pre-conversion AbbVie RSUs immediately prior to such effective time.

  Treatment of Other AbbVie Equity-Based Awards

        Upon the effective time of the Merger, each AbbVie Share-Based Award shall be converted into a New AbbVie Share-Based Award. Subject to applicable law, the New AbbVie Share-Based Awards shall be subject to material terms (including vesting conditions) substantially similar to those applied to the pre-conversion AbbVie Share-Based Awards immediately prior to such effective time.

Shire's Rights under the Merger Agreement

        Unless the Co-operation Agreement has been terminated or a Shire Adverse Recommendation Change has occurred, without the prior written consent of Shire (which shall not be unreasonably withheld, conditioned or delayed):

  •
  neither the closing date nor the time or place of closing shall be changed;

  •
  the Merger Agreement shall not be terminated; and

  •
  except for de minimis amendments to provisions of the Merger Agreement relating to the treatment of equity awards or amendments required to add one or more wholly owned subsidiaries within the chain of ownership of the entities referred to in the recitals to the Merger Agreement, the Merger Agreement may not be amended, modified or supplemented.

        Unless the Co-operation Agreement has been terminated or a Shire Adverse Recommendation Change has occurred, Shire will be a third party beneficiary of the Merger Agreement and shall be entitled to enforce its rights and the obligations of AbbVie and its subsidiaries set forth in the Merger Agreement to the fullest extent as though Shire were a party to the Merger Agreement.

 REGULATORY APPROVALS

        The Arrangement is subject to clearance by antitrust authorities in the European Union, the United States, Canada, Ukraine, Israel, Russia, Turkey, Brazil, Japan and Jersey.

        On August 21, 2014, AbbVie and Shire each filed a "Pre-Merger Notification and Report Form" pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act") with the Antitrust Division of the US Department of Justice (the "Antitrust Division") and the US Federal Trade Commission (the "FTC"). The waiting period under the HSR Act is scheduled to expire at 11:59 p.m. Eastern Time on the 30th day following receipt of the filings (which, if it should fall on a weekend or holiday, is moved to the next business day). However, prior to such time, the Antitrust Division or the FTC may extend the waiting period by requesting additional information or documentary material relevant to the Combination from AbbVie and Shire. If such a request were made, the waiting period would be extended until 11:59 p.m., Eastern Time, on the 30th day after substantial compliance by AbbVie and Shire with such request. Thereafter, the waiting period can be extended only by court order. As a practical matter, however, if such a request were made, achieving substantial compliance with the request could take a significant period of time. Under the HSR Act, and the rules and regulations promulgated thereunder by the FTC, the Combination cannot be consummated until, among other things, notifications have been given and certain information has been furnished to the FTC and the Antitrust Division of the US Department of Justice (the "Antitrust Division") and all applicable waiting periods have expired or been terminated.

        Both AbbVie and Shire sell products to customers based in the European Union. The EU Merger Regulation requires notification of and approval by the European Commission of mergers or acquisitions involving parties with worldwide and European Union sales exceeding given thresholds. The European Commission has an initial period of 25 business days after receipt of the notification to issue its decision. The European Commission may extend this period to 35 business days if, within the first 20 business days after submission of the notification, AbbVie proposes remedies to address any competition concerns identified by the European Commission. The Combination cannot be consummated until after the European Commission has issued its clearance decision.

        AbbVie and Shire derive revenues in other jurisdictions where merger or acquisition control filings or clearances are or may be required, including clearances in Canada, Ukraine, Israel, Russia, Turkey, Brazil, Japan and Jersey. The Combination cannot be consummated until after the applicable waiting periods have expired or the relevant approvals have been obtained under the antitrust and competition laws of the countries listed above where merger control filings or approvals are or may be required.

        The European Commission, the FTC or other applicable antitrust or competition law authorities may seek or require the imposition of certain conditions on the Combination, Arrangement or Merger in connection with obtaining antitrust or merger control law clearances. Should such conditions require AbbVie or Shire (or any of their respective subsidiaries) to take any action (including with respect to selling, holding separate or otherwise disposing of any business or assets or conducting business in any specified manner) that would individually or in the aggregate reasonably be expected to result in a material adverse effect on the business, operations or financial condition of New AbbVie, AbbVie may decide not to accept such conditions. With respect to United States antitrust clearance, the FTC, if it wished to impose such conditions, would then be required to subject such conditions to public comment. The European Commission, the FTC and other antitrust authorities may prohibit the Combination, Arrangement or Merger from closing if they consider that consummation of the Combination, Arrangement or Merger absent the acceptance of proposed conditions would significantly lessen competition. While AbbVie does not believe that conditions resulting in a material adverse effect on New AbbVie are likely to be imposed and does not believe any antitrust or competition law authority would seek to prevent the Combination, Arrangement or Merger from closing, there can be no assurances that the applicable antitrust or merger control law authorities will not seek to impose restrictions that may adversely impact the benefits expected to be achieved from the Combination, Arrangement or Merger, including, but not limited to, a prohibition on consummation.

        In relation to the conditions to the Arrangement which relate to obtaining the Regulatory Approvals, the UK Takeover Code only permits AbbVie to invoke such conditions (other than the condition relating to approval under Council Regulation (EC) No. 139/2004 (as amended) (the "EU Merger Regulation")) where the circumstances underlying the failure of the condition are of material significance to AbbVie in the context of the Combination.

 OWNERSHIP OF NEW ABBVIE AFTER COMPLETION OF THE COMBINATION

        We estimate that, after the completion of the Combination, the former AbbVie Stockholders and Shire Shareholders will own approximately 75% and 25% of New AbbVie Shares, respectively. Our estimate is based on the following assumptions:

  •
  The fully diluted number of Shire Shares is approximately 598 million, which is calculated as follows:

  •
  approximately 589 million issued and outstanding Shire Shares as of July 17, 2014, plus

  •
  additional Shire shares which may be issued on or after July 18, 2014 on the exercise of options or vesting of awards under Shire's share plans, in the aggregate amount of approximately 9 million (based on information relating to Shire's share plans as of June 30, 2014).

  •
  The fully diluted number of AbbVie Shares is approximately 1,621 million, which is calculated as follows:

  •
  approximately 1,592 million issued and outstanding AbbVie Shares as of July 17, 2014, plus

  •
  additional AbbVie Shares which may be issued on or after July 18, 2014 on the exercise of options or vesting of awards under AbbVie's equity award plans, in the aggregate amount of approximately 29 million (based on information relating to AbbVie's equity award plans as of March 31, 2014).

ABBVIE AND SHIRE UNAUDITED PROSPECTIVE FINANCIAL INFORMATION

        In the ordinary course of the operation of their respective businesses, neither AbbVie nor Shire publicly discloses long-range financial projections. These long-range projections form the basis of internal planning only, contain assumptions and projections that are inherently uncertain and are subject to actual and unexpected future developments. Such uncertainties include challenges in predicting future product sales and accurately forecasting future competitive and product market developments. In addition, actual and potential legal and regulatory trends and future intellectual property developments relevant to AbbVie's and Shire's respective products and those of other market participants can create uncertainties in the preparation of long-range financial projections. Finally, developments in the companies' respective research and development programs and those of other market participants can affect the reliability of long-range financial projections, as can future developments in the securities and credit markets, and other similar uncertainties.

The AbbVie Projections

        As part of AbbVie's planning process for 2014, AbbVie senior management prepared the AbbVie Projections. As the AbbVie Projections were prepared solely for internal planning purposes, AbbVie senior management elected to plan using conservative risk adjustment factors due to uncertainties regarding loss of exclusivity and pipeline developments. The AbbVie Projections also incorporate certain non-recurring expenses, including expenses relating to AbbVie's separation from Abbott Laboratories. The AbbVie Projections were not developed for the purposes of providing earnings guidance. In fact, they were developed only for planning a conservative basis of business performance. The AbbVie Projections were furnished to and reviewed by the AbbVie Board in April 2014. In connection with the evaluation of the Combination, AbbVie management made the AbbVie Projections available to J.P. Morgan.

        The following is a summary of the portion of the AbbVie Projections that AbbVie senior management has identified as material:

AbbVie Projections (in millions) Fiscal Year Ended December
	2015E	2016E	2017E
Revenue
EBITDA(1)
Free Cash Flow(2)

(1)
Non-GAAP measure. EBITDA represents net income before interest, tax, depreciation, amortization, and other charges historically excluded from AbbVie's reported EBITDA.

(2)
Non-GAAP measure. Free cash flow represents EBITDA less cash taxes, capital expenditures, and less the amount of any increase or plus the amount of any decrease in net working capital, and plus the change in other operating items.

        AbbVie has not revised the AbbVie Projections to incorporate developments or changes in assumptions or estimates that occurred subsequent to the April presentation to the AbbVie Board. The AbbVie Projections contain the 2014 fiscal year guidance issued by AbbVie in January 2014. In June 2014, AbbVie raised the midpoint of its full-year 2014 earnings-per-share guidance by six cents and at that time forecasted a full-year diluted earnings-per-share range of $2.69 to $2.79 on a GAAP basis. AbbVie did not revise the AbbVie Projections in connection with the June 2014 revision or any other subsequent event in the business, and undertakes no obligation to do so. The AbbVie Projections are subject to numerous uncertainties and assumptions, including those described above and below, and no assurances can be given as to the degree to which the AbbVie Projections will reflect future financial results.

Projections Relating to Shire

        In connection with the evaluation of the Combination, AbbVie prepared unaudited prospective financial information relating to Shire (the "Projections for Shire" and, together with the AbbVie Projections, the "Projections") and made this information available to J.P. Morgan. The AbbVie Board reviewed the Projections for Shire in connection with its review of J.P. Morgan's financial analyses. The Projections for Shire were prepared using publicly available information and then certain minor adjustments were made by AbbVie based on limited amounts of general due diligence information made available by Shire. The Projections for Shire were neither reviewed nor confirmed by Shire.

        The following is a summary of the portion of the Projections for Shire that AbbVie senior management has identified as material:

Projections for Shire (in millions) Fiscal Year Ended December
	2015E	2016E	2017E
Revenue
EBITDA(1)
Free Cash Flow(2)

(1)
Non-GAAP measure. EBITDA represents net income before interest, tax, depreciation, amortization, non-recurring expenses, and other charges historically excluded from AbbVie's reported EBITDA.

(2)
Non-GAAP measure. Free cash flow represents EBITDA less cash taxes, capital expenditures, and less the amount of any increase or plus the amount of any decrease in net working capital.

        The Projections for Shire have not been revised to incorporate developments or changes in assumptions or estimates related to Shire's business. The Projections for Shire are subject to numerous uncertainties and assumptions, including those described below, and no assurances can be given as to the degree to which the Projections for Shire will reflect future financial results.

Important Information About the Projections

        The Projections were not prepared with a view toward complying with US GAAP, the published guidelines of the SEC regarding projections or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Neither AbbVie's nor Shire's independent registered public accounting firm have compiled, examined, or performed any procedures with respect to the Projections, nor have they expressed any opinion or any other form of assurance on the Projections or the achievability of the results reflected in the Projections, and they assume no responsibility for the Projections. The Ernst & Young reports incorporated by reference in this proxy statement/prospectus relate to AbbVie's historical financial information, and the Deloitte and KPMG reports incorporated by reference in this proxy statement/prospectus relate to Shire's historical financial information and AbbVie's historical financial information prior to January 1, 2013. They do not extend to the Projections and should not be read to do so.

        While presented with numeric specificity, the Projections were based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of AbbVie and New AbbVie. Important factors that may affect actual results and cause the Projections not to be achieved include, but are not limited to, risks and uncertainties relating to AbbVie's, New AbbVie's, and Shire's business (including its ability to achieve strategic goals, objectives and targets over the applicable periods), industry performance, the regulatory environment, general business and economic conditions, future acquisition activity, uncertainty regarding AbbVie's, New AbbVie's and Shire's ability to develop its pipeline, the development of generic alternatives to AbbVie's, New AbbVie's and Shire's products and other factors described or referenced in the section captioned "Cautionary Statement Regarding Forward-Looking Statements" beginning on page 34. Some or all of the assumptions which have been made regarding, among other things, the timing of certain occurrences or impacts, may change or may have changed since the date the Projections were made. AbbVie has not updated and does not intend to update (excluding possible ordinary course updates of AbbVie's fiscal 2014 guidance) or otherwise revise the Projections to reflect circumstances existing after the date when made or to reflect the occurrence of future events, even in the event that any or all of the assumptions on which the Projections were based are shown to be in error. There can be no assurance that the results reflected in any of the Projections will be realized or that actual results will not materially vary from the Projections. In addition, since the Projections cover multiple years, such information by its nature becomes less predictive with each successive year. For the reasons described above, readers of this proxy statement/prospectus are cautioned not to unduly rely on the Projections. Neither Shire nor AbbVie has made any representation to AbbVie or Shire, as applicable, or any other person concerning any of Projections.

        The AbbVie Projections and the Projections for Shire have been properly compiled on the basis of the assumptions stated in Schedule I and the basis of accounting used is consistent with AbbVie's accounting policies.

        The AbbVie Projections and the Projections for Shire have not been reported on by financial advisers or reporting accountants under Rule 28 of the UK Takeover Code.

        AbbVie Stockholders are urged to review AbbVie's and Shire's most recent SEC filings for a description of risk factors with respect to AbbVie's and Shire's businesses. Please also see the sections captioned "Risk Factors" beginning on page 25, "Where You Can Find More Information" beginning on page 168 and "Cautionary Statement Regarding Forward-Looking Statements" beginning on page 34.

 LISTING OF NEW ABBVIE SHARES TO BE ISSUED IN CONNECTION WITH THE COMBINATION

        New AbbVie Shares currently are not traded or quoted on a stock exchange or quotation system. New AbbVie expects that, following the Combination, New AbbVie Shares will be listed for trading on the NYSE under the symbol "ABBV". It is a condition to the Combination that the NYSE shall have authorized, and not withdrawn such authorization, for listing of the New AbbVie Shares to be issued in the Combination. We also intend to list the New AbbVie Shares on NYSE Euronext Paris and the Chicago Stock Exchange upon the completion of the Combination under the symbol "ABBV".

        Upon the completion of the Combination, the AbbVie Shares will be deregistered under the Securities Act and the Exchange Act, as appropriate, and delisted from the NYSE, the Chicago Stock Exchange, NYSE Euronext Paris and the SIX Swiss Exchange.

        The New AbbVie Shares to be issued to Shire Shareholders under the Arrangement will be issued in reliance upon the exemption from the registration requirements of the Securities Act provided by Section 3(a)(10) thereof. Section 3(a)(10) exempts securities issued in exchange for one or more bona fide outstanding securities from the general requirement of registration where the fairness of the terms and conditions of the issuance and exchange of the securities have been approved by any court or authorized government entity, after a hearing upon the fairness of the terms and conditions of exchange at which all persons to whom the securities will be issued have the right to appear and to whom adequate notice of the hearing has been given. The Royal Court of Jersey will be advised before the Scheme Court Hearing that, if the terms and conditions of the Arrangement are approved, its sanctioning of the Arrangement will constitute the basis for the New AbbVie Shares to be issued pursuant to the Arrangement, without registration under the Securities Act in reliance of the exemption from registration provided by Section 3(a)(10).

 FINANCING

Bridge Credit Agreement

        On July 17, 2014, New AbbVie entered into the Bridge Credit Agreement. The Bridge Credit Agreement was amended by Amendment No. 1 on August 11, 2014. Under the Bridge Credit Agreement, the lenders have agreed to provide New AbbVie with senior unsecured debt financing in an aggregate principal amount of up to £13.5 billion, which will consist of up to £9.1 billion of tranche 1 commitments, up to £3.2 billion of tranche 2 commitments and up to £1.2 billion of tranche 3 commitments. The proceeds of the Bridge Credit Facility may be used to (i) finance, in part, the cash component of the acquisition consideration, (ii) repay certain existing indebtedness of Shire and/or its subsidiaries, (iii) pay certain transaction expenses in connection with the Combination and (iv) after the certain funds period, pay dividends and distributions in a manner and amount as disclosed to J.P. Morgan.

        The closing of the Bridge Credit Agreement is conditioned on market standard conditions for a facility of its nature, including, among other things, the completion of the Combination, the absence of certain events of default and certain representations made in the Bridge Credit Agreement being true as of such date. The tranche 1 and tranche 2 commitments will mature on the date that is 364 days after the closing date, and the tranche 3 commitments will mature on the date that is 60 days after the Closing Date. Notwithstanding the foregoing, the commitments under the Bridge Credit Facility will terminate on the earlier of (i) the date on which all of the certain funds purposes have been achieved without the making of any advances under the Bridge Credit Facility and (ii) the date a mandatory cancellation event occurs; provided that in any event the commitments will terminate in full on July 31, 2015.

        The Bridge Credit Agreement contains customary "certain funds provisions" which prevent the lenders from refusing to make the facility available or cancelling their commitments unless a major default has occurred and is continuing or a major representation remains incorrect. Major defaults include (but are not limited to) in particular a payment default under the Bridge Credit Agreement and certain limited covenant defaults. The duration of the certain funds availability period of the Bridge Credit Agreement commences on the effective date (as defined therein) and ends on the date on which a mandatory cancellation event occurs.

        Loans made under the Bridge Credit Facility will be available in pounds or dollars. Amounts outstanding under the Bridge Credit Facility will bear interest, at New AbbVie's option, either (a) in the case of dollar-denominated loans only, at the base rate (defined as the highest of (i) JPMorgan Chase Bank, N.A.'s prime rate, (ii) the federal funds rate plus 0.50% and (iii) the applicable interest rate for a eurodollar loan (the "eurocurrency rate") with a one month interest period beginning on such day plus 1.00%) or (b) at the eurocurrency rate, in each case plus an applicable margin which will vary depending on the Public Debt Rating (as defined below) for New AbbVie and the number of days which the loans remain outstanding after the Closing Date. Until the receipt of a non-credit enhanced long-term senior unsecured debt rating (the "Public Debt Rating") from Standard & Poor's Financial Services LLC (or any successor thereof) or Moody's Investors Service, Inc. (or any successor thereof) for New AbbVie, the applicable margin will equal 0.50% per annum for base rate loans and 1.50% per annum for eurocurrency rate loans. After receipt of the Public Debt Rating for New AbbVie, the applicable margin will range from 0.0% to 0.50% per annum for base rate loans and 0.625% to 1.50% per annum for eurocurrency rate loans, in each case depending on the Public Debt Rating for New AbbVie then in effect. Notwithstanding the foregoing, the applicable margin will increase by 0.25% per annum on the date that is three months after the Closing Date and by an additional 0.25% per annum at the end of each three-month period thereafter. The interest periods under the Bridge Credit Agreement can be one, two, three or six months.

        New AbbVie may voluntarily prepay the loans and terminate the commitments under the Bridge Credit Facility at any time without premium or penalty (subject, in the case of eurocurrency rate loans, to customary breakage costs). New AbbVie will not be permitted to optionally prepay any tranche 1 or tranche 2 loans while tranche 3 loans are outstanding. The Bridge Credit Agreement requires mandatory prepayments to be made with the net cash proceeds of certain asset sales, debt incurrences and equity issuances, subject to customary exceptions, reinvestment rights and minimums. New AbbVie must repay all outstanding loans on the maturity date.

        The Bridge Credit Agreement contains customary affirmative covenants, including, among others, covenants regarding the payment of taxes and other obligations, maintenance of insurance, reporting requirements, compliance with applicable laws and regulations and the Combination. The Bridge Credit Agreement contains customary negative covenants limiting the ability of the loan parties to, among other things, grant liens, effect certain fundamental changes, make certain asset dispositions and engage in other activities. The Bridge Credit Agreement also contains a financial covenant which limits New AbbVie's ratio of consolidated total debt to consolidated EBITDA to certain specified levels, which will range from 5.00 to 1.00 to 4.25 to 1.00.

        The Bridge Credit Agreement also contains customary events of default, including, among others, the failure by any Loan Party to make a payment of principal or interest due under the Bridge Credit Agreement, the making of a materially incorrect representation or warranty by any Loan Party in the Bridge Credit Agreement and the failure by New AbbVie to perform or observe any term or covenant in the Bridge Credit Agreement, subject to customary notice and cure provisions. Upon the occurrence of an event of default, and so long as such event of default is continuing, the amounts outstanding under the Bridge Credit Facility will accrue interest at an increased rate, subject to the certain funds provisions, and payments of such outstanding amounts could be accelerated by the lenders. New AbbVie has agreed that it will not, without the consent of JP Morgan Chase Bank, N.A., as administrative agent, amend or waive any term of the Scheme Documents (as defined therein) in a manner materially adverse to the interests of the lenders unless required by the Takeover Panel, the City Code, a court or any other applicable law, regulation or regulatory body.

        The Bridge Credit Facility is guaranteed by AbbVie and Foreign Holdco.

        The preceding summary of the Bridge Credit Agreement is qualified in its entirety by reference to (i) the copy of such agreement as originally entered into on July 17, 2014, which is filed as Exhibit 10.1 to the Current Report on Form 8-K filed by AbbVie on July 18, 2014 and (ii) the copy of such agreement as amended by Amendment No. 1 on August 11, 2014, which is filed as Exhibit 10.3 to the Current Report on Form 8-K filed by AbbVie on August 21, 2014, each as incorporated herein by reference.

Replacement of Bridge Credit Agreement

        Prior to or after the effective time of the Combination, AbbVie may seek to replace all or a portion of the commitments under the Bridge Credit Facility with new indebtedness that may be incurred by AbbVie, New AbbVie or any of their subsidiaries and may otherwise seek to refinance certain outstanding indebtedness of AbbVie.

        As of the date of this proxy statement/prospectus, each of the Bridge Credit Agreement, the Term Loan Credit Agreement and the Revolving Credit Agreement is effective and AbbVie is in further discussions with various financing sources with a view to entering into agreements that will make funds available on or prior to the closing of the Combination to fund the amounts described above and to finance the working capital needs and general corporate purposes of AbbVie, New AbbVie and their subsidiaries. The final terms (including interest rate and maturity) of any other new financing or other aspects of the refinancing plan or alternative financing for the Combination are still under discussion with financing sources and will depend on market and other conditions existing at the time AbbVie seeks to obtain any such financing. Any commitments to provide financing may be subject to certain conditions (including the closing of the Combination). There can be no assurances regarding the outcome or the terms of our financing plans. However, the completion of the Combination is not conditioned upon the receipt of any such financings.

  Term Loan Credit Agreement

        On August 18, 2014, Foreign Holdco entered into the Term Loan Credit Agreement. Under the Term Loan Credit Agreement, the lenders have agreed to provide Foreign Holdco with senior unsecured debt financing in an aggregate principal amount of up to £3.2 billion, with the commitments under the Bridge Credit Facility to be reduced by such amount. The proceeds of the Term Loan Facility may be used for the same purposes as the proceeds of the Bridge Credit Facility.

        The closing of the Term Loan Credit Agreement is subject to the same conditions as the Bridge Credit Agreement. The commitments under the Term Loan Facility will mature on the date that is two years after the Closing Date. Notwithstanding the foregoing, the commitments under the Term Loan Facility will terminate on the earlier of (i) the date on which all of the certain funds purposes have been achieved without the making of any advances under the Term Loan Facility and (ii) the date a mandatory cancellation event occurs; provided that in any event the commitments will terminate in full on July 31, 2015.

        Loans made under the Term Loan Facility will be available in pounds or dollars. Amounts outstanding under the Term Loan Facility will bear interest at the same rates as loans under the Bridge Credit Facility; provided that the applicable margin will not be subject to 0.25% increases at the end of each three-month period.

        Foreign Holdco may voluntarily prepay the loans and terminate the commitments under the Term Loan Facility at any time without premium or penalty (subject, in the case of eurocurrency rate loans, to customary breakage costs). Foreign Holdco will not be permitted to optionally prepay loans under the Term Loan Facility while tranche 3 loans under the Bridge Credit Facility are outstanding. The Term Loan Credit Agreement does not require mandatory prepayments to be made.

        The Term Loan Credit Agreement contains affirmative covenants and negative covenants that are consistent with those set forth in the Bridge Credit Agreement. The Term Loan Credit Agreement also contains the same financial covenant as that set forth in the Bridge Credit Agreement.

        The Term Loan Credit Agreement also contains events of default that are materially consistent with those set forth in the Bridge Credit Agreement. Upon the occurrence of an event of default, and so long as such event of default is continuing, the amounts outstanding under the Term Loan Facility will accrue interest at an increased rate, subject to the certain funds provisions, and payments of such outstanding amounts could be accelerated by the lenders.

        The Term Loan Facility is guaranteed by AbbVie and New AbbVie.

        The preceding summary of the Term Loan Credit Agreement is qualified in its entirety by reference to the copy of such agreement, which is filed as Exhibit 10.1 to the Current Report on Form 8-K filed by AbbVie on August 21, 2014 and incorporated herein by reference.

        J.P. Morgan, as financial adviser to AbbVie, has informed AbbVie that J.P. Morgan is satisfied that AbbVie has the necessary financial resources available to satisfy in full the cash consideration payable under the Merger.

  Revolving Credit Agreement

        On August 18, 2014, AbbVie and New AbbVie entered into the Revolving Credit Agreement. Under the Revolving Credit Agreement, the lenders have agreed to provide AbbVie and New AbbVie with senior unsecured debt financing in an aggregate principal amount of up to $4 billion. The proceeds of the Revolving Credit Facility will be used to finance the working capital needs and general corporate purposes of AbbVie, New AbbVie and their subsidiaries.

        The closing of the Revolving Credit Agreement is conditioned on, among other things, the absence of certain events of default and certain representations made in such credit agreement being true as of such date. The commitments under the Revolving Credit Facility will mature on the date that is five years after the Closing Date. Notwithstanding the foregoing, if the Closing Date does not occur prior to July 31, 2015, the commitments will terminate in full. In addition, upon the occurrence of an acquisition cancellation, the commitments under the Revolving Credit Facility will automatically be reduced to $3 billion.

        Loans made under the Revolving Credit Facility will be available in dollars, pounds, euros, or other currencies to be agreed on by the parties under the Revolving Credit Agreement. Amounts outstanding under the Revolving Credit Facility will bear interest at the same rates as loans under the Term Loan Facility.

        AbbVie and New AbbVie may voluntarily prepay the loans and terminate the commitments under the Revolving Credit Facility at any time without premium or penalty (subject, in the case of eurocurrency rate loans, to customary breakage costs). The Revolving Credit Agreement does not require mandatory prepayments to be made.

        The Revolving Credit Agreement contains affirmative covenants and negative covenants that are consistent with those set forth in the Bridge Credit Agreement. The Revolving Credit Agreement also contains the same financial covenant as that set forth in the Bridge Credit Agreement. However, if an acquisition cancellation occurs, the financial covenant will be adjusted to limit AbbVie's ratio of consolidated total debt to consolidated EBITDA to 3.75 to 1.00.

        The Revolving Credit Agreement also contains events of default that are consistent with those set forth in the Bridge Credit Agreement. Upon the occurrence of an event of default, and so long as such event of default is continuing, the amounts outstanding under the Revolving Credit Facility will accrue interest at an increased rate and payments of such outstanding amounts could be accelerated by the lenders.

        The Revolving Credit Facility is guaranteed by Foreign Holdco.

        The preceding summary of the Revolving Credit Agreement is qualified in its entirety by reference to the copy of such agreement, which is filed as Exhibit 10.2 to the Current Report on Form 8-K filed by AbbVie on August 21, 2014 and incorporated herein by reference.

  Combination Related Costs

        AbbVie currently estimates that, upon the effective time of the Combination, Combination related costs incurred by the combined company, including fees and expenses relating to the financing, will be approximately $500 million.

CERTAIN US FEDERAL INCOME TAX CONSEQUENCES OF THE COMBINATION

Scope of Discussion

        The following is a summary of the anticipated US federal income tax consequences of the Combination to AbbVie and New AbbVie and to US Holders (each as defined below) of AbbVie Shares, and of the subsequent ownership and disposition of New AbbVie Shares by US Holders.

        This summary is based on provisions of the Code, United States Treasury regulations promulgated thereunder (whether final, temporary, or proposed), administrative rulings, and judicial interpretations thereof, and the United Kingdom-United States Tax Treaty, all as in effect on the date hereof, and all of which are subject to change or differing interpretation, possibly with retroactive effect. This summary does not purport to be a complete analysis or listing of all potential US federal income tax considerations that may apply to a holder as a result of the Combination or as a result of the ownership and disposition of New AbbVie Shares. In addition, this summary does not take into account the individual facts and circumstances of any particular holder that may affect the US federal income tax consequences to such holder, including specific tax consequences to a holder under an applicable tax treaty. Accordingly, this summary is not intended to be, and should not be construed as, legal or US federal income tax advice with respect to any specific holder. In addition, this summary does not address the US federal 3.8% Medicare tax imposed on certain net investment income, the US federal alternative minimum, US federal estate and gift, US state and local, or non-US tax consequences of the Combination or the ownership and disposition of New AbbVie Shares. Holders should consult their own tax advisors regarding such tax consequences in light of their particular circumstances.

        AbbVie will receive an opinion from Skadden regarding, among other things, the application of Section 368 and Section 367(a) of the Code to the Merger. However, an opinion of tax counsel is not binding on the IRS or a court. Therefore, there can be no assurance that the IRS will not take a position contrary to Skadden's opinion or that a court will not agree with the IRS in the event of litigation. No ruling has been requested or will be obtained from the IRS regarding the US federal income tax consequences of the Combination or any other matter; thus, there can be no assurance that the IRS will not challenge the US federal income tax treatment described below or that, if challenged, such treatment will be sustained by a court. This summary is not binding on the IRS, and the IRS is not precluded from taking a position that is different from, and contrary to, the positions taken in this summary. In addition, because the authorities on which this summary is based are subject to various interpretations, the IRS and the US courts could disagree with one or more of the positions taken in this summary.

        This summary is limited to considerations relevant to investors holding AbbVie Shares, and, after the completion of the Combination, New AbbVie Shares, as capital assets (generally, property held for investment). This summary does not discuss all aspects of US federal income taxation that may be important to holders in light of their individual circumstances, including holders subject to special tax rules, such as:

  •
  banks, financial institutions, underwriters, or insurance companies;

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  real estate investment trusts and regulated investment companies;

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  tax-exempt organizations, qualified retirement plans, individual retirement accounts, or other tax-deferred accounts;

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  expatriates or former long-term residents of the United States;

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  persons holding AbbVie Shares, or, after the Combination, New AbbVie Shares, through a partnership, limited liability, or other fiscally or tax transparent entity;

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  dealers or traders in securities, commodities or currencies;

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  grantor trusts;

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  persons subject to the alternative minimum tax;

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  US persons whose "functional currency" is not the US dollar;

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  persons who received AbbVie Shares, or, after the Combination, New AbbVie Shares, through the exercise of incentive stock options or through the issuance of restricted stock under an equity incentive plan or through a tax-qualified retirement plan;

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  persons who own (directly or through attribution) 5% or more (by vote or value) of the outstanding AbbVie Shares, or, after the Combination, the outstanding New AbbVie Shares; or

  •
  holders holding AbbVie Shares, or, after the Combination, New AbbVie Shares, as a position in a "straddle," as part of a "synthetic security" or "hedge," as part of a "conversion transaction" or other integrated investment, or as other than a capital asset.

        Holders that are subject to special provisions under the Code, including holders described immediately above, should consult their own tax advisors regarding the US federal, state, local, non-US and any other tax consequences of the Combination and the ownership and disposition of New AbbVie Shares.

        As used in this proxy statement/prospectus, the term "US Holder" means a beneficial owner of AbbVie Shares, and, after the completion of the Combination, New AbbVie Shares, that is, for US federal income tax purposes:

  •
  a citizen or individual resident of the United States;

  •
  a corporation (or other entity that is classified as a corporation for US federal income tax purposes) that is created or organized in or under the laws of the United States or any State thereof or the District of Columbia;

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  an estate whose income is subject to US federal income tax regardless of its source; or

  •
  a trust (i) if a US court can exercise primary supervision over the trust's administration and one or more US persons are authorized to control all substantial decisions of the trust, or (ii) that validly elects to be treated as a US person for US federal income tax purposes.

        If a partnership or other pass-through entity holds AbbVie Shares, and, after the completion of the Combination, New AbbVie Shares, the US federal income tax treatment of a partner, beneficiary, or other stakeholder will generally depend on the status of that person and the tax treatment of the pass-through entity. A partner, beneficiary, or other stakeholder in a pass-through entity holding AbbVie Shares, and, after the completion of the Combination, New AbbVie Shares, should consult its own tax advisor with regard to the US federal income tax consequences of the Combination and the subsequent ownership and disposition of New AbbVie Shares.

US Federal Income Tax Considerations—AbbVie and New AbbVie

  US Federal Income Tax Consequences of the Combination to AbbVie and New AbbVie

        AbbVie will not be subject to US federal income tax on the Combination; however, AbbVie will continue to be subject to US tax after the Combination. AbbVie (and its US affiliates) may be subject to limitations on the utilization of certain tax attributes, as described below. In conjunction with the Combination, New AbbVie, AbbVie, Shire, and their respective subsidiaries may engage in certain intercompany transactions. This discussion does not address any tax considerations relating to such intercompany transactions.

  Tax Residence of New AbbVie for US Federal Income Tax Purposes

        Under current US federal income tax law, a corporation generally will be considered to be resident for US federal income tax purposes in its place of organization or incorporation. Accordingly, under the generally applicable US federal income tax rules, New AbbVie, which is a Jersey incorporated entity, would be classified as a non-US corporation (and, therefore, not a US tax resident). Section 7874 of the Code and the regulations promulgated thereunder, however, contain specific rules (more fully discussed below) that may cause a non-US corporation to be treated as a US corporation for US federal income tax purposes. These rules are complex, and in some cases, there is limited guidance as to their application.

        Under Section 7874 of the Code, a corporation created or organized outside the United States (i.e., a non-US corporation) will nevertheless be treated as a US corporation for US federal income tax purposes (and, therefore, a US tax resident subject to US federal income tax on its worldwide income) if each of the following three conditions are met: (i) the non-US corporation directly or indirectly acquires substantially all of the assets held directly or indirectly by a US corporation (including through the direct or indirect acquisition of all of the outstanding shares of the US corporation); (ii) the non-US corporation's expanded affiliated group does not have substantial business activities in the non-US corporation's country of organization or incorporation relative to the expanded affiliated group's worldwide activities; and (iii) the shareholders of the acquired US corporation hold at least 80% (by either vote or value) of the shares of the acquiring non-US corporation after the acquisition by reason of holding shares in the acquired US corporation (which includes the receipt of the non-US corporation's shares in exchange for the US corporation's shares), which is referred to in this proxy statement/prospectus as the "Ownership Test."

        At the Combination effective time, the first two conditions described above will be satisfied because (i) New AbbVie will acquire all of AbbVie's assets through the indirect acquisition of all of the AbbVie Shares, and (ii) New AbbVie, including its expanded affiliated group, will not have substantial business activities in Jersey for purposes of Section 7874 of the Code. As a result, the application of Section 7874 of the Code to the Combination depends on the third condition described above—the Ownership Test. Under current law, New AbbVie would be treated as a US corporation for US federal income tax purposes under Section 7874 of the Code only if, after the Combination, the former shareholders of AbbVie are treated as owning (within the meaning of Section 7874 of the Code) at least 80% (by either vote or value) of New AbbVie Shares by reason of holding shares in AbbVie.

        Based on the rules for determining share ownership under Section 7874 of the Code and certain factual assumptions, after the Combination AbbVie Stockholders are expected to be treated as holding less than 80% (by both vote and value) of the New AbbVie Shares by reason of their ownership of AbbVie Shares. In that case, New AbbVie should be treated as a foreign corporation for US federal income tax purposes. However, whether the Ownership Test has been satisfied must be finally determined after the completion of the Combination, by which time there could be adverse changes to the relevant facts and circumstances. Further, a subsequent change in the facts or in law might cause New AbbVie to be treated as a domestic corporation for US federal income tax purposes, including with retroactive effect. In addition, by the time of the completion of the Combination, there could be a change in law under Section 7874 of the Code, in the regulations promulgated thereunder, or other changes in law that, if enacted, could (possibly retroactively) cause New AbbVie to be treated as a US corporation for US federal income tax purposes. In such event, New AbbVie could be liable for substantial additional US federal income tax on its operations and income following the completion of the Combination.

        The remaining discussion assumes that New AbbVie will not be treated as a US corporation for US federal income tax purposes under Section 7874 of the Code. New AbbVie is resident in the United Kingdom for UK tax purposes because the central management and control of New AbbVie (as determined for UK tax purposes) is exercised in the United Kingdom. It is expected that such central management and control will continue to be exercised in the United Kingdom.

  Potential Limitation on the Utilization of AbbVie's (and Its US Affiliates') Tax Attributes

        Following the acquisition of a US corporation by a non-US corporation, Section 7874 of the Code may limit the ability of the acquired US corporation and its US affiliates to utilize certain US tax attributes (including net operating losses and certain tax credits) to offset US taxable income resulting from certain transactions. Specifically, if (i) the non-US corporation directly or indirectly acquires substantially all of the assets held directly or indirectly by the US corporation (including through the direct or indirect acquisition of all of the outstanding shares of the US corporation), (ii) the non-US corporation's expanded affiliated group does not have substantial business activities in the non-US corporation's country of organization or incorporation relative to the expanded affiliated group's worldwide activities, and (iii) the shareholders of the acquired US corporation hold at least 60% (but less than 80%), by either vote or value, of the shares of the acquiring non-US corporation by reason of holding shares in the US corporation, then the taxable income of the US corporation (and any person related to the US corporation) for any given year, within a ten-year period beginning on the last date the US corporation's properties were acquired, will be no less than that person's "inversion gain" for that taxable year. A person's inversion gain includes gain from the transfer of shares or any other property (other than property held for sale to customers) and income from the license of any property that is either transferred or licensed as part of the acquisition, or, if after the acquisition, is transferred or licensed to a non-US related person.

        Pursuant to the Arrangement, the AbbVie Stockholders are expected to receive at least 60% (but less than 80%) of the vote and value of the New AbbVie Shares by reason of holding AbbVie Shares. As a result, AbbVie and its US affiliates would be limited in their ability to utilize certain US tax attributes to offset their inversion gain, if any. However, neither AbbVie nor its US affiliates expects to recognize any inversion gain as part of the Merger, nor do they currently intend to engage in any transaction in the near future that would generate inversion gain. If, however, AbbVie or its US affiliates were to engage in any transaction that would generate any inversion gain in the future, such transaction may be fully taxable to AbbVie or its US affiliates (notwithstanding that it may have certain deductions and other US tax attributes which, but for the application of Section 7874 of the Code, it would be able to use to offset some or all of such gain) and thus AbbVie may pay US federal income tax sooner or in a different amount than it otherwise would have.

  US Federal Income Tax Consequences of the Combination to AbbVie Stockholders that are US Holders

        As part of the Combination, (i) Merger Sub will merge with and into AbbVie, with AbbVie surviving, and (ii) for US federal income tax purposes, AbbVie Stockholders will exchange their AbbVie Shares (which will be cancelled) for New AbbVie Shares. AbbVie expects to receive an opinion from Skadden, subject to certain qualifications and limitations set forth therein, to the effect that, among other things, the Merger will qualify as a "reorganization" within the meaning of Section 368(a) of the Code and that Section 367(a) of the Code will apply to the exchange of AbbVie Shares for New AbbVie Shares by US Holders in the Merger.

        With respect to cross-border reorganizations, Section 367(a) of the Code and regulations promulgated thereunder generally require US stockholders to recognize gain (but not loss) if stock of a US corporation is exchanged for stock of a non-US corporation and the US stockholders receive more than 50% (by vote or value) of the stock of the non-US corporation.

        AbbVie Stockholders will receive more than 50% of the New AbbVie Shares; consequently, US Holders of AbbVie Shares will be required to recognize gain (but not loss) on their exchange of AbbVie Shares for New AbbVie Shares in the Merger in an amount equal to the excess of the fair market value of the New AbbVie Shares received over the adjusted tax basis of the AbbVie Shares exchanged therefor. Such gain must be determined separately for separate blocks of AbbVie Shares (i.e., shares acquired at different times or prices). Any such gain would be capital gain, and generally would be long-term capital gain if the US Holder's holding period for the AbbVie Shares exceeded one year at the time of the AbbVie share exchange. Preferential tax rates may apply to long-term capital gain of a US Holder that is an individual, estate, or trust. There are no preferential tax rates for long-term capital gain of a US Holder that is a corporation. The adjusted tax basis in the New AbbVie Shares received would be equal to the adjusted tax basis of the AbbVie Shares exchanged therefor, increased by the amount of gain recognized in such exchange.

        Except with respect to the receipt of cash in lieu of a fractional New AbbVie Share, US Holders would not recognize any loss in their respective AbbVie Shares and would not be permitted to net any realized losses against any gain recognized with respect to other AbbVie Shares. In such case, the adjusted tax basis in the New AbbVie Shares received would be equal to the adjusted tax basis of the AbbVie Shares exchanged therefor and the holding period for any New AbbVie Share received by such holder would include the holding period of the AbbVie Shares exchanged therefor.

        US Holders that receive cash in lieu of a fractional New AbbVie Share will generally be treated as having received the fractional New AbbVie Share pursuant to the Merger and then as having had that fractional New AbbVie Share redeemed by New AbbVie for cash. Such a holder would generally recognize gain or loss on the receipt of cash in lieu of a fractional New AbbVie Share equal to difference between the cash received and such holder's adjusted tax basis in the fractional New AbbVie Share.

  US Federal Income Tax Consequences to US Holders of the Ownership and Disposition of New AbbVie Shares

  Distributions on New AbbVie Shares

        Subject to the discussion below under "—Passive Foreign Investment Company Status," the gross amount of any distribution on New AbbVie Shares made out of New AbbVie's current or accumulated earnings and profits (as determined for US federal income tax purposes) will generally be taxable to a US Holder as ordinary dividend income on the date such distribution is actually or constructively received. Any such dividends paid to corporate US Holders generally will not qualify for the dividends-received deduction that may otherwise be allowed under the Code. Distributions in excess of New AbbVie's current and accumulated earnings and profits will be treated first as a non-taxable return of capital to the extent of the US Holder's basis in its New AbbVie Shares, and thereafter as capital gain.

        Dividends received by non-corporate US Holders (including individuals) from a "qualified foreign corporation" may be eligible for reduced rates of taxation, provided that certain holding period requirements and other conditions are satisfied. For these purposes, a non-US corporation will be treated as a qualified foreign corporation if it is eligible for the benefits of a comprehensive income tax treaty with the United States which is determined by the US Treasury Department to be satisfactory for purposes of these rules and which includes an exchange of information provision. The US Treasury Department has determined that the United Kingdom-United States Tax Treaty meets these requirements. A non-US corporation is also treated as a qualified foreign corporation with respect to dividends paid by that corporation on shares that are readily tradable on an established securities market in the United States. US Treasury Department guidance indicates that the New AbbVie Shares, which are expected to be listed on the NYSE, will be considered readily tradable on an established securities market in the United States. There can be no assurance that the New AbbVie Shares will be considered readily tradable on an established securities market in future years. In addition, New AbbVie will not constitute a qualified foreign corporation for purposes of these rules if it is a passive foreign investment company, or "PFIC", for the taxable year in which it pays a dividend or for the preceding taxable year. See the discussion below under "—Passive Foreign Investment Company Status."

  Sale, Exchange, Redemption or Other Taxable Disposition of New AbbVie Shares

        Subject to the discussion below under "—Passive Foreign Investment Company Status," a US Holder will generally recognize gain or loss on any sale, exchange, redemption, or other taxable disposition of

New AbbVie Shares in an amount equal to the difference between the amount realized on the disposition and such holder's tax basis in the shares. The tax basis of New AbbVie Shares received by a US Holder in the AbbVie share exchange is discussed above under "—US Federal Income Tax Consequences of the Combination to AbbVie Stockholders that are US Holders." Any gain or loss recognized by a US Holder on a taxable disposition of New AbbVie Shares will generally be capital gain or loss and will be long-term capital gain or loss if the holder's holding period in such shares (which will include the holder's holding period in the AbbVie Shares surrendered in the AbbVie share exchange (assuming the Merger qualifies as a reorganization as described above)) exceeds one year at the time of the disposition. Preferential tax rates may apply to long-term capital gain of a US Holder that is an individual, estate, or trust. There are no preferential tax rates for long-term capital gain of a US Holder that is a corporation. The deductibility of capital losses is subject to limitations. Any gain or loss recognized by a US Holder on the sale or exchange of New AbbVie Shares will generally be treated as US source gain or loss.

  Passive Foreign Investment Company Status

        Notwithstanding the foregoing, certain adverse US federal income tax consequences could apply to a US Holder if New AbbVie is treated as a PFIC for any taxable year during which such US Holder holds New AbbVie Shares. A non-US corporation, such as New AbbVie, will be classified as a PFIC for US federal income tax purposes for any taxable year in which, after applying certain look-through rules, either (i) 75% or more of its gross income for such year consists of certain types of "passive" income or (ii) 50% or more of the value of its assets (determined on the basis of a quarterly average) during such year produce or are held for the production of passive income. Passive income generally includes dividends, interest, royalties, rents, annuities, net gains from the sale or exchange of property producing such income and net foreign currency gains.

        New AbbVie is not currently expected to be treated as a PFIC for US federal income tax purposes for the taxable year of the Combination or for foreseeable future taxable years. This conclusion is a factual determination, however, that must be made annually at the close of each taxable year and, thus, is subject to change. There can be no assurance that New AbbVie will not be treated as a PFIC for any taxable year.

        If New AbbVie were to be treated as a PFIC, US Holders holding New AbbVie Shares could be subject to certain adverse US federal income tax consequences with respect to gain realized on a taxable disposition of such shares and certain distributions received on such shares. In addition, dividends received with respect to New AbbVie Shares would not constitute qualified dividend income eligible for preferential tax rates if New AbbVie is treated as a PFIC for the taxable year of the distribution or for its preceding taxable year. Certain elections (including a mark-to-market election) may be available to US Holders to mitigate some of the adverse tax consequences resulting from PFIC treatment. US Holders should consult their own tax advisors regarding the application of the PFIC rules to their investment in the New AbbVie Shares.

  Required Disclosure with Respect to Foreign Financial Assets

        Certain US Holders are required to report information relating to an interest in New AbbVie Shares, subject to certain exceptions (including an exception for New AbbVie Shares held in accounts maintained by certain financial institutions), by attaching a completed IRS Form 8938, Statement of Specified Foreign Financial Assets, with their tax return for each year in which they hold an interest in New AbbVie Shares. US Holders are urged to consult their own tax advisors regarding information reporting requirements relating to their ownership of the common shares.

 CERTAIN UNITED KINGDOM TAX CONSIDERATIONS

        The comments set out below summarize certain limited aspects of the United Kingdom ("UK") taxation treatment of New AbbVie Shareholders and do not purport to be a complete analysis of all tax considerations relating to the New AbbVie Shares. They are based on current UK legislation and what is understood to be current HM Revenue and Customs practice, both of which are subject to change, possibly with retrospective effect.

        The comments are intended as a general guide and apply only to New AbbVie Shareholders who are resident for tax purposes in the UK, who hold New AbbVie Shares as an investment (other than under a personal equity plan or individual savings account) and who are the absolute beneficial owners of their New AbbVie Shares. These comments do not deal with certain types of New AbbVie Shareholders such as charities, dealers in securities, persons holding or acquiring shares in the course of a trade, persons who have or could be treated for tax purposes as having acquired their New AbbVie Shares by reason of their employment, collective investment schemes, persons subject to UK tax on the remittance basis and insurance companies. New AbbVie Shareholders who are in any doubt about their taxation position, or who are resident or otherwise subject to taxation in a jurisdiction outside the UK, should consult an appropriate independent professional tax adviser immediately.

  Taxation of chargeable gains ("CGT")

        A disposal or deemed disposal of New AbbVie Shares may, depending on the particular circumstances of the New AbbVie Shareholder and subject to any available exemptions or reliefs, give rise to a chargeable gain or an allowable loss for CGT purposes.

  Disposals of New AbbVie Shares—Individuals

        An individual New AbbVie Shareholder who is resident in the United Kingdom for tax purposes and whose total taxable gains and income in a given tax year, including any gains made on the disposal or deemed disposal of his New AbbVie Shares, are less than or equal to the upper limit of the income tax basic rate band applicable in respect of that tax year (the "Band Limit") will generally be subject to capital gains tax at a flat rate of 18 percent in respect of any gain arising on a disposal or deemed disposal of his New AbbVie Shares.

        An individual New AbbVie Shareholder who is resident in the United Kingdom for tax purposes and whose total taxable gains and income in a given tax year, including any gains made on the disposal or deemed disposal of his New AbbVie Shares, are more than the Band Limit will generally be subject to capital gains tax at a flat rate of 18 percent in respect of any gain arising on a disposal or deemed disposal of his New AbbVie Shares (to the extent that, when added to the New AbbVie Shareholder's other taxable gains and income in that tax year, the gain is less than or equal to the Band Limit) and at a flat rate of 28 percent in respect of the remainder of the gain arising on a disposal or deemed disposal of his New AbbVie Shares.

        No indexation allowance will be available to an individual New AbbVie Shareholder in respect of any disposal of New AbbVie Shares. However, each individual has an annual exemption, such that capital gains tax is chargeable only on gains arising from all sources during the tax year in excess of this figure. The annual exemption is £11,000 for the tax year 2014/2015.

  Disposals of New AbbVie Shares—Corporation Tax Payers

        For New AbbVie Shareholders within the charge to UK corporation tax indexation allowance may be available in respect of the full period of ownership of the New AbbVie Shares and the AbbVie Shares from which the New AbbVie Shares are derived to reduce any chargeable gain arising (but not to create or increase any allowable loss).

  Disposals of New AbbVie Shares—Overseas Shareholders and Temporary Non-residents

        Subject to the paragraph below (dealing with temporary non-residents) New AbbVie Shareholders who are not resident in the UK for UK tax purposes will not be subject to UK tax on chargeable gains, unless they carry on a trade, profession or vocation in the UK through a branch or agency or (in the case of a company) permanent establishment and the New AbbVie Shares disposed of are used or held for the purposes of that branch, agency or permanent establishment.

        However, New AbbVie Shareholders who are not resident in the UK may be subject to charges to foreign taxation depending on their personal circumstances.

        A New AbbVie Shareholder who is an individual, who has ceased to be resident for tax purposes in the UK for a period of less than five years and who disposes of New AbbVie Shares during that period may be liable to UK taxation on capital gains (subject to any available exemption or relief). If applicable, the tax charge will arise in the tax year that the individual returns to the UK.

  Taxation of dividends on New AbbVie Shares

        New AbbVie will not be required to withhold tax at source from dividend payments it makes.

  Individuals

        A New AbbVie Shareholder who is an individual resident in the UK for tax purposes and who receives a dividend from New AbbVie will be entitled to a tax credit which may be set off against his total income tax liability. The tax credit will be equal to 10 percent of the aggregate of the dividend and the tax credit (the "gross dividend"), which is also equal to one-ninth of the amount of the cash dividend received.

        In the case of such a New AbbVie Shareholder who is not liable to UK income tax at either the higher or the additional rate, that New AbbVie Shareholder will be subject to UK income tax on the gross dividend at the rate of 10 percent. The tax credit will, in consequence, satisfy in full the New AbbVie Shareholder's liability to UK income tax on the gross dividend.

        In the case of a New AbbVie Shareholder who is liable to UK income tax at the higher rate, the New AbbVie Shareholder will be subject to UK income tax on the gross dividend at the rate of 32.5 percent for the tax year 2014/2015, to the extent that the gross dividend falls above the threshold for the higher rate of UK income tax but below the threshold for the additional rate of UK income tax when it is treated as the top slice of the New AbbVie Shareholder's income. The tax credit will, in consequence, satisfy only part of the New AbbVie Shareholder's liability to UK income tax on the gross dividend and the New AbbVie Shareholder will have to account for UK income tax equal to 22.5 percent of the gross dividend (which is also equal to 25 percent of the cash dividend received). For example, if the New AbbVie Shareholder received a dividend of £80 from the New AbbVie, the dividend received would carry a tax credit of £8.89 and therefore represent a gross dividend of £88.89. The New AbbVie Shareholder would then be required to account for UK income tax of £20 on the gross dividend (being £28.89 (i.e. 32.5 percent of £88.89) less £8.89 (i.e. the amount of the tax credit)).

        In the case of a New AbbVie Shareholder who is liable to UK income tax at the additional rate, the New AbbVie Shareholder will be subject to UK income tax on the gross dividend at the rate of 37.5 percent for the tax year 2014/2015, to the extent that the gross dividend falls above the threshold for the additional rate of UK income tax when it is treated as the top slice of the New AbbVie Shareholder's income. After setting off the tax credit comprised in the gross dividend, the New AbbVie Shareholder will, accordingly, have to account for UK income tax equal to 27.5 percent of the gross dividend (which is also equal to 30.55 percent of the cash dividend received). For example, if the New AbbVie Shareholder received a dividend of £80 from New AbbVie, the dividend received would carry a tax credit of £8.89 and therefore represent a gross dividend of £88.89. The New AbbVie Shareholder would then be required to account for UK income tax of £24.44 on the gross dividend (being £33.33 (i.e. 37.5 percent of £88.89) less £8.89 (i.e. the amount of the tax credit)).

        A UK resident individual New AbbVie Shareholder whose liability to UK income tax in respect of a dividend received from New AbbVie is less than the tax credit attaching to the dividend will not be entitled to any payment from HMRC in respect of any part of the tax credit attaching to the dividend.

  Companies

        New AbbVie Shareholders within the charge to UK corporation tax which are "small companies" (for the purposes of UK taxation of dividends) will not generally be subject to tax on dividends paid on the New AbbVie Shares, provided certain conditions are met.

        Other New AbbVie Shareholders within the charge to UK corporation tax will not be subject to tax on dividends on the New AbbVie Shares so long as (i) the dividends fall within an exempt class and (ii) do not fall within certain specified anti-avoidance provisions and (iii) the New AbbVie Shareholder has not elected for the dividends not to be exempt. Each New AbbVie Shareholder's position will depend on its own individual circumstances, although it would normally be expected that dividends paid on the New AbbVie Shares would fall within an exempt class. Examples of dividends that are within an exempt class are dividends in respect of portfolio holdings, where the recipient owns less than 10 percent of the issued share capital of the payer (or any class of that share capital). New AbbVie Shareholders will need to ensure that they satisfy the requirements of an exempt class before treating any dividend as exempt, and seek appropriate professional advice where necessary.

  Stamp duty and stamp duty reserve tax ("SDRT")

        No SDRT will be payable, and no liability to stamp duty will arise, in respect of the issue of the New AbbVie Shares.

        No SDRT should be payable in respect of any transfer of, or agreement to transfer, New AbbVie Shares. Provided that any instrument of transfer is executed outside the United Kingdom and does not relate to any property situate, or to any matter or thing done or to be done, in the United Kingdom, no stamp duty will be payable in respect of a transfer of New AbbVie Shares.

CERTAIN JERSEY TAX CONSIDERATIONS

        New AbbVie is not regarded as resident for tax purposes in Jersey. Therefore New AbbVie will not be liable to Jersey income tax other than on Jersey source income (except where such income is exempted from income tax pursuant to the Income Tax (Jersey) Law 1961, as amended).

        Dividends on New AbbVie Shares may be paid by New AbbVie without withholding or deduction for or on account of Jersey income tax. The holders of New AbbVie Shares (other than residents of Jersey) will not be subject to any tax in Jersey in respect of the holding, sale or other disposition of New AbbVie Shares.

        Jersey charges a tax on goods and services supplied in the island ("GST"). Given that New AbbVie has obtained international services entity status ("ISE" status), GST is not chargeable on supplies of goods or services made by New AbbVie. As an ISE, New AbbVie should also not be charged GST. The New AbbVie Board intends to conduct the business of New AbbVie so that it does not incur GST.

        In Jersey, no stamp duty is levied on the issue or transfer of the New AbbVie Shares except that stamp duty would be payable on Jersey grants of probate and letters of administration:

  •
  in relation to New AbbVie Shares which are recorded in the name of an individual holder on the register of members of New AbbVie maintained in Jersey, in order to transfer the New AbbVie Shares on the death of that holder;

  •
  where a Jersey nominee holds New AbbVie Shares on the register of members of New AbbVie maintained in Jersey or on any branch register, to transfer the beneficial ownership of the New AbbVie Shares held by an individual on the death of that individual; or

  •
  where a Jersey domiciled individual holds New AbbVie Shares, whether recorded on the register of members of New AbbVie maintained in Jersey or on any branch register.

        In situations where a Jersey probate or letter of administration is granted, Jersey stamp duty would be levied according to the size of the relevant estate and would be payable on a sliding scale at a rate of up to 0.75% of such estate. The maximum Jersey stamp duty now payable is £100,000 regardless of the value of the estate.

        However, the transfer of a beneficial interest in New AbbVie Shares, to the extent the legal title to such shares is held on New AbbVie's overseas branch register in the US by Cede & Co. (the Depositary Trust Company's partnership nominee), following the death of a holder of such beneficial interest, would not be subject to the requirement to obtain a Jersey grant of probate or letter of administration and would not therefore give rise to Jersey stamp duty.

        Jersey does not otherwise levy taxes upon capital, inheritances, capital gains or gifts nor are there other estate duties.

        THE JERSEY TAX CONSIDERATIONS SUMMARIZED ABOVE ARE FOR GENERAL INFORMATION ONLY. HOLDERS OF NEW ABBVIE SHARES SHOULD CONSULT THEIR OWN INDEPENDENT ADVISORS IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES.

 STOCKHOLDER VOTE ON SPECIFIED COMPENSATORY ARRANGEMENTS

Specified Compensatory Arrangements

        This section sets forth the information required by Item 402(t) of Regulation S-K regarding the compensation for each named executive officer of AbbVie that is based on or otherwise relates to the Merger. A transaction as proposed herein subjects the named executive officers (as well as the other executive officers and directors of AbbVie) to multiple forms of U.S. federal income taxation on outstanding equity, including both shares owned outright and unvested restricted stock awards and unexercised and unvested stock options. As AbbVie Stockholders, the named executive officers will be subject to capital gains tax (as applicable) on the exchange of any outstanding AbbVie Shares that they own for New AbbVie Shares in the Combination. These capital gains tax rules are no different than the capital gains tax rules that generally apply to other AbbVie Stockholders.

        In addition to capital gains tax imposed on any gain realized with respect to such outstanding shares owned by the named executive officers, under Code Section 4985 a transaction of this type also subjects the named executive officers to a special one-time excise tax with respect to their unvested restricted stock awards and unexercised and unvested stock options. The shares underlying these awards are not actually owned by the named executive officers because, due to the nature of the awards and the terms of the program under which they were granted, vesting may not have occurred yet and may never occur, in which case the named executive officer will forfeit those restricted stock awards and stock options. However, the excise tax will be due at the time of the completion of the transaction, even on unvested awards.

        The AbbVie Board carefully considered the impact of the potential excise tax and alternative approaches to mitigate the effect of the excise tax (such as accelerated vesting and cash-out of all outstanding equity awards held by AbbVie executive officers and directors). In the event of accelerated vesting or cash-out, the excise tax would not apply. However, the AbbVie Board determined that accelerating the vesting of the outstanding equity awards would eliminate their retention value and alter the equity compensation component of the company's performance-based compensation strategy. The AbbVie Board determined that the transaction is expected to bring significant strategic and financial benefit to AbbVie and AbbVie Stockholders. However, the imposition of the tax on the executive officers and directors would result in them being deprived of a substantial portion of the value of their equity awards, particularly when the vesting of outstanding equity awards subject to the excise tax is not being accelerated and the individuals are receiving no additional benefit in connection with the transaction. For the reasons summarized above, the AbbVie Board has determined that it is appropriate to reimburse the AbbVie executive officers and directors for the excise tax, so that, on a net after-tax basis, they would be in the same position as if such excise tax had not been applied.

        The compensatory arrangement described in this section serves no purpose other than to put the named executive officers in the same after-tax position as if the excise tax had not been applied under Code Section 4985. The compensation shown in the table below is subject to a vote, on a non-binding, advisory basis, of the AbbVie Stockholders at the Special Meeting, as described below.

        As described in more detail in "Interests of Certain Persons in Matters to be Acted Upon" beginning on page 105 of this proxy statement/prospectus, AbbVie's named executive officers will become subject to the excise tax under Code Section 4985 as a result of the completion of the Combination. They also will be subject to capital gains tax (as applicable) on any outstanding shares of AbbVie they own. THE COMPENSATORY ARRANGEMENT DESCRIBED IN THIS SECTION DOES NOT COVER ANY CAPITAL GAINS TAX IMPOSED ON THE ABBVIE SHARES HELD BY ABBVIE NAMED EXECUTIVE OFFICERS; THEY WILL BE RESPONSIBLE FOR SUCH CAPITAL GAINS TAX JUST LIKE OTHER ABBVIE STOCKHOLDERS.

        The table below sets forth the estimated reimbursement amounts.

Name	Estimated Reimbursement Payment ($)(1)*
Named Executive Officers
Richard A. Gonzalez
Laura J. Schumacher
William J. Chase
Carlos Alban
Timothy J. Richmond

(1)
The calculation of the reimbursement payment amounts set forth in the table above is based upon the relevant stock-based compensation held by the AbbVie named executive officers as of July 1, 2014 and assumes the following: (i) an AbbVie stock price of $53.96 (the average closing market price of AbbVie's stock over the first five business days following the July 18, 2014 public announcement of the Combination); (ii) a maximum federal income tax rate of 39.6% and applicable state and local income tax rates; (iii) that no stock options are exercised between July 1, 2014 and the completion of the Combination; and (iv) that no additional relevant stock-based compensation grants are made to the named executive officers within the applicable six month period after closing of the Merger. The actual amount of the payment for each affected named executive officer will be determinable following the consummation of the proposed transactions.

*
This payment does not satisfy any applicable capital gains tax owed on consummation of the transaction. The named executive officers will be responsible for capital gains tax just like other AbbVie Stockholders.

Advisory Vote on Specified Compensatory Arrangements

        Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and Rule 14a-21(c) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), AbbVie is providing AbbVie Stockholders with the opportunity to cast a non-binding advisory vote at the Special Meeting on the compensation of AbbVie's named executive officers that is based on or otherwise relates to the Merger as disclosed above in this section. This proposal gives AbbVie Stockholders the opportunity to express their views on the Merger-related compensation of AbbVie's named executive officers.

        Accordingly, AbbVie is requesting AbbVie Stockholders to adopt the following resolution, on a non-binding, advisory basis:

          "RESOLVED, that the compensation that may be paid or become payable to AbbVie's named executive officers in connection with the Merger, and the agreements or understandings pursuant to which such compensation may be paid or become payable, in each case as disclosed above pursuant to Item 402(t) of Regulation S-K in "Stockholder Vote on Specified Compensatory Arrangements," are hereby APPROVED."

        ABBVIE'S BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" ADOPTION OF THE FOREGOING RESOLUTION.

Required Vote

        The vote on the Non-Binding Compensation Proposal is a vote separate and apart from the vote to adopt the Merger Agreement. Accordingly, you may vote not to approve the Non-Binding Compensation Proposal and vote to approve the Merger Agreement Proposal and vice versa. The completion of the Combination is not conditioned on approval of this proposal.

        The affirmative vote of holders of a majority of the AbbVie Shares represented, in person or by proxy, at the Special Meeting is required to approve, on a non-binding, advisory basis, the specified compensatory arrangements between AbbVie and its named executive officers relating to the Merger Agreement. Because the vote required to approve this proposal is based upon the majority of the AbbVie Shares represented in person or by proxy, abstentions and failures to vote will have the same effect as a vote against this proposal. Broker non-votes do not represent voting power and thus will have no impact on the outcome of this proposal.

 INTERESTS OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

        In considering the recommendation of the AbbVie Board, AbbVie Stockholders should be aware that the proposed Combination will affect executive officers and directors of AbbVie in ways that are different from, or in addition to, the effects on AbbVie Stockholders generally. These considerations are described in more detail below and, with respect to named executive officers of AbbVie, are quantified in the section captioned "Stockholder Vote on Specified Compensatory Arrangements" beginning on page 102. The AbbVie Board took into account these considerations when it approved the Merger Agreement and the Combination. Other than the considerations described below, the proposed transaction is not expected to affect the compensation and benefits payable to AbbVie's executive officers or directors.

  Code Section 4985 Excise Tax

        A transaction as proposed herein subjects executive officers and directors to multiple forms of taxation on outstanding equity, including both shares owned outright and unvested and unexercised equity awards. As AbbVie Stockholders, AbbVie's executive officers and directors will be subject to capital gains tax (as applicable) on the exchange of any outstanding AbbVie Shares that they own for New AbbVie Shares in the Combination. These capital gains tax rules are no different than the capital gains tax rules that generally apply to other AbbVie Stockholders.

        In addition to capital gains tax, under Code Section 4985 a transaction of this type also subjects executive officers and directors to a special one-time 15% excise tax on the value of certain stock compensation held at any time during the six months before and six months after the closing of the Merger by individuals who, during the same period, were or are executive officers and directors of AbbVie and subject to the reporting requirements of Section 16(a) of the Exchange Act. This excise tax applies to all payments (or rights to payment) granted to such persons by AbbVie and its affiliates in connection with the performance of services to AbbVie and its affiliates if the value of such payment or right is based on (or determined by reference to) the value (or change in value) of AbbVie stock (excluding certain statutory incentive stock options and holdings in tax qualified plans), which would include any outstanding (i) unexercised vested or unvested nonqualified stock options, (ii) unvested restricted stock awards, (iii) unvested restricted stock unit awards and (iv) stock equivalent units, held by such AbbVie executive officers and directors during this 12-month period and becomes effective contemporaneously with the closing of the proposed Combination.

        The shares underlying these awards are not actually owned by the executive officers or directors because, due to the nature of the awards and the terms of the program under which they were granted, vesting may not have occurred yet and may never occur, in which case the executive officer or director will forfeit those awards. However, the excise tax will be due at the time of the completion of the transaction, even on unvested awards.

        The excise tax will not apply to (x) any stock option which is exercised on the expatriation date (closing date of the Merger) or during the six-month period before such date or to the stock acquired in such exercise, if income is recognized under Code Section 83 on or before the expatriation date with respect to the stock acquired pursuant to such exercise, and (y) any other specified stock compensation which is exercised, sold, exchanged, distributed, cashed-out, or otherwise paid during such period in a transaction in which income, gain, or loss is recognized in full.

        The AbbVie Board carefully considered the impact of the potential excise tax under Code Section 4985 on the AbbVie executive officers and directors and alternative approaches to mitigate the effect of the excise tax (such as accelerated vesting and cash-out of all outstanding equity awards held by AbbVie executive officers and directors). In the event of accelerated vesting or cash-out, the excise tax would not apply. However, the AbbVie Board determined that accelerating the vesting of the outstanding equity awards would eliminate their retention value and alter the equity compensation component of the company's performance-based compensation strategy. The AbbVie Board determined that the transaction is expected to bring significant strategic and financial benefit to AbbVie and AbbVie Stockholders. However, the imposition of the tax on the executive officers and directors would result in them being deprived of a substantial portion of the value of their equity awards, particularly when the vesting of outstanding equity awards subject to the excise tax is not being accelerated and the individuals are receiving no additional benefit in connection with the transaction. Therefore, after careful consideration, the AbbVie Board determined that it is appropriate to reimburse the AbbVie executive officers and directors for the excise tax, so that, on a net after-tax basis, they would be in the same position as if such excise tax had not been applied.

        These reimbursement payments would be non-deductible by AbbVie. Further, these reimbursement payments would themselves be subject to the excise tax under Code Section 4985 as well as income taxes. The reimbursement payments would be paid following the closing of the Merger, which is subject to AbbVie Stockholders' vote at the Special Meeting. The actual amounts due on behalf of such executive officers and directors would be determinable following the completion of the Combination. These reimbursement payments do not provide any unique benefit to the AbbVie executive officers and directors, but are intended only to place them in the same position as other employee equity award holders after the Combination. THESE REIMBURSEMENT PAYMENTS DO NOT COVER ANY CAPITAL GAINS TAX IMPOSED ON ANY EXCHANGE OF ABBVIE SHARES HELD BY ABBVIE EXECUTIVE OFFICERS OR DIRECTORS; THE ABBVIE DIRECTORS AND EXECUTIVE OFFICERS WILL BE RESPONSIBLE FOR SUCH CAPITAL GAINS TAX JUST LIKE OTHER ABBVIE STOCKHOLDERS.

        Based on the relevant equity-based awards held by the AbbVie executive officers and directors as of July 1, 2014 and assuming: (i) an AbbVie stock price of $53.96 (the average closing market price of AbbVie Shares over the first five business days following the July 18, 2014 public announcement of the Combination); (ii) a maximum federal income tax rate of 39.6% and applicable state and local income tax rates; (iii) no stock options are exercised between July 1, 2014 and the completion of the Combination; and (iv) no additional relevant equity-based award grants are made to the executive officers and directors within the six-month period after the closing of the Merger, the reimbursement payments for the executive officers and non-employee directors are estimated to be as follows: Richard A. Gonzalez, $[    •    ]; Laura J. Schumacher, $[    •    ]; William J. Chase, $[    •    ]; Carlos Alban, $[    •    ]; Timothy J. Richmond, $[    •    ]; the [    •    ] other executive officers (as a group), $[    •    ]; and the [    •    ] non-employee directors (as a group), $[    •    ]. As noted above, the actual amount of the reimbursement payment for each affected executive officer and director will be determinable following the consummation of the Merger. The consummation of the Merger is not expected to result in the accelerated vesting or payment of compensation or benefits under any AbbVie equity or compensatory plans or arrangements.

  Indemnification and Insurance

        AbbVie's directors and executive officers will be entitled to certain ongoing indemnification and coverage under directors' and officers' liability insurance policies from New AbbVie. See "Comparison of the Rights of AbbVie Stockholders and New AbbVie Shareholders" beginning on page 141 in this proxy statement/prospectus.

Board of Directors and Management After the Combination

  Board of Directors

        All of the current members of the AbbVie Board are expected to serve on the Board of New AbbVie. Subject to any changes as may be agreed between the parties, AbbVie and Shire have agreed that two members of the Shire Board will join the board of directors of New AbbVie (the "New AbbVie Board") following completion of the Combination.

        Biographical information with respect to the current AbbVie directors is contained on page 4 to page 8 in AbbVie's Definitive Proxy Statement on Schedule 14A, filed on March 24, 2014 and is incorporated herein by reference. Biographical information with respect to the existing members of the Shire Board is contained in Shire's Annual Report on Form 10-K, filed on February 24, 2014 (the "Shire 10-K").

  Committees of the New AbbVie Board of Directors

        The New AbbVie Board is expected to form the following board committees: Audit, Compensation and Nominating and Corporate Governance. The membership of the various board committees has not been finalized at this time.

  Management

        Subject to any changes that may be made from time to time, it is contemplated that the current senior management team of AbbVie will comprise the senior management team of New AbbVie, with the anticipated addition of Dr. Ornskov, immediately following the consummation of the Combination.

        Biographical information with respect to the current management of AbbVie is contained on page 29 to page 30 of AbbVie's Form 10-K for the fiscal year 2013 and is incorporated herein by reference. Dr. Ornskov's biographical information is contained in the Shire 10-K.

  Compensation of New AbbVie's Executive Officers

        New AbbVie was not incorporated and did not have any employees during the year ended December 31, 2013 and, accordingly, has not included any compensation and other benefits information with respect to that or prior periods.

        Information concerning the historical compensation paid by AbbVie to its named executive officers, all of whom are expected to be the named executive officers of New AbbVie, is contained in AbbVie's Definitive Proxy Statement on Schedule 14A, filed on March 24, 2014, under the heading "Executive Compensation" beginning on page 14 thereto and is incorporated herein by reference.

        Following the proposed transactions, it is expected that a compensation committee of New AbbVie will be formed, and pursuant to the responsibilities outlined in its charter, the committee will oversee and determine the compensation of the chief executive officer and other executive officers of New AbbVie and will evaluate and determine the appropriate executive compensation philosophy and objectives for New AbbVie in the normal course of business.

        This New AbbVie compensation committee is expected to review its compensation policies with respect to the executive officers of New AbbVie after the proposed transactions and in the normal course of business, consistent with its charter, the New AbbVie compensation committee will also evaluate and determine the appropriate design of the New AbbVie executive compensation program and the appropriate process for establishing executive compensation consistent with past practices.

  Compensation of New AbbVie's Directors

        Information concerning the historical compensation paid by AbbVie to its non-employee directors, all of whom are expected to be non-employee directors of New AbbVie, is contained in AbbVie's Definitive Proxy Statement on Schedule 14A, filed on March 24, 2014, under the heading "Director Compensation" beginning on page 12 thereto and is incorporated herein by reference.

        Following the proposed transactions, director compensation will be determined by New AbbVie's compensation committee in the normal course of business and pursuant to the responsibilities outlined in the compensation committee's charter.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Securities Ownership of Executive Officers and Directors

        The table below reflects the number of AbbVie Shares beneficially owned as of August 15, 2014, by each director, the chief executive officer, the chief financial officer, and the three other most highly paid executive officers (the "named executive officers"), and by all directors and executive officers of AbbVie as a group. It also reflects the number of stock equivalent units and restricted stock units held by non-employee directors under the AbbVie Non-Employee Directors' Fee Plan.

Name	Shares Beneficially Owned(1)(2)(3)	Stock Options Exercisable within 60 days of July 31, 2014	Stock Equivalent Units
R. Gonzalez	386,328	283,743	0
R. Alpern	13,858	0	3,578
R. Austin	28,365	0	0
W. Burnside	5,299	0	0
E. Liddy	10,420	0	10,681
E. Rapp	7,799	0	4,291
R. Roberts	25,299	0	0
G. Tilton	24,855	0	18,671
F. Waddell	7,299	0	0
L. Schumacher	204,492	287,810	0
W. Chase	180,569	137,472	0
C. Alban	245,580	116,477	0
T. Richmond	107,384	29,014	0
All directors and executive officers as a group(4)	1,477,662	897,223	37,221

(1)
The table includes shares held in the executive officers' accounts in the AbbVie Savings Plan as follows: all executive officers as a group, 1,727. Each executive officer has shared voting power and sole investment power with respect to the shares held in his or her account.

(2)
The table includes 1,650 restricted stock units held by the executive officers as a group. The executive officers do not have sole voting and investment power until the restrictions lapse. The table also includes restricted stock units held by the non-employee directors. The directors' units are payable in stock as described in footnote (2) to the Director Compensation table included in AbbVie's 2014 proxy statement.

(3)
The table includes shared voting and/or investment power over shares as follows: G. Tilton, 350; W. Chase, 501; C. Alban, 40,442; and all directors and executive officers as a group, 42,211.

(4)
The directors and executive officers as a group together own less than 1% of the outstanding AbbVie Shares.

Securities Ownership of Principal Stockholders

        The table below reports the number of AbbVie Shares beneficially owned as of August 15, 2014, by BlackRock, Inc., Capital Research Global Investors and The Vanguard Group (directly or through subsidiaries), respectively, the only persons known to AbbVie to own beneficially more than 5% of AbbVie's outstanding common stock. It is based on information contained in Schedules 13G filed with the SEC by BlackRock, Inc. on January 28, 2014, by Capital Research Global Investors on February 13, 2014, and by The Vanguard Group on February 10, 2014. BlackRock, Inc. reported that it had sole voting power with respect to 86,849,803 shares and sole dispositive power with respect to

105,532,577 shares. Capital Research Global Investors reported that it had sole voting and sole dispositive power with respect to 99,962,125 shares. The Vanguard Group reported that it had sole voting power with respect to 2,597,850 shares, sole dispositive power with respect to 79,851,440 shares and shared dispositive power with respect to 2,424,785 shares.

Name and Address of Beneficial Owner	Shares Beneficially Owned	Percent of Class
BlackRock, Inc.	105,532,577	6.6%
40 East 52nd Street
New York, NY 10022
Capital Research Global Investors	99,962,125	6.3%
333 South Hope Street
55th Floor
Los Angeles, CA 90071
The Vanguard Group	82,276,225	5.17%
100 Vanguard Boulevard
Malvern, PA 19355

 UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

(Dollar amounts presented in millions, except share data)

        The following unaudited pro forma condensed combined financial information gives effect to the Combination. The acquisition of Shire will be accounted for as a business combination using the acquisition method of accounting under the provisions of ASC 805. The unaudited pro forma condensed combined balance sheet as of June 30, 2014 gives effect to the Combination as if it had occurred on June 30, 2014. The unaudited pro forma condensed combined statements of earnings for the year ended December 31, 2013 and six months ended June 30, 2014 give effect to New AbbVie's results of operations as if the Combination had occurred on January 1, 2013. The following unaudited pro forma condensed combined statement of earnings for the year ended December 31, 2013 is based upon, derived from and should be read in conjunction with the historical audited financial statements of AbbVie (which are available in AbbVie's Form 10-K for the year ended December 31, 2013) and the historical audited financial statements of Shire (which are available in Shire's Annual Report on Form 10-K for the year ended December 31, 2013), which are incorporated by reference to this proxy statement/prospectus. The following unaudited pro forma condensed combined statement of earnings for the six months ended June 30, 2014 and unaudited pro forma condensed combined balance sheet as of June 30, 2014 are based upon, derived from and should be read in conjunction with the historical unaudited financial information of AbbVie for the six months ended June 30, 2014 (which is available in AbbVie's Form 10-Q filed with the SEC on August 7, 2014) and the historical unaudited financial information of Shire for the six months ended June 30, 2014 (which is available in Shire's Form 10-Q filed with the SEC on August 1, 2014), which are incorporated by reference to this proxy statement/prospectus. The unaudited pro forma condensed combined financial information set forth below gives effect to the following:

  •
  the completion of the Combination, with each Shire Ordinary Share being converted into (a) £24.44 in cash and (b) 0.8960 New AbbVie Share (an amount in US dollars equal to £73.32 in cash and 2.6880 New AbbVie Shares for each Shire ADS);

  •
  the incurrence of senior unsecured notes with an aggregate principal balance of $12.7 billion to (i) finance, in part, the cash component of the acquisition consideration, (ii) repay certain existing indebtedness of Shire and/or its subsidiaries, (iii) pay certain transaction expenses in connection with the Combination and (iv) after the certain funds period has ended, pay certain dividends and distributions; and

  •
  the incurrence of £3.2 billion in debt by Foreign Holdco under the Term Loan Credit Agreement to (i) finance, in part, the cash component of the acquisition consideration, (ii) repay certain existing indebtedness of Shire and/or its subsidiaries and (iii) pay certain transaction expenses in connection with the Combination.

        The pro forma adjustments are preliminary and are based upon available information and certain assumptions which AbbVie management believes are reasonable under the circumstances and which are described in the accompanying notes to the unaudited pro forma condensed combined financial information. Actual results may differ materially from the assumptions within the accompanying unaudited pro forma condensed combined financial information. Under ASC 805, generally all assets acquired and liabilities assumed are recorded at their acquisition date fair value. For pro forma purposes, the fair value of Shire's tangible and identifiable intangible assets acquired and liabilities assumed are based on a preliminary estimate of fair value as of June 30, 2014. Any excess of the purchase price over the fair value of identified assets acquired and liabilities assumed will be recognized as goodwill. Certain current market based assumptions were used which will be updated upon completion of the acquisition. Management believes that the fair values recognized for the assets to be acquired and liabilities to be assumed are based on reasonable estimates and assumptions.

Preliminary fair value estimates of assets and liabilities may change as additional information becomes available and such changes could be material.

        The unaudited pro forma condensed combined financial information has been prepared by AbbVie management in accordance with the regulations of the SEC and has been presented for informational purposes only and is not necessarily indicative of the combined financial position or results of operations that would have been realized had the Combination occurred as of the dates indicated, nor is it meant to be indicative of any anticipated combined financial position or future results of operations that New AbbVie will experience after the Combination. In addition, the accompanying unaudited pro forma condensed combined statement of earnings does not include any expected cost savings, operating synergies, or revenue enhancements, which may be realized subsequent to the acquisition or the impact of any non-recurring activity and one-time transaction-related or integration-related costs. No material transactions existed between AbbVie and Shire during the pro forma period.

        Neither the unaudited pro forma condensed combined financial information nor the estimates and assumptions referred to in connection therewith have been approved by Shire, and Shire has not been involved in their preparation.

        This unaudited pro forma condensed combined financial information should be read in conjunction with the accompanying notes and assumptions as well as the historical consolidated financial statements and related notes of AbbVie and Shire incorporated by reference into this proxy statement/prospectus.

New AbbVie Unaudited Pro Forma Condensed Combined Balance Sheet

As of June 30, 2014

	Historical
(in millions)	AbbVie Inc.	Adjusted Shire plc (Note 4)	Acquisition adjustments	Note reference	Financing adjustments	Note reference	Pro forma combined
Assets
Current assets
Cash and equivalents	$9,086	$154	$(24,252)	6a	$18,200	6m	$1,679
			(108)	6h	(220)	6n
			(165)	6c	(975)	6l
			(41)	6i
Restricted cash	—	34	—		—		34
Short-term investments	1,160	—	—		—		1,160
Accounts and other receivables, net	3,684	1,051	—		—		4,735
Inventories, net	1,048	585	1,764	6d	—		3,397
Income tax receivable	127	286	—		—		413
Deferred income taxes	1,104	370	—		—		1,474
Prepaid expenses and other	1,585	133	—		—		1,718

Total current assets	17,794	2,613	(22,802)		17,005		14,610

Investments	130	40	—		—		170
Property and equipment, net	2,387	853	—		—		3,240
Intangible assets, net of amortization	1,695	5,325	31,045	6e	—		38,065
Goodwill	6,244	2,283	22,805	6j	—		31,332
Other assets	795	230	—		83	6n	1,108

Total assets	$29,045	$11,344	$31,048		$17,088		$88,525

Liabilities and Equity
Current liabilities
Short-term borrowings	$251	$211	$—		$(125)	6l	$337
Current portion of long-term debt and lease obligations	20	—	—		—		20
Accounts payable and accrued liabilities	6,046	2,006	521	6g	—		8,573

Total current liabilities	6,317	2,217	521		(125)		8,930

Long-term liabilities	3,040	2,158	(19)	6f	—		13,267
			8,088	6g
Long-term debt and lease obligations	14,470	850	—		18,200	6m	32,670
					(850)	6l
Commitments and contingencies
Stockholders' equity
Common stock	16	59	(59)	6k	—		301
			285	6b
Common stock held in treasury, at cost	(673)	(368)	368	6k	—		(673)
Additional paid-in-capital	3,996	4,271	(4,271)	6k	—		32,437
			28,441	6b
Retained earnings	2,299	2,033	(2,033)	6k	(137)	6n	2,013
			(108)	6h
			(41)	6i
Accumulated other comprehensive loss	(420)	124	(124)	6k	—		(420)

Total stockholders' equity	5,218	6,119	22,458		(137)		33,658

Total liabilities and equity	$29,045	$11,344	$31,048		$17,088		$88,525

See the accompanying notes to the unaudited pro forma condensed combined financial statements.

New AbbVie Unaudited Pro Forma Condensed Combined Statement of Earnings

For the Six Months Ended June 30, 2014

	Historical
(in millions, except per share data)	AbbVie Inc.	Adjusted Shire plc (Note 4)	Acquisition adjustments	Note reference	Financing adjustments	Note reference	Pro forma combined
Net sales	$9,489	$2,849	$—		$—		$12,338
Cost of products sold	2,213	626	1,375	7a	—		4,214
Selling, general and administrative	2,788	1,000	(26)	7d	—		3,762
Research and development	1,606	597			—		2,203
Acquired in-process research and development	16	—	—		—		16

Total operating costs and expenses	6,623	2,223	1,349		—		10,195

Operating earnings (losses)	2,866	626	(1,349)		—		2,143
Interest expense (income), net	134	—	—		306	7b	440
Net foreign exchange loss (gain)	8	1	—		—		9
Other (income) expense, net	5	(31)	—		—		(26)

Earnings (losses) before income tax expense (benefit)	2,719	656	(1,349)		(306)		1,720
Income tax expense (benefit)	641	(125)	(374)	7c	—		142

Net earnings (losses) from continuing operations	$2,078	$781	$(975)		$(306)		$1,578

Per Share Data
Earnings per share
Basic	$1.30						$0.74
Diluted	$1.29						$0.74
Weighted-average shares outstanding
Basic	1,594						2,127
Diluted	1,608						2,141

See the accompanying notes to the unaudited pro forma condensed combined financial statements.

New AbbVie Unaudited Pro Forma Condensed Combined Statement of Earnings

For the Year Ended December 31, 2013

	Historical
(in millions, except per share data)	AbbVie Inc.	Adjusted Shire plc (Note 4)	Adjusted ViroPharma (Note 5)	Acquisition adjustments	Note reference	Financing adjustments	Note reference	Pro forma combined
Net sales	$18,790	$4,934	$441	$—		$—		$24,165
Cost of products sold	4,581	823	259	2,804	7a	—		8,467
Selling, general and administrative	5,352	1,619	191	—		—		7,162
Research and development	2,855	933	72			—		3,860
Acquired in-process research and development	338	—	—	—		—		338

Total operating costs and expenses	13,126	3,375	522	2,804		—		19,827

Operating earnings (losses)	5,664	1,559	(81)	(2,804)		—		4,338
Interest expense (income), net	278	36	14	—		612	7b	940
Net foreign exchange loss (gain)	55	9	—	—		—		64
Other (income) expense, net	(1)	(186)	5	—		—		(182)

Earnings (losses) before income tax expense (benefit)	5,332	1,700	(100)	(2,804)		(612)		3,516
Income tax expense (benefit)	1,204	280	(36)	(764)	7c	—		684

Net earnings (losses) from continuing operations	$4,128	$1,420	$(64)	$(2,040)		$(612)		$2,832

Per Share Data
Earnings per share
Basic	$2.58							$1.33
Diluted	$2.56							$1.33
Weighted-average shares outstanding
Basic	1,589							2,122
Diluted	1,604							2,137

See the accompanying notes to the unaudited pro forma condensed combined financial statements.

Note 1 Description of the Combination

        On July 18, 2014, AbbVie announced that the boards of directors of AbbVie and Shire had agreed on the terms of a recommended combination of Shire with AbbVie.

        The Combination will be implemented in two main steps: the Arrangement and the Merger. The Arrangement is a Jersey statutory procedure pursuant to which the Royal Court of Jersey may approve an arrangement between a company and some or all of its shareholders, which is binding once effective in accordance with its terms and the Jersey Companies Law. Pursuant to the Arrangement, the Shire Ordinary Shares (other than Shire Ordinary Shares held by Shire in treasury) will be cancelled and Shire Shareholders will receive £24.44 in cash and will be issued 0.8960 New AbbVie Share in consideration for each Shire Ordinary Share (and an amount in US dollars equal to £73.32 in cash and 2.6880 New AbbVie Shares for each Shire ADS). In the Merger, Merger Sub will be merged with and into AbbVie, and each AbbVie Share (other than AbbVie Shares held by AbbVie as treasury stock) will be converted into the right to receive one New AbbVie Share. As a result of the Combination, AbbVie and Shire will each become indirect wholly owned subsidiaries of New AbbVie, and AbbVie Stockholders and Shire Shareholders will become New AbbVie Shareholders. We estimate that AbbVie Stockholders will own approximately 75% of the ordinary shares of New AbbVie, and Shire Shareholders will receive approximately £14.6 billion in cash in the aggregate and will own approximately 25% of the ordinary shares of New AbbVie.

        The Arrangement is conditioned on, among other things, the approval of the Merger Agreement Proposal by the holders of a majority of the AbbVie Shares outstanding and entitled to vote. The consummation of the Merger is conditioned on the completion of the Arrangement.

        In connection with the Combination, on July 17, 2014, New AbbVie entered into a 364-day bridge credit facility with an aggregate principal amount of £13.5 billion, consisting of £1.2 billion maturing 60 days after the closing date of the Combination and £12.3 billion maturing 364 days after the closing date.

        On August 18, 2014, Foreign Holdco entered into a term loan credit facility with an aggregate principal amount of up to £3.2 billion, with the commitments under the bridge credit facility to be reduced by such amount.

        On August 18, 2014, AbbVie and New AbbVie entered into the Revolving Credit Agreement. Under the Revolving Credit Agreement, the lenders have agreed to provide AbbVie and New AbbVie with senior unsecured debt financing in an aggregate principal amount of up to $4 billion. The proceeds of the Revolving Credit Facility will be used to finance the working capital needs and general corporate purposes of AbbVie, New AbbVie and their subsidiaries. The closing of the Revolving Credit Agreement is conditioned on, among other things, the absence of certain events of default and certain representations made in such credit agreement being true as of such date.

        Prior to or after the effective time of the Combination, AbbVie may seek to replace all or a portion of the commitments under the bridge credit facility with new indebtedness that may be incurred by AbbVie, New AbbVie or any of their subsidiaries and may otherwise seek to refinance certain outstanding indebtedness of AbbVie.

        As of the date of this proxy statement/prospectus, each of the bridge credit agreement and the term loan credit agreement is effective and AbbVie is in further discussions with various financing sources with a view to entering into agreements that will make funds available on or prior to the closing of the Combination to fund the amounts described above and to finance the working capital needs and general corporate purposes of AbbVie, New AbbVie and their subsidiaries. The final terms (including interest rate and maturity) of any other new financing or other aspects of the refinancing plan or alternative financing for the Combination are still under discussion with financing sources and will depend on market and other conditions existing at the time AbbVie seeks to obtain any such

Note 1 Description of the Combination (Continued)

financing. Any commitments to provide financing may be subject to certain conditions (including the completion of the Combination).

Note 2 Basis of Presentation

        The unaudited pro forma condensed combined balance sheet gives effect to the acquisition of Shire as if the acquisition occurred on June 30, 2014. The pro forma adjustments required to reflect the acquired assets and assumed liabilities of Shire are based on the estimated fair value of Shire's assets and liabilities as of June 30, 2014. The pro forma condensed combined statements of earnings includes net earnings (losses) from continuing operations for the year ended December 31, 2013 and six months ended June 30, 2014 give effect to the Shire acquisition as if it occurred on January 1, 2013. Also included in the unaudited pro forma condensed combined statement of earnings are the results of operations of ViroPharma Incorporated (ViroPharma), which was acquired by Shire on January 24, 2014. While Shire's acquisition of ViroPharma is not significant to the pro forma condensed combined statement of earnings for the year ended December 31, 2013, the pro forma condensed combined statement of earnings for the year ended December 31, 2013 does give effect to the ViroPharma acquisition as if it occurred January 1, 2013 for informational purposes only. Refer to Note 5 for the reclassification adjustments to ViroPharma's historical financial information and related acquisition adjustments.

        The date of the Merger Agreement is July 18, 2014. For pro forma purposes, the valuation of consideration transferred is based on, amongst other things, the share price of AbbVie's closing share price as of August 15, 2014 of $53.90 per share. This is used for pro forma purposes only. The value of the consideration transferred will ultimately be based on the closing date share price of AbbVie stock on the last trading day prior to the closing date of the Combination, and could materially change. An increase (decrease) of 20 percent in AbbVie's share price would increase (decrease) the total consideration by approximately $6.0 billion. The total actual consideration will fluctuate until the closing of the Combination.

        The unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting and was based on the historical financial information of AbbVie and Shire. The acquisition method of accounting, in accordance with ASC 805 requires, among other things, that assets acquired and liabilities assumed in a business combination be recognized at their fair values as of the acquisition date, using the fair value concepts defined in ASC 820 "Fair Value Measurement" (ASC 820). The historical consolidated financial information has been adjusted in the accompanying unaudited pro forma condensed combined financial information to give effect to pro forma events that are (i) directly attributable to the Combination, (ii) factually supportable, and (iii) with respect to the unaudited pro forma condensed combined statements of operations, are expected to have a continuing impact on the consolidated results.

        Fair value is defined in ASC 820 as "the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date." This is an exit price concept for the valuation of an asset or liability. Market participants are assumed to be buyers or sellers in the most advantageous market for the asset or liability. Fair value measurement for an asset assumes the highest and best use by these market participants. As a result of the requirements of ASC 820, AbbVie may be required to record assets which are not intended to be used or sold and/or to value assets at fair value measurement that do not reflect AbbVie's intended use for those assets. Fair value measurements can be highly subjective and it is possible the application of reasonable judgment could develop different assumptions resulting in a range of alternative estimates using the same facts and circumstances.

Note 3 Accounting Policies

        Acquisition accounting rules require evaluation of certain assumptions, estimates, or determination of financial statement classifications which are completed during the measurement period as defined in current accounting standards. The accounting policies of AbbVie may materially vary from those of Shire. During the preparation of the unaudited pro forma condensed combined financial information, management has performed a preliminary analysis and is not aware of any material differences, and accordingly, this unaudited pro forma condensed combined financial information assumes no material differences in accounting policies between the two companies other than the pro forma reclassifications detailed in Note 4. Following the Combination and during the measurement period, management will conduct a final review of Shire's accounting policies in order to determine if differences in accounting policies require adjustment or reclassification of Shire's results of operations or reclassification of assets or liabilities to conform to AbbVie's accounting policies and classifications. As a result of this review, management may identify differences that, when conformed, could have a material impact on these unaudited pro forma condensed combined financial statements.

Note 4 Reclassification of Shire's historical financial information

        Certain reclassifications have been recorded to Shire's historical financial statements to conform to AbbVie's presentation, as follows.

Reclassifications included in the unaudited pro forma condensed combined balance sheet

	As of June 30, 2014
(in millions)	Shire before reclassification	Reclassifications	Shire after reclassification
Income tax receivable	$—	$286	$286
Prepaid expenses and other	419	(286)	133
Other assets—Non-current	84	146	230
Deferred tax asset—Non-current	146	(146)	—
Accounts payable and accrued liabilities	1,783	223	2,006
Other current liabilities	223	(223)	—
Long-term liabilities	755	1,403	2,158
Deferred tax liability—Non-current	1,403	(1,403)	—

Note 4 Reclassification of Shire's historical financial information (Continued)

Reclassifications included in the unaudited pro forma condensed combined statements of earnings

	For the Six Months Ended June 30, 2014			For the Year Ended December 31, 2013
(in millions)	Shire before reclassification	Reclassifications	Shire after reclassification	Shire before reclassification	Reclassifications	Shire after reclassification	Note reference
Net sales (a)	$2,849	$—	$2,849	$4,934	$—	$4,934
Cost of products sold	507	119	626	671	152	823	(b)
Selling, general and administrative	927	(119)	1,000	1,651	(152)	1,619	(b)
		97			25		(c)
		95			88		(d)
		—			7		(e)
Goodwill impairment charge	—	—	—	7	(7)	—	(e)
Gain on sale of product rights	(40)	40	—	(16)	16	—	(f)
Reorganization costs	95	(95)	—	88	(88)	—	(d)
Integration and acquisition costs	118	(97)	—	(134)	(25)	—	(c)
		(21)			159		(g)
Net foreign exchange (gain) loss	—	1	1	—	9	9	(h)
Other (income) expense, net	(8)	21	(31)	4	(159)	(186)	(g)
		(40)			(16)		(f)
		(1)			(9)		(h)
		(3)			(6)		(i)
Income tax expense	(126)	1	(125)	278	2	280	(i)
Equity in (earnings) of equity method investees, net of taxes	(2)	2	—	(4)	4	—	(i)
(a)
Net sales for the six months ended June 30, 2014 included product sales of $2,778 million, royalties of $61 million and other revenues of $10 million. Net sales for the year ended December 31, 2013 included product sales of $4,757 million, royalties of $154 million and other revenues of $23 million.

(b)
Amortization expense was reclassified from selling, general and administrative expense to cost of products sold.

(c)
Integration and acquisition costs were reclassified to selling, general and administrative expense.

(d)
Reorganization costs were reclassified to selling, general and administrative expense.

(e)
The goodwill impairment charge was reclassified to selling, general and administrative expense.

(f)
Gain on sale of product rights was reclassified to other (income) expense, net.

(g)
(Gains) losses recognized due to the change in fair value of contingent consideration were reclassified from integration and acquisition costs to other (income) expense, net.

(h)
Foreign exchange (gains) losses were reclassified from other (income) expense, net to net foreign exchange loss.

(i)
For the six months ended June 30, 2014, equity in (earnings) of equity method investees, net of taxes of $2 million was reclassified to other (income) expense gross of tax ($3 million) with the tax impact of $1 million reclassified to income tax expense. For the year ended December 31, 2013, equity in (earnings) of equity method investees, net of taxes of $4 million was reclassified to other (income) expense gross of tax ($6 million) with the tax impact of $2 million reclassified to income tax expense.

Note 5 Reclassification of ViroPharma's historical financial information

        On January 24, 2014, Shire completed the acquisition of 100% of the common stock of ViroPharma, a rare disease biopharmaceutical company based in Exton, Pennsylvania. Shire's historical financial statements for the six months ended June 30, 2014 include ViroPharma's operations for the period from January 24, 2014 through June 30, 2014.

        Certain reclassifications have been recorded to ViroPharma's historical financial statements for the year ended December 31, 2013 to conform to AbbVie's presentation, as follows.

	For the Year Ended December 31, 2013
(in millions)	Before Reclassification	Reclassifications	Note reference	After Reclassification
Cost of products sold	$120	$139	(a)	$259
Selling, general and administrative	186	5	(b)	191
Intangible amortization	32	(32)	(a)	—
Impairment loss	107	(107)	(a)	—
Other operating expenses	8	(8)	(b)	—
Other (income) expense, net	2	3	(b)	5
(a)
Amortization expense and the intangible impairment loss were reclassified to cost of products sold.

(b)
(Gains) losses recognized due to the change in fair value of contingent consideration of $3 million were reclassified from other operating expenses to other (income) expense, net. Other operating expenses of $5 million were reclassified to selling, general and administrative.

Note 6 Unaudited Pro Forma Condensed Combined Balance Sheet Adjustments

        The estimated pro forma adjustments as a result of recording assets acquired and liabilities assumed at their respective fair values in accordance with ASC 805 discussed below are preliminary. The final allocation of the purchase price will be determined at a later date and is dependent on a number of factors, including the final valuation of the fair value of Shire's tangible and identifiable intangible assets acquired and liabilities assumed. The final valuation of assets acquired and liabilities assumed may be materially different than the value of assets acquired and liabilities assumed resulting from the estimated pro forma adjustments.

        At this time, AbbVie does not have sufficient information necessary to make a reasonable preliminary estimate of the fair value of Shire's property, plant and equipment; cost and equity method investments; contractual arrangements, including operating leases, contingent consideration recognized under ASC 805, future milestone payments to third parties contingent upon the achievement of certain development, regulatory or commercial milestones under R&D collaboration and other arrangements; legal and other contingencies; and uncertain tax positions. Therefore, no adjustment has been recorded to modify the current book value for the respective items.

Note 6 Pro Forma Condensed Combined Balance Sheet Adjustments (Continued)

        The preliminary consideration and estimated fair value of assets acquired and liabilities assumed as if the acquisition date was June 30, 2014 is presented as follows.

	Amount	Note reference
Calculation of consideration estimated to be transferred
Cash consideration to be paid to Shire shareholders and equity award holders	$24,252	(a)
Fair value of New AbbVie shares to be issued to Shire shareholders and equity award holders	28,726	(b)

Fair value of total consideration	$52,978

Recognized amounts of identifiable assets acquired and liabilities assumed
Net book value of assets acquired	$6,119
Less transaction costs expected to be incurred by Shire	(165)	(c)
Less historical Shire goodwill	(2,283)	(j)
Less historical Shire intangible assets	(5,325)	(e)

Adjusted net book value of liabilities assumed	(1,654)
Inventory fair value adjustment	1,764	(d)
Identifiable intangible assets at fair value	36,370	(e)
Other fair value adjustments, net	19	(f)
Deferred tax impact of fair value adjustments	(8,609)	(g)

Goodwill	$25,088	(j)

(a)
Represents anticipated cash consideration to be transferred of £24.44 (translated at $1.6683 as of August 15, 2014) per share based on 594,800,627 Shire shares, which consists of 589,279,056 Shire shares outstanding as of June 30, 2014 and 5,521,571 Shire shares expected to be issued resulting from performance share awards, stock-settled stock appreciation rights and other equity awards either already vested or expected to be subject to automatic vesting due to change of control provisions upon consummation of the Combination. For pro forma purposes, all awards either vested or subject to automatic vesting due to change of control provisions have been assumed to be exercised upon consummation of the Combination. To the extent equity awards vest but are not exercised, they will be rolled over into replacement awards over shares of New AbbVie of equivalent value. These awards will continue to vest in the future on the same time schedule and generally subject to the same terms as the Shire awards which they replace. In accordance with ASC 805, these amounts will be attributed to post-combination services and accounted for subsequent to the business combination.

(b)
Represents the acquisition date fair value of New AbbVie ordinary shares and equity awards to be issued to Shire shareholders and equity award holders. Refer to the calculation below.

(in millions, except per share data)
Shire shares outstanding	594.80
Conversion factor	0.8960

Shares of New AbbVie to be issued	532.94
Value per share AbbVie share on August 15, 2014	$53.90

Fair value of New AbbVie shares to be issued	$28,726

Note 6 Pro Forma Condensed Combined Balance Sheet Adjustments (Continued)

(c)
Represents estimated transaction costs to be incurred by Shire, which will reduce net assets acquired.

(d)
To record the increase to Shire's inventory to present inventory at estimated fair value. This estimated step-up in inventory is preliminary and is subject to change based upon management's final determination of the fair values of finished goods and work-in-process inventories. AbbVie will recognize the increased value of inventory in cost of products sold as the acquired inventory is sold, which for purposes of these unaudited pro forma condensed combined financial statements is assumed to occur within the first year after acquisition. As there is no continuing impact of the inventory step-up on AbbVie's results, the increased value is not included in the unaudited pro forma condensed combined statement of earnings.

(e)
The adjustments reflect the incremental amount necessary to record the estimated fair value of the Shire intangible assets acquired. Identifiable intangible assets expected to be acquired consist of the following.

(in millions)	As of June 30, 2014
Identifiable intangible assets
Definite-lived intangible assets	$32,830
IPR&D	3,540

Estimated fair value of identified intangible assets	36,370
Historical Shire intangible assets	5,325

Pro forma adjustment for estimated fair value of identifiable intangible assets	$31,045

Currently, AbbVie does not have sufficient information as to the amount, timing and risk of cash flows of all of the acquired intangible assets. Some of the more significant assumptions inherent in the development of intangible asset fair values, from the perspective of a market participant, include: the amount and timing of projected future cash flows (including revenue, cost of sales, research and development costs, sales and marketing expenses, capital expenditures, and working capital requirements) as well as estimated contributory asset charges; the discount rate selected to measure inherent risk of future cash flows; and the assessment of the asset's life cycle and the competitive trends impacting the asset, among other factors. These assumptions will be adjusted accordingly, if the final identifiable intangible asset valuation generates results, including corresponding useful lives and related amortization methods, that differ from the pro forma estimates or if the above scope of intangible assets is modified. The final valuation will be completed within 12 months from the completion of the Combination.

(f)
Represents adjustments to record various historical liabilities of Shire at fair value.

(g)
Reflects the adjustment to deferred income tax assets and liabilities resulting from pro forma acquisition adjustments for the assets and liabilities to be acquired. This estimate of deferred taxes was determined based on the excess book basis over the tax basis of the fair value pro forma adjustments attributable to the assets and liabilities to be acquired. The statutory tax rate was applied, as appropriate, to each adjustment based on the jurisdiction in which the adjustment is expected to occur. In situations where jurisdictional detail was not available, a weighted average statutory rate of 29.6 percent was applied to the adjustment. The deferred tax assets recorded on the unaudited pro forma condensed combined balance sheet have not been assessed for the need of a valuation allowance. This estimate of deferred income tax assets and liabilities is preliminary

Note 6 Pro Forma Condensed Combined Balance Sheet Adjustments (Continued)

  and is subject to change based upon management's final determination of the fair value of assets acquired and liabilities assumed by jurisdiction.

(h)
To record AbbVie's estimated acquisition-related transaction costs. The unaudited pro forma condensed combined balance sheet reflects the costs as a reduction of cash with a corresponding decrease to retained earnings.

(i)
To record the estimated nonrecurring costs related to the reimbursement to AbbVie's directors and executive officers for excise taxes resulting from the Combination. See the "Interests of Certain Persons in the Combination" section of this proxy statement/prospectus for further information.

(j)
Goodwill is calculated as the difference between the fair value of the consideration expected to be transferred and the values assigned to the tangible and identifiable intangible assets acquired and liabilities assumed. The following adjustments were made to goodwill.

(in millions)	As of June 30, 2014
Goodwill	$25,088
Historical Shire goodwill	(2,283)

Pro forma adjustment	$22,805

(k)
Represents the elimination of Shire's historical common stock, common stock held in treasury, additional paid-in capital, retained earnings and accumulated other comprehensive loss. Also represents conversion of AbbVie's common stock to New AbbVie common stock, par value $0.01.

(l)
Represents the company's expectation that Shire's term loan facilities will be paid down prior to the closing of the Combination.

(m)
AbbVie expects to finance the Shire acquisition through a combination of debt and cash. For purposes of the unaudited pro forma condensed combined financial statements, it is assumed that AbbVie will obtain debt financing of approximately $18.2 billion, consisting of the issuance of senior unsecured notes with an aggregate principal balance of approximately $12.7 billion and a term loan credit facility of approximately $5.5 billion. In addition, a new revolving credit facility of approximately $4 billion will replace AbbVie's existing revolving credit facility. AbbVie does not intend to draw down the £13.5 billion bridge credit facility nor the revolving credit facility at the time of closing the Combination.

(n)
Total costs of $220 million in financing-related transaction fees are expected to be incurred, of which $83 million are expected to be capitalized in other assets as debt issuance costs associated with the senior unsecured notes and the term loan credit facility. The remaining $137 million of financing related transaction fees expected to be expensed are associated with the establishment of the undrawn bridge facility.

Note 7 Unaudited Pro Forma Condensed Combined Statement of Earnings Adjustments

Adjustments for the six months ended June 30, 2014 and for the year ended December 31, 2013

(a)
To record estimated pro forma amortization expense on the definite-lived intangible assets pro forma adjustment discussed in Note 6(e). Pro forma amortization has been estimated on a preliminary basis, using the straight-line method over the estimated useful lives and is as follows.

(in millions)	For the Six Months Ended June 30, 2014	For the Year Ended December 31, 2013
Estimated amortization for acquired definite-lived intangible assets	$1,494	$2,988
Historical Shire and ViroPharma definite-lived intangible amortization	119	184

Pro forma adjustment to cost of products sold	$1,375	$2,804

  The weighted average estimated useful life for acquired definite-lived intangible assets is 12 years. A 5% increase or decrease in the fair value of definite-lived identifiable intangible assets would increase or decrease amortization by approximately $75 million and $150 million for the six months ended June 30, 2014 and the year ended December 31, 2013, respectively.

(b)
Interest expense consists of contractual interest expense, amortization of debt issuance costs and other recurring financing costs associated with the $12.7 billion senior unsecured notes and the $5.5 billion term loan credit facility with an assumed weighted-average interest rate of 3.4%.

  A 1/8 percent change in the variable interest rate on the term loan credit facility and the coupon rate of the senior unsecured notes would result in a change in total interest expense of $12 million and $23 million for the six months ended June 30, 2014 and the year ended December 31, 2013, respectively. Other recurring financing costs relate to ongoing commitment fees associated with the term loan credit facility and the revolving credit facility.

(c)
Statutory tax rates were applied, as appropriate, to each acquisition adjustment based on the jurisdiction in which the adjustment was expected to occur. In situations where jurisdictional detail was not available, a weighted average statutory rate of 29.6 percent was applied to the adjustment. As a result of financing the transaction, the interest expense and associated costs will reside in a jurisdiction where net operating losses are not estimated to be realized. The total effective tax rate of the combined company could be significantly different depending on the post-acquisition geographical mix of income and other factors.

(d)
To eliminate non-recurring acquisition costs incurred by AbbVie and Shire in connection with the Combination.

Note 8 Earnings per Share

        The unaudited pro forma condensed combined basic and diluted earnings per share calculations are based on the consolidated basic and diluted weighted-average shares. The historical basic and diluted weighted average shares of Shire are assumed to be replaced by the shares expected to be issued by New AbbVie at an exchange ratio of 0.8960 per Shire Share as well as equity awards that will be issued as part of the Combination.

COMPARATIVE HISTORICAL AND UNAUDITED PRO FORMA PER SHARE DATA

        The following tables set forth in US Dollars certain historical, pro forma and pro forma equivalent per share financial information for AbbVie Shares and Shire Ordinary Shares. This pro forma information has not been approved by, nor prepared by, Shire. The unaudited pro forma and pro forma equivalent per share financial information gives effect to the acquisition of Shire by AbbVie as if the Combination had occurred on June 30, 2014 for book value per share data and as of January 1, 2013 for net income per share data.

        The pro forma per share balance sheet information combines AbbVie's June 30, 2014 unaudited consolidated balance sheet with Shire's June 30, 2014 unaudited consolidated balance sheet. The pro forma per share income statement information for the fiscal year ended December 31, 2013 combines AbbVie's audited consolidated statement of income for the fiscal year ended December 31, 2013 with Shire's audited consolidated income statement for the fiscal year ended December 31, 2013. The pro forma per share income statement information for the six months ended June 30, 2014 combines AbbVie's unaudited consolidated statement of income for the six months ended June 30, 2014 with Shire's unaudited consolidated income statement. New AbbVie was formed on July 11, 2014 for purposes of facilitating the acquisition and does not maintain any material balances nor has it had any material activity since formation. The Shire pro forma equivalent data per ordinary share financial information is calculated by multiplying the combined unaudited pro forma data per ordinary share amounts by the exchange ratio 0.8960 New AbbVie Share for each Shire Ordinary Share. The exchange ratio does not include the £24.44 per share cash portion of the acquisition consideration.

        The following information should be read in conjunction with the audited financial statements of AbbVie and Shire, which are incorporated by reference in this proxy statement/prospectus, and the financial information contained in the "Unaudited Pro Forma Condensed Combined Financial Information," "Selected Historical Financial Data of AbbVie" and "Selected Historical Financial Data of Shire" sections of this proxy statement/prospectus, beginning on page 110, 35 and 37, respectively, of this proxy statement/prospectus. The unaudited pro forma information below is presented for informational purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the transaction had been completed as of the periods presented, nor is it necessarily indicative of the future operating results or financial position of the combined company. In addition, the unaudited pro forma information does not purport to indicate balance sheet data or results of operations data as of any future date or for any future period.

	As of and for the six months ended June 30, 2014	As of and for the year ended December 31, 2013
AbbVie Historical Data per Common Share
Net income per common share
Diluted	$1.29	$2.56
Basic	$1.30	$2.58
Cash dividends declared per common share	$0.84	$2.00
Book value per common share(1)	$3.28	$2.83

	As of and for the six months ended June 30, 2014	As of and for the year ended December 31, 2013
Shire Historical Data per Ordinary Share
Net income from continuing operations per ordinary share
Diluted	$1.323	$2.453
Basic	$1.336	$2.572
Cash dividends declared per ordinary share	$0.169	$0.176
Book value per ordinary share(1)	$10.22	$8.98

	As of and for the six months ended June 30, 2014	As of and for the year ended December 31, 2013
Combined Unaudited Pro Forma Data per Common Share
Net income per common share
Diluted	$0.74	$1.33
Basic	$0.74	$1.33
Cash dividends declared per common share	$—	$—
Book value per common share(2)	$15.82	N/A

	As of and for the six months ended June 30, 2014	As of and for the year ended December 31, 2013
Shire Unaudited Pro Forma Equivalent Data per Ordinary Share(3)
Net income from continuing operations per ordinary share
Diluted	$0.66	$1.19
Basic	$0.66	$1.19
Cash dividends declared per ordinary share	$—	$—
Book value per ordinary share	$14.17	N/A

(1)
Historical book value per share is calculated by taking total shareholders' equity divided by total outstanding common shares.

(2)
Combined unaudited pro forma book value per common share is calculated by taking total shareholders' equity divided by total outstanding common shares. The combined total outstanding shares include the number of Shire Ordinary Shares multiplied by the Exchange Ratio of 0.8960.

(3)
Shire Unaudited Pro Forma Equivalent Data per Ordinary Share is calculated by applying the share exchange ratio of 0.8960 to the Combined Unaudited Pro Forma Data per Common Share.

 COMPARATIVE PER SHARE MARKET PRICE DATA AND DIVIDEND INFORMATION

        AbbVie Shares are listed on the NYSE under the symbol "ABBV" and the Chicago Stock Exchange. Outside the United States, AbbVie Shares are listed on NYSE Euronext Paris and the SIX Swiss Exchange. Shire Ordinary Shares are listed and traded on the LSE under the symbol "SHP" and under ISIN JE00B2QKY057 and Shire ADSs are listed and traded on Nasdaq under the symbol "SHPG". The following table sets forth, for the calendar quarters indicated, the high and low sales prices per share of (i) AbbVie Shares as reported on the NYSE, (ii) Shire Ordinary Shares as reported on the LSE and (iii) Shire ADSs as reported on Nasdaq. In addition, the table also sets forth the cash dividends per share declared by AbbVie with respect to AbbVie Shares and Shire with respect to Shire Shares.

	AbbVie Shares ($)			Shire Ordinary Shares (£)			Shire ADSs(1) ($)
	High	Low	Dividend	High	Low	Dividend	High	Low	Dividend
2012, quarter ended
March 31	N/A	N/A	0	23.16	20.06	0.0796	108.79	93.57	0.3777
June 30	N/A	N/A	0	20.65	17.06	0	99.46	80.09	0
September 30	N/A	N/A	0	20.58	17.76	0.0174	96.85	83.41	0.0819
December 31	37.07	32.51	0	19.68	16.82	0	94.61	81.76	0
2013, quarter ended
March 31	40.80	33.33	0.80	21.73	18.89	0.0939	102.04	89.12	0.438
June 30	48.00	39.96	0.40	22.35	18.53	0	100.73	86.01	0
September 30	48.42	41.07	0.40	26.02	20.69	0.0195	124.96	94.82	0.09
December 31	54.78	44.32	0.40	29.39	23.73	0	141.88	113.59	0
2014, quarter ended
March 31	54.73	46.42	0.42	34.44	28.15	0.1021	172.27	138.78	0.5079
June 30	56.90	45.50	0.42	46.70	28.27	0	236.27	141.66	0
September 30 (through [•], 2014)

        The following table shows, as of (i) May 5, 2014, the last full trading date prior to AbbVie's initial proposal, (ii) June 19, 2014, the last full trading day before AbbVie's indicative offer to enter into the Combination was announced, (iii) July 17, 2014, the last full trading day before AbbVie and Shire publicly announced the Combination, and (iv) [    •    ], 2014, the last practicable date before the printing of this proxy statement/prospectus, the closing price per AbbVie Share on the NYSE, the closing price per Shire Ordinary Share on the LSE, and the closing price per Shire ADS on Nasdaq. This table also presents the implied equivalent value of a Shire Ordinary Share and a Shire ADS. The implied equivalent value of a Shire Ordinary Share was calculated by multiplying the closing price per AbbVie Share on the NYSE by 0.8960, the exchange ratio for each Shire Ordinary Share cancelled in the Arrangement, and then adding to that amount the cash portion of the Arrangement consideration of £24.44 payable for each Shire Ordinary Share cancelled in the Arrangement. The implied equivalent value of a Shire ADS was calculated by multiplying the closing prices per AbbVie Share by 2.688, the implied exchange ratio for each Shire ADS cancelled in the Arrangement, and then adding to that amount an amount in US dollars equal to the cash portion of the Arrangement consideration of an amount in US dollars equal to £73.32 payable for each Shire ADS cancelled in the Arrangement.

        In calculating the implied equivalent values below, amounts in US dollars have been translated into pounds, in the case of Shire Ordinary Shares, and amounts in pounds have been translated into

US dollars, in the case of Shire ADSs, in each case at the applicable exchange rate at the end of each of the following dates.

		Shire Security			Implied Equivalent Value per Shire Security
	AbbVie Common Stock ($)	Ordinary Shares (£)		ADSs ($)(1)	Ordinary Share (£)	ADS ($)
May 5, 2014	51.36	34.67	(2)	174.48	51.72	261.72
June 19, 2014	54.19	37.38		191.71	52.94	270.59
July 17, 2014	53.52	48.06		253.44	52.48	269.25
[•], 2014

(1)
Each Shire ADS represents three Shire Ordinary Shares.

(2)
This represents the Shire Ordinary Share closing price on May 2, 2014, the last full trading day for Shire Ordinary Shares on LSE prior to AbbVie's initial proposal to Shire.

        The market prices of AbbVie Shares, Shire Ordinary Shares and Shire ADSs are likely to fluctuate prior to the expiration date of the offer and cannot be predicted. We urge you to obtain current market information regarding AbbVie Shares, Shire Ordinary Shares and Shire ADSs.

 DESCRIPTION OF NEW ABBVIE SHARES

        The following description of New AbbVie Shares is a summary. This summary does not purport to be complete and is qualified in its entirety by reference to the complete text of the New AbbVie articles of association that will be in effect immediately following the completion of the Combination, which will be substantially in the form attached in Annex C to this proxy statement/prospectus (the "New AbbVie Articles of Association"), as well as the New AbbVie memorandum of association that will be in effect immediately following the completion of the Combination, which will be substantially in the form attached in Annex C to this proxy statement/prospectus (the "New AbbVie Memorandum of Association"). You are urged to read the New AbbVie Articles of Association, the New AbbVie Memorandum of Association and relevant provisions of the Jersey Companies Law for a more complete understanding of the rights conferred by New AbbVie Shares. The following summary is not a description of New AbbVie's memorandum of association and articles of association currently in effect.

        There are differences between AbbVie's amended and restated certificate of incorporation and amended and restated by-laws and the New AbbVie Articles of Association and New AbbVie Memorandum of Association as they will be in effect after the effective time of the Merger. Certain provisions of AbbVie's amended and restated certificate of incorporation and amended and restated by-laws will not be replicated in the New AbbVie Memorandum of Association or the New AbbVie Articles of Association, and certain provisions will be included in the New AbbVie Articles of Association and the New AbbVie Memorandum of Association although they are not in AbbVie's amended and restated certificate of incorporation and amended and restated by-laws. See the section captioned "Comparison of the Rights of AbbVie Stockholders and New AbbVie Shareholders" beginning on page 141.

        Except where otherwise indicated, the description below reflects the New AbbVie Articles of Association and the New AbbVie Memorandum of Association as those documents will be in effect as of the effective time of the Merger. The statements in this section are qualified in their entirety by reference to, and are subject to, the detailed provisions of the New AbbVie Articles of Association and the New AbbVie Memorandum of Association as they will be in effect from and after the effective time of the Merger.

Capital Structure

  Authorized Share Capital

        Under the New AbbVie Memorandum of Association, the authorized share capital of New AbbVie is [    •    ] ordinary shares with a nominal value of $0.01 each and [    •    ] preferred shares with a nominal value of $[    •    ] each.

        New AbbVie may issue shares up to the maximum number authorized by the New AbbVie Memorandum of Association. New AbbVie's authorized share capital may be increased by special resolution passed by a majority of not less than two-thirds of the voting rights represented in person or by proxy at a meeting of New AbbVie Shareholders at which the resolution is proposed.

        The rights of and restrictions applicable to the New AbbVie Shares are prescribed in the New AbbVie Articles of Association or in a preferred share designation in the case of preferred shares, subject to the Jersey Companies Law.

  Issued Share Capital

        Based on the number of Shire Shares outstanding as of [    •    ], 2014, New AbbVie is expected to issue approximately [    •    ] New AbbVie Shares to the Shire Shareholders upon completion of the Arrangement. Additionally, in connection with the consummation of the Merger, a number of New AbbVie Shares will be issued to the AbbVie Stockholders that are equal to the number of AbbVie

Shares (other than treasury shares) outstanding as of the closing date of the Merger. Before the Merger occurs, the New AbbVie Board intends to take all actions that are necessary in order to ensure that, at the effective time of the Merger, the rights attaching to the issued New AbbVie Shares that are held by AbbVie immediately prior to consummation of the Merger will be amended so that those New AbbVie Shares carry no voting rights and are redeemable for no consideration at the option of New AbbVie.

        Under the New AbbVie Articles of Association, subject to the Jersey Companies Law and the New AbbVie Memorandum of Association, the New AbbVie Board (or an authorized committee of the New AbbVie Board or an authorized officer) is authorized to approve the allotment, issue, grant and disposal of, or otherwise deal with, shares, options, equity awards, rights over shares, warrants, other securities and derivatives (including unissued shares) or fractions thereof in or of New AbbVie to such persons, at such times and on such terms as it thinks fit (including specifying the conditions of allotment of shares for the purpose of the Jersey Companies Law). The New AbbVie Board (or an authorized committee of the New AbbVie Board), without the approval of New AbbVie Shareholders, is authorized to determine certain terms of each series of the preferred shares issued by New AbbVie, including the number of shares, the designations, powers, rights and preferences of the shares, and the qualifications, limitations and restrictions thereof to the fullest extent permitted by the New AbbVie Articles of Association and the Jersey Companies Law, including, without limitation, voting rights (if any), dividend rights, dissolution rights, conversion rights, exchange rights and redemption rights.

Pre-Emptive Rights, Share Warrants and Options

        Neither the Jersey Companies Law nor the New AbbVie Articles of Association grants pre-emptive rights on the issue or transfer of shares, warrants, options or other securities of New AbbVie.

Dividends

        Under the Jersey Companies Law, New AbbVie may pay a dividend out of any source other than its nominal capital account and any capital redemption reserve. However, under the Jersey Companies Law, New AbbVie may only pay a dividend if the directors who are to authorize the dividend make a solvency statement (a "Solvency Statement") that they have formed the opinion that:

  •
  immediately following the date on which the dividend is proposed to be paid, New AbbVie will be able to discharge its liabilities as they fall due; and

  •
  having regard to:

  •
  the prospects of New AbbVie and to the intentions of the directors with respect to the management of New AbbVie's business; and

  •
  the amount and character of the financial resources that will in their view be available to New AbbVie,

    New AbbVie will be able to:

    •
    continue to carry on business; and

    •
    discharge its liabilities as they fall due,

    until the expiry of the period of 12 months immediately following the date on which the dividend is proposed to be paid or until New AbbVie is dissolved under Article 150 of the Jersey Companies Law, whichever first occurs.

        Under the New AbbVie Articles of Association, the New AbbVie Board may from time to time declare, and New AbbVie may pay, dividends on its outstanding shares in the manner and upon the terms and conditions provided by the Jersey Companies Law and the New AbbVie Articles of

Association. Except as otherwise provided by the rights attached to the shares, all shares will carry a pro rata entitlement to the receipt of dividends. At the New AbbVie Board's option, a dividend may be paid in part or in full in cash or by the distribution of assets or by the issuance of New AbbVie shares. If any difficulty arises in relation to a dividend, the New AbbVie Board may resolve that difficulty in any way it considers appropriate. Unless provided for by the rights attached to a New AbbVie Share, no dividend or other monies payable by New AbbVie in respect of a New AbbVie Share shall bear interest.

        If a dividend cannot be paid to a New AbbVie shareholder or otherwise remains unclaimed, or both, for six weeks after the payment date, the New AbbVie Board may pay it into a separate New AbbVie account and New AbbVie will not be a trustee in respect thereof. A dividend that remains unclaimed for a period of ten years after the payment date will be forfeited to, and will no longer be owed by, New AbbVie.

Share Repurchases, Redemptions and Conversions

  Repurchase

        Under the Jersey Companies Law, New AbbVie may purchase its own fully paid shares, including any redeemable shares, from any source. However, the repurchase of shares cannot result in only redeemable or treasury shares being in issue. If New AbbVie were to repurchase any of its shares on a stock exchange (such as the NYSE, where New AbbVie Shares are expected to be publicly traded), this will require:

  •
  the approval of a special resolution by a majority of not less than two-thirds of the voting rights represented in person or by proxy at a meeting of New AbbVie Shareholders at which the resolution is proposed. The resolution must specify the maximum number of shares to be purchased, the maximum and minimum prices which may be paid, and a date, not being later than five years after the passing of the resolution, on which the repurchase authority will expire; and

  •
  a Solvency Statement from the directors who authorize the repurchase by reference to the repurchase monies and the repurchase payment date.

  Redemption

        Under the Jersey Companies Law, a company may, if authorized to do so by its articles of association, issue, or convert existing non-redeemable shares (whether or not issued) into, shares that are to be redeemed in accordance with their terms, at the option of the company or of the shareholder.

        The Jersey Companies Law allows fully paid shares to be redeemed from any source provided that the directors who authorize the redemption shall make a Solvency Statement (referencing the date of redemption and the redemption monies).

        Under the New AbbVie Articles of Association and subject to the Jersey Companies Law, New AbbVie may issue shares which will or can be redeemed by New AbbVie or by the holder of such redeemable shares ("Redeemable Shares"), on such terms and in such manner as the New AbbVie Board may decide. In addition, New AbbVie may convert existing non-redeemable shares (whether issued or not) into Redeemable Shares on such terms and in such manner as may be determined by a resolution of New AbbVie Shareholders passed by a simple majority of the votes cast.

  Treasury shares

        Under the Jersey Companies Law, following the redemption or repurchase of shares, New AbbVie may hold the shares in treasury (and subsequently cancel them, sell them, or transfer them for the purpose of or under an employees' share scheme) to the extent it is authorized to do so by an ordinary resolution (passed by a simple majority of those voting in person or by proxy) of the New AbbVie Shareholders. There must at all times be at least one non-redeemable share in New AbbVie outstanding that is not held in treasury.

  Purchases by Subsidiaries of New AbbVie

        Under the Jersey Companies Law, generally a subsidiary of New AbbVie cannot hold shares in New AbbVie. However, this does not prevent a subsidiary which, at the time it becomes a subsidiary, is a New AbbVie Shareholder from continuing to hold New AbbVie Shares, provided that it has no right to vote on any matter presented to New AbbVie Shareholders and provided it does not acquire additional shares in New AbbVie except by way of the allotment to it of fully paid shares via a capitalization of reserves.

Consolidation and Division; Subdivision

        Under the Jersey Companies Law, New AbbVie Shares may be consolidated or divided into shares of a larger or smaller amount by a special resolution passed by a majority of not less than two-thirds of the voting rights represented in person or by proxy at a meeting of New AbbVie Shareholders at which the resolution is proposed.

Reduction of Share Capital

        Under the Jersey Companies Law, New AbbVie may reduce its capital accounts in any way by a special resolution passed by a majority of not less than two-thirds of the voting rights represented in person or by proxy at a meeting of New AbbVie Shareholders at which the resolution is proposed. Every reduction of capital must be either supported by a Solvency Statement in compliance with the Jersey Companies Law by reference to the date of the Solvency Statement or be subject to confirmation by the Royal Court of Jersey, unless:

  •
  the reduction does not extinguish or reduce the liability on any shares in respect of capital that is not paid up;

  •
  the reduction does not reduce the net assets of New AbbVie; and

  •
  the amount of the reduction is credited to a capital redemption reserve that may be applied only in paying up unissued shares that are to be allotted to New AbbVie Shareholders as fully paid bonus shares.

Annual General Meetings of Shareholders

        Under the Jersey Companies Law, unless all of the shareholders of the company agree otherwise in writing, a company must hold an annual general meeting each year and not more than 18 months may elapse between two successive annual general meetings. So long as a company holds its first annual general meeting within 18 months of its incorporation, it is not required to hold it in the year of its incorporation or in the following year (subject to additional requirements applicable to the company, including any stock exchange rules).

        Under the New AbbVie Articles of Association, the annual general meeting of the New AbbVie Shareholders shall be held on such date and at such place and time as may be fixed by resolution of the New AbbVie Board in compliance with the Jersey Companies Law. In addition, subject to the Jersey Companies Law and mandatory provisions of applicable law, a New AbbVie Shareholder does not have the right to make proposals to be acted on in the annual general meeting or to add proposals to the agenda, other than his or her rights set forth in Rule 14a-8 under the Exchange Act. To be properly brought before an annual general meeting of New AbbVie Shareholders, a shareholder's proposal made in accordance with Rule 14a-8 under the Exchange Act must be specified in New AbbVie's notice of meeting. See the section captioned "Comparison of the Rights of AbbVie Stockholders and New AbbVie Shareholders—Advance Notice Provisions" beginning on page 150.

Special Meetings of Shareholders

        The Jersey Companies Law requires the New AbbVie Board, if it receives a written requisition from New AbbVie Shareholders representing at least 10% of the total voting rights of New AbbVie Shareholders who have the right to vote at the meeting requisitioned (the "Requisitioners"), to forthwith proceed to call a special meeting of New AbbVie Shareholders or a meeting of the holders of that class of shares (the "Class Meeting"), as applicable, to be held as soon as practicable and in any event not later than two months after the date the company receives the requisition. (Upon consummation of the Combination and completion of the Merger, there will be only one class of shares issued by New AbbVie.) The requisition must state the objects of the meeting, must be signed by or on behalf of the Requisitioners, and must be submitted to the New AbbVie's registered office in Jersey.

        Under the Jersey Companies Law, if the New AbbVie Board does not, within 21 days of the date of the deposit of a valid requisition from Requisitioners, call a meeting of New AbbVie Shareholders to be held within two months of the date of deposit of the requisition, the Requisitioners (or those representing more than a majority of the total voting rights of the Requisitioners) may call a meeting of New AbbVie Shareholders to be held within three months of the date of deposit of the requisition. A meeting called by the Requisitioners in this manner must be called in the same manner, as nearly as possible, as meetings are called by the New AbbVie Board. New AbbVie must pay the Requisitioners their reasonable expenses incurred in calling the meeting if the New AbbVie Board has failed to properly call a requisitioned meeting.

        Under the New AbbVie Articles of Association, a special meeting of New AbbVie Shareholders may also be called by the Chairman of the New AbbVie Board, the Chief Executive Officer, any President, or the New AbbVie Board pursuant to a resolution adopted by a majority of the total number of directors which New AbbVie would have if there were no vacancies (a "New AbbVie-Initiated Special Meeting").

        Under the New AbbVie Articles of Association, a New AbbVie Shareholder does not have the right to make proposals to be acted on at a New AbbVie-Initiated Special Meeting or to add proposals to the agenda, other than his or her rights set forth in Rule 14a-8 under the Exchange Act. To be properly brought before a New AbbVie-Initiated Special Meeting, a shareholder's proposal made in accordance with Rule 14a-8 under the Exchange Act must be specified in New AbbVie's notice of meeting. See the section captioned "Comparison of the Rights of AbbVie Stockholders and New AbbVie Shareholders—Advance Notice Provisions" beginning on page 150.

Quorum for Meetings of Shareholders

        Under the New AbbVie Articles of Association, except as otherwise provided by law or the New AbbVie Articles of Association, the holders of a majority of the issued and outstanding New AbbVie shares entitled to vote generally in the election of directors, represented in person or by proxy, shall constitute a quorum at a meeting of New AbbVie shareholders. Where business is to be voted on by a class or series of shares voting as a class the holders of a majority of the shares of such class or series shall constitute a quorum of such class or series for the transaction of such business.

Voting

        Under the New AbbVie Articles of Association, all resolutions put to the vote of an annual general meeting or special meeting of New AbbVie Shareholders are decided on a poll and each New AbbVie Shareholder is entitled to one vote for each New AbbVie Share in the name of the shareholder of record at the relevant record date. A series of preferred shares designated by the New AbbVie Board would have such voting rights as would be specified in the preferred shares designation.

        Under the Jersey Companies Law, an ordinary resolution approved by a simple majority of the voting rights represented in person or by proxy at a meeting of the shareholders at which the resolution is proposed is required for the following matters:

  •
  authorization to hold shares as treasury shares;

  •
  authorizing or ratifying a breach of a director's duty to (i) act honestly and in good faith with a view to the best interests of the company and/or (ii) exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances (unless the articles of association require a special resolution), provided that shareholders approving the matter shall not be the director at issue or anyone connected with him or her (within the meaning of the Jersey Companies Law);

  •
  requiring a holding company to prepare separate financial statements in addition to financial statements for the company on a consolidated basis; and

  •
  appointment and removal of auditors.

        Under the Jersey Companies Law, a special resolution proposed at an annual general meeting or a special meeting of the shareholders generally requires approval by not less than two-thirds of the voting rights represented in person or by proxy at the meeting. Matters requiring a special resolution under the Jersey Companies Law include the following:

  •
  altering a company's memorandum (which includes altering share capital) or articles of association;

  •
  changing the name of a company;

  •
  changing the status of a company from public to private or from private to public;

  •
  converting a company's shares from par value to no par value and vice versa;

  •
  varying the class rights of shares, unless otherwise provided for in the articles of association;

  •
  reducing share capital;

  •
  ratifying a transaction in which an interested director has failed to disclose his or her interest to the board of directors (or as otherwise provided by the Jersey Companies Law);

  •
  commencing or terminating a summary or creditors' winding up under the Jersey Companies Law; and

  •
  appointing or removing a liquidator.

        Under the Jersey Companies Law, an ordinary resolution by the shareholders is required for the company to enter into an agreement to repurchase its shares outside of a stock exchange. In addition, the actual repurchase of the company's shares, whether conducted through a stock exchange or outside of a stock exchange, requires a special resolution by the shareholders.

        Under the New AbbVie Articles of Association, any proposed alteration, amendment or repeal of, or the adoption of any article inconsistent with, the following sections of the New AbbVie Articles of Association requires the affirmative vote of New AbbVie shares representing not less than 80% of the votes entitled to be cast by the voting shares:

  •
  the ability to call special meetings of shareholders;

  •
  no shareholder action by written resolution;

  •
  number, tenure and qualifications of directors;

  •
  classes of directors;

  •
  the way in which vacancies on the New AbbVie Board may be filled;

  •
  the way in which New AbbVie directors may be removed;

  •
  the indemnification of, and advancement of expenses to, directors and other covered persons and the provision of insurance for such persons by New AbbVie; and

  •
  the way in which amendments to the New AbbVie Articles of Association can be made.

        Under the Jersey Companies Law, where a compromise or arrangement is proposed between the company and its shareholders, or a class of them, approval of that compromise or arrangement by a majority in number representing three-fourths of the voting rights of the shareholders or class of shareholders present at a meeting will be binding on all the shareholders (or class of shareholders) and the company.

        Under the Jersey Companies Law, the following matters require unanimous resolutions of shareholders:

  •
  authorizing or ratifying a breach of a director's duty to (i) act honestly and in good faith with a view to the best interests of the company and/or (ii) exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances (this is an alternative to the ordinary or special resolution approval procedure described above which excludes the director at issue and anyone connected with him or her);

  •
  not to hold an annual general meeting; and

  •
  to waive the notice requirements for an annual general meeting.

        To shorten the notice requirements for a meeting (other than an annual general meeting) of the shareholders or a class of shareholders of the company, a resolution of shareholders entitled to attend and vote at the meeting and holding not less than 90% of the total voting rights of shareholders who have that right (or 95%, in the case of a meeting at which a special resolution is proposed) is required.

Variation of Rights Attaching to a Class or Series of Shares

        Under the Jersey Companies Law, any variation of class rights attaching to the issued shares of New AbbVie requires the approval of a special resolution passed by a majority of not less than two-thirds of the voting rights of that class represented in person or by proxy at a separate meeting of the shareholders of the relevant class.

        A variation of the rights of New AbbVie Shareholders could also be effected by an amendment to the New AbbVie Articles of Association. See the section captioned "Comparison of the Rights of AbbVie Stockholders and New AbbVie Shareholders—Amendments of Governing Documents" beginning on page 156. Any such amendment to the New AbbVie Articles of Association varying the rights of New AbbVie Shareholders would require the approval of a special resolution passed by a majority of not less than two-thirds of the voting rights of that class represented in person or by proxy at a separate meeting of the shareholders of the relevant class, in addition to the approval usually required for an amendment to the New AbbVie Articles of Association.

        Under the New AbbVie Articles of Association, the special rights of the holders of any shares or class of shares issued with preferred, deferred or other special rights shall (unless otherwise expressly provided by the conditions of issue of such shares) be deemed not to be varied by the creation or issue of further shares ranking ahead, after or pari passu therewith. The New AbbVie Shareholders' rights shall be deemed not to be varied by the creation or issue of any preferred shares or any other class of preferred or preference share with such special rights attaching to them as may be set out in a preferred shares designation or other terms of issue or the redemption or conversion of preferred shares of any class or preference shares of any class in accordance with the applicable preferred shares designation or other terms on which the preferred shares or preference shares are issued. The rights of New AbbVie Shareholders shall be deemed not to be varied by the conversion and redemption of New AbbVie Shares in accordance with the New AbbVie Articles of Association or any purchase or redemption by New AbbVie of its own shares.

Inspection of Books and Records

        Under the Jersey Companies Law, a company's register of shareholders is open to inspection during business hours. Inspection is free for shareholders of the company but the company may charge a nominal fee to any other person who intends to inspect the register. In addition, anyone may request a copy of a Jersey company's register of shareholders on payment of a fee and (in the case of a public company) on delivery to the company of a declaration under oath confirming for which of the limited purposes stated in the Jersey Companies Law the copy register will be used.

        The Jersey Companies Law also provides that the register of directors of a Jersey company must be open for inspection for at least two hours in each business day. Inspection is free of charge to the Registrar of Companies for Jersey, or to a shareholder or director of the company. The register of directors of a public company or a subsidiary of a public company is also open to inspection by anyone else on payment of a nominal fee to the company.

        The accounting records of a Jersey company must be open at all times to inspection by its directors, secretary and liquidator (if any).

        New AbbVie's statutory books and records shall, to the extent required by the Jersey Companies Law, be kept in Jersey. No overseas or local register of shareholders of New AbbVie shall be kept in the United Kingdom.

Acquisitions

        A Jersey public limited company may be acquired in a number of ways, including by means of a "scheme of arrangement" between the company and its shareholders or by means of a takeover offer.

  Scheme of arrangement

        A "scheme of arrangement" is a statutory procedure under the Jersey Companies Law pursuant to which the Royal Court of Jersey may approve an arrangement between a Jersey company and some or all of its shareholders. In a "scheme of arrangement," the company would make an initial application to the Royal Court of Jersey to convene a meeting or meetings of its shareholders at which a majority in number of shareholders representing 3/4ths of the voting rights of the shareholders present and voting either in person or by proxy at the meeting must agree to the arrangement by which they will sell their shares in exchange for the consideration being offered by the bidder. If the shareholders so agree, the company will return to the Royal Court of Jersey to request the court to sanction the arrangement. Upon such a scheme of arrangement becoming effective in accordance with its terms and the Jersey Companies Law, it will bind the company and such shareholders.

  Takeover offer

        A takeover offer is an offer to acquire all of the outstanding shares of a company (other than shares which at the date of the offer are already held by the offeror). The offer must be made on identical terms to all holders of shares to which the offer relates. If the offeror, by virtue of acceptances of the offer, acquires or contracts to acquire not less than 90% in nominal value of the shares to which the offer relates, the Jersey Companies Law allows the offeror to give notice to any non-accepting shareholder that the offeror intends to acquire his or her shares through a compulsory acquisition (also referred to as a "squeeze out"), and the shares of such non-accepting shareholders will be acquired by the offeror six weeks later on the same terms as the offer, unless the shareholder objects to the Royal Court of Jersey and the court enters an order that the offeror is not entitled to acquire the shares or specifying terms of the acquisition different from those of the offer.

        The Jersey Companies Law permits a scheme of arrangement or takeover offer to be made relating only to a particular class or classes of a company's shares.

Appraisal Rights

        Under Jersey law, there are no rights that are directly analogous to the appraisal rights available under the DGCL in connection with certain mergers and acquisitions. Where an acquisition is taking place by means of a Jersey scheme of arrangement, the Royal Court of Jersey is required to consider, among other things, whether the arrangement is such that an intelligent and honest person and a shareholder of the class concerned and acting in respect of his or her interest might reasonably approve.

        Similarly, in a takeover situation, a shareholder who objects to his or her shares being acquired compulsorily may apply to the Royal Court of Jersey for an order that the offeror is not entitled to acquire the shares or specifying terms of the acquisition different from those of the offer.

Disclosure of Interests in Shares

        The New AbbVie Articles of Association incorporate by reference Section 793 of the UK Companies Act 2006. Section 793 provides that a company may give notice to any person who it knows or has reasonable cause to believe to be interested in the company's shares (or to have been interested in the previous three years) requiring that person to provide to the company details of the person's interest. The inclusion of this provision is customary among publicly listed Jersey companies though not expressly provided for by the Jersey Companies Law.

        If a New AbbVie Shareholder fails to respond to such a request within 14 calendar days, New AbbVie can impose sanctions on that holder which include the suspension of voting rights in the relevant shares and, where the relevant shares represent at least 0.25% of the class (excluding treasury shares), the suspension of dividend and share transfer rights. The New AbbVie Board may suspend or terminate any and all of the sanctions in its discretion at any time. These sanctions automatically cease when the New AbbVie shareholder complies with the request.

Anti-Takeover Provisions

        Under the New AbbVie Articles of Association, certain provisions may make it difficult for a third party to acquire New AbbVie, or for a change in the composition of the New AbbVie Board or management to occur, including the authorization of "blank check" preferred shares, the terms of which may be established and shares of which may be issued without New AbbVie Shareholders' approval; (subject to Rule 14a-8 of the Exchange Act and the ability of Requisitioners to requisition a meeting of shareholders pursuant to the Jersey Companies Law) the inability of New AbbVie Shareholders to propose matters that can be acted upon at meetings; the classification of the New AbbVie Board; and the prohibition of shareholder action by a written resolution.

        The UK Takeover Panel has informed AbbVie that New AbbVie will not be subject to the UK Takeover Code.

Corporate Governance

        Under Jersey law and the New AbbVie Articles of Association, the authority for the overall management of New AbbVie is vested in the New AbbVie Board. The New AbbVie Board may delegate any of its powers on such terms as it thinks fit in accordance with the New AbbVie Articles of Association and Jersey law. Despite this delegation, the New AbbVie Board remains responsible, as a matter of Jersey law, for the proper management of the affairs of New AbbVie; the directors are not allowed to leave the performance of their duties to others. The directors must ensure that any delegation is and remains appropriate and that an adequate system of control and supervision is in place.

        Committees may be established by the New AbbVie Board which may meet as they see fit, subject to the requirements of the New AbbVie Articles of Association and such committee's charter document adopted by the New AbbVie Board from time to time. Under the New AbbVie Articles of Association, the quorum necessary for the transaction of business at any committee meeting is a majority of the members of that committee then in office.

Legal Name; Formation; Fiscal Year; Registered Office

        The current legal and commercial name of New AbbVie is AbbVie Private Limited. New AbbVie was incorporated in Jersey on July 11, 2014 as a private limited company with registration number 116202. Before or at the closing of the Combination, New AbbVie will convert to become a public company and will be renamed AbbVie plc. New AbbVie's fiscal year ends on December 31 each year. New AbbVie's registered office address is Ogier House, The Esplanade, St Helier, Jersey JE4 9WG, Channel Islands. For more information regarding New AbbVie, see the section captioned "Companies Involved in the Combination" beginning on page 46.

Election of Directors

        The New AbbVie Articles of Association provide that (subject to the rights of the holders of any series of preferred shares to elect directors under specified circumstances) the number of directors shall be fixed from time to time exclusively pursuant to a resolution adopted by a majority of the total number of directors that New AbbVie would have if there were no vacancies. No decrease in the number of authorized directors constituting the whole New AbbVie Board shall shorten the term of any incumbent director. Immediately following the completion of the Combination, there will be 11 directors on the New AbbVie Board.

        Under the New AbbVie Articles of Association, New AbbVie will have a classified board of directors (subject to the rights of the holders of any series of preferred shares to elect directors under specified circumstances). The New AbbVie Board is divided, with respect to the time for which directors severally hold office, into three classes, as nearly equal in number as is reasonably possible, with the term of office of the first class to expire at the 2016 annual general meeting, the term of office of the second class to expire at the 2017 annual general meeting and the term of office of the third class to expire at the 2015 annual general meeting, with each director to hold office until his or her successor has been duly elected and qualified.

        Under the New AbbVie Articles of Association, a nominee for director will be elected by a majority of the votes cast; provided, however, that directors will be elected by a plurality of the votes cast at any meeting of New AbbVie Shareholders in which the number of candidates for election of directors exceeds the number of directors to be elected.

Removal of Directors and Vacancies

        The Jersey Companies Law is silent with respect to the removal of the directors of a Jersey company.

        Under the New AbbVie Articles of Association, subject to the rights of the holders of preferred shares, any director or the entire New AbbVie Board may be removed from office at any time only for cause and only by the affirmative vote of New AbbVie shareholders holding at least a majority of the issued and outstanding New AbbVie voting shares, voting together as a single class.

        Under the New AbbVie Articles of Association, subject to applicable law and the rights of the holders of any series of preferred shares, and unless the New AbbVie Board otherwise determines, vacancies resulting from death, resignation, retirement, disqualification, removal from office or other cause, and newly created directorships resulting from any increase in the authorized number of directors, may be filled only by the affirmative vote of a majority of the remaining directors (and, in the event that there is only one director remaining in office, by such sole remaining director). A director so chosen shall hold office for a term expiring at the annual general meeting of New AbbVie Shareholders at which the term of office of the class to which he or she was appointed expires and until his or her successor has been duly elected and qualified.

Duration; Dissolution; Rights upon Liquidation

        New AbbVie's duration will be unlimited but New AbbVie may be dissolved and wound up at any time. There are three types of winding up procedure under the Jersey Companies Law:

  •
  a summary winding up;

  •
  a creditors' winding up; and

  •
  a just and equitable winding up.

        Generally, a summary winding up occurs when the company is solvent and a creditors' winding up occurs when it is insolvent. Both processes are initiated by the company itself passing a special resolution, although a liquidator need not be involved in a summary winding up. The just and equitable winding up process involves the approval of the Royal Court of Jersey following an application which may be made by the company, a director of the company or a shareholder of the company.

        Upon dissolution, after satisfaction of the claims of creditors, the assets of the company would be distributed to shareholders in accordance with their respective interests, including any rights a holder of preferred shares may have to preferred distributions upon dissolution or liquidation of the company.

        There is also an additional regime for corporate insolvency under Jersey law, called a désastre (which is a form of bankruptcy). In a désastre, an application is made to the Royal Court of Jersey to place the property of a debtor company en désastre. The application can be made by the company itself or by a creditor owed a liquidated monetary sum (currently in excess of £3,000). If the Royal Court of Jersey grants the application, all property and powers of the debtor company vest in the Viscount of Jersey (other than property held by the company as trustee). A general moratorium is then imposed and a creditor has no other remedy against the property of the debtor company or the debtor company itself in respect of the debt and no other action or proceedings can be commenced to recover the debt. The Viscount of Jersey realizes the assets of the company and distributes the proceeds to creditors in accordance with a statutory order of priority. After the Viscount of Jersey has paid any final dividend, the company is then dissolved.

Uncertificated Shares

        Shares of New AbbVie may be held in either certificated or uncertificated form.

No Liability for Further Calls or Assessments

        The shares to be issued in the Combination and Merger will be duly and validly issued and fully paid and non-assessable.

Transfer and Registration of Shares

        New AbbVie will maintain a share register or otherwise cause a share register to be maintained. The registration in that register will be used to determine which New AbbVie Shareholders are entitled to vote at meetings of New AbbVie Shareholders. A New AbbVie Shareholder who holds shares beneficially will not be the holder of record of such shares. Instead, the depository or other nominee will be the holder of record of those shares. Accordingly, a transfer of shares from a person who holds such shares beneficially to a person who also holds such shares beneficially through a depository or other nominee will not be registered in New AbbVie's official share register, as the depository or other nominee will remain the record holder of any such shares.

        Under the New AbbVie Articles of Association, subject to the Jersey Companies Law, certificated shares may be transferred upon surrender for cancellation of the share certificate(s) for the shares in question along with an assignment and power of transfer endorsed thereon or attached thereto or such other instrument of transfer (if any) as may be approved for and on behalf of New AbbVie for the purposes of Article 42(1)(a) of the Jersey Companies Law, duly executed, with such proof of authenticity of the signature as New AbbVie or its agents may reasonably require. Where the conditions of allotment of a share provide that no certificate will be issued in respect of that share, the share may be transferred upon receipt of proper transfer instructions in a form acceptable to the New AbbVie Board from the registered holder of the shares or by such person's attorney duly authorized in writing.

Indemnification of Directors and Officers; Insurance of Directors and Officers

        Under Article 77(2) of the Jersey Companies Law, directors and liquidators may not be indemnified by a company against any liability which by law would otherwise attach to them as directors and liquidators under Jersey law except that they may be indemnified against (i) any liabilities incurred in defending certain civil or criminal proceedings, (ii) any liability incurred otherwise than to the company if they acted in good faith with a view to the best interests of the company, (iii) any liability incurred in connection with a successful application by them to the Royal Court of Jersey for relief under Article 212 of the Jersey Companies Law, or (iv) any liability against which the company normally maintains insurance for persons other than directors.

        Under the New AbbVie Articles of Association, subject to the Jersey Companies Law but without prejudice to any indemnity to which a Covered Person (as defined below) may otherwise be entitled, as provided in Article 77(3) of the Jersey Companies Law, each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "Proceeding"), in whole or in part by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was at any time during which the New AbbVie Articles of Association are in effect (whether or not such person continues to serve in such capacity at the time any indemnification or advancement of expenses is sought or at the time any Proceeding relating thereto exists or is brought) a director or liquidator of New AbbVie or (while a director or liquidator of New AbbVie) is or was serving at the request of New AbbVie as a director, officer, trustee, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans maintained or sponsored by New AbbVie (each a "Covered Person") shall be entitled to be indemnified out of the assets of New AbbVie against any liability incurred by him or her by virtue of the fact he or she was or is a Covered Person in the circumstances set out in Article 77(2) of the Jersey Companies Law.

        For more information regarding Article 77(2), see the section captioned "Information Not Required in the Prospectus" beginning on page II-1. Article 77(3) states that nothing in Article 77 shall deprive a person of any exemption or indemnity to which the person was lawfully entitled in respect of anything done or omitted by the person before the coming into force of Article 77 of the Jersey Companies Law.

        Under the New AbbVie Articles of Association, New AbbVie may purchase insurance for its current or former directors, officers, employees or agents.

        Under the New AbbVie Articles of Association, subject to the Jersey Companies Law the expenses incurred in connection with any Proceeding by Covered Persons shall be paid by New AbbVie (and any successor of New AbbVie by merger or otherwise) in advance of the final disposition of such Proceeding (in the case of expenses incurred by a director or liquidator in his or her capacity as such upon delivery to New AbbVie of an undertaking by or on behalf of such director or liquidator to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right of appeal that he or she is not entitled to be indemnified by New AbbVie for such expenses under the New AbbVie Articles of Association or otherwise).

COMPARISON OF THE RIGHTS OF ABBVIE STOCKHOLDERS AND NEW ABBVIE SHAREHOLDERS

        The rights of the AbbVie Stockholders and the relative powers of the AbbVie Board are governed by the laws of the State of Delaware, including the DGCL, and AbbVie's amended and restated certificate of incorporation and amended and restated by-laws. Each New AbbVie Share will be issued in accordance with, and will carry with it the rights and obligations set forth in, the New AbbVie Memorandum of Association and the New AbbVie Articles of Association, substantially in the form attached hereto in Annex C. New AbbVie is a private limited company incorporated under the laws of Jersey but will, prior to the effective time of the Combination, re-register as a public limited company incorporated under the laws of Jersey. The rights of the New AbbVie Shareholders are governed by applicable Jersey law, including the Jersey Companies Law, and by the New AbbVie Memorandum of Association and the New AbbVie Articles of Association.

        Many of the principal attributes of AbbVie Shares are similar to those of New AbbVie Shares. However, there are differences between the rights of AbbVie Stockholders under the laws of the State of Delaware and the rights of New AbbVie Shareholders under Jersey law. In addition, there are differences between AbbVie's amended and restated certificate of incorporation and amended and restated by-laws and the New AbbVie Memorandum of Association and the New AbbVie Articles of Association.

        The following is a summary comparison of the material differences between the rights of AbbVie Stockholders under the DGCL and the AbbVie's amended and restated certificate of incorporation and amended and restated by-laws and the rights of New AbbVie Shareholders under Jersey law and the New AbbVie Memorandum of Association and the New AbbVie Articles of Association that will be in effect immediately following the completion of the Combination. The discussion in this section does not include a description of rights or obligations under the United States federal securities laws or NYSE listing requirements. Such rights and obligations generally apply equally to AbbVie Shares and the New AbbVie Shares.

        The statements in this section are qualified in their entirety by reference to, and are subject to, the detailed provisions of AbbVie's amended and restated certificate of incorporation and amended and restated by-laws and the New AbbVie Memorandum of Association and the New AbbVie Articles of Association, which are incorporated by reference herein. See "Where You Can Find More Information" beginning on page 168 of this proxy statement/prospectus. AbbVie's amended and restated certificate of incorporation and amended and restated by-laws have been filed by AbbVie with the SEC. You are also urged to carefully read the relevant provisions of the DGCL and Jersey law for a more complete understanding of the differences between being an AbbVie Stockholder and a New AbbVie Shareholder.

	AbbVie	New AbbVie
Authorized and Outstanding Capital Stock	Under AbbVie's amended and restated certificate of incorporation, the authorized capital stock of AbbVie consists of 4,200,000,000 shares, of which 4,000,000,000 shares have been designated common stock, each having par value of $0.01, and 200,000,000 shares of which have been designated preferred stock, each having par value of $0.01 per share.	Under the New AbbVie Memorandum of Association, the authorized share capital of New AbbVie is [•] ordinary shares with a nominal value of $0.01 each and [•] preferred shares with a nominal value of $[•] each.
As of [•], 2014, the record date for the AbbVie special meeting, AbbVie had [•] shares of common stock issued and outstanding and [•] shares of preferred stock issued and outstanding.

	AbbVie	New AbbVie

Under Delaware law, the number of authorized shares of common stock or preferred stock may be increased or reduced (but not below the number of issued shares of common stock or preferred stock, as applicable) through an amendment of AbbVie's amended and restated certificate of incorporation.

New AbbVie may issue shares up to the maximum number authorized by the New AbbVie Memorandum of Association. New AbbVie's authorized share capital may be increased by special resolution passed by a majority of not less than two-thirds of the voting rights represented in person or by proxy at a meeting of New AbbVie Shareholders at which the resolution is proposed.

Consideration for Shares

Under DGCL, shares of stock with par value may be issued for such consideration, having a value not less than the par value, as determined from time to time by the board of directors, or by the stockholders if the certificate of incorporation so provides.

AbbVie's amended and restated certificate of incorporation is silent regarding the consideration for shares.

Under the New AbbVie Articles of Association, subject to the Jersey Companies Law, the New AbbVie Board (or any committee or officer to which it may duly delegate the authority granted under the New AbbVie Articles of Association) is authorized to approve the allotment and issue of New AbbVie shares at such times and on such terms as it thinks fit. The shares of New AbbVie may be issued for such consideration as is determined by the New AbbVie Board.

Consolidation and Division; Subdivision

Under Delaware law, the outstanding shares of a corporation may be combined into a smaller number of shares or split into a greater number of shares through an amendment to its certificate of incorporation. AbbVie Stockholder approval is required to amend AbbVie's amended and restated certificate of incorporation. See the section captioned "Comparison of the Rights of AbbVie Stockholders and New AbbVie Shareholders—Amendments of Governing Documents" beginning on page 156.

Under the Jersey Companies Law, New AbbVie Shares may be consolidated or divided into shares of a larger or smaller amount by a special resolution passed by a majority of not less than two-thirds of the voting rights represented in person or by proxy at a meeting of New AbbVie Shareholders at which the resolution is proposed.

Reduction of Share Capital

Under Delaware law, the authorized capital stock of AbbVie may be increased or decreased through an amendment to its certificate of incorporation. Stockholder approval is required to amend AbbVie's amended and restated certificate of incorporation. See the section captioned "Comparison of the Rights of AbbVie Stockholders and New AbbVie Shareholders—Amendments of Governing Documents" beginning on page 156.

Under the Jersey Companies Law, New AbbVie may reduce its capital accounts in any way by a special resolution passed by a majority of not less than two-thirds of the voting rights represented in person or by proxy at a meeting of New AbbVie Shareholders at which the resolution is proposed. Every reduction of capital must be either supported by a Solvency Statement in compliance with the Jersey Companies Law by reference to the date of the Solvency Statement or be subject to confirmation by the Royal Court of Jersey, unless:

	Under Delaware law, AbbVie, by resolution of the board of directors, may reduce its capital by reducing or eliminating the capital associated with shares of capital stock that	(i)	the reduction does not extinguish or reduce the liability on any shares in respect of capital that is not paid up;
	have been retired, by applying some or all of the capital represented by shares purchased, redeemed, converted or exchanged or any	(ii)	the reduction does not reduce the net assets of New AbbVie; and
	capital that has not been allocated to any particular class of its capital stock, or by transferring to surplus capital the capital associated with certain shares of its stock. No reduction of capital may be made unless the assets of AbbVie remaining after the reduction are sufficient to pay any debts for which payment has not otherwise been provided.	(iii)	the amount of the reduction is credited to a capital redemption reserve that may be applied only in paying up unissued shares that are to be allotted to New AbbVie Shareholders as fully paid bonus shares.

	AbbVie	New AbbVie
Distributions, Dividends, Repurchases and Redemptions

Distributions / Dividends

Under Delaware law, the board of directors may declare and pay dividends to the AbbVie Stockholders out of surplus or, if there is no surplus, out of net profits for the year in which the dividend is declared or the immediately preceding fiscal year, or both, provided that such payment would not reduce capital below the amount of capital represented by all classes of outstanding stock having a preference as to the distribution of assets upon liquidation. Under Delaware law, dividends upon the preferred stock, to the extent of the preference to which such stocks are entitled, shall be paid ahead of dividends on the remaining class or classes or series of stock. Under Delaware law, dividends may be paid in cash, in shares of AbbVie capital stock or in other property.

Distributions / Dividends

Under the Jersey Companies Law, New AbbVie may pay a dividend out of any source other than its nominal capital account and any capital redemption reserve. However, under the Jersey Companies Law, New AbbVie may only pay a dividend if the directors who are to authorize the dividend make a Solvency Statement.
Under the New AbbVie Articles of Association, the New AbbVie Board may from time to time declare, and New AbbVie may pay, dividends on its outstanding shares in the manner and upon the terms and conditions provided by the Jersey Companies Law and the New AbbVie Articles of Association. Except as otherwise provided by the rights attached to the shares, all shares will carry a pro rata entitlement to the receipt of dividends. At the New AbbVie Board's option, a dividend may be paid in part or in full in cash or by the distribution of assets or by the issuance of New AbbVie shares. If any difficulty arises in relation to a dividend, the New AbbVie Board may resolve that difficulty in any way it considers appropriate. Unless provided for by the rights attached to a New AbbVie Share, no dividend or other monies payable by New AbbVie in respect of a New AbbVie Share shall bear interest.

If a dividend cannot be paid to a New AbbVie shareholder or otherwise remains unclaimed or both for six weeks after the payment date, the New AbbVie Board may pay it into a separate New AbbVie account and New AbbVie will not be a trustee in respect thereof. A dividend that remains unclaimed for a period of ten years after the payment date will be forfeited to, and will no longer be owed by, New AbbVie.

AbbVie	New AbbVie
Repurchases / Redemptions	Repurchases / Redemptions

Under Delaware law, AbbVie may redeem or repurchase its own shares, except that generally it may not redeem or repurchase those shares if the capital of the corporation is impaired at the time or would become impaired as a result of the redemption or repurchase of such shares. If AbbVie were to designate and issue shares of a series of preferred stock that is redeemable in accordance with its terms, such terms would

Under the Jersey Companies Law, New AbbVie may purchase its own fully paid shares, including any redeemable shares, from any source. However, the repurchase of shares cannot result in only redeemable or treasury shares being in issue. If New AbbVie were to repurchase any of its shares on a stock exchange (such as the NYSE, where New AbbVie Shares are expected to be publicly traded), this will require:

govern the redemption of such shares. Shares that have been repurchased but have not been retired may be resold by AbbVie.	(i) the approval of a special resolution by a majority of not less than two-thirds of the voting rights represented in person or by proxy at a meeting of New AbbVie Shareholders at which the resolution is proposed. The resolution must specify the maximum number of shares to be purchased, the maximum and minimum prices which may be paid, and a date, not being later than five years after the passing of the resolution, on which the repurchase authority is to expire; and
(ii) a Solvency Statement from the directors who authorize the repurchase by reference to the repurchase monies and the repurchase payment date.

Under the Jersey Companies Law, a company may, if authorized to do so by its articles of association, issue or convert existing non-redeemable shares (whether or not issued) into, shares that are to be redeemed in accordance with their terms, at the option of the company or of the shareholder.

The Jersey Companies Law allows fully paid shares to be redeemed from any source provided that the directors who authorize the redemption shall make a Solvency Statement (referencing the date of redemption and the redemption monies).

Under the New AbbVie Articles of Association and subject to the Jersey Companies Law, New AbbVie may issue Redeemable Shares on such terms and in such manner as the New AbbVie Board may decide. In addition, New AbbVie may convert existing non-redeemable shares (whether issued or not) into Redeemable Shares on such terms and in such manner as may be determined by a resolution of New AbbVie Shareholders passed by a simple majority of the votes cast.

Purchases by Subsidiaries of AbbVie	Purchases by Subsidiaries of New AbbVie

Under Delaware law, shares of AbbVie capital stock may be acquired by subsidiaries of AbbVie without shareholder approval. Shares of such capital stock owned by a majority-owned subsidiary are neither entitled to vote nor counted as outstanding for quorum purposes.

Under the Jersey Companies Law, generally a subsidiary of New AbbVie cannot hold shares in New AbbVie. However, this does not prevent a subsidiary which, at the time it becomes a subsidiary, is a New AbbVie Shareholder from continuing to hold New AbbVie Shares provided that it has no right to vote on any matter presented to New AbbVie Shareholders and provided it does not acquire additional shares in New AbbVie except by way of the allotment to it of fully paid shares via a capitalization of reserves.

	AbbVie	New AbbVie
Duties of Directors

Under Delaware law, a company's directors are charged with fiduciary duties of care and loyalty. The duty of care requires that directors act in an informed and deliberate manner and inform themselves, prior to making a business decision, of all relevant material information reasonably available to them. The duty of care also requires that directors exercise care in overseeing and investigating the conduct of corporate employees. The duty of loyalty may be summarized as the duty to act in good faith, not out of self-interest, and in a manner which the director reasonably believes to be in the best interests of the corporation and its shareholders. A party challenging the propriety of a decision of a board of directors bears the burden of rebutting the applicability of the presumptions afforded to directors by the "business judgment rule." If the presumption is not rebutted, the business

The Jersey Companies Law requires a director to (i) act honestly and in good faith with a view to the best interests of the Company (a subjective standard); and (ii) exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances (an objective standard). This principal statutory duty is supplemented by certain customary law duties, in particular to act in good faith, to exercise the powers of a director for a proper purpose, to avoid a conflict of duty and interest, and to account for profits from opportunities arising from his or her directorship.
The directors also remain under an obligation to conduct the business of the company in accordance with its memorandum and articles of association.
The main remedies that a company may have against a director for breach of duty are:

	judgment rule attaches to protect the directors and their decisions. However, notwithstanding the foregoing, Delaware courts may subject directors' conduct to enhanced scrutiny in respect of, among other	(i)	an injunction restraining a director from a proposed course of action which would constitute breach of duty (assuming the proposed course of action is known);
	matters, defensive actions taken in response to a threat to corporate control and approval of a transaction resulting in a sale of control	(ii)	damages for breach of duty of care and skill, aimed at making good the resulting loss;
of the corporation.
	Under Delaware law, a shareholder of the board of directors, or a shareholder of any committee designated by the board of directors, shall, in the performance of such shareholder's duties, be fully protected in relying in good faith upon the records of the corporation and upon such information, opinions, reports or statements presented to	(iii)	a claim for restoration of property: where, as a result of a breach of his or her duty, a director acquires property of the company, he or she holds it as constructive trustee for the company which can require its return. If the property has been disposed of to a third party in breach of duty, the claim against the directors will be for the value of the property in question; and
	the corporation by any of the corporation's officers or employees, or committees of the board of directors, or by any other person as to matters the shareholder reasonably	(iv)	requiring the director to account to the company for profits where a director gains as a result of his or her breach of duty.
	believes are within such other person's professional or expert competence and who has been selected with reasonable care by or on behalf of the corporation.	The Jersey Companies Law also gives an aggrieved shareholder the ability to apply to the Royal Court of Jersey for relief on the ground that a company's affairs are being conducted in a manner which is unfairly prejudicial to the interests of some or all of its shareholders. In these circumstances, the Royal Court of Jersey may, among other things, authorize civil proceedings to be brought in the name and on behalf of the company. It has been held by the Jersey Court that this procedure is appropriate where the behavior complained of constitutes (unfairly prejudicial) mismanagement. Where the conduct complained of constitutes misconduct, an aggrieved shareholder may be able to bring a derivative action on behalf of the company (as to which, see section captioned "Comparison of the Rights of AbbVie Stockholders and New AbbVie Shareholders—Shareholder Suits" beginning on page 153).

	AbbVie	New AbbVie
Conflicts of Interest of Directors

Under Delaware law, a contract or transaction in which a director has an interest will not be voidable solely for this reason if (i) the material facts with respect to such interested director's relationship or interest are disclosed or are known to the board of directors, and the board of directors in good faith authorizes the transaction by the affirmative vote of a majority of the disinterested directors, (ii) the material facts with respect to such interested director's relationship or interest are disclosed or are known to the shareholders entitled to vote on such transaction, and the transaction is specifically approved in good faith by vote of the majority of shares entitled to vote thereon, or (iii) the transaction is fair to the corporation as of the time it is authorized, approved or ratified. The mere fact that an interested director is present and voting on a transaction in which he or she is interested will not itself make the transaction void. Interested directors may be counted in determining the presence of a quorum at a meeting of the board of directors or of a committee which authorizes the contract or

The Jersey Companies Law imposes a statutory duty on a director of a company to disclose to the company the nature and extent of his or her interest, whether direct or indirect, in any transaction entered into or proposed to be entered into by the company where the director's interest conflicts to a material extent with the interests of the company. The disclosure shall be made at the first meeting of the directors at which the transaction is considered after the director concerned becomes aware of the circumstances giving rise to his or her duty to make it; or if for any reason the director fails to so disclose as soon as practical after that meeting, by notice in writing delivered to the secretary.
If a director fails in his or her duty to disclose his or her interest, the company or a shareholder of the company may apply to the Royal Court of Jersey for an order setting aside the transaction concerned and directing that the director to account to the company for any profit or gain realized. However, a transaction is not voidable, and a director will not be accountable where, notwithstanding a failure to comply with the duty to disclose his interest:

	transaction. Under Delaware law, an interested director could be held liable for a transaction in	(i)	the transaction is confirmed by special resolution of the company's shareholders; and
	which such director derived an improper personal benefit.	(ii)	the nature and extent of the director's interest in the transaction were disclosed in reasonable detail in the notice calling the meeting at which the resolution is passed.
In addition, the Jersey Companies Law states that the transaction will not be set aside unless the Royal Court of Jersey is satisfied that:
		(i)	the interests of third parties who have acted in good faith would not be unfairly prejudiced; and
		(ii)	the transaction was not reasonable and fair in the interests of the company at the time it was entered into.

Alongside this statutory position, Jersey customary law requires a director to avoid placing himself or herself in a position of conflict where his or her personal interests or duties to others may conflict with the interests of the company. This is not a question of whether the director is actually biased in making a particular decision; rather, the issue is whether he or she had other interests or duties which could influence his or her decision. However, a contract with a director or a third party in which the director is interested is not automatically adverse to the company.

Under the New AbbVie Articles of Association,

		(i)	Except as in accordance with (ii) below, a director may not have a direct or indirect interest which to a material extent conflicts or may conflict with the interests of New AbbVie.

	AbbVie	New AbbVie
(ii)

If, notwithstanding (i) above, a director discloses to the New AbbVie Board (or as otherwise provided by the Jersey Companies Law) any material direct or indirect interest in accordance with the Jersey Companies Law, such director may: (a) be interested in any transaction or arrangement with New AbbVie or in which New AbbVie is or may be interested and (b) be interested in another body corporate in which New AbbVie is interested.

(iii)

If a director has disclosed his interest to the New AbbVie Board (or as otherwise provided by the Jersey Companies Law) in accordance with the Jersey Companies Law, then he or she shall not, by reason only of his or her office, be accountable to New AbbVie for any benefit which he or she derives from any such transaction or arrangement or from any interest in any such body corporate and no such transaction or arrangement shall be liable to be avoided on the ground of any such interest.

(iv)

A director may vote, and have his or her vote counted, at a meeting of directors on any resolution concerning a matter in which that director has an interest or duty, whether directly or indirectly, so long as that director discloses to the New AbbVie Board (or as otherwise provided by the Jersey Companies Law) any material interest in accordance with the Jersey Companies Law. The director shall be counted towards a quorum of those present at the meeting.

Indemnification of Officers and Directors

Delaware law permits a corporation to indemnify officers and directors for actions taken in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation, and with respect to any criminal action that they had no reasonable cause to believe was unlawful.

Under Article 77(2) of the Jersey Companies Law, directors and liquidators may not be indemnified by a company against any liability which by law would otherwise attach to them as directors and liquidators under Jersey law except that they may be indemnified against (i) any liabilities incurred in defending certain civil or criminal proceedings, (ii) any liability incurred otherwise than to the company if they acted in good faith with a view to the best interests of the company, (iii) any liability incurred in connection with a successful application by them to the Royal Court of Jersey for relief under Article 212 of the Jersey Companies Law or (iv) any liability against which the company normally maintains insurance for persons other than directors.

	AbbVie	New AbbVie
Under AbbVie's amended and restated by-laws, AbbVie will indemnify, to the fullest extent permitted under Delaware law, each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she or a person of whom he or she is the legal representative is or was a director or officer of AbbVie or is or was serving at the request of AbbVie as a director, officer, trustee, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans maintained or sponsored by AbbVie, whether the basis of such proceeding is alleged action in an official capacity as a director or officer or while serving as a director, officer, trustee, employee or agent or in any other capacity while serving as a director, officer, employee or agent, against all expense, liability and loss reasonably incurred in connection therewith.	Under the New AbbVie Articles of Association, subject to the Jersey Companies Law but without prejudice to any indemnity to which a Covered Person may otherwise be entitled, as provided in Article 77(3) of the Jersey Companies Law, each person who was or is made a party or is threatened to be made a party to or is involved in any Proceeding, in whole or in part by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a Covered Person shall be entitled to be indemnified out of the assets of New AbbVie against any liability incurred by him or her by virtue of the fact he or she was or is a Covered Person in the circumstances set out in Article 77(2) of the Jersey Companies Law.
For more information regarding Article 77(2), see the section captioned "Information Not Required in the Prospectus" beginning on page II-1. Article 77(3) states that nothing in Article 77 shall deprive a person of any exemption or indemnity to which the person was lawfully entitled in respect of anything done or omitted by the person before the coming into force of Article 77 of the Jersey Companies Law.
Limitation on Director Liability

Under Delaware law, a corporation may include in its certificate of incorporation a provision that limits or eliminates the personal liability of directors to the corporation and its shareholders for monetary damages for a breach of fiduciary duty as a director. AbbVie's amended and restated certificate of incorporation includes such a provision.
However, a corporation may not limit or eliminate the personal liability of a director for: any breach of the director's duty of loyalty to the corporation or its shareholders; acts or omissions in bad faith or which involve intentional misconduct or a knowing violation of law; intentional or negligent payments of unlawful dividends or unlawful stock purchases or redemptions; or any transaction in which the director derives an improper personal benefit.

Under AbbVie's amended and restated certificate of incorporation, to the fullest extent permitted by Delaware law, a director shall be exculpated for monetary damages for breach of fiduciary duty as a director. Any amendment or modification or repeal of this provision shall not adversely affect any right or protection of a director in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

The exculpation of directors is not a standard provision in a Jersey company's articles of association, and no such analogous provision is contained in the New AbbVie Articles of Association. The circumstances in which directors can be indemnified in Jersey are more restricted than in Delaware in that a Jersey company may not exempt or indemnify a director from general liabilities. However, as noted above, this does not prevent a company from purchasing directors' and officers' insurance for such liabilities.

In addition, the Jersey Companies Law enables a Jersey court to excuse a director from liability for negligence, default, breach of duty or breach of trust where the court is satisfied that the director acted honestly and that, having regard to all the circumstances of the case (including those connected with his or her appointment), he or she ought fairly to be excused. The director may apply for relief either during actual proceedings or where he or she has reason to believe that a claim will or might be made against him or her.
Separately, the Jersey Companies Law provides statutory relief for a breach of a director's statutory duty to act honestly and in good faith with a view to the best interests of the company and to exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances. No act or omission of a director shall be treated as a breach of this duty if:

		(i)	the relevant shareholders of the company authorize or ratify the act or omission in accordance with the Jersey Companies Law; and
		(ii)	after the act or omission the company is able to discharge its liabilities as they fall due.

	AbbVie	New AbbVie

However, this provision will only relieve the director of liability for a breach of the statutory duty in so far as the shareholders of the company are concerned; it will not otherwise relieve the director from liability to third parties or for any other breach of the law; and the provision does not prevent the transaction potentially being challenged by a liquidator on any subsequent insolvency of the company.

Shareholder ratification is not permitted where it would amount to an expropriation to the majority or would allow the majority to oppress the minority.
Annual Meetings of Shareholders

Under Delaware law, an annual meeting of shareholders is required for the election of directors and for such other proper business as may be conducted thereat. The Delaware Court of Chancery may order a corporation to hold an annual meeting if the corporation has failed to hold an annual meeting for a period of 13 months after its last annual meeting.

Under the Jersey Companies Law, unless all of the shareholders of the company agree otherwise in writing, a company must hold an annual general meeting each year and not more than 18 months may elapse between two successive annual general meetings. So long as a company holds its first annual general meeting within 18 months of its incorporation, it is not required to hold it in the year of its incorporation or in the following year (subject to additional requirements applicable to the company, including any stock exchange rules).

Under AbbVie's amended and restated by-laws, an annual meeting of AbbVie Stockholders is held at a place and time designated by resolution of the AbbVie Board.
If no designation is made, the meeting shall take place at AbbVie's principal office.

Under the New AbbVie Articles of Association, the annual general meeting of the New AbbVie Shareholders shall be held on such date and at such place and time as may be fixed by resolution of the New AbbVie Board in compliance with the Jersey Companies Law.

Calling Meetings of Shareholders

Under Delaware law, special meetings of shareholders may be called by the board of directors and by such other person or persons authorized to do so by the corporation's certificate of incorporation or by-laws.
AbbVie's amended and restated certificate of incorporation and amended and restated by-laws do not permit AbbVie Stockholders to call a special meeting.

The Jersey Companies Law requires the New AbbVie Board, if it receives a written requisition from New AbbVie Shareholders representing at least 10% of the total voting rights of New AbbVie Shareholders who have the right to vote at the meeting requisitioned, to forthwith proceed to call a meeting of New AbbVie Shareholders or a Class Meeting, as applicable, to be held as soon as practicable and in any event not later than two months after the date of deposit of the requisition. The requisition must state the objects of the meeting, be signed by or on behalf of the Requisitioners, and must be submitted to New AbbVie's registered office in Jersey.

Under the Jersey Companies Law, if the New AbbVie Board does not, within 21 days of the date of deposit of a requisition from Requisitioners, call a meeting of New AbbVie Shareholders to be held within two months of the date of deposit of the requisition, the Requisitioners (or those representing more than a majority of the total voting rights of the Requisitioners) may call a meeting of New AbbVie Shareholders to be held within three months of the date of deposit of the requisition. A meeting called by the Requisitioners in this manner must be called in the same manner, as nearly as possible, as meetings are called by the New AbbVie Board. New AbbVie must pay the Requisitioners their reasonable expenses incurred in calling the meeting if the New AbbVie Board has failed to properly call a requisitioned meeting.

	AbbVie	New AbbVie

Under AbbVie's amended and restated by-laws, special meetings of the AbbVie Stockholders for the purpose of electing one or more AbbVie directors may only be called by the chairman of the AbbVie Board, the chief executive officer, any President pursuant to a resolution adopted by the majority of the total number of directors AbbVie would have if there were no vacancies.

Under the New AbbVie Articles of Association, a special meeting of New AbbVie Shareholders may also be called by the Chairman of the New AbbVie Board, the Chief Executive Officer, any President, or the New AbbVie Board pursuant to a resolution adopted by a majority of the total number of directors which New AbbVie would have if there were no vacancies (a "New AbbVie-Initiated Special Meeting").

Record Date

Under DGCL, in order that the corporation may determine the stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, the board of directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the board of directors, and which record date shall not be more than 60 nor less than 10 days before the date of such meeting.

Under the New AbbVie Articles of Association, the New AbbVie Board may determine that persons entitled to receive notices of annual general meetings and special meetings are those persons entered on the register of members at the close of business on a record day determined by the New AbbVie Board, provided that the record date may not be more than 60 days before the date of the relevant meeting and may not be more than 21 days before the day that the relevant notice of meeting is being sent.

Shareholder Proposals

AbbVie Stockholders do not have the right to call a special meeting.
For nominations of persons for election to the AbbVie Board or proposals of other business to be properly requested by an AbbVie Stockholder to be made at an annual meeting, an AbbVie Stockholder must (i) be a stockholder of record at the time of giving of notice of such meeting and at the time of the meeting, (ii) be entitled to vote at such meeting and (iii) comply with the procedures set forth in AbbVie amended and restated by-laws as to such nomination or other business. The immediately preceding sentence shall be the exclusive means for an AbbVie Stockholder to make nominations or other business proposals (other than matters properly brought under Rule 14a-8 under the Exchange Act and included in New AbbVie's notice of meeting before a meeting of AbbVie Stockholders.

New AbbVie Shareholders representing at least 10% of the total voting rights of New AbbVie Shareholders who have the right to vote at the meeting requisitioned have the right to requisition a meeting, as described above in the section captioned "Comparison of the Rights of AbbVie Stockholders and New AbbVie Shareholders—Calling Meetings of Shareholders" beginning on page 149.
Subject to the Jersey Companies Law and mandatory provisions of applicable law, a New AbbVie Shareholder does not have the right to make nominations or other business proposals or to add proposals to the agenda (other than matters properly brought under Rule 14a-8 under the Exchange Act and included in New AbbVie's notice of meeting) before an annual general meeting or special meeting of New AbbVie Shareholders called at the instance of the New AbbVie Board.

Nominations of persons for election to the AbbVie Board may be made at a special meeting where the AbbVie Board has determined to hold an election by an AbbVie Stockholder who (i) is a stockholder of record at the time of giving of notice of such meeting and at the time of the meeting, (ii) is entitled to vote at such meeting and (iii) complies with the procedures set forth in AbbVie amended and restated by-laws as to such nomination. The immediately preceding sentence shall be the exclusive means for an AbbVie Stockholder to make nominations (other than matters properly brought under Rule 14a-8 under the Exchange Act) and included in New AbbVie's notice of meeting) before a meeting of AbbVie Stockholders.

Advance Notice Provisions	Annual Meeting Under the AbbVie by-laws, for stockholder proposals or nominations of directors to be properly brought before an annual meeting by an AbbVie stockholder, timely notice must be given.	The New AbbVie Articles of Association do not contain advance notice provisions in connection with its annual general meeting or any special meeting of New AbbVie Shareholders.

AbbVie	New AbbVie

To be timely, a stockholder's notice must be delivered to the Secretary at the principal executive offices of AbbVie not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year's annual meeting. However, if the date of the annual meeting is more than 30 days before or more than 60 days after the anniversary date of the preceding year's meeting, notice must be so delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting, or if the first public announcement of the date of such annual meeting is less than 100 days prior to the date of such annual meeting, the 10th day following the day on which public announcement of the date of such meeting is first made by AbbVie.

Special Meeting
Under the AbbVie by-laws, for a stockholder's nominations of directors to be properly brought before a special meeting by an AbbVie stockholder, timely notice must be given.

To be timely, a stockholder's notice shall be delivered to the Secretary at the principal executive offices of the Corporation not earlier than the close of business on the 120th day prior to the date of such special meeting and not later than the close of business on the later of the 90th day prior to the date of such special meeting or, if the first public announcement of the date of such special meeting is less than 100 days prior to the date of such special meeting, the 10th day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the AbbVie Board to be elected at such meeting. In no event shall any adjournment postponement of a special meeting, or the public announcement thereof, commence a new time period for the giving of a stockholder's notice as described above.

In addition, for a stockholder's notice for an annual meeting or a special meeting to be considered timely, a stockholder's notice shall further be updated and supplemented, if necessary, so that the information provided or required to be provided in such notice shall be true and correct as of the record date for the meeting and as of the date that is 10 business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to the Secretary at the principal executive offices of AbbVie not later than 5 business days after the record date for the meeting in the case of the update and supplement required to be made as of the record date, and not later than 8 business days prior to the date for the meeting, any adjournment or postponement thereof in the case of the update and supplement required to be made as of 10 business days prior to the meeting or any adjournment or postponement thereof.

	AbbVie	New AbbVie
Notice Provisions	Under AbbVie's amended and restated by-laws, written notice shall be given not less than 10 days before the meeting nor more than 60 days before the date of the meeting, personally, by electronic transmission or by mail, to each stockholder of record entitled to vote at such meeting.	Under the New AbbVie Articles of Association, written notice shall be given not less than 14 days before the annual general meeting or special meeting of New AbbVie Shareholders nor more than 60 days before the date of the meeting, personally, by electronic communication, by mail or by publication on a website, to each shareholder of record entitled to vote at such meeting.
If notice is given by publishing it on a website, a notification to that effect shall be given to shareholders personally, by electronic communication or by mail.
Quorum

Under AbbVie's amended and restated by-laws, the stockholders present at a duly called meeting at which a quorum is present may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum.

The Jersey Companies Law does not allow a meeting to continue to transact business if shareholders withdraw leaving less than a quorum (as described in the section captioned "Description of New AbbVie Shares—Quorum for Meetings of Shareholders" beginning on page 132).

Super-Majority Voting

The amendment of certain provisions in AbbVie's amended and restated certificates and amended and restated by-laws require 80% of the votes entitled to be cast generally in the election of directors. See the section captioned "Comparison of the Rights of AbbVie Stockholders and New AbbVie Shareholders—Amendments of Governing Documents" beginning on page 156.

Under the Jersey Companies Law, a special resolution proposed at an annual general meeting or a special meeting of New AbbVie Shareholders generally requires approval by not less than two-thirds of the voting rights represented in person or by proxy at the meeting. Matters requiring a special resolution under the Jersey Companies Law include the following:

		(i)	altering a company's memorandum (which includes altering share capital) or articles of association;
		(ii)	changing the name of a company;
		(iii)	changing the status of a company from public to private or from private to public;
		(iv)	converting a company's shares from par value to no par value and vice versa;
		(v)	varying the class rights of shares, unless otherwise provided for in the articles of association;
(vi)

carrying out the repurchase of the company's shares, whether such repurchase is conducted through a stock exchange or outside of a stock exchange (and in the latter case, notwithstanding that the agreement to repurchase the shares has been approved by a shareholders' ordinary resolution);

		(vii)	reducing share capital;
		(viii)	ratifying a transaction in which an interested director has failed to disclose his or her interest to the board of directors (or as otherwise provided by the Jersey Companies Law);
		(ix)	commencing or terminating a summary or creditors' winding up under the Jersey Companies Law; and
		(x)	appointing or removing a liquidator.

	AbbVie	New AbbVie

However, under the New AbbVie Articles of Association, any proposed alteration, amendment or repeal of, or the adoption of any article inconsistent with, the following sections of the New AbbVie Articles of Association requires the affirmative vote of New AbbVie shares representing not less than 80% of the votes entitled to be cast by the voting shares: Section 2.2 (Special Meeting), Section 2.11 (No Shareholder Action by Written Resolution), 3.2 (Number, Tenure and Qualifications), 3.3 (Classes of Directors), 3.10 (Vacancies) or 3.11 (Removal), Article VII (Indemnification) or Article X (Amendments).

Certain other matters under the Jersey Companies Law require approval by more than a simple majority of the voting rights represented in person or by proxy at a meeting of shareholders. See section captioned "Description of New AbbVie Shares—Voting" beginning on page 132.

Shareholder Approval of Merger or Consolidation

Under DGCL, subject to certain exceptions, the board of directors of each corporation which desires to merge or consolidate shall adopt a resolution approving an agreement of merger or consolidation and declaring its advisability and submit the agreement to the stockholders of each constituent corporation at an annual or special meeting for the purpose of acting on the agreement. The vote of a majority of the outstanding stock of the corporation entitled to vote on the matter shall be required for the adoption of the agreement of merger or consolidation.

Under the Jersey Companies Law, in a "scheme of arrangement," the company would make an initial application to the Royal Court of Jersey to convene a meeting or meetings of its shareholders at which a majority in number of shareholders representing three-fourths of the voting rights of the shareholders present and voting either in person or by proxy at the meeting must agree to the arrangement by which they will sell their shares in exchange for the consideration being offered by the bidder.

Shareholder Suits

Generally under Delaware law, shareholders may bring derivative litigation against a corporation if the corporation does not enforce its own rights. Under federal and state procedural rules, a shareholder must make a demand upon the AbbVie Board before bringing a derivative suit unless the demand is excused. An individual also may commence a class action suit on behalf of himself or herself and other similarly situated

As a general rule, in an action for a wrong done to a company the proper claimant is the company itself. One of the exceptions to this general rule is a derivative action which allows a shareholder to bring a claim on the company's behalf where the persons against whom relief is sought hold and control the majority of the shares and will not permit an action to be brought in the company's name and:

	shareholders where the requirements for maintaining a class action have been met.	• the act complained of is ultra vires the company or illegal;
• the act complained of constitutes a fraud against the minority of the shareholders and the wrongdoers control the company;
• there is an irregularity in respect of which a qualified majority of votes is required; or
• the act complained of infringes the personal rights of an individual shareholder.

As noted above, the Jersey Companies Law gives an aggrieved shareholder the ability to apply to the Royal Court of Jersey for relief on the ground that the company's affairs are being conducted in a manner which is unfairly prejudicial to the interests of some or all of its shareholders. In these circumstances, the court may, among other things, authorize civil proceedings to be brought in the name and on behalf of the company.

	AbbVie	New AbbVie
Inspection of Books and Records

Under Delaware law, a shareholder of a Delaware corporation has the right to inspect the corporation's stock ledger, shareholder lists and other books and records for a purpose reasonably related to the person's interest as a shareholder.

Under the Jersey Companies Law, a company's register of shareholders is open to inspection during business hours. Inspection is free for shareholders of the company but the company may charge a nominal fee to any other person who wishes to inspect the register. In addition, it is open to anyone to request a copy of a Jersey company's register of shareholders on payment of a fee and (in the case of a public company) on delivery to the company of a declaration under oath confirming for which of the limited purposes stated in the Jersey Companies Law the copy register will be used.

The Jersey Companies Law also provides that the register of directors of a Jersey company must be open for inspection for at least two hours in each business day. Inspection is free of charge to the Registrar of Companies for Jersey, or to a shareholder or director of the company. The register of directors of a public company or a subsidiary of a public company is also open to inspection by anyone else on payment of a nominal fee to the company.

The accounting records of a Jersey company must be open at all times to inspection by its directors, secretary and liquidator (if any).
Disclosure of Interests in Shares

Under AbbVie's amended and restated by-laws, if an AbbVie Stockholder gives advance notice in connection with an annual meeting or special meeting of the AbbVie Stockholders, the notice shall set forth (i) the name and address of such AbbVie Stockholder, (ii) such AbbVie Stockholder's ownership of shares, derivatives positions and (iii) any other relevant information relating to such AbbVie Stockholder.

The Jersey Companies Law does not provide a mechanism for a company to investigate the identity of those with interests in its shares.
However, under the New AbbVie Articles of Association, the provisions of Section 793 of the UK Companies Act 2006 have been incorporated by reference into the New AbbVie Articles of Association at Section 13.1. In summary, Section 793 provides that a company may give notice to any person who it knows or has reasonable cause to believe to be interested in the company's shares (or to have been interested in the previous three years) requiring that person to provide to the company details of the person's interest.
The New AbbVie Articles of Association also contains sanctions which (unless the New AbbVie Board otherwise determines) apply to New AbbVie Shareholders who fail to disclose interests in shares in accordance with Section 13.1. These sanctions include the suspension of voting rights in the relevant shares and, where the relevant shares represent at least 0.25% of their class (excluding treasury shares), the suspension of dividend and share transfer rights. The New AbbVie Board may suspend or terminate any and all of the sanctions in its discretion at any time. These sanctions automatically cease when the New AbbVie Shareholder complies with the request.

	AbbVie	New AbbVie
Rights of Dissenting Shareholders

The appraisal rights of AbbVie stockholders are governed by Delaware law.
Delaware law provides that appraisal rights are available to dissenting shareholders in connection with certain mergers or consolidations. However, unless a corporation's certificate of incorporation otherwise provides (which AbbVie's amended and restated certificate of incorporation does not), Delaware law does not provide for appraisal rights if: (1) the shares of the corporation are (a) listed on a national securities exchange or (b) held of record by more than 2,000 shareholders; or (2) the corporation is the surviving corporation and no vote of its shareholders is required for the merger. Notwithstanding the foregoing, Delaware law provides that appraisal rights will be available to the shareholders of a corporation if the shareholders are required by the terms of a merger agreement to accept for such stock anything except: (i) shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof; (ii) shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders; (iii) cash in lieu of fractional shares or fractional depository receipts; or (iv) any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts as described above. Delaware law does not provide appraisal rights to shareholders with respect to the sale of all or substantially all of a corporation's assets or an amendment to a corporation's certificate of incorporation, although a corporation's certificate of incorporation may so provide (which AbbVie's amended and restated certificate of incorporation does not). Delaware law provides, among other procedural requirements for the exercise of the appraisal rights, that a shareholder's written demand for appraisal of shares must be received before the taking of the vote on the matter giving rise to appraisal rights, when the matter is voted on at a meeting of shareholders.

There are no directly analogous appraisal rights under Jersey law in connection with mergers and acquisitions.
Where an acquisition is taking place by means of a Jersey "scheme of arrangement," the Royal Court of Jersey is required to consider, among other things, whether the arrangement is such that an intelligent and honest person, a shareholder of the class concerned and acting in respect of his or her interest might reasonably approve.
Similarly, in a takeover situation, a shareholder who objects to his or her shares being acquired compulsorily may apply to the Royal Court of Jersey for an order that the offeror shall not be entitled to acquire the shares or specifying terms of the acquisition different from those of the offer.

	AbbVie	New AbbVie
Anti-takeover Measures

Under Delaware law, certain anti-takeover provisions apply to AbbVie as a publicly-traded company that may have the effect of making it more difficult for a third party to acquire AbbVie. In particular, Section 203 of the DGCL generally prohibits a Delaware corporation from engaging in any of a broad range of business combinations with an interested shareholder for a period of three years following the time that such shareholder became an interested shareholder, unless, among other exceptions, prior to such time the board of directors of the corporation approved either the relevant business combination or the transaction that resulted in such shareholder becoming an interested shareholder.

In addition, under the AbbVie's amended and restated certificate of incorporation and amended and restated by-laws, certain provisions may make it difficult for a third party to acquire AbbVie, or for a change in the composition of the AbbVie Board or management to occur, including the authorization of "blank check" preferred stock, the terms of which may be established and shares of which may be issued without AbbVie Stockholders' approval; the establishment of advance notice requirements for nominations for election to the AbbVie Board or for proposing matters that can be acted upon at AbbVie Stockholders' meetings; the inability of stockholders to propose matters that can be acted upon at special stockholder meetings; the classification of the AbbVie Board; and the prohibition of stockholder action by written consent.

Under the New AbbVie Articles of Association, certain provisions may make it difficult for a third party to acquire New AbbVie, or for a change in the composition of the New AbbVie Board or management to occur, including the authorization of "blank check" preferred shares, the terms of which may be established and shares of which may be issued without New AbbVie Shareholders' approval; (subject to Rule 14a-8 of the Exchange Act and the ability of Requisitioners to requisition a meeting of shareholders pursuant to the Jersey Companies Law) the inability of New AbbVie Shareholders to propose matters that can be acted upon at meetings; the classification of the New AbbVie Board; and the prohibition of shareholder action by a written resolution.

The UK Takeover Panel has informed AbbVie that New AbbVie will not be subject to the UK Takeover Code.

Amendments of Governing Documents

Under Delaware law, a corporation's certificate of incorporation may be amended only if the board of directors adopts a resolution approving the amendment and declaring its advisability and the holders of a majority of the outstanding stock entitled to vote approve the amendment. If the proposed amendment would adversely affect the rights, powers, par value, or preferences of the holders of either a class of stock or a series of a class of stock, then the holders of either the class of stock or series of stock, as appropriate, shall be entitled to vote as a class.

Under the Jersey Companies Law, New AbbVie may amend the New AbbVie Memorandum of Association and the New AbbVie Articles of Association by a special resolution passed by a majority of not less than two-thirds of the voting rights represented in person or by proxy at a meeting of New AbbVie Shareholders at which the resolution is proposed.

AbbVie's amended and restated certificate of incorporation provides that it may be amended or repealed and new articles may be adopted by the affirmative vote of AbbVie Shares representing a majority of the outstanding shares of capital stock of AbbVie entitled to vote generally in the election of directors, provided that any amendment or repeal of Articles VI (Board of Directors), VII (Stockholder Action), or the provision setting forth this requirement shall require the approval of shares representing not less than 80% of the votes entitled to be cast generally in the election of directors.

	AbbVie	New AbbVie

AbbVie's amended and restated by-laws provides that it may be altered, amended, repealed, in whole or in part by an affirmative vote of the AbbVie Stockholders representing a majority of the whole capital stock entitled to vote generally in the election of directors.

However, amendment to by-laws' Section 2.2 (Special Meeting), 2.12 (No Stockholder Action by Written Consent), 3.2 (Number, Tenure and Qualifications), 3.3 (Classes of Directors), 3.10 (Vacancies) or 3.11 (Removal), Article VII (Indemnification), Article X (Amendments) require an affirmative vote of 80% of the AbbVie Shares entitled to vote generally in the election of directors.

However, under the New AbbVie Articles of Association, any proposed alteration, amendment or repeal of, or the adoption of any article inconsistent with, the following sections of the New AbbVie Articles of Association requires the affirmative vote of New AbbVie shares representing not less than 80% of the votes entitled to be cast by the voting shares: Section 2.2 (Special Meeting), Section 2.11 (No Shareholder Action by Written Resolution), 3.2 (Number, Tenure and Qualifications), 3.3 (Classes of Directors), 3.10 (Vacancies) or 3.11 (Removal), Article VII (Indemnification) or Article X (Amendments).

The AbbVie by-laws may also be altered, amended, repealed or added to by the affirmative vote of the AbbVie Board provided that in the case of any such action at a meeting of the AbbVie Board, notice of the proposed alteration, amendment, repeal or adoption of the new bylaw or by-laws must be given not less than two days prior to the meeting.

Neither the New AbbVie Memorandum of Association nor the New AbbVie Articles of Association may be altered, amended, repealed or adopted by the New AbbVie Board.
Rights Upon Liquidation

Under Delaware law, unless the board of directors approves a proposal to dissolve, a dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. If a dissolution is initially approved by the board of directors, it may be approved by a simple majority of the corporation's shareholders.
Upon dissolution, after satisfaction of the claims of creditors, the assets of AbbVie would be distributed to shareholders in accordance with their respective interests, including any rights a holder of shares of preferred stock may have to preferred distributions upon dissolution or liquidation of the corporation.

New AbbVie may be dissolved and wound up at any time. There are three types of winding up procedure under the Jersey Companies Law:
(i)    a summary winding up;
(ii)    a creditors' winding up; and
(iii) a just and equitable winding up.
Generally a summary winding up occurs when the company is solvent and a creditors' winding up occurs when it is insolvent. Both processes are initiated by the company itself passing a special resolution, although a liquidator need not be involved in a summary winding up. The just and equitable winding up process involves the approval of the Royal Court of Jersey following an application which may be made by the company, a director of the company or a shareholder of the company.

	AbbVie	New AbbVie

Upon dissolution, after satisfaction of the claims of creditors, the assets of New AbbVie would be distributed to shareholders in accordance with their respective interests, including any rights a holder of preferred shares may have to preferred distributions upon dissolution or liquidation of the company.

There is also a an additional regime for corporate insolvency under Jersey law, called a désastre (which is a form of bankruptcy). In a désastre, an application is made to the Royal Court of Jersey to place the property of a debtor company en désastre. The application can be made by the company itself or by a creditor owed a liquidated monetary sum (currently in excess of £3,000). If the Royal Court of Jersey grants the application, all property and powers of the debtor company vest in the Viscount of Jersey (other than property held by the company as trustee). A general moratorium is then imposed—and a creditor has no other remedy against the property of the debtor company or the debtor company itself in respect of the debt and no other action or proceedings can be commenced to recover the debt. The Viscount of Jersey realizes the assets of the company and distributes the proceeds to creditors in accordance with a statutory order of priority. After the Viscount of Jersey has paid any final dividend, the company is then dissolved.

Forum and Venue

Under AbbVie's amended and restated certificate of incorporation, unless the AbbVie Board decided otherwise, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of AbbVie, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director or officer of AbbVie to AbbVie or the AbbVie stockholders, creditors or other constituents, (iii) any action asserting a claim against AbbVie or any director or officer of AbbVie arising pursuant to any provision of the DGCL or the amended and restated certificate of incorporation or by-laws (as either may be amended from time to time), or (iv) any action asserting a claim against AbbVie or any director or officer of AbbVie governed by the internal affairs doctrine; provided, that, if and only if the Court of Chancery of the State of Delaware dismisses any such action for lack of subject matter jurisdiction, such action may be brought in another state court sitting in the State of Delaware.

Under the New AbbVie Articles of Association, unless the Jersey Companies Law or any other Jersey law provides otherwise or unless the New AbbVie Board determines otherwise, the Royal Court of Jersey shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of New AbbVie, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director or officer of New AbbVie to New AbbVie or New AbbVie's shareholders, creditors or other constituents, (iii) any action asserting a claim against New AbbVie or any director or officer of New AbbVie arising pursuant to any provision of the Jersey Companies Law or the New AbbVie Articles of Association (as either may be amended from time to time), or (iv) any action asserting a claim against New AbbVie or any director or officer of New AbbVie governed by the internal affairs doctrine.

	AbbVie	New AbbVie
Enforcement of Civil Liabilities Against Foreign Persons	A judgment for the payment of money rendered by a court in the United States based on civil liability generally would be enforceable elsewhere in the United States.

The courts of Jersey would recognize any final and conclusive judgment under which a sum of money is payable (not being a sum payable in respect of taxes or other charges of a like nature or in respect of a fine or other penalty) obtained against a Jersey company in the courts of any other territory in accordance with the principles of private international law as applied by Jersey law (which are broadly similar to the principles accepted under English common law) and such judgment would be sufficient to form the basis of proceedings in the Jersey courts for a claim for liquidated damages in the amount of such judgment. In such proceedings, the Jersey courts would not re-hear the case on its merits save in accordance with such principles of private international law.

LEGAL MATTERS

        Ogier, Jersey counsel for New AbbVie, will provide an opinion regarding the validity of the New AbbVie Shares to be issued in the Combination.

 EXPERTS

        Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2013, and the effectiveness of our internal control over financial reporting as of December 31, 2013 as set forth in their reports, which are incorporated by reference in this proxy statement/prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP's reports, given on their authority as experts in accounting and auditing.

        The combined financial statements of AbbVie Inc. as of and for the two years ended December 31, 2012 incorporated in this Registration Statement by reference from AbbVie Inc.'s 2013 Annual Report on Form 10-K have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference (which report expresses an unqualified opinion and includes an emphasis of matter paragraph regarding the fact that AbbVie Inc.'s combined financial statements have been derived from the accounting records of Abbott Laboratories and include expense allocations for certain corporate functions historically provided by Abbott Laboratories). Such financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

        The consolidated financial statements, and the related financial statement schedule of Shire plc, incorporated herein by reference from Shire's Annual Report on Form 10-K for the year ended December 31, 2013, and the effectiveness of Shire's internal control over financial reporting, have been audited by Deloitte LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements and the related financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

        The consolidated financial statements of ViroPharma Incorporated and subsidiaries as of December 31, 2013 and 2012, and for each of the years in the three-year period ended December 31, 2013 included in the Form 8-K of Shire plc dated August 21, 2014, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent auditors, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

 ENFORCEABILITY OF CIVIL LIABILITIES

        CERTAIN OF THE DIRECTORS AND EXECUTIVE OFFICERS OF NEW ABBVIE MAY BE NON-RESIDENTS OF THE UNITED STATES. ALL OR A SUBSTANTIAL PORTION OF THE ASSETS OF SUCH NON-RESIDENT PERSONS AND OF NEW ABBVIE ARE LOCATED OUTSIDE THE UNITED STATES. AS A RESULT, IT MAY NOT BE POSSIBLE TO EFFECT SERVICE OF PROCESS WITHIN THE UNITED STATES UPON SUCH PERSONS OR NEW ABBVIE, OR TO ENFORCE AGAINST SUCH PERSONS OR NEW ABBVIE IN UNITED STATES COURTS JUDGMENTS OBTAINED IN SUCH COURTS PREDICATED UPON THE CIVIL LIABILITY PROVISIONS OF THE FEDERAL SECURITIES LAWS OF THE UNITED STATES. NEW ABBVIE HAS BEEN ADVISED BY COUNSEL THAT THERE IS DOUBT AS TO THE ENFORCEABILITY IN THE UNITED KINGDOM AGAINST NEW ABBVIE AND/OR ITS EXECUTIVE OFFICERS AND DIRECTORS WHO ARE NON-RESIDENTS OF THE UNITED STATES, IN ORIGINAL ACTIONS OR IN ACTIONS FOR ENFORCEMENT OF JUDGMENTS OF UNITED STATES COURTS, OF LIABILITIES PREDICATED SOLELY UPON THE SECURITIES LAWS OF THE UNITED STATES.

 DIRECTORS' RESPONSIBILITY STATEMENT REQUIRED BY THE UK TAKEOVER CODE

        Each member of the AbbVie Board accepts responsibility for the information contained in this document. To the best of the knowledge and belief of the members of the AbbVie Board (who have taken all reasonable care to ensure that such is the case), the information contained in this document is in accordance with the facts and does not omit anything likely to affect the import of such information.

 FUTURE SHAREHOLDER PROPOSALS

New AbbVie

        Assuming consummation of the Combination and completion of the Merger, New AbbVie Shareholders will be entitled to present proposals for consideration at forthcoming New AbbVie Shareholders' meetings provided that they comply with the proxy rules promulgated by the SEC and the New AbbVie Articles of Association. The deadline for submission of all New AbbVie Shareholders' proposals to be considered for inclusion in New AbbVie's proxy statement for its first annual general meeting will be disclosed in a subsequent filing with the SEC.

AbbVie

  Date for Receipt of Shareholder Proposals for the 2015 Annual Meeting Proxy Statement

        AbbVie expects that it will hold an annual meeting in the year 2015 only if the Combination and Merger are not completed. AbbVie Stockholders' proposals for presentation at the 2015 annual meeting must be received by AbbVie no later than November 15, 2014 and must otherwise comply with the applicable requirements of the SEC and AbbVie's amended and restated by-laws to be considered for inclusion in the proxy statement and proxy for the 2015 annual meeting.

  Procedure for Recommendation and Nomination of Directors and Transaction of Business at Annual Meeting

        An AbbVie Stockholder may recommend persons as potential nominees for director by submitting the names of such persons in writing to the secretary of AbbVie. Recommendations must be accompanied by certain information about both the nominee and the AbbVie Stockholder making the nomination, as set forth in AbbVie's amended and restated by-laws. A nominee who is recommended by an AbbVie Stockholder following these procedures will receive the same consideration as other comparably qualified nominees.

        An AbbVie Stockholder entitled to vote for the election of directors at an annual meeting and who is a stockholder of record on:

  •
  the record date for that annual meeting,

  •
  the date of giving of notice of such annual meeting, and

  •
  the date of the annual meeting

may nominate persons for director, or make proposals of other business to be brought before the annual meeting, by providing proper timely written notice to the secretary of AbbVie.

        That notice must include certain information required by Article II of AbbVie's amended and restated by-laws, including information about the AbbVie Stockholder, any beneficial owner on whose behalf the nomination or proposal is being made, their respective affiliates or associates or others acting in concert with them, and any proposed director nominee.

        For each matter the AbbVie Stockholder proposes to bring before the annual meeting, the notice must also include a brief description of the business to be discussed, the reasons for conducting such business at the annual meeting, any material interest of the AbbVie Stockholder in such business and certain other information specified in the amended and restated by-laws. In addition, in the case of a director nomination, the notice must include a completed and signed questionnaire, representation and agreement of the nominee addressing matters specified in the by-laws.

        To be timely, written notice either to directly nominate persons for director or to bring business properly before the annual meeting must be received at AbbVie's principal executive offices not less than ninety days and not more than one hundred twenty days prior to the anniversary date of the preceding annual meeting. If the annual meeting is called for a date that is more than thirty days before or sixty days after such anniversary date, notice by the AbbVie Stockholder must be received not less than ninety days and not more than one hundred twenty days prior to the date of such Annual Meeting and not later than the close of business on the later of ninety days prior to the date of such annual meeting, or, if the first public announcement of the date of such annual meeting is less than one hundred days prior to the date of such annual meeting, the tenth day following the day on which public announcement of the date of such meeting is first made by AbbVie. To be timely for the 2015 annual meeting, this written notice must be received by AbbVie no later than February 5, 2015.

        In addition, the notice must be updated and supplemented, if necessary, so that the information provided or required to be provided is true and correct as of the record date for the annual meeting and as of the date that is ten business days prior to the meeting. Any such update or supplement must be delivered to the secretary of AbbVie at AbbVie's principal executive offices not more than five business days after the record date for the annual meeting, and not less than eight business days before the date of the annual meeting in the case of any update or supplement required to be made as of ten business days prior to the annual meeting.

 NO DELAWARE APPRAISAL RIGHTS

        Appraisal rights are statutory rights under the DGCL that enable shareholders who object to certain extraordinary transactions to demand that the corporation pay such shareholders the fair value of their shares instead of receiving the consideration offered to shareholders in connection with the extraordinary transaction. However, appraisal rights are not available in all circumstances. Appraisal rights are not available to AbbVie Stockholders in connection with the Merger.

 ACCOUNTING TREATMENT OF THE COMBINATION

        To account for the Combination, AbbVie will use the acquisition method of accounting in accordance with US GAAP. AbbVie will measure the Shire assets acquired and Shire liabilities assumed at their fair values including net tangible and identifiable intangible assets acquired and liabilities assumed as of the closing of the transaction. Any excess of the purchase price over those fair values will be recorded as goodwill.

        Definite lived intangible assets will be amortized over their estimated useful lives. Intangible assets with indefinite useful lives and goodwill will not be amortized but will be tested for impairment at least annually. All intangible assets and goodwill are also tested for impairment when certain indicators are present.

        The purchase price and fair values reflected in the unaudited pro forma condensed combined financial statements is based on preliminary estimates using assumptions AbbVie management believes are reasonable based on currently available information. The final purchase price and fair value assessment of assets and liabilities will be based in part on a detailed valuation which has not yet been completed.

 WHERE YOU CAN FIND MORE INFORMATION

        Each of AbbVie and Shire files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document that AbbVie or Shire files at the SEC's public reference room at 100 F Street, N.E., Washington, D.C. 20549, USA, at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. SEC filings are also available to the public at the SEC's website at http://www.sec.gov. Any other information contained on any website referenced in this proxy statement/prospectus is not incorporated by reference in this proxy statement/prospectus.

        Because AbbVie's shares are listed on the NYSE, its reports, proxy statements and other information can also be reviewed and copied at the office of that exchange at 20 Broad Street, New York, New York 10005, USA. Because Shire's ADSs are listed on Nasdaq, its reports and other information may also be viewed at Nasdaq's website at http://www.nasdaq.com.

        This proxy statement/prospectus is part of a registration statement and constitutes a proxy statement/prospectus of New AbbVie. As allowed by SEC rules, this proxy statement/prospectus does not contain all of the information you can find in the registration statement or the exhibits to the registration statement. You may inspect and copy the registration statement at the addresses listed above. The SEC allows New AbbVie to "incorporate by reference" information into this proxy statement/prospectus. This means New AbbVie can disclose important information to you by referring you to another document separately filed with the SEC. The information incorporated by reference is considered a part of this proxy statement/prospectus, except for any information superseded by information in this proxy statement/prospectus. In addition, any later information that AbbVie or Shire files with the SEC will automatically update and supersede this information. This proxy statement/prospectus incorporates by reference the documents listed below that AbbVie and Shire have previously filed with the SEC. These documents contain important information, including about New AbbVie.

        You should rely only on the information contained in this proxy statement/prospectus or that we have referred to you. Neither AbbVie nor New AbbVie has authorized anyone to provide you with any additional information. This proxy statement/prospectus is dated as of the date listed on the cover page. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than such date, and neither the mailing or posting of this proxy statement/prospectus to stockholders of AbbVie or shareholders of Shire nor the issuance of New AbbVie Shares in the Combination shall create any implication to the contrary.

        The following documents, which have been filed with the SEC by AbbVie, other than items therein that are deemed furnished and not filed, are hereby incorporated by reference into this proxy statement/prospectus:

  •
  Annual Report on Form 10-K of AbbVie for the fiscal year ended December 31, 2013;

  •
  Definitive Proxy Statement on Schedule 14A, filed on March 24, 2014;

  •
  Quarterly Report on Form 10-Q for AbbVie for the quarter ended March 31, 2014;

  •
  Quarterly Report on Form 10-Q for AbbVie for the quarter ended June 30, 2014; and

  •
  Current Reports on Form 8-K filed on May 15, 2014, June 20, 2014, June 23, 2014, June 25, 2014, July 8, 2014, July 18, 2014 and August 21, 2014.

        The following documents, which have been filed with the SEC by Shire, are incorporated by reference into this proxy statement/prospectus:

  •
  Annual Report on Form 10-K of Shire for the fiscal year ended December 31, 2013;

  •
  Quarterly Report on Form 10-Q of Shire for the quarter ended June 30, 2014;

  •
  Quarterly Report on Form 10-Q of Shire for the quarter ended March 31, 2014; and

  •
  Current Report on Form 8-K filed on March 4, 2014, March 6, 2014, March 7, 2014, March 12, 2014, March 14, 2014, March 31, 2014, April 1, 2014, April 4, 2014, April 11, 2014, April 17, 2014, May 1, 2014 (file number 14803582), May 12, 2014, May 16, 2014, May 23, 2014, June 2, 2014, June 20, 2014, June 23, 2014 (file numbers 14934113 and 14934678), June 25, 2014, June 27, 2014 (file numbers 14943623, 14944663 and 14944679), June 30, 2014 (file numbers 14947749 and 14948062), July 1, 2014 (file numbers 14951310, 14951737 and 14951753), July 7, 2014 (file numbers 14962225, 14962228 and 14962547), July 9, 2014 (file numbers 14966717 and 14966723), July 11, 2014 (file number 14970946 and 14972015), July 14, 2014, July 15, 2014, July 18, 2014 (file number 14981741), July 21, 2014, July 23, 2014, July 24, 2014 (file numbers 144990757 and 144990880), July 28, 2014, July 29, 2014, August 1, 2014 and August 5, 2014, August 7, 2014, August 11, 2014, August 13, 2014 and August 21, 2014;

        All additional documents that New AbbVie, AbbVie or Shire may file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement/prospectus and prior to the date of the Special Meeting shall also be deemed to be incorporated by reference. However, some documents or information, such as that called for by Item 2.02 and Item 7.01 of Form 8-K, or the exhibits related thereto under Item 9.01 of Form 8-K, are deemed furnished and not filed in accordance with SEC rules. None of those documents or information is incorporated by reference into this proxy statement/prospectus. Additionally, to the extent this proxy statement/prospectus, or the documents or information incorporated by reference into this proxy statement/prospectus, contains references to the Internet websites of New AbbVie, AbbVie or Shire, the information on those websites does not constitute a part of, and is not incorporated by reference into, this proxy statement/prospectus.

        Any statement contained in a document incorporated or deemed to be incorporated by reference into this proxy statement/prospectus will be deemed to be modified or superseded for purposes of this proxy statement/prospectus to the extent that a statement contained in this proxy statement/prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this proxy statement/prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this proxy statement/prospectus. Any statement concerning the contents of any contract or other document filed as an exhibit to the registration statement is not necessarily complete. With respect to each contract or other document filed as an exhibit to the registration statement, you are referred to that exhibit for a more complete description of the matter involved, and each such statement is qualified in its entirety by such reference.

        AbbVie has filed a registration statement on Form S-4 to register with the SEC the issue of New AbbVie Shares pursuant to the Merger. This proxy statement/prospectus is a part of that registration statement. We may also file amendments to that registration statement.

SCHEDULE I

A. BASIS OF PREPARATION OF THE ABBVIE PROJECTIONS

        In accordance with Rule 28.4(a) of the Code, the principal assumptions upon which the AbbVie Projections in the section captioned "AbbVie and Shire Unaudited Prospective Financial Information" beginning on page 84 are based are set out in the following paragraphs. In accordance with Rule 28.4(b) of the Code, there is a clear distinction made between assumptions which the Directors of AbbVie (or other members of AbbVie's management) can influence and those which they cannot influence.

        The AbbVie Projections have been properly compiled on the basis of the assumptions stated below and have been prepared on a basis consistent with the accounting policies for AbbVie which are in accordance with generally accepted accounting standards in the U.S.

        Preparing projections more than twelve months into the future includes inherent uncertainty around unknown events that could have a material impact on the net earnings of the group. Whilst management have considered reasonable potential risks in compiling the Projections, there may be unknown risks at the time of preparation which has not been considered and which may have a material impact on net earnings. It is also more difficult to quantify known risks the further ahead the period to which the forecast relates.

  Assumptions

        AbbVie has prepared the AbbVie Projections on the basis of the following assumptions:

  Factors outside the influence or control of AbbVie and its Directors

  •
  HCV will receive US FDA approval in Q4 2014 and launch prior to the end of December 2014. EMEA approval and subsequent launch will occur in Q1 2015.

  •
  There will be no material change to the existing prevailing global macroeconomic and political conditions during the period to December 31, 2017.

  •
  The Euro, British pound and Japanese yen and other exchange rates, and inflation and tax rates in AbbVie's principal markets will remain materially unchanged from the prevailing rates.

  •
  There will be no material change in legislation or regulatory requirements impacting on AbbVie's operations or its accounting policies.

  •
  There will be no material change in AbbVie's labour costs, including medical and pension and other post-retirement benefits driven by external parties or regulations.

  •
  There will be no material adverse events that will have a significant impact on AbbVie's financial performance.

  Factors within the influence or control of AbbVie and its Directors

  •
  The AbbVie Projections excludes any material acquisitions or disposals in the period ended December 31, 2017.

  •
  The AbbVie Projections excludes any exceptional transaction or transition costs associated with the proposed transaction with Shire plc.

  •
  Current separation plans and costs as part of the Transition Service Agreement with Abbott will conclude materially as AbbVie would reasonably expect based on AbbVie's past experience by December 31, 2015.

  •
  There will be no material change to the competitive environment leading to an adverse impact on consumer preferences or the capacity of the business to operate in existing markets.

  •
  There will be no material change in the present management or control of AbbVie or its existing operational strategy.

 B. BASIS OF PREPARATION OF THE PROJECTIONS FOR SHIRE

        In accordance with Rule 28.4(a) of the Code, the principal assumptions upon which the Projections for Shire in the section captioned "AbbVie and Shire Unaudited Prospective Financial Information" beginning on page 84 are based are set out in the following paragraphs. In accordance with Rule 28.4(b) of the Code, there is a clear distinction made between assumptions which the Directors of AbbVie (or other members of AbbVie's management) can influence and those which they cannot influence.

        AbbVie prepared the Projections for Shire based on unaudited interim financial results for the three months ended March 31, 2014, Shire's published earnings guidance for the year ended December 31, 2014 included in the Q1 release dated May 1 2014 and other public information as disclosed below. The Projections for Shire were prepared using publicly available information and then certain minor adjustments were made by AbbVie based on limited amounts of general diligence information made available by Shire. The Projections for Shire were neither reviewed nor confirmed by Shire. As such the Projections for Shire should in no circumstances be seen as indicative of Shire's future revenue, EBITDA or Free Cash Flow as a stand-alone group.

        The Projections for Shire have been properly compiled on the basis of the assumptions stated below and have been prepared on a basis consistent with the accounting policies for AbbVie which are in accordance with generally accepted accounting standards in the U.S.

        Preparing projections more than twelve months into the future includes inherent uncertainty around unknown events that could have a material impact on the net earnings of the Shire. Whilst AbbVie management have considered reasonable potential risks in compiling the Projections, there may be unknown risks at the time of preparation which has not been considered and which may have a material impact on net earnings. It is also more difficult to quantify known risks the further ahead the period to which the forecast relates.

  Assumptions

        AbbVie has prepared the Projections for Shire on the basis of the following assumptions:

Factors outside the influence or control of AbbVie and its Directors

  •
  The Shire Non-GAAP diluted earnings per ADS guidance for the year ending December 31, 2014, of low-to-mid thirty percent growth will be achieved.

  •
  There will be no material changes to the existing prevailing global macroeconomic and political conditions during the period to December 31, 2017.

  •
  The required FDA approvals will be obtained in the timescales previously outline by Shire management.

  •
  There will be no material change to the competitive environment leading to an adverse impact on consumer preferences or the capacity of the business to operate in existing markets.

  •
  The Euro, British pound and Swiss franc and other exchange rates, and inflation and tax rates in Shire's principal markets will remain materially unchanged from the prevailing rates.

  •
  There will be no material change in legislation or regulatory requirements impacting on Shire's operations or its accounting policies.

  •
  There will be no material change in Shire's labor costs, including medical and pension and other post-retirement benefits driven by external parties or regulations, other than inflationary rises.

  •
  There will be no material adverse events that will have a significant impact on Shire's financial performance.

  •
  The Projections for Shire excludes any material acquisitions or disposals in the period to December 31, 2017.

  •
  The Projections for Shire excludes any exceptional transaction, transition or integration costs associated with the proposed transaction with Shire plc.

  •
  There will be no material change in the investment of research and development projects.

  •
  There will be no material change in the operational strategy and margins achieved as publicly disclosed as at the date of this proxy statement/prospectus.

  Factors within the influence or control of AbbVie and its Directors

  •
  N/A.

Sources of information

        The sources of information that AbbVie has used to arrive at the projections include:

  i.
  Shire's annual report and accounts for the year ended December 31, 2013 and quarterly interim reports to June 30, 2014;

  ii.
  Shire's presentations to analysts;

  iii.
  Shire's website;

  iv.
  Analysts' research;

  v.
  Other public information; and

  vi.
  AbbVie's knowledge of the industry and of Shire.

ANNEX A—AGREEMENT AND PLAN OF MERGER

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

        AGREEMENT AND PLAN OF MERGER, dated as of July 18, 2014 (this "Agreement"), among AbbVie Private Limited, a private company limited by shares and incorporated and existing under the laws of Jersey with registered address at Ogier House, The Esplanade, St. Helier, Jersey JE4 9WG ("AbbVie Limited") and a wholly owned subsidiary of AbbVie Inc., AbbVie Inc., a Delaware corporation ("AbbVie") and AbbVie Ventures LLC, a Delaware limited liability company and a wholly owned indirect subsidiary of AbbVie Limited ("Merger Sub").

RECITALS

        WHEREAS, AbbVie Limited, AbbVie and Shire plc, a public company limited by shares and incorporated and existing under the laws of Jersey with registered address at 22 Grenville Street, St Helier, Jersey JE4 8PX ("Shire"), have entered into that certain Co-Operation Agreement, dated as of July 17, 2014 (the "Co-Operation Agreement");

        WHEREAS, on the terms and subject to the conditions set forth in the Press Announcement (as defined in the Co-Operation Agreement), AbbVie Holdings Limited, a private company limited by shares and incorporated and existing under the laws of Jersey with registered address at Ogier House, The Esplanade, St. Helier, Jersey JE4 9WG and a wholly owned subsidiary of AbbVie Limited, will acquire all of the issued and to be issued ordinary shares of £0.05 each in the capital of Shire pursuant to a scheme of arrangement under Article 125 of the Jersey Companies Law, as such scheme of arrangement may be revised, amended or extended from time to time (the "Shire Acquisition");

        WHEREAS, the Shire Acquisition is conditioned upon, among other things, this Agreement being duly adopted by the affirmative vote of the holders of a majority of the outstanding Shares (as defined below) entitled to vote on such matter at a meeting of holders of Shares duly called and held for such purpose in accordance with applicable laws and the certificate of incorporation and bylaws of AbbVie;

        WHEREAS, Merger Sub is a wholly owned direct subsidiary of AbbVie US Holdings LLC, a Delaware limited liability company ("US Holdings"), and US Holdings is a wholly owned direct subsidiary of AbbVie Limited;

        WHEREAS, in connection with the Shire Acquisition, Merger Sub shall be merged with and into AbbVie (the "Merger"), and AbbVie shall become a wholly owned subsidiary of US Holdings, on the terms and subject to the conditions set forth in this Agreement;

        WHEREAS, the board of directors of AbbVie has approved the Merger, approved and declared advisable this Agreement, and resolved to recommend to its stockholders the adoption of this Agreement;

        WHEREAS, the sole manager of Merger Sub has determined that the Merger and the other transactions contemplated by this Agreement are in the best interests of Merger Sub; and

        WHEREAS, promptly following the execution of this Agreement, the sole member of Merger Sub shall approve this Agreement and the Merger.

        NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein and in the Co-Operation Agreement, the parties hereto agree as follows:

ARTICLE I

The Merger

        Section 1.1    The Merger.    Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into AbbVie and the separate corporate existence of Merger Sub shall thereupon cease. AbbVie shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the "Surviving Corporation"), and the separate corporate existence of AbbVie with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger, except as set forth in Article II. The Merger shall have the effects specified in the Delaware General Corporation Law, as amended (the "DGCL") and the Delaware Limited Liability Company Act, as amended (the "DLLCA").

        Section 1.2    Closing.    Subject to Section 7.4, unless otherwise mutually agreed in writing between AbbVie and AbbVie Limited, the closing for the Merger (the "Closing") shall take place at the offices of AbbVie at 1 North Waukegan Road, North Chicago, Illinois 60064-6400, on the day (the "Closing Date") that is as soon as reasonably practicable following (and to the extent possible, the same day as) the satisfaction of the condition set forth in Section 6.1 in accordance with this Agreement.

        Section 1.3    Effective Time.    As soon as practicable following the Closing, AbbVie and Merger Sub will cause a Certificate of Merger with respect to the Merger (the "Certificate of Merger") to be executed, acknowledged and filed with the Secretary of State of the State of Delaware as provided in the DGCL and the DLLCA. The Merger shall become effective at the time when the Delaware Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later time as may be agreed upon by the parties hereto in writing and set forth in the Delaware Certificate of Merger in accordance with the DGCL and the DLLCA (the "Effective Time").

        Section 1.4    Approval by Merger Sub.    Immediately following the execution and delivery of this Agreement by the parties hereto, the sole member of Merger Sub shall adopt this Agreement and approve the Merger, in accordance with the DGCL and the DLLCA, by written consent, and deliver a copy of such written consent to each of the parties hereto.

        Section 1.5    Capitalization of AbbVie Limited.    Immediately prior to the Shire Acquisition becoming Effective, the number of issued and outstanding shares of AbbVie Limited (the "AbbVie Limited Shares") shall not exceed 30,000.

ARTICLE II

Certificate of Incorporation of Surviving Corporation; Bylaws

        Section 2.1    Certificate of Incorporation.    At the Effective Time, the certificate of incorporation of AbbVie in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation (the "Charter") until thereafter amended as provided therein or by applicable Law.

        Section 2.2    Bylaws.    The parties hereto shall take all actions necessary so that the bylaws of AbbVie in effect immediately prior to the Effective Time in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation (the "Bylaws") until thereafter amended as provided therein or by applicable Law.

ARTICLE III

Directors and Officers

        Section 3.1    Directors.    The parties hereto shall take all actions necessary so that the managers of Merger Sub at the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their death, resignation or removal in accordance with the terms of the Charter and the Bylaws.

        Section 3.2    Officers.    The officers of AbbVie at the Effective Time shall be the officers of the Surviving Corporation, and shall continue to hold such positions until their resignation or removal in accordance with the terms of the Charter and the Bylaws.

ARTICLE IV

Effect of the Merger on Capital Stock; Exchange of Certificates

        Section 4.1    Merger Consideration.    At the Effective Time, as a result of the Merger and without any action on the part of any holder of capital stock of AbbVie, (a) each share of common stock, par value $0.01 per share, of AbbVie (each a "Share") issued and outstanding immediately prior to the Effective Time (other than Treasury Shares), and all rights in respect thereof, shall be converted into, and become exchangeable for, one ordinary share of AbbVie Limited (such shares, "AbbVie Limited Common Shares," and such consideration per Share, collectively with the right to receive cash in lieu of fractional shares pursuant to Section 4.10, the "Merger Consideration"), (b) each Share (other than Treasury Shares) shall cease to be outstanding, shall be cancelled and shall cease to exist, (c) each Treasury Share shall be cancelled or redeemed without payment of any consideration therefor and (d) each certificate (each, a "Certificate") formerly representing any of the Shares (other than Treasury Shares) and each uncertificated Share (each, an "Uncertificated Share") registered to a holder on the stock transfer books of AbbVie (other than Treasury Shares) shall, in each case, thereafter represent only the right to receive the Merger Consideration and the right, if any, to receive any distribution or dividend payable pursuant to Section 4.5. The entire membership interest in Merger Sub issued and outstanding immediately prior to the Effective Time (1) shall be converted into one share of common stock, par value $0.01 per share, of the Surviving Corporation, and (2) shall be cancelled and shall cease to exist.

        Section 4.2    Exchange Agent.    At the Effective Time, AbbVie Limited shall deposit, or shall cause to be deposited, with an exchange agent selected by AbbVie Limited (the "Exchange Agent") for the benefit of holders of Shares (other than Treasury Shares), certificates (or, at AbbVie Limited's option, uncertificated shares) representing an aggregate number of AbbVie Limited Common Shares equal to the number of AbbVie Limited Common Shares required to be delivered pursuant to Section 4.1. In addition, AbbVie Limited shall deposit, or cause to be deposited, with the Exchange Agent, as necessary from time to time from and after the Effective Time, any dividends or other distributions payable pursuant to Section 4.5 with respect to the AbbVie Limited Common Shares with a record and payment date prior to the surrender of such Shares and cash in lieu of any fractional shares payable pursuant to Section 4.10 (such certificates for shares of AbbVie Limited Common Shares, together with the amount of any dividends or other distributions payable with respect thereto and cash in lieu of fractional shares, being hereinafter referred to as the "Exchange Fund").

        Section 4.3    Certificated Shares.    Promptly after the Effective Time (and in any event within three (3) business days thereafter), the Surviving Corporation shall cause the Exchange Agent to mail to each holder of record of a Certificate, (a) a letter of transmittal (which shall notify holders of the effectiveness of the Merger and specify that delivery shall be effected, and that risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or affidavit of loss in lieu thereof as provided in Section 4.8) to the Exchange Agent), and (b) instructions for effecting the surrender of the

Certificates (or affidavit of loss in lieu thereof as provided in Section 4.8) to the Exchange Agent in exchange for delivery of the Merger Consideration therefor. Upon surrender of Certificates (or affidavit of loss in lieu thereof as provided in Section 4.8) for cancellation to the Exchange Agent, together with such letter of transmittal, duly completed and validly executed in accordance with such instructions, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificates shall be entitled to receive in exchange therefor: (x) certificates (or, at AbbVie Limited's option, uncertificated shares) representing the AbbVie Limited Common Shares into which the Shares represented by such holder's Certificates were converted pursuant to Section 4.1, and the Certificates so surrendered shall forthwith be cancelled, and (y) a check in an amount of United States dollars equal to (i) any cash in lieu of fractional Shares pursuant to Section 4.10 plus (ii) cash dividends or other distributions that such holder has the right to receive pursuant to Section 4.5, in each case, after giving effect to any required Tax withholdings as provided in Section 4.9 and without interest thereon.

        Section 4.4    Uncertificated Shares.    Promptly after the Effective Time, AbbVie Limited shall cause the Exchange Agent to (a) mail to each holder of Uncertificated Shares materials advising such holder of the effectiveness of the Merger and the conversion of their Shares into the right to receive the Merger Consideration and (b) deliver (i) in registered form to each holder of Uncertificated Shares that number of AbbVie Limited Common Shares that such holder is entitled to receive in respect of each such Uncertificated Share pursuant to Section 4.1 and (ii) a check in an amount of United States dollars equal to (A) any cash in lieu of fractional Shares pursuant to Section 4.10, plus (B) cash dividends or other distributions that such holder has the right to receive pursuant to Section 4.5 below, in each case, after giving effect to any required Tax withholdings as provided in Section 4.9 and without interest thereon.

        Section 4.5    Dividends and Distributions with Respect to Unexchanged Shares; Voting.

          (a)   All AbbVie Limited Common Shares to be issued pursuant to the Merger shall be issued and outstanding as of the Effective Time and whenever a dividend or other distribution is declared by AbbVie Limited in respect of the AbbVie Limited Common Shares, the record date for which is after the Effective Time, that declaration shall include dividends or other distributions in respect of all AbbVie Limited Common Shares issued in the Merger. The Exchange Agent shall hold any AbbVie Limited Common Shares in respect of unsurrendered Certificates in trust for the holder of such Certificate until such Certificate (or affidavit of loss in lieu thereof as provided in Section 4.8) has been surrendered for exchange in accordance with this Article IV. No dividends or other distributions in respect of the AbbVie Limited Common Shares shall be paid to any holder of any unsurrendered Certificate until such Certificate (or affidavit of loss in lieu thereof as provided in Section 4.8) has been surrendered for exchange in accordance with this Article IV. Subject to applicable Law and the provisions of this Article IV, following surrender of any such Certificate (or affidavit of loss in lieu thereof as provided in Section 4.8), there shall be delivered to the record holder of the certificates representing whole shares of AbbVie Limited Common Shares in exchange therefore, and, after giving effect to any required Tax withholdings as provided in Section 4.9 and without interest thereon, (i) at the time of such surrender, the dividends or other distributions with a record date after the Effective Time with respect to such AbbVie Limited Common Shares and not theretofore paid and any cash in lieu of fractional Shares pursuant to Section 4.10 and (ii) at the appropriate payment date, the dividends or other distributions payable with respect to such AbbVie Limited Common Shares with a record date after the Effective Time, but with a payment date subsequent to such surrender.

          (b)   Registered holders of unsurrendered Certificates shall be entitled to direct the Exchange Agent how to vote the AbbVie Limited Common Shares represented by such unsurrendered Certificates at any meeting of AbbVie Limited stockholders with a record date at or after the

  Effective Time the number of whole AbbVie Limited Common Shares represented by such Certificates, regardless of whether such holders have exchanged their Certificates.

        Section 4.6    Transfers.    From and after the Effective Time there shall be no transfers on the stock transfer books of the Surviving Corporation of the Shares that were outstanding immediately prior to the Effective Time.

        Section 4.7    Termination of Exchange Fund.    Any portion of the Exchange Fund (including the proceeds of any investments of the Exchange Fund and any AbbVie Limited Common Shares) which has not been transferred to the holders of Shares as of the one year anniversary of the Effective Time shall be delivered to AbbVie Limited or its designee, upon demand. Any holder of Certificates (as applicable) who has not theretofore complied with this Article IV prior to the one year anniversary of the Effective Time shall thereafter look only to AbbVie Limited for delivery of any certificates for AbbVie Limited Common Shares and payment of any dividends and other distributions in respect thereof, in each case, without any interest thereon. Notwithstanding the foregoing, none of the Surviving Corporation, AbbVie Limited, the Exchange Agent or any other Person shall be liable to any former holder of Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws.

        Section 4.8    Transferred Certificates; Lost, Stolen or Destroyed Certificates.    In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and compliance with the replacement requirements established by the Exchange Agent including, if required by the Exchange Agent, the posting by such Person of a bond in customary amount and upon such terms as may be required by AbbVie Limited as indemnity against any claim with respect to such Certificate that may be made against it, the Exchange Agent or the Surviving Corporation, the Exchange Agent shall deliver to such Person (or its designee) in exchange for such lost, stolen or destroyed Certificate, the AbbVie Limited Common Shares and any dividends and other distributions in respect of the AbbVie Limited Common Shares that would have been delivered pursuant to the provisions of this Article IV (after giving effect to any required Tax withholdings as provided in Section 4.9) had such lost, stolen or destroyed Certificate been surrendered. If delivery of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition of delivery that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the Person requesting such delivery shall have paid to the Exchange Agent any transfer and other Taxes required by reason of the delivery of the Merger Consideration to a Person other than the record holder of the Certificate surrendered or shall have established to the satisfaction of the Exchange Agent that such Tax either has been paid or is not applicable.

        Section 4.9    Withholding Rights.    Each of AbbVie Limited and the Surviving Corporation shall be entitled to deduct and withhold from any consideration otherwise payable pursuant to this Agreement to any Person who was a holder of Shares immediately prior to the Effective Time such amounts as it is required to deduct and withhold with respect to the making of such payment under any applicable Tax Law. To the extent that amounts are so withheld by AbbVie Limited or the Surviving Corporation, as the case may be, such withheld amounts (a) shall be remitted by AbbVie Limited or the Surviving Corporation, as applicable, to the applicable Governmental Entity, and (b) shall be treated for all purposes of this Agreement as having been paid to the holder of such Shares (which have been converted into AbbVie Limited Common Shares) in respect of which such deduction and withholding was made by the Surviving Corporation or AbbVie Limited, as the case may be.

        Section 4.10    Fractional Shares.    Notwithstanding any other provision of this Agreement, no fractional shares of AbbVie Limited Common Shares will be issued and any holder of Shares entitled to receive a fractional share of AbbVie Limited Common Shares but for this Section 4.10 shall be entitled to receive a cash payment in lieu thereof, which payment shall be calculated by the Exchange

Agent and shall represent such holder's proportionate interest in a share of AbbVie Limited Common Shares based on net proceeds from the sale by the Exchange Agent on behalf of such holder of the aggregate fractional shares of AbbVie Limited Common Stock that such holder otherwise would be entitled to receive. Any such sale shall be made by the Exchange Agent within five business days after the date upon which the Certificate(s) (or affidavit(s) of loss in lieu of the Certificates(s) as provided in Section 4.8) that would otherwise result in the delivery of such fractional shares of AbbVie Limited Common Shares have been received by the Exchange Agent or, in the case of Uncertificated Shares, promptly after the Effective Time.

ARTICLE V

Treatment of AbbVie Stock Plan Awards

        Section 5.1    Treatment of Options.    Each option to acquire Shares granted or outstanding under the AbbVie Stock Plans (each, an "AbbVie Option"), whether vested or unvested, that is outstanding immediately prior to the Effective Time shall, as of the Effective Time, cease to represent an option to acquire Shares and shall be converted, at the Effective Time, into an option to acquire that number of AbbVie Limited Common Shares equal to the number of Shares subject to such AbbVie Option immediately prior to the Effective Time, at a price per share equal to the per share exercise price specified in such AbbVie Option immediately prior to the Effective Time (as converted, an "AbbVie Limited Option"). Subject to applicable Law, the AbbVie Limited Options shall be subject to material terms (including vesting conditions) substantially similar to those applied to the original AbbVie Options immediately prior to the Effective Time.

        Section 5.2    Treatment of Restricted Shares.    Each restricted Share granted or outstanding under the AbbVie Stock Plans (each, an "AbbVie Restricted Share"), that is outstanding immediately prior to the Effective Time shall, as of the Effective Time, cease to be a Share and shall be converted into a restricted AbbVie Limited Common Share (as converted, an "AbbVie Limited Restricted Share"). Subject to applicable Law, the AbbVie Limited Restricted Shares shall be subject to material terms (including vesting conditions) substantially similar to those applied to the original AbbVie Restricted Shares immediately prior to the Effective Time.

        Section 5.3    Treatment of Restricted Stock Units.    Each restricted stock unit granted or outstanding under the AbbVie Stock Plans (each, an "AbbVie RSU") that is outstanding immediately prior to Effective Time shall, as of the Effective Time, cease to represent an award based on Shares and shall be converted into an award based on that number of AbbVie Limited Common Shares equal to the number of Shares subject to the AbbVie RSU immediately prior to the Effective Time (as converted, an "AbbVie Limited RSU"). Subject to applicable Law, the AbbVie Limited RSUs shall be subject to material terms (including vesting conditions) substantially similar to those applied to the original AbbVie RSUs immediately prior to the Effective Time.

        Section 5.4    Treatment of Other Share-Based Awards.    Each award (other than AbbVie Options, AbbVie Restricted Shares and AbbVie RSUs) based on Shares and granted or outstanding under the AbbVie Stock Plans (each, an "AbbVie Share-Based Award"), whether vested or unvested, that is outstanding immediately prior to the Effective Time shall, as of the Effective Time, cease to represent an award based on Shares and shall be converted into an award based on that number of AbbVie Limited Common Shares equal to the number of Shares subject to such AbbVie Share-Based Award immediately prior to the Effective Time (as converted, an "AbbVie Limited Share-Based Award"). Subject to applicable Law, the AbbVie Limited Share-Based Awards shall be subject to material terms (including vesting conditions) substantially similar to those applied to the original AbbVie Share-Based Awards immediately prior to the Effective Time.

        Section 5.5    Notice of Rights.    As soon as practicable after the Effective Time, AbbVie Limited shall deliver to the holders of AbbVie Options, AbbVie Restricted Shares, AbbVie RSUs and AbbVie

Share-Based Awards (collectively, the "AbbVie Equity Awards") appropriate notices setting forth such holders' rights pursuant to the respective AbbVie Stock Plans and agreements evidencing the grant of such AbbVie Equity Awards and stating, as applicable, that such AbbVie Equity Awards have been assumed or replaced by AbbVie Limited and shall (subject to applicable Law) continue in effect subject to material terms substantially similar to those applied to the original AbbVie Equity Award immediately prior to the Effective Time.

        Section 5.6    Corporate Actions.    At or prior to the Effective Time, AbbVie, the board of directors of AbbVie and the compensation committee of the board of directors of AbbVie, as applicable, shall adopt any resolutions and take any actions which are necessary to effectuate the provisions of Sections 5.1, 5.2, 5.3 and 5.4. AbbVie shall take all actions necessary to ensure that, from and after the Effective Time, AbbVie Limited will not be required to deliver Shares or other capital stock of AbbVie to any Person pursuant to or in settlement of AbbVie Equity Awards. AbbVie Limited shall reserve for issuance a number of AbbVie Limited Common Shares at least equal to the number of AbbVie Limited Common Shares that will be subject to AbbVie Limited Options, AbbVie Limited Restricted Shares, AbbVie Limited RSUs and AbbVie Limited Share-Based Awards (collectively, the "AbbVie Limited Equity Awards") as a result of the actions contemplated by Sections 5.1, 5.2, 5.3 and 5.4. Subject to applicable Law, AbbVie Limited shall take all corporate action necessary to assume the AbbVie Stock Plans or to adopt share plans having material terms substantially similar to the AbbVie Stock Plans and covering the AbbVie Limited Equity Awards resulting from the application of this Section 5.6.

ARTICLE VI

Condition, Termination and Amendments

        Section 6.1    Condition.    The respective obligation of each party to effect the Merger is subject to the Shire Acquisition having become Effective prior to the Effective Time.

        Section 6.2    Termination.    Subject to Section 7.4, this Agreement may be terminated at any time prior to the Effective Time by a written instrument executed by each of the parties hereto, whether before or after adoption of this Agreement by the holders of Shares and the sole member of Merger Sub.

        Section 6.3    Amendment.    Subject to Section 7.4, and subject to the provisions of applicable Law, at any time prior to the Effective Time, this Agreement may be amended, modified or supplemented in writing by the parties hereto, if such action has been approved by action of the board of directors (or equivalent governing body) of each the respective parties.

ARTICLE VII

Miscellaneous Provisions

        Section 7.1    Certain Definitions.    Terms capitalized but not defined herein have the meanings ascribed to them in the Co-Operation Agreement. As used in this Agreement, the following terms have the meanings set forth below:

          (a)   "AbbVie Stock Plans" means the AbbVie 2013 Incentive Stock Program, the AbbVie 2013 Employee Stock Purchase Plan for Non-U.S. Employees and the AbbVie Non-Employee Directors' Fee Plan.

          (b)   "business day" means any day ending at 11:59 p.m. (Eastern Time) other than a Saturday or Sunday or a day on which banks are required or authorized to close in the County of New York or in Jersey.

          (c)   "Effective" means that the Shire Acquisition shall have become effective in accordance with its terms and AbbVie Limited Common Shares shall have been issued to Shire Shareholders (as such terms are defined in the Press Announcement) and such persons shall have been registered as the owners of such shares in the register of members of AbbVie Limited in accordance with the Scheme Order or, in the event AbbVie has elected to implement the Shire Acquisition by way of a takeover offer in accordance with Part 18 of the Jersey Companies Law and the Press Announcement, such takeover offer shall have been declared unconditional in all respects and shall have closed and AbbVie Limited Common Shares shall have been issued to Shire Shareholders who have accepted the takeover offer and such persons shall have been registered as the owners of such shares in the register of members of AbbVie Limited.

          (d)   "Governmental Entity" means any domestic or foreign governmental or regulatory authority, agency, commission, body, court or other legislative, executive or judicial governmental entity.

          (e)   "Jersey Companies Law" means the Companies (Jersey) Law 1991, as amended.

          (f)    "Law" means any federal, state, local or foreign laws or regulations (whether civil, criminal or administrative), common law, statutory instruments, treaties, conventions, directives, regulations or rules made thereunder, ordinance, bylaws, judgments, orders, injunctions, decrees, resolutions, arbitration awards, agency requirements, writs, franchises, variances, exemptions, approvals, licenses or permits in any applicable jurisdiction (including the United States, the United Kingdom, the European Union, Jersey or elsewhere), including any rules of any relevant Governmental Entity.

          (g)   "Person" means any individual, corporation, general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity, or other entity of any kind or nature.

          (h)   "Press Announcement" has the meaning given to such term in the Co-Operation Agreement.

          (i)    "Shire Adverse Recommendation Change" has the meaning given to such term in the Co-Operation Agreement.

          (j)    "Tax" means all United States federal, state, local and non-United States income, gain, profits, windfall profits, franchise, gross receipts, environmental, customs duty, capital stock, severances, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions.

          (k)   "Treasury Shares" means Shares held in treasury by AbbVie.

        Section 7.2    Counterparts.    This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which taken together shall constitute one and the same instrument.

        Section 7.3    Interpretation.    The headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section, such reference shall be to a Section of to this Agreement unless otherwise indicated. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

        Section 7.4    Rights of Shire.    Unless the Co-Operation Agreement has been terminated or a Shire Adverse Recommendation Change has occurred, without the prior written consent of Shire (which shall not be unreasonably withheld, conditioned or delayed):

          (a)   neither the Closing Date nor the time or place of Closing shall be changed;

          (b)   this Agreement shall not be terminated; and

          (c)   except for de minimis amendments to Article V or amendments required to add one or more wholly owned subsidiaries within the chain of ownership of the entities referred to in the Recitals to this Agreement, this Agreement may not be amended, modified or supplemented.

It is expressly agreed that, unless the Co-Operation Agreement has been terminated or a Shire Adverse Recommendation Change has occurred, Shire shall be a third party beneficiary of this Agreement and shall be entitled to enforce the covenants contained in this Section 7.4 and the obligations of AbbVie and its Subsidiaries set forth in this Agreement to the fullest extent as though Shire were a party hereto.

        Section 7.5    No Third Party Beneficiaries.    Except as provided in Sections 7.4 and 7.6, the parties hereto agree that this Agreement is solely for the benefit of the parties hereto, in accordance with and subject to the terms of this Agreement, and nothing in this Agreement, expressed or implied, is intended or shall be construed to confer upon any Person other than the parties hereto any right, remedy or claim under or by reason of this Agreement.

        Section 7.6    Indemnification.    At and after the Effective Time, AbbVie Limited shall, to the fullest extent permitted under applicable Law, indemnify and hold harmless each present and former director or officer of AbbVie or Merger Sub and each Person who, while a director or officer of AbbVie or Merger Sub, served at the request of AbbVie as a director, officer, trustee, employee or agent of another corporation, or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans maintained or sponsored by AbbVie (each, together with his or her respective heirs, executors and administrators, an "Indemnified Party"), against all costs and expenses (including advancing attorneys' fees and expenses in advance of the final disposition of any actual or threatened claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by Law), judgments, fines, losses, claims, damages, liabilities and settlement amounts paid in connection with any actual or threatened action, suit or proceeding (whether arising before, at or after the Effective Time), whether civil, criminal, administrative or investigative, arising out of or pertaining to any action or omission in such Person's capacity as a director or officer AbbVie or Merger Sub or, while a director or officer of AbbVie or Merger Sub, serving at the request of AbbVie as a director, officer, trustee, employee or agent of another corporation, or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans maintained or sponsored by AbbVie (including actions or omissions arising out of the transactions contemplated by the Shire Acquisition or this Agreement). It is expressly agreed that the Indemnified Parties shall be third party beneficiaries of this Section 7.5 and shall be entitled to enforce the covenants contained in this Section 7.5, and the rights of each Indemnified Party under this Section 7.5 shall be in addition to, and not in limitation of, any other rights such Indemnified Party may have under the certificates of incorporation and bylaws (or similar governing documents) of AbbVie or Merger Sub.

        Section 7.7    Governing Law.

          (a)   THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN, AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF, THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF TO THE EXTENT THAT SUCH PRINCIPLES WOULD DIRECT A MATTER TO ANOTHER JURISDICTION.

          (b)   Any suit, claim, action, hearing, charge, or other procedure of any nature (an "Action") involving the parties hereto, arising out of or relating to this Agreement or the transactions contemplated hereby shall be brought solely and exclusively in the Court of Chancery in the State of Delaware, or in any direct appellate court therefrom; provided that if (and only after) such courts determine that they lack subject matter jurisdiction over any such Action, such Action shall be brought solely and exclusively in the Federal courts of the United States located in the State of Delaware, or any direct appellate court therefrom. Each of the parties hereto agrees that a final judgment (subject to any appeals therefrom) in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each party hereby irrevocably submits to the exclusive jurisdiction of such courts in respect in any Action between the parties arising out of or relating to this Agreement or the transactions contemplated hereby, and hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objections which it may now or hereafter have to the laying of venue of any Action between the parties arising out of or relating to this Agreement or the transactions contemplated hereby in any such court in accordance with the provisions of this Section 7.3(b). Each of the parties hereto irrevocably waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such Action in any such court. Nothing in this Agreement will affect the right of any party to this Agreement.

          (c)   EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.3(c).

        Section 7.8    Specific Performance.    The parties agree that irreparable damage would occur in the event that any provision of this Agreement were not performed in accordance with the terms hereof. It is accordingly agreed that if the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with Section 7.7, this being in addition to any other remedy to which such party is entitled at law or in equity.

[Remainder of Page Intentionally Left Blank.]

        IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date hereof.

ABBVIE PRIVATE LIMITED
By:	/s/ MATT REGAN
	Name:	Matt Regan
	Title:	General Manager
ABBVIE INC.
By:	/s/ WILLIAM J. CHASE
	Name:	William J. Chase
	Title:	Executive Vice President, Chief Financial Officer
ABBVIE VENTURES LLC
By:	/s/ WILLIAM J. CHASE
	Name:	William J. Chase
	Title:	Manager

[Signature Page—Agreement and Plan of Merger]

ANNEX B—OPINION OF J.P. MORGAN SECURITIES LLC

July 18, 2014

The Board of Directors
AbbVie Inc.
1 North Waukegan Road
North Chicago, IL 60064

Members of the Board of Directors:

        You have requested our opinion as to the fairness, from a financial point of view, to the holders of the common stock, par value $0.01 per share ("Company Common Stock"), of AbbVie Inc. (the "Company") of the Exchange Ratio (after giving effect to the consummation of the Acquisition) in the Transaction (each as defined below). Pursuant to the Co-Operation Agreement, dated as of July 18, 2014 (the "Co-Operation Agreement"), between the Company and Shire plc ("Target"), (i) AbbVie Holdings Limited ("Holdco"), a wholly-owned subsidiary of AbbVie Private Limited ("New AbbVie"), a wholly-owned subsidiary of the Company, will acquire pursuant to a Scheme of Arrangement each outstanding ordinary share, par value 5 pence per share, of Target ("Target Shares"), including Target Shares represented by American Depositary Shares of Target (in each case, other than Target Shares beneficially owned by the Company or any subsidiary of the Company), for consideration per Target Share equal to £24.44 in cash and 0.8960 of an ordinary share, par value $1.00 per share, of New AbbVie ("New AbbVie Shares") and Target will become a wholly-owned subsidiary of Holdco (the "Acquisition"); and (ii) pursuant to an Agreement and Plan of Merger, dated as of July 18, 2014 (the "Merger Agreement" and, together with the Co-Operation Agreement, the "Agreements"), among New AbbVie, the Company and AbbVie Ventures LLC ("Merger Sub"), a wholly-owned subsidiary of AbbVie US Holdings LLC ("US Holdings"), which is a wholly-owned subsidiary of New AbbVie, Merger Sub will merge with and into the Company, as a result of which each outstanding share of Company Common Stock (other than shares held by the Company as treasury stock or owned by the Company or any subsidiary of the Company) will be cancelled and converted into the right to receive one New AbbVie Share (the "Exchange Ratio"), and the Company will become a wholly-owned subsidiary of US Holdings (the "Merger" and, together with the Acquisition, collectively the "Transaction"). As a result of the Transaction, the Company and Target will become wholly-owned subsidiaries of New AbbVie. The terms and conditions of the Transaction are more fully set forth in the Agreements and the announcement, dated July 18, 2014, issued by the Company and the Target pursuant to Rule 2.7 of The City Code on Takeovers and Mergers (the "Announcement").

        In connection with preparing our opinion, we have (i) reviewed the Co-Operation Agreement, the Merger Agreement and the Announcement; (ii) reviewed certain publicly available business and financial information concerning Target and the Company and the industries in which they operate; (iii) compared the proposed financial terms of the Transaction with the publicly available financial terms of certain transactions involving companies we deemed relevant and the consideration received for such companies; (iv) compared the financial and operating performance of Target and the Company with publicly available information concerning certain other companies we deemed relevant and reviewed the current and historical market prices of Target Shares and Company Common Stock and certain publicly traded securities of such other companies; (v) reviewed certain internal financial analyses and forecasts prepared by the management of the Company relating to Target's business and the Company's business, as well as the estimated amount and timing of the cost savings, tax savings and related expenses and synergies expected to result from the Transaction (the "Synergies"); and (vi) performed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion.

        In addition, we have held discussions with certain members of the management of the Company with respect to certain aspects of the Transaction, and the past and current business operations of Target and the Company, the financial condition and future prospects and operations of Target, the Company and New AbbVie, the effects of the Transaction on the financial condition and future prospects of Target, the Company and New AbbVie, and certain other matters we believed necessary or appropriate to our inquiry.

        In giving our opinion, we have relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with us by Target and the Company or otherwise reviewed by or for us, and we have not independently verified (nor have we assumed responsibility or liability for independently verifying) any such information or its accuracy or completeness. We have not conducted or been provided with any valuation or appraisal of any assets or liabilities, nor have we evaluated the solvency of Target or the Company under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to us or derived therefrom, including the Synergies, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of Target, the Company and New AbbVie to which such analyses or forecasts relate. We express no view as to such analyses or forecasts (including the Synergies) or the assumptions on which they were based. In addition, at your direction, we have not taken into account for purposes of our analyses any taxes that may be payable in connection with the Transaction. We have also assumed that the Transaction and the other transactions contemplated by the Agreements will be consummated as described in the Agreements and the Announcement. We have also assumed that the representations and warranties made by the Company, Target, New AbbVie and Merger Sub in the Agreements and the related agreements are and will be true and correct in all respects material to our analysis. We are not legal, regulatory or tax experts and have relied on the assessments made by advisors to the Company with respect to such issues. We have further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on Target or the Company or on the contemplated benefits of the Transaction.

        Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion. Our opinion is limited to the fairness, from a financial point of view, to the holders of Company Common Stock of the Exchange Ratio (after giving effect to the consummation of the Acquisition) and we express no opinion as to the fairness of the Exchange Ratio to the holders of any other class of securities, creditors or other constituencies of the Company or as to the underlying decision by the Company to engage in the Transaction. Furthermore, we express no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the Transaction, or any class of such persons relative to the Exchange Ratio applicable to the holders of Company Common Stock in the Transaction or with respect to the fairness of any such compensation. We are expressing no opinion herein as to the price at which Company Common Stock, Target Shares, American Depositary Shares of Target, or New AbbVie Shares will trade at any future time.

        We have acted as financial advisor to the Company with respect to the proposed Transaction and will receive a fee from the Company for our services, a substantial portion of which will become payable only if the proposed Transaction is consummated. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. Please be advised that during the two years preceding the date of this letter, neither we nor our affiliates have had any material financial advisory or other material commercial or investment banking relationships with the Target. During the two years preceding the date of this letter, we and our affiliates have had commercial or investment banking relationships with the Company for which we and such affiliates have received customary compensation. Such services during such period have included acting as joint bookrunner and joint lead arranger on the Company's credit facility in July 2012 and acting as a joint bookrunner on the Company's bond offering in November 2012. We anticipate that we and our affiliates will arrange and/or provide financing to the Company in connection with the Acquisition for customary compensation. In the ordinary course of our businesses, we and our affiliates may actively trade the debt and equity securities of the Company or Target for our own account or for the accounts of customers and, accordingly, we may at any time hold long or short positions in such securities.

        On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the Exchange Ratio (after giving effect to the consummation of the Acquisition) is fair, from a financial point of view, to the holders of Company Common Stock.

        The issuance of this opinion has been approved by a fairness opinion committee of J.P. Morgan Securities LLC. This letter is provided to the Board of Directors of the Company (in its capacity as such) in connection with and for the purposes of its evaluation of the Transaction. This opinion does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the Transaction or any other matter. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval. This opinion may be reproduced in full in any proxy or information statement mailed to shareholders of the Company but may not otherwise be disclosed publicly in any manner without our prior written approval.

  Very truly yours,

/s/ J.P. MORGAN SECURITIES LLC
J.P. MORGAN SECURITIES LLC

ANNEX C—MEMORANDUM AND ARTICLES OF ASSOCIATION OF NEW ABBVIE

C-1

ANNEX D—CO-OPERATION AGREEMENT

18 July 2014

ABBVIE INC

and

SHIRE PLC

CO-OPERATION AGREEMENT

Herbert Smith Freehills LLP

THIS AGREEMENT is made on 18 July, 2014

BETWEEN:

(1)
ABBVIE INC. a Delaware corporation whose registered office in the State of Delaware is at c/o The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801, U.S.A. ("AbbVie"); and

(2)
SHIRE PLC a company incorporated in Jersey (registered number 99854) and whose registered office is at 22 Grenville Street, St Helier, Jersey, JE4 8PX ("Shire"),

together referred to as the "Parties" and each as a "Party" to this Agreement.

RECITALS:

(A)
AbbVie and Shire intend to effect the Merger on the terms and subject to the conditions set out in the Press Announcement.

(B)
The Parties intend the Merger to be implemented as set out in the Press Announcement, currently anticipated to involve a scheme of arrangement under Article 125 of the Jersey Companies Law and a merger pursuant to the Delaware General Corporation Law and the Delaware Limited Liability Act.

(C)
AbbVie, New AbbVie and Merger Sub have executed and delivered an agreement and plan of merger, dated as of the date hereof.

(D)
The Parties have agreed to enter into this Agreement to set out certain mutual commitments to regulate the basis on which they are willing to implement the Merger.

IT IS AGREED as follows:

1.  UNDERTAKINGS TO IMPLEMENT THE MERGER AND OBTAIN CLEARANCES

  Regulatory Conditions

1.1
Except where Shire is required by law to make its own separate filing, and subject to the provisions of Clause 1.3, AbbVie shall be responsible for contacting and corresponding with the relevant Regulatory Authorities in relation to the Regulatory Conditions and the Clearances related to the Regulatory Conditions, including preparing and submitting all necessary filings, notifications and submissions as soon as reasonably practicable. AbbVie shall consult with Shire to the extent reasonably practicable and keep Shire updated as to progress towards the satisfaction of the Regulatory Conditions, including by taking the steps set out below.

1.2
Shire undertakes to cooperate with AbbVie in relation to the Regulatory Conditions and to assist AbbVie in communicating with any Regulatory Authority in relation to the Clearances and promptly to provide such information and assistance to AbbVie as AbbVie may reasonably require for the purposes of obtaining any Clearance and making a submission, filing or notification to any relevant Regulatory Authority as soon as reasonably practicable.

  Undertakings to satisfy the Conditions

1.3
AbbVie undertakes to Shire to:

1.3.1
where reasonably requested by Shire, provided that, in AbbVie's reasonable opinion, it is practicable to do so, and except to the extent that to do so (i) would lead to legal privilege being lost or waived; or (ii) is prohibited by the relevant Regulatory Authority or by Law:

(A)
provide, or procure the provision of, to Shire (or its nominated advisers) draft copies of all material filings, notifications, submissions and communications to be made to:

(i)
the European Commission or the US Federal Trade Commission by or on behalf of AbbVie in relation to obtaining any Clearance; and

(ii)
any other Regulatory Authority by or on behalf of AbbVie in relation to obtaining any Clearance where the approach taken by AbbVie in relation to such filing, notification, submission or communication differs materially from the approach to be taken in the filings, notifications, submissions and communications to be made by AbbVie in relation to obtaining the Clearances referred to in Clause 1.3.1(A)(i), at such time as will allow Shire a reasonable opportunity to provide comments on such filings, notifications, submissions and communications before they are submitted or sent;

    (B)
    have regard in good faith to comments made by Shire on the filings, notifications, submissions and communications provided to Shire pursuant to Clause 1.3.1(A) and to take into account such comments as AbbVie determines, in good faith, are reasonable;

    (C)
    provide Shire (or such nominated advisers) with copies of all material filings, notifications, submissions and communications in the form submitted or sent to any Regulatory Authority by or on behalf of AbbVie in relation to obtaining any Clearances; and

    (D)
    give Shire reasonable prior notice of and allow persons nominated by Shire to attend all material meetings and telephone calls with any Regulatory Authority in connection with the obtaining of all requisite Clearances and, with the prior consent of AbbVie (such consent not to be unreasonably withheld), to make reasonable oral submissions during such meetings and telephone calls; and

  1.3.2
  except to the extent that to do so is prohibited by the relevant Regulatory Authority or by Law, promptly notify Shire (or its nominated advisers) of and provide copies of any material communications from any Regulatory Authority in relation to obtaining any Clearances; and

1.4
Shire undertakes to AbbVie to:

1.4.1
where reasonably requested by AbbVie and except to the extent that to do so (i) would lead to legal privilege being lost or waived; or (ii) is prohibited by the relevant Regulatory Authority or by Law:

(A)
provide, or procure the provision of, to AbbVie (or its nominated advisers) draft copies of all filings, notifications, submissions and communications to be made to any Regulatory Authority by or on behalf of Shire, if any, in relation to obtaining any Clearance, at such time as will allow AbbVie a reasonable opportunity to provide comments on such filings, notifications, submissions and communications before they are submitted or sent;

(B)
have regard in good faith to comments made by AbbVie on the filings, notifications, submissions and communications provided to AbbVie pursuant to Clause 1.4.1(A) and to take into account such comments as are reasonable;

    (C)
    provide AbbVie (or such nominated advisers) with copies of all material filings, notifications, submissions and communications in the form submitted or sent to any Regulatory Authority by or on behalf of Shire in relation to obtaining any Clearances; and

    (D)
    give AbbVie reasonable prior notice of and allow persons nominated by AbbVie to attend all meetings and telephone calls with any Regulatory Authority in connection with the obtaining of all requisite Clearances and to make oral submissions during such meetings and telephone calls; and

  1.4.2
  except to the extent that to do so is prohibited by the relevant Regulatory Authority or by Law, promptly notify AbbVie (or its nominated advisers) of and provide copies of any communications from any Regulatory Authority in relation to obtaining any Clearances.

  Undertakings to implement the Acquisition

1.5
AbbVie undertakes to Shire to:

1.5.1
co-operate with Shire and its advisers to take all such steps as are reasonably necessary to implement the Acquisition in substantially in the form contemplated by the Press Announcement; and

1.5.2
keep Shire informed of the progress towards satisfaction (or otherwise) of the Regulatory Conditions and, if AbbVie is, or becomes, aware of any matter which might reasonably be considered to be material in the context of the satisfaction or waiver of any of the Conditions, AbbVie will as soon as reasonably practicable make the substance of any such matter known to Shire and, so far as it is aware of the same, provide such details and further information as Shire may reasonably request.

1.6
Shire undertakes to AbbVie to keep it informed of the progress towards satisfaction (or otherwise) of the Regulatory Conditions and, if Shire is, or becomes, aware of any matter which might reasonably be considered to be material in the context of the satisfaction or waiver of any of the Regulatory Conditions, Shire will as soon as reasonably practicable make the substance of any such matter known to AbbVie and, so far as it is aware of the same, provide such details and further information as AbbVie may reasonably request.

  Qualifications

1.7
Nothing in Clauses 1.1 to 1.6 inclusive shall require either Party to disclose any competitively sensitive or confidential information or business secrets which have not been previously disclosed to the other Party, in which case this information is to be communicated between AbbVie's and Shire's advisers on an "external adviser only" basis (a non-confidential version of the relevant filing, notification, submission or communication being provided to the other).

1.8
Nothing in Clauses 1.1 to 1.6 inclusive shall require the Parties to offer to any Regulatory Authority, accept or agree any undertakings, commitments, conditions, modifications or remedies, whether involving divestments or disposals or constraints on prices or other behaviour or otherwise, in order to obtain the satisfaction of the Regulatory Conditions.

2.  ESTABLISHMENT OF NEW ABBVIE, MERGER STRUCTURE AND ADVERSE RECOMMENDATION CHANGE

2.1
AbbVie undertakes to Shire to:

(A)
as promptly as reasonably practicable, prepare and file a Registration Statement on Form S-4 to be filed with the United States Securities and Exchange Commission in connection with the issuance of the New AbbVie Shares in the US Merger (including the proxy statement and prospectus constituting a part thereof) (the "Proxy Statement/Prospectus"), if Shire provides all cooperation reasonably requested by AbbVie in connection therewith. Subject to clause 2.3, the Proxy Statement/Prospectus shall include the AbbVie Recommendation. AbbVie shall use their reasonable efforts to cause the Proxy Statement/Prospectus to become effective under the 1933 Act as soon after such filing as practicable and to keep the Proxy Statement/Prospectus effective as long as is necessary to consummate the Acquisition and the US Merger, if Shire provides all cooperation reasonably requested by AbbVie in connection therewith. Where the Acquisition is being implemented by way of a scheme, AbbVie undertakes that it will use its reasonable efforts to cause all New AbbVie Shares issued on completion of the Scheme to Shire Shareholders to be issued in reliance on the exemption from the registration requirements of the 1933 Act, provided by Section 3(a)(10) of the 1933 Act and in reliance on exemptions from registration under state "blue sky" or securities laws if Shire provides all cooperation reasonably requested by AbbVie in connection therewith.

  (B)
  cause a meeting of its shareholders (the "AbbVie Shareholders Meeting") to be duly called and held no later than 40 days after the Proxy Statement/Prospectus is declared effective under the 1933 Act) for the purpose of voting on the Delaware Merger Agreement and AbbVie shall not, without the prior written consent of Shire, adjourn or postpone the AbbVie Shareholders Meeting; provided that AbbVie may, without the prior written consent of Shire, adjourn or postpone the AbbVie Shareholders Meeting (a) if as of the time for which the AbbVie Shareholders Meeting is originally scheduled (as set forth in the definitive Proxy Statement/Prospectus) there are insufficient AbbVie Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the AbbVie Shareholders Meeting, (b) after consultation with Shire, if the failure to adjourn or postpone the AbbVie Shareholders Meeting would reasonably be expected to be a violation of applicable Law for the distribution of any required supplement or amendment to the Proxy Statement/Prospectus, (c) after consultation with Shire, for a single period not to exceed ten Business Days, to solicit additional proxies if necessary to obtain the AbbVie Shareholder Approval, or (d) if necessary, due to an adjournment of the Shire Meetings but without prejudice to Condition 1(a), to ensure that the AbbVie Shareholders Meeting is held immediately before the Scheme Meeting. Shire may once require AbbVie to adjourn, delay or postpone the AbbVie Shareholders Meeting for a period not to exceed 10 business days (but such period shall end prior to the date that is two Business Days prior to the Long Stop Date) to solicit additional proxies necessary to obtain the AbbVie Shareholder Approval. In connection with the AbbVie Shareholders Meeting, the board of Directors of AbbVie shall (A) subject to clause 2.3, (1) recommend the adoption of the Delaware Merger Agreement by the holders of AbbVie Shares (the "AbbVie Recommendation") and (2) use its reasonable best efforts to obtain the AbbVie Shareholder Approval and (B) otherwise comply with all legal requirements applicable to such meeting. Once Shire has established a record date for the Shire Meetings, AbbVie shall not change the record date or establish a different record date for the AbbVie Shareholders Meeting without the prior written consent of Shire, unless required to do so by applicable Law or AbbVie's organizational documents. Without the prior written consent of Shire, the approval of the Delaware Merger Agreement shall be the only matter (other than matters of procedure and matters required by applicable Law to be voted on by AbbVie's stockholders in connection with the approval of the Delaware Merger Agreement) that AbbVie shall propose to be acted on by AbbVie' stockholders at the AbbVie Shareholders Meeting;

  (C)
  cause the AbbVie Shareholders Meeting to be held prior to the Shire Meetings and, in relation thereto, it being acknowledged and agreed that AbbVie shall not be able to invoke Conditions 1(a) or 1(b) where the applicable meetings have not been held by the applicable

    Long Stop Date solely as a result of the AbbVie Shareholders Meeting not yet having been held (including as a result of any adjournment, delay or postponement contemplated by Clause 2.1(B));

  (D)
  procure that the New AbbVie Shares to be issued to: (i) Shire Shareholders pursuant to the Scheme (or the Offer, as the case may be); and (ii) the holders of AbbVie Shares pursuant to the US Merger, shall rank pari passu, save to the extent expressly provided otherwise in the Press Announcement or as otherwise agreed between the Parties;

  (E)
  procure that the terms of the US Merger shall be such that AbbVie stockholders shall exchange one AbbVie Share for one New AbbVie Share;

  (F)
  immediately following the Acquisition becoming Effective and the Shire Shareholders being entered in the register of members of New AbbVie in accordance with the Scheme Order, implement the US Merger in accordance with the Delaware Merger Agreement;

  (G)
  procure that New AbbVie adopts new articles of association, with effect from the Effective Date, appropriate for a company listed on the New York Stock Exchange with one class of listed securities in issue and which follow in all material respects the existing governance arrangements of AbbVie, save as, in the reasonable opinion of AbbVie, reasonably required to be modified in order appropriately to meet the laws and customs of Jersey, and provided that AbbVie will have regard in good faith to comments made by Shire on the new articles of association and will take into account such comments as AbbVie considers in good faith are reasonable and appropriate; and

  (H)
  shall not invoke Condition 1(b) until the date falling 10 Business Days following the date on which all of the other Conditions are satisfied or waived.

2.2
Except as permitted by clause 2.3, AbbVie shall not make an AbbVie Adverse Recommendation Change.

2.3
Notwithstanding clause 2.2 but subject to clause 2.4, at any time prior to the AbbVie Shareholder Approval, the board of Directors of AbbVie may make an AbbVie Adverse Recommendation Change only if the board of Directors of AbbVie determines in good faith by a majority vote, after considering advice from outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties under Delaware Law. Nothing contained in this Agreement shall prohibit or restrict AbbVie or the AbbVie Directors from taking and disclosing to the AbbVie stockholders a position or making a statement contemplated by Rule 14d-9, Rule 14e-2(a) or Item 1012(a) of Regulation M-A promulgated under the Securities Exchange Act of 1934, as amended, or other applicable Law; provided, however, that if such disclosure has the substantive effect of withdrawing or modifying in a manner adverse to the consummation of the Merger the AbbVie Recommendation, such disclosure shall be deemed to be a AbbVie Adverse Recommendation Change.

2.4
The board of Directors of AbbVie shall not make an AbbVie Adverse Recommendation Change, unless AbbVie has provided Shire at least three Business Days prior notice of its intention to consider making an AbbVie Adverse Recommendation Change, attaching a reasonably detailed explanation of the reasons for the potential AbbVie Adverse Recommendation Change.

3.  DOCUMENTATION

3.1
For so long as the Acquisition is to be implemented by way of the Scheme, AbbVie undertakes:

3.1.1
to provide promptly to Shire all such information about itself, the AbbVie Group and the AbbVie Directors and their associates as may be required for the purpose of inclusion in the Scheme Document ("AbbVie Information") and to provide all other assistance which may be reasonably required in connection with the preparation of the Scheme Document, including access to and ensuring reasonable assistance is provided by its professional advisers.

  3.1.2
  to procure that the AbbVie Directors accept responsibility for all information in the Scheme Document relating to themselves, their associates, AbbVie and the AbbVie Group.

3.2
If any supplemental circular or document is required to be published in connection with the Scheme or, subject to the prior written consent of AbbVie, any variation or amendment to the Scheme (a "Scheme Supplemental Document"), AbbVie shall, as soon as reasonably practicable, provide such co-operation and information (including such information as is necessary for the Scheme Supplemental Document to comply with all applicable legal and regulatory provisions) as Shire may reasonably request in order to finalise the relevant Scheme Supplemental Document (such information also being "AbbVie Information").

3.3
Where AbbVie elects to implement the Acquisition by way of an Offer, AbbVie shall prepare the Offer Document and shall consult Shire in relation thereto. AbbVie agrees to submit, or procure the submission of drafts and revised drafts of the Offer Document to Shire for review and comment and, upon reasonable request and where necessary, to discuss any comments with Shire for the purposes of preparing revised drafts. AbbVie agrees to seek Shire's approval of the contents of the Shire Information in the Offer Document before it is posted or published, and to afford Shire sufficient time to consider such documents, in order to give its approval (such approval not to be unreasonably withheld or delayed, but without prejudice to Shire's ability to withdraw the Shire Recommendation).

4.  IMPLEMENTATION OF THE SCHEME

4.1
Where the Acquisition is being implemented by way of the Scheme, AbbVie undertakes that before the Sanction Hearing, it shall deliver a notice in writing to Shire either: (i) confirming the satisfaction or waiver of all Conditions (other than Condition 2(c) (Court Sanction)); or (ii) confirming its intention to invoke a Condition and, if (ii), it shall as soon as reasonably practicable following such event or circumstance provide reasonable details of the event which has occurred, or circumstance which has arisen, which AbbVie reasonably considers is sufficiently material for the Panel to permit AbbVie to invoke any of the Conditions.

4.2
AbbVie shall, and shall procure that New AbbVie shall, subject to the provisions of this Agreement and the satisfaction or waiver of all Conditions, agree to be bound by and consent to the implementation of the Scheme. For this purpose, AbbVie shall instruct counsel to appear on its behalf at the Sanction Hearing and undertake to the Court to be bound by the terms of the Scheme.

5.  EMPLOYEE AND SHARE PLAN ARRANGEMENTS

        The provisions of Schedule 3 will apply in relation to Shire employees and share plans.

6.  CONDUCT OF BUSINESS

6.1
Except as expressly contemplated by this Agreement, as consented to in writing by Shire (such consent not to be unreasonably withheld, conditioned or delayed) or as required by applicable Law, from the date hereof until the Effective Date, AbbVie shall not:

6.1.1
authorise or pay any dividends on or make any distribution with respect to its outstanding shares of capital stock (whether in cash, assets, stock or other securities of AbbVie except AbbVie may (A) continue to pay dividends in the ordinary course and consistent with its existing dividend policy (including as to amount) and timetable and (B) pay dividends and distributions with a record date after the Effective Date; and

  6.1.2
  split, combine or reclassify any of its capital stock, or issue or authorise the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock, except for (A) (unless such transaction would be reasonably expected to have material adverse tax consequences to New AbbVie and its Subsidiaries after the Effective Date) any such transaction by a wholly owned Subsidiary of AbbVie which remains a wholly owned Subsidiary after consummation of such transaction, (B) any such action in respect of New AbbVie's capital stock in furtherance of the Merger, and (C) grants of AbbVie Options and AbbVie Share Awards in the ordinary course of business consistent with past practice;

  6.1.3
  other than at arms' length terms, directly or indirectly, purchase, redeem or otherwise acquire any shares in its capital or any rights, warrants or options to acquire any such shares in its capital, except for transactions among AbbVie and its wholly owned Subsidiaries or among AbbVie's wholly owned Subsidiaries (unless such transaction would be reasonably expected to have material adverse tax consequences to New AbbVie and its Subsidiaries after the Effective Date);

  6.1.4
  shall not amend the AbbVie organizational documents in any manner that would have a material and adverse impact on the value of the New AbbVie Shares;

  6.1.5
  other than in the ordinary course of business and consistent with past practice and in each case other than in relation to employee benefits, issue or grant or authorise the issuance or grant of any shares of its capital stock, voting securities or other equity interest in AbbVie or any securities convertible into or exchangeable for any such shares, voting securities or equity interest, or any rights, warrants or options to acquire any such shares of capital stock, voting securities or equity interest ("AbbVie Securities"), that are issued, granted or authorized for issuance or grant at less than the fair market value of the relevant AbbVie Securities on the date of issuance, grant or authorization, provided, however, that for the avoidance of doubt, nothing in this Clause 6.1.5 shall prohibit (A) transactions among AbbVie and its wholly owned Subsidiaries or among AbbVie's wholly owned Subsidiaries (B) issuances of AbbVie Shares in respect of any exercise of AbbVie Options or the vesting or settlement of AbbVie Share Awards in accordance with their terms and the applicable AbbVie Stock Plan, (C) withholding of AbbVie Shares to satisfy (x) tax obligations pertaining to the exercise of AbbVie Options or the vesting or settlement of AbbVie Share Awards or (y) the exercise price with respect to AbbVie Options and (D) grants of AbbVie Options and AbbVie Share Awards; and

  6.1.6
  agree, resolve or commit to do any of the foregoing.

7.  BREAK FEE

7.1
In consideration of Shire incurring substantial costs and expenses in preparing and negotiating the Acquisition and this Agreement, AbbVie undertakes that on the occurrence of a Break Fee Payment Event (as defined below) AbbVie will pay to Shire an amount in cash in US Dollars equal to three per cent of the product of the indicative value of the cash and shares to be delivered per Shire Share multiplied by the number of issued Shire Shares as set forth in Annex A and converted pursuant to the exchange rate set forth in Annex B (the "Break Fee").

7.2
A "Break Fee Payment Event" shall occur in the event that at or prior to the termination of this Agreement:

7.2.1
both (i) an AbbVie Adverse Recommendation Change has occurred and (ii) either (a) the AbbVie Shareholder Approval has not been obtained at the AbbVie Shareholders Meeting, or any adjournment or postponement thereof, at which a vote on the adoption of the Delaware Merger Agreement is taken (such event being an "Adverse Shareholder Vote") or (b) a meeting of AbbVie's stockholders at which a vote on the adoption of the Delaware Merger Agreement is proposed has not occurred on or before the date falling 60 days (such date being the "Shareholder Long Stop Date") after the date of the AbbVie Adverse Recommendation Change or, (c) on or prior to the Shareholder Long Stop Date this Agreement terminates pursuant to clause 10.1.1 and, at the time of such termination, the AbbVie Shareholder Approval has not been received; or

7.2.2
Either:

(A)
on or before 30 April 2015, or such later date if any as AbbVie and Shire may agree, the Scheme (or the Offer as the case may be) is withdrawn or lapses (any such event being a "Withdrawal Event") as a result of AbbVie or, as the case may be, New AbbVie invoking and being permitted by the Panel to invoke any Regulatory Condition; or

(B)
on or before 30 April 2015, or such later date, if any, as AbbVie and Shire may agree a Withdrawal Event occurs as a result of AbbVie's failure to waive any Regulatory Condition which is breached, unfulfilled or unsatisfied; or

(C)
the European Commission has on or before 30 April, 2015, or such later date, if any, as AbbVie and Shire may agree, initiated Phase 2 European Commission Proceedings under the EU Merger Regulation or has referred (or been deemed to have referred) any part of the Merger to the Merger Control Authority of one or more Member States of the European Union under Article 9 of the EU Merger Regulation and either (a) the Scheme or Offer, as the case may be, has lapsed because of the initiation of such Phase 2 European Commission Proceedings or, following an Article 9 reference to the CMA, because of a Phase 2 CMA Reference in respect of the Merger or (b) the Scheme or the Offer as the case may be, has not so lapsed but AbbVie has invoked Condition 3(d) so as to cause the Merger not to proceed.

7.3
AbbVie shall pay the Break Fee to Shire within seven days of the occurrence of a Break Fee Payment Event.

7.4
In the event that a Break Fee Payment Event or a Cost Reimbursement Event has occurred, Shire's right to receive the Break Fee or Cost Reimbursement Payment, as the case may be, shall be the sole and exclusive remedy of Shire against AbbVie for any and all losses and damages suffered in connection with this Agreement and the transactions and other actions contemplated by this Agreement. In no event shall AbbVie be required to pay the Break Fee or Cost Reimbursement Payment more than once. For the avoidance of doubt, in the event the Break Fee is paid or payable, the Cost Reimbursement Payment shall not be payable, and in the event the Cost Reimbursement Payment is paid or payable, the Break Fee shall not be payable.

8.  DIRECTORS' AND OFFICERS' LIABILITY INSURANCE

8.1
At and after the Effective Date, New AbbVie shall, to the fullest extent permitted under applicable Law, indemnify and hold harmless each present and former director or officer of Shire or any of its Subsidiaries and each person who, while a director or officer of Shire and any of its Subsidiaries, served at the request of Shire or any of its Subsidiaries as a director, officer, trustee, employee or agent of another corporation, or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans maintained or sponsored by Shire or any of its Subsidiaries (each, together with his or her respective heirs, executors and administrators, an "Indemnified Party"), against all costs and expenses (including advancing attorneys' fees and expenses in advance of the final disposition of any actual or threatened claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by Law), judgments, fines, losses, claims, damages, liabilities and settlement amounts paid in connection with any actual or threatened action, suit or proceeding (whether arising before, at or after the Effective Date), whether civil, criminal, administrative or investigative, arising out of or pertaining to any action or omission in such person's capacity as a director or officer of Shire or any of its Subsidiaries or, while a director or officer of Shire or any of its Subsidiaries, serving at the request of Shire or any of its Subsidiaries as a director, officer, trustee, employee or agent of another corporation, or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans maintained or sponsored by Shire or any of its Subsidiaries (including actions or omissions arising out of the transactions contemplated by the Delaware Merger Agreement or this Agreement). It is expressly agreed that the rights of each Indemnified Party under this clause 8 shall be in addition to, and not in limitation of, any other rights such Indemnified Party may have under the certificates of incorporation, articles of association and bylaws (or similar governing documents) of Shire or any of its Subsidiaries.

8.2
For six years after the Effective Date, New AbbVie shall honour and fulfill provisions in New AbbVie's and each Subsidiary of New AbbVie's certificates of incorporation, articles of association and bylaws (or in such documents of any successor to the business of the New AbbVie) existing as of the date hereof regarding elimination of liability of directors, indemnification of officers, directors and employees and advancement of expenses with respect to matters existing or occurring at or prior to the Effective Date.

8.3
With effect from the Effective Date, New AbbVie shall purchase directors' and officers' liability insurance cover "tail" policies for both current and former directors and officers of Shire and any of its Subsidiaries, including directors or officers who retire or whose employment is terminated as a result of the Acquisition, for acts or omissions up to and including the Effective Date, in the form of runoff cover for a period of six years following the Effective Date. Such "tail" policies shall be with reputable insurer(s) and provide cover, in terms of amount and breadth, at least as much as that provided under Shire's directors' and officers' liability insurance as at the date of this Agreement; provided, however, that in no event shall New AbbVie spend or commit to spend for such "tail" policies an amount in aggregate in excess of the 300% of the annual premiums paid as of the date hereof by Shire for directors' and officers' liability insurance (the "Base Premium"), and if the cost of such "tail" policies exceeds such amount, New AbbVie shall obtain a policy with the greatest coverage available for an aggregate cost not exceeding the Base Premium

9.  SWITCHING TO AN OFFER

9.1
AbbVie shall be entitled, with the consent of the Panel, to implement the Acquisition by way of the Offer rather than the Scheme (such an election, a "Switch") only where:

9.1.1
Shire provides its prior written consent, in which case clause 9.2 shall apply (an "Agreed Switch"); or

9.1.2
Shire makes a Shire Adverse Recommendation Change.

9.2
In the event of an Agreed Switch:

9.2.1
the acceptance condition to the Offer (the "Acceptance Condition") shall be set at 90 per cent. (or such lesser percentage as may be agreed between the Parties after, to the extent necessary, consultation with the Panel, being in any case more than fifty per cent. of the Shire Shares) of the Shire Shares to which the Offer relates;

  9.2.2
  AbbVie shall not take any actions which would cause the Offer not to proceed, to lapse or to be withdrawn in each case for non-fulfilment of the Acceptance Condition prior to the 60th day after publication of the Offer Document and AbbVie shall ensure that the Offer remains open until such time;

  9.2.3
  AbbVie shall not waive, treat as fulfilled or otherwise amend the Acceptance Condition without the prior written consent of Shire where to do so would result in Shire Shareholders holding equal to or less than of 20% of New AbbVie upon completion of the Merger;

  9.2.4
  AbbVie shall ensure that the only conditions of the Offer shall be the Conditions (unless the parties agree otherwise);

  9.2.5
  AbbVie shall keep Shire informed, on a regular basis and in any event by the next Business Day following a request from Shire of the number of Shire Shareholders that have validly returned their acceptance or withdrawal forms or incorrectly completed their withdrawal or acceptance forms and the identity of such shareholders; and

  9.2.6
  as soon as reasonably practicable following such event or circumstance, provide reasonable details of the event which has occurred or circumstance which has arisen which AbbVie considers is sufficiently material for the Panel to permit AbbVie to invoke any of the Conditions.

9.3
In the event of any Switch, the Parties agree that this Agreement shall be construed as far as possible to give effect to the intentions of the Parties under this Agreement.

10.  TERMINATION

10.1
Subject to clause 10.4 and without prejudice to the rights of any Party that may have arisen prior to termination and except where expressly stated to the contrary the provisions of this Agreement shall terminate with immediate effect and all rights and obligations of the Parties under this Agreement shall cease forthwith, if:

10.1.1
the Scheme (or the Offer as the case may be) is withdrawn or lapses (other than where such lapse or withdrawal is a result of the exercise by AbbVie of its right to elect to implement the Acquisition by way of the Offer in compliance with clause 9 or has otherwise been followed within 2 Business Days by a Rule 2.7 announcement made by AbbVie or a person acting in concert with AbbVie to implement the Acquisition by a different offer or scheme on substantially the same or improved terms); or

10.1.2
as agreed in writing between the Parties.

10.2
Subject to clause 10.4 and without prejudice to the rights of any Party that may have arisen prior to termination and except where expressly stated to the contrary, AbbVie may elect to terminate this Agreement (and if it so elects the provisions of this Agreement shall terminate with immediate effect and all rights and obligations of the Parties under this Agreement shall cease forthwith) if:

10.2.1
either Condition 1(a) or 1(b) has been invoked by AbbVie in accordance with the terms of this Agreement;

10.2.2
Shire makes a Shire Adverse Recommendation Change; or

  10.2.3
  the adoption of the Delaware Merger Agreement by the holders of AbbVie Shares shall not have occurred at the AbbVie Shareholders Meeting or any adjournment or postponement thereof at which a vote on the adoption of the Delaware Merger Agreement is taken.

10.3
In consideration of Shire incurring substantial costs and expenses in considering, negotiating and implementing this Agreement and the transactions and other actions contemplated by this Agreement, AbbVie undertakes that if, prior to the termination of this Agreement, an Adverse Shareholder Vote occurs in circumstances where the Break Fee is not payable (a "Cost Reimbursement Event"), then AbbVie will make a payment (the "Cost Reimbursement Payment") to Shire in order to reimburse and compensate Shire for all of its and its subsidiaries' reasonable out-of-pocket expenses, and its and their costs, fees, losses and charges incurred directly or indirectly in connection with the consideration, negotiation and implementation of this Agreement and the transactions and other actions contemplated by this Agreement (together "Costs") in an amount in cash in US Dollars that is equal to the aggregate of the Costs up to a maximum amount of one per cent of the product of the indicative value of the cash and shares to be delivered per Shire Share multiplied by the number of issued Shire shares all as set forth in Annex A and converted pursuant to the exchange rate in Annex B; provided that the parties agree that the Costs shall be deemed to be no less than $500 million and a payment of $500 million in cash in respect of Costs shall be due to Shire within seven days of the occurrence of a Cost Reimbursement Event without any action being required of Shire.

10.4
Clauses 7, 10.4, 11 and 12 shall survive termination of this Agreement.

11.  WARRANTIES

11.1
Each Party warrants to the other on the date of this Agreement that:

11.1.1
it has the requisite power and authority to enter into and perform its obligations under this Agreement;

11.1.2
this Agreement constitutes its binding obligations in accordance with its terms; and

11.1.3
the execution and delivery of, and performance of its obligations under, this Agreement will not:

(A)
result in a breach of any provision of its constitutional documents;

(B)
save as fairly disclosed to the other, result in a breach of, or constitute a default under, any instrument to which it is a party or by which it is bound; or

(C)
result in a breach of any order, judgment or decree of any court or governmental agency to which it is a party or by which it is bound.

11.2
AbbVie shall not have any claim against Shire and Shire shall not have any claim against AbbVie for breach of warranty after the Effective Date (without prejudice to any liability for fraudulent misrepresentation or fraudulent misstatement).

12.  MISCELLANEOUS PROVISIONS

12.1
Assignment

No Party may assign (whether absolutely or by way of security and whether in whole or in part), transfer, mortgage, charge, declare itself a trustee for a third party of, or otherwise dispose of (in any manner whatsoever) the benefit of this Agreement or sub contract or delegate in any manner whatsoever its performance under this Agreement (each of the above a "dealing") and any such purported dealing in contravention of this clause 12.1 shall be ineffective.

12.2
Severance/unenforceable provisions

If any provision or part of this Agreement is void or unenforceable due to any applicable Law, it shall be deemed to be deleted and the remaining provisions of this Agreement shall continue in full force and effect.

12.3
Variation

No variation to this Agreement shall be effective unless made in writing (which for this purpose, does not include email) and executed by each of the Parties. The expression "variation" includes any variation, amendment, supplement, deletion or replacement, however effected.

12.4
Time of essence

Except as otherwise expressly provided, time is of the essence in this Agreement.

12.5
No Partnership

Nothing in this Agreement or in any document referred to in it or any action taken by the Parties under it or any document referred to in it shall constitute any of the Parties a partner of any other.

12.6
Entire Agreement

12.6.1
This Agreement, together with the Delaware Merger Agreement, represents the entire understanding, and constitutes the whole agreement, in relation to its subject matter and supersedes any previous agreement between the Parties with respect thereto and, without prejudice to the generality of the foregoing, excludes any warranty, condition or other undertaking implied at Law or by custom.

12.6.2
Each Party confirms that, except as provided in this Agreement, no Party has relied on any undertaking, representation or warranty by a Party which is not contained in this Agreement or the Delaware Merger Agreement and, without prejudice to any liability for fraudulent misrepresentation or fraudulent misstatement, no Party shall be under any liability or shall have any remedy in respect of any misrepresentation or untrue statement unless and to the extent that a claim lies under this Agreement.

12.7
Counterparts

This Agreement may be executed in any number of counterparts and by the different Parties on separate counterparts, each of which when executed and delivered shall constitute an original, but all the counterparts shall together constitute one instrument.

12.8
Notices

A notice, approval, consent or other communication in connection with this Agreement must be in writing and must be left at the address of the addressee, or sent by pre-paid registered post to the address of the addressee or sent by email or facsimile to the email address or facsimile number of the addressee which is specified in this Clause 12.8 or to such other address, email address or facsimile number as may be notified by such addressee by giving notice in accordance with this Clause 12.8. The address, email address and facsimile number of each Party is:

12.8.1
in the case of AbbVie:

Address: 1 North Waukegan Road, V322, North Chicago, IL 60064
Email address: laura.schumacher@abbvie.com
Fax number: (847) 937-3966

      For the attention of: Laura Schumacher, Executive Vice President, Business Development, External Affairs and General Counsel

      With a copy to: James Palmer and Gillian Fairfield at Herbert Smith Freehills LLP, Exchange House, Primrose Street, London EC2A 2EG and to email addresses: james.palmer@hsf.com and gillian.fairfield@hsf.com and Matthew G. Hurd at Sullivan & Cromwell LLP, 125 Broad Street, New York, NY 10004 and to email address hurdm@sullcrom.com.

  12.8.2
  in the case of Shire:

  Address: Riverwalk, Citywest Business Campus, Dublin 24, Ireland
  Email address: tmay@shire.com
  Fax number:+353 (0) 1 429 7701

  For the attention of: Tatjana May, General Counsel

  With a copy to: Martin Hattrell and Adam Eastell at Slaughter and May, One Bunhill Row, London EC1Y 8YY and to email addresses: martin.hattrell@slaughterandmay.com and adam.eastell@slaughterandmay.com and George R. Bason, Jr. and William J. Chudd at Davis Polk and Wardwell LLP, 450 Lexington Avenue, New York, NY 10017 and to email addresses george.bason@davispolk.com and william.chudd@davispolk.com.

12.9
A notice given under Clause 12.8 shall conclusively be deemed to have been received on the next working day in the place to which it is sent, if sent by fax, at the time of delivery if delivered personally and one Business Day after posting if sent by registered mail.

12.10
Costs and expenses

Without prejudice to Clause 6, each Party shall bear all costs incurred by it in connection with the preparation, negotiation and entry into this Agreement and the documents to be entered into pursuant to it.

12.11
Rights of Third Parties

12.11.1
Clause 8 (the "Third Party Rights Clause") confers a benefit on the Indemnified Parties and, subject to the remaining provisions of this clause, is intended to be enforceable by each Indemnified Party by virtue of the Contracts (Rights of Third Parties) Act 1999.

12.11.2
The parties to this agreement do not intend that any term of this agreement, apart from the Third Party Rights Clause, should be enforceable, by virtue of the Contracts (Rights of Third Parties) Act 1999, by any person who is not a party to this agreement.

12.11.3
Notwithstanding the provisions of sub-clause 12.11.1, this agreement may be rescinded or varied in any way and at any time by the parties to this agreement without the consent of any Indemnified Party.

12.11.4
In any proceedings by the Indemnified Party against AbbVie to enforce the terms of the Third Party Rights Clause, AbbVie shall not be entitled to:

(A)
any defences or rights of set-off which would have been available had any other party to this agreement brought those proceedings; or

(B)
any defences, rights of set-off or counterclaim which would have been available had the Indemnified Party been a party to this agreement.

12.12
Breach

Without prejudice to terms of Clauses 7 and 10.3, for the avoidance of doubt, neither Party shall be liable for any default under the terms of this Agreement to the extent that such default is attributable to the default or delay on the part of the other Party to provide assistance, information or co-operation under the terms hereof.

12.13
Undertaking to procure compliance by New AbbVie

AbbVie undertakes that where its obligations under this Agreement require the compliance or assistance of New AbbVie, then AbbVie shall procure such compliance or assistance.

13.  GOVERNING LAW AND JURISDICTION

13.1
This Agreement and any dispute or claim arising out of or in connection with it or its subject matter, existence, negotiation, validity, termination or enforceability (including non-contractual disputes or claims) shall be governed by and construed in accordance with English Law; provided, however, that matters related to the exercise of, and compliance by the Shire Directors with, their fiduciary duties to Shire and its shareholders shall be governed by, and construed in accordance with, Jersey Law; and provided further, that the Delaware Merger Agreement and matters related thereto (and the exercise of, and compliance by the AbbVie Directors with, their fiduciary duties to AbbVie and its stockholders) shall be governed by, and construed in accordance with, Delaware Law.

13.2
Subject to Section 7.5 of the Delaware Merger Agreement, each Party irrevocably agrees that the Courts of England shall have exclusive jurisdiction in relation to any dispute or claim arising out of or in connection with this Agreement or its subject matter, existence, negotiation, validity, termination or enforceability (including non-contractual disputes or claims).

13.3
Each Party irrevocably waives any right that it may have to object to an action being brought in those Courts, to claim that the action has been brought in an inconvenient forum, or to claim that those Courts do not have jurisdiction.

14.  AGENT FOR SERVICE OF PROCESS

14.1
AbbVie hereby appoints AbbVie Ltd (attention: Matt Regan, General Manager), Abbott House, Vanwall Business Park, Vanwall Road, Maidenhead, Berkshire SL6 4XE, United Kingdom to be its agent for service of process in England and Wales in connection with any notice, writ, summons, order, judgment or other document relating to or in connection with any proceedings connected to this Agreement.

14.2
Shire hereby appoints Shire Pharmaceuticals Group of Lime Tree Way, Hampshire Int Business Park, Chineham, Basingstoke, Hampshire, RG24 8EP to be its agent for service of process in England and Wales in connection with any notice, writ, summons, order, judgment or other document relating to or in connection with any proceedings connected to this Agreement.

SCHEDULE 1

DEFINITIONS AND INTERPRETATION

        In this Agreement (including the Recitals and the Schedules), unless the context otherwise requires, each of the following terms and expressions shall have the following meanings:

        "1933 Act" means the Securities Act of 1933;

        "AbbVie Adverse Recommendation Change" means any withdrawal or modification in a manner adverse to the consummation of the Merger of the AbbVie Recommendation by the board of the AbbVie Directors, or the failure to include the AbbVie Recommendation in the definitive Proxy Statement/Prospectus;

        "AbbVie Directors" means the directors of AbbVie from time to time and "AbbVie Director" and "Directors of AbbVie" shall be construed accordingly;

        "AbbVie Group" means AbbVie and its subsidiary undertakings from time to time and "member of the AbbVie Group" shall be construed accordingly;

        "AbbVie Information" means information relating to AbbVie, the AbbVie Group or any a member of the AbbVie Group or any of the AbbVie Directors;

        "AbbVie Option" means an option to acquire AbbVie shares granted or outstanding under the AbbVie Stock Plans;

        "AbbVie Share Award" means an award outstanding under the AbbVie Stock Plans other than an AbbVie Option;

        "AbbVie Shareholder Approval" means the adoption of the Delaware Merger Agreement by the affirmative vote of the holders of a majority of the outstanding AbbVie shares entitled to vote on such matter;

        "AbbVie Shareholders Meeting" shall have the meaning given in Clause 2.1(B);

        "AbbVie Shares" means the shares of common stock, par value $0.01 per share, of AbbVie;

        "AbbVie Stock Plans" means the AbbVie 2013 Incentive Stock Program, the AbbVie 2013 Employee Stock Purchase Plan for Non-U.S. Employees and the AbbVie Non-Employee Directors' Fee Plan.

        "Acquisition" means the direct or indirect acquisition of the entire issued and to be issued share capital of Shire by New AbbVie to be implemented by way of the Scheme or (should New AbbVie so elect, subject to the consent of the Panel where necessary) by way of the Offer;

        "Break Fee" shall have the meaning given in Clause 7.1;

        "Break Fee Payment Event" shall have the meaning given in Clause 7.2;

        "Business Day" a day (not being a Saturday) on which banks are open for general banking business in Jersey and the City of London;

        "Clearance(s)" means all consents, clearances, permissions, waivers and/or filings that are necessary or desirable in order to satisfy the Conditions and all waiting periods that may need to have expired, from or under the Laws or practices applied by any relevant Regulatory Authority in connection with the implementation of the Merger, and any reference to Clearances having been "satisfied" shall be construed as meaning that the foregoing have been obtained or, where appropriate, made or expired in accordance with the relevant Condition;

        "Code" means the City Code on Takeovers and Mergers;

        "Conditions" means the conditions to the implementation of the Acquisition which are set out in Appendix 1 to the Press Announcement and "Condition" shall be construed accordingly;

        "Court" means the Royal Court of Jersey;

        "Delaware Merger Agreement" the Agreement and Plan of Merger between AbbVie, New AbbVie and Merger Sub dated as of the date hereof and in the form attached at Appendix A;

        "Effective Date" means the date upon which either:

  (A)
  the Scheme becomes effective in accordance with its terms; or

  (B)
  if AbbVie elects to implement the Acquisition by means of the Offer, the Offer becoming or being declared unconditional in all respects and having closed; and

        "Effective" shall be construed accordingly;

        "Indemnified Party" has the meaning given in Clause 8.1;

        "Jersey Companies Law" means the Companies (Jersey) Law 1991;

        "Law" means any federal, state, local or foreign laws or regulations (whether civil, criminal or administrative), common law, statutory instruments, treaties, conventions, directives, regulations or rules made thereunder, ordinance, bylaws, judgments, orders, injunctions, decrees, resolutions, arbitration awards, agency requirements, writs, franchises, variances, exemptions, approvals, licences or permits in any applicable jurisdiction (including the United States, the United Kingdom, the European Union, Jersey or elsewhere), including any rules of any relevant governmental entity.

        "Long Stop Dates" means the dates set out in the Press Announcement by which, the Shire Meetings must be held, the Sanction Hearing must be held and the Scheme must become Effective (or such other later dates, in respect of any of such dates, as may be agreed by AbbVie, New AbbVie and Shire in accordance with the Code);

        "Merger" means the Acquisition and the US Merger;

        "Merger Sub" means AbbVie Ventures LLC, a Delaware limited liability company that is currently an indirect wholly owned subsidiary of New AbbVie;

        "New AbbVie" means AbbVie Private Limited, a company incorporated in Jersey (registered number 116202) and whose registered office is at Ogier House, the Esplanade, St Helier, Jersey JE4 9WG;

        "New AbbVie Shares" means the ordinary shares in New AbbVie, to be allotted pursuant to the Scheme (of the Offer) or the US Merger, as the context requires;

        "Offer" means, where AbbVie has elected to implement the Acquisition by way of a takeover offer within the meaning of Article 116 of the Jersey Companies Law, rather than the Scheme, such offer (provided such offer is made in accordance with the terms and conditions set out in the Press Announcement) including any subsequent revision, amendment, variation, extension or renewal;

        "Offer Document" means the offer document published by or on behalf of AbbVie in connection with the Offer, including any revised offer document;

        "Panel" means the Panel on Takeovers and Mergers in the UK;

        "Press Announcement" means the press announcement in the agreed form set out in Schedule 2;

        "Regulatory Authority" means any court or competition, antitrust, national, supranational or supervisory body or other government, governmental, trade or regulatory agency or body, in each case in any jurisdiction, including the European Commission but excluding the Panel;

        "Regulatory Conditions" means Conditions 3(d) to 3(j) inclusive;

        "Sanction Hearing" means the Court hearing to sanction the Scheme under Article 125(2) of the Jersey Companies Law, at which the Scheme Order is expected to be granted;

        "Scheme" means the scheme of arrangement proposed to be made under Article 125 of the Jersey Companies Law in order to implement the Acquisition, including any subsequent revision, modification or amendment either agreed upon between the Parties, or approved or imposed by the Court and agreed to on behalf of AbbVie;

        "Scheme Document" means the circular relating to the Scheme to be dispatched to the shareholders of Shire, setting out, among other things, the full terms and conditions to the implementation of the Scheme as well as the Scheme itself, the explanatory statement required under Article 126 of the Jersey Companies Law and containing the notices of the Shire Meetings;

        "Scheme Order" means the order of the Court sanctioning the Scheme pursuant to Article 125(2) of the Jersey Companies Law;

        "Shire Adverse Recommendation Change" means any failure to include the Shire Recommendation in the Scheme Document, or any withdrawal or modification in a manner adverse to the consummation of the Merger of the Shire Recommendation (it being understood that the mere issuance of a "stop, look and listen" communication of the type contemplated by Rule 14d-9(f) under the Securities Exchange Act of 1934, as amended, or similar disclosure or communication will not constitute an Shire Adverse Recommendation Change);

        "Shire Directors" means the directors of Shire from time to time and "Shire Director" shall be construed accordingly;

        "Shire Group" means Shire and its subsidiary undertakings, from time to time and "member of the Shire Group" shall be construed accordingly;

        "Shire Information" means information relating to Shire, any member of Shire Group or any of the Shire Directors and all other information in the Scheme Document that is not AbbVie Information;

        "Shire Meetings" means the Scheme meeting to be convened pursuant to an order of the Court pursuant to Article 125(1) of the Jersey Companies Law, and the general meeting of Shire Shareholders to be held on the same day in connection with the implementation of the Scheme, including any adjournment of either of them, notice of which will be set out in the Scheme Document; and

        "Shire Recommendation" means the recommendation of the Shire Directors that Shire Shareholders vote in favour of the Scheme or, as the case may be, the recommendation of the Shire Directors that Shire Shareholders accept the Offer;

        "Shire Shares" means ordinary shares of 5 pence each in the capital of Shire;

        "Shire Shareholders" means holders of ordinary shares of 5 pence each in the capital of Shire; and

        "US Merger" means the merger of Merger Sub with and into AbbVie pursuant to the Delaware General Corporation Law and the Delaware Limited Liability Act, with AbbVie being the surviving corporation of such merger, pursuant to the Delaware Merger Agreement.

        The following shall apply to this Agreement (but not to the Press Announcement):

  (A)
  terms and expressions used but not expressly defined in this Agreement shall, unless the context otherwise requires, have the meanings given in the Press Announcement;

  (B)
  terms and expressions defined in the Companies Act 2006 and not expressly defined in this Agreement, including the expressions "subsidiary" and "subsidiary undertaking", shall, unless the context otherwise requires, have the meanings given in that Act;

  (C)
  when used in this Agreement, the expressions "acting in concert" and "offer" shall have the meanings given in the Code;

  (D)
  any reference to this Agreement includes the Schedules to it, each of which forms part of this Agreement for all purposes;

  (E)
  a reference to an enactment or statutory provision shall be construed as a reference to any subordinate legislation made under the relevant enactment or statutory provision and shall be construed as a reference to that enactment, statutory provision or subordinate legislation as from time to time amended, consolidated, modified, re enacted or replaced;

  (F)
  words in the singular shall include the plural and vice versa;

  (G)
  references to one gender include other genders;

  (H)
  references to a "company" shall be construed so as to include any company, corporation or other body corporate, wherever and however incorporated or established;

  (I)
  a reference to a Recital, Clause, Schedule (other than to a schedule to a statutory provision) shall be a reference to a Recital, Clause, Schedule (as the case may be) of or to this Agreement;

  (J)
  a reference to "includes" or "including" shall mean "includes without limitation" or "including without limitation";

  (K)
  references to documents "in the agreed form" or any similar expression shall be to documents agreed between the Parties, annexed to this Agreement and initialled for identification by or on behalf of Shire and AbbVie;

  (L)
  the headings in this Agreement are for convenience only and shall not affect its interpretation;

  (M)
  a reference to any other document referred to in this Agreement is a reference to that other document as amended, varied, novated or supplemented at any time; and

  (N)
  references to this Agreement include this Agreement as amended or supplemented in accordance with its terms.

SCHEDULE 3

EMPLOYEE AND SHARE PLAN ARRANGEMENTS

General

  1.
  Subject to applicable confidentiality, legal and regulatory requirements, Shire agrees to co-operate with and provide such details to AbbVie in relation to the Shire employee incentive arrangements as AbbVie may reasonably request in order to plan and make appropriate proposals to the participants in the Shire employee incentive arrangements, as provided for in Rule 15 of the Code, including the proposals as set out in paragraphs 4 to 12 below (the "Proposals"). The parties agree that such Proposals will be sent to participants as soon as practicable after the Scheme Document (or Offer Document, as applicable) is published. AbbVie agrees that the terms of such communications will be agreed with Shire before they are despatched (such agreement not to be unreasonably withheld). If requested by Shire, the Proposals (or some of them) will take the form of a joint proposal to participants from Shire and AbbVie.

  2.
  Shire agrees that, save for

  (i)
  exercise of the discretion referred to in paragraph 6 below; and

  (ii)
  exercise of any discretion to treat any person as a good leaver (however defined) on termination of their employment prior to the Effective Date,

    in advance of the exercise of any discretion provided for under any of the Shire employee incentive arrangements by the Shire Directors or Shire's Remuneration Committee, Shire shall notify AbbVie that such discretion is being considered by the Shire Directors or Shire's Remuneration Committee, as appropriate, and Shire agrees that AbbVie shall be entitled to make representations to the relevant body, which the relevant body shall consider prior to exercising any discretion. AbbVie agrees that neither the Shire Directors nor Shire's Remuneration Committee shall be bound to act in accordance with AbbVie's representation.

  3.
  AbbVie and Shire agree that Shire shall propose an amendment to the Shire articles of association by the adoption and inclusion of a new article (to be set out in the notice of the Shire general meeting) under which, with effect from the Scheme becoming effective, Shire Shares which are issued after the record date in respect of the Scheme as a result of the exercise of rights under the Shire employee incentive arrangements will, to the extent not otherwise acquired under the Scheme, be transferred to New AbbVie for the same consideration as is payable to shareholders under the Scheme.

Shire Portfolio Share Plan ("PSP")

  4.
  The Proposals to participants in the PSP will take the form of their PSP awards vesting at the Effective Date on a pro rata basis, calculated in accordance with the PSP rules applicable on a change of control, but with those PSP awards that do not so vest being rolled over into replacement awards over shares in New AbbVie of equivalent value ("Rollover Awards"). These replacement awards will continue to vest in future on the same time schedule and otherwise, save as referred to below, subject to the same terms as the Shire awards which they replace.

  5.
  In circumstances where (i) the employment of the holder of a Rollover Award is terminated by Shire (or his/her relevant employer within the Shire Group or the New AbbVie Group, as appropriate) for any reason other than for Cause, or (ii) the employee terminates his or her employment for Good Reason, within 12 months after the Effective Date, his/her Rollover Awards will vest in full (without time pro-rating). Dr Ornskov's Rollover Awards will also vest in full (without time pro-rating) on or following 30 June 2015 on the day upon which notice of termination of Dr Ornskov's employment is given by Shire (or his employer within the Shire Group or the New AbbVie Group, as appropriate) or on the date upon which notice is given by Dr Ornskov to terminate his employment for any reason.

  6.
  The parties agree that the Remuneration Committee of Shire may, if it so decides in respect of any PSP vesting which occurs in connection with the Scheme sanction (or Offer becoming effective), determine that all performance conditions attaching to awards under the PSP have been satisfied. No such determination may be made where a vesting occurs otherwise than in connection with the Scheme sanction (or Offer becoming effective). Where the existing award was subject to performance conditions, Rollover Award will be subject to equivalent performance conditions. Those performance conditions will be based on parameters which are appropriate for New AbbVie and will be set on the basis that they are expected to be no easier and no more difficult to achieve than the performance conditions applying to the equivalent existing award and will be tested on the same timetable as the performance conditions applying to the existing award.

Deferred Shares

  7.
  One-off deferred share awards made on appointment or promotion of individuals (none of which are subject to performance conditions) will vest in accordance with their terms.

Shire Sharesave Scheme ("Sharesave")

  8.
  The Proposals to Sharesave optionholders will be to either exercise their options on or following the change of control of Shire in accordance with the Sharesave rules or to exchange their Sharesave options for replacement options over shares in New AbbVie, in accordance with the standard rollover rules of the Sharesave plan.

Shire Employee Stock Performance Plan ("ESPP")

  9.
  To the extent offering periods have not concluded prior to the Scheme (or Offer) becoming effective, such offering periods will be terminated prior to completion and options will be exercised prior to, but conditional upon, Scheme (or Offer) becoming effective such that Shire Shares will be purchased in accordance with the ESPP plan terms. Participants in the French Sub-Plan will be treated, to the extent practicable, consistently with US participants in the ESPP.

Irish Employee Stock Purchase Plan ("Irish ESPP")

  10.
  Participants in the Irish ESPP will be treated, to the extent practicable, consistently with participants in the Sharesave plan.

Executive Annual Incentive Plan ("EAIP")

  11.
  Deferred shares held under the EAIP will be released to participants immediately prior to the Effective Date.

Legacy option arrangements

  12.
  All options under the Shire Pharmaceuticals Group plc 2000 Executive Share Option Scheme are already exercisable. They will lapse if not exercised within a period (likely to be one month) following the Effective Date. Optionholders will have the opportunity prior to, or during this exercise window following, the Scheme (or Offer) becoming effective to exercise their options. A cashless exercise facility will be made available to optionholders exercising their options.

2014 Incentive Plans

13.	(i)	To the extent not previously paid by the Shire Group prior to the Effective Date, no later than fifteen (15) Business Days following the Effective Date, Shire or the relevant member of the Shire Group shall make a cash payment to each employee of the Shire Group who is a participant in the Shire Executive Annual Incentive Plan or the Shire Annual Incentive Plan (each, an "Annual Bonus Plan") as at the Effective Date, in full satisfaction of each such employee's rights under such plan, in an amount equal to the amount determined by Shire prior to the Effective Date to be payable to such employee with respect to the 2014 calendar year under the Annual Bonus Plans, based on Shire's actual performance through the December 31, 2014 or a best estimate of Shire's performance to the Effective Date (if earlier).
(ii)
To the extent not previously paid prior to the Effective Date, each employee of the Shire Group who participates in a cash incentive plan other than the Annual Bonus Plans (each, an "Incentive Plan") as at the Effective Date will be eligible to receive a payment under the terms of such Incentive Plan for the performance period in which the Effective Date falls, if the employee remains employed by the New AbbVie Group through the required date set forth in such Incentive Plan or, where the employment of such employee has been terminated by Shire (or his/her relevant employer within the Shire Group or the New AbbVie Group, as appropriate) for any reason other than for Cause, such employee shall receive any accrued benefits under the relevant Incentive Plan to the date of termination.
(iii)
In the event the Effective Date occurs prior to December 31, 2014, each Incentive Plan will continue to be maintained in accordance with the terms thereof through December 31, 2014. Payments under the Incentive Plans will in all cases be determined in accordance with the terms of the Incentive Plans and Shire's historical practices for making such payments and will reflect a participant's individual targets (as applicable).

Excise Tax

  14.
  To the extent any Shire "disqualified individual" (as defined in Section 4985 of the U.S. Code) becomes subject to an excise tax under Section 4985 of the U.S. Code on the value of "specified stock compensation" (as defined in Section 4985 of the U.S. Code) in connection with the Merger, Shire will provide each such individual with a payment with respect to the excise tax, so that, on a net after-tax basis, he or she would be in the same position as if no such excise tax had applied. These amounts would be paid following the Effective Date, prior to the date the excise tax becomes due and payable.

Employee Trust

  15.
  Shire agrees to recommend to the trustee of the Shire Employee Benefit Trust that the trustee will, in priority to the issue of Shares by Shire, use the Shares currently comprised in the trust to satisfy any vesting and/or exercise of options and/or awards under any of the Shire employee incentive arrangements which occurs following the date of this agreement.

Retention Arrangements

  16.
  The parties agree that Shire shall be permitted to implement employee retention arrangements on the terms herein and as may otherwise be agreed between Shire and AbbVie for such key Shire employees (the "Key Shire Employees") as have been agreed in advance between Shire and AbbVie (the "Key Retention Award Arrangements"). The Key Retention Award Arrangements shall prescribe that, to be eligible to receive the award, the relevant Key Shire Employee must, subject to the terms set out in paragraph 17 below, remain in the active employment of Shire (or an appropriate alternative employer within the New AbbVie Group) until 30 June 2015 (the "Retention Date"). Where due, such awards will be payable (less any legally required deductions) within 30 days after the Retention Date.

  17.
  In circumstances where the employment of a Key Shire Employee:

  (i)
  is terminated by Shire (or his/her relevant employer within the Shire Group or the New AbbVie Group, as appropriate) for any reason other than for Cause;

  (ii)
  terminates by reason of death or disability; or

  (iii)
  is terminated by the Key Shire Employee for a Good Reason,

    (each a "Permitted Acceleration Event"), in any which case prior to the Retention Date, then the applicable award shall instead be payable in full within 30 days after the Permitted Acceleration Event. In all other circumstances where the employment of a relevant Key Shire Employee terminates prior to the Retention Date, the relevant Key Shire Employee shall immediately forfeit the right to receive any payment under or in respect of the Key Retention Award Arrangements.

  18.
  Shire agrees to consult with AbbVie in connection with the content of any submission made to the Panel on Takeovers and Mergers in connection with the arrangements set out in paragraphs 16 to 17 and that no such submission shall be made without AbbVie's prior approval (such approval not to be unreasonably withheld).

  19.
  AbbVie and Shire agree that New AbbVie shall, in due course, consider implementing employee retention arrangements in respect of such other employees of the New AbbVie Group as New AbbVie shall consider appropriate and necessary, to take effect after the Effective Date.

Maintenance of Compensation and Benefits

  20.
  AbbVie agrees that New AbbVie shall, at a minimum, for the 12-month period immediately following the Effective Date:

  (i)
  in respect of each employee of the Shire Group (as identified immediately preceding the Scheme (or Offer) becoming effective) who remains in employment within the New AbbVie Group, maintain base salary and bonus opportunity at existing levels; and

  (ii)
  (subject to the below) provide a benefits package which is substantially comparable in the aggregate to the existing benefits available to the employees of Shire as at the date of this Agreement.

    For the avoidance of doubt, for the purposes of (ii) above, the terms of any separation or severance pay plan or arrangement which may apply in respect of any such employee shall not be considered to be a "benefit" for these purposes.

Definitions

  21.
  "Cause" means the following: (A) material breach by the employee of the terms and conditions of the employee's employment, including, but not limited to: (i) material breach by the employee of Shire's or New AbbVie's (as applicable) code of business conduct; (ii) material breach by the employee of the employee's employment agreement (if any); (iii) commission by the employee of an act of fraud, embezzlement or theft in connection with the employee's duties or in the course of the employee's employment; (iv) wrongful disclosure by the employee of secret processes or confidential information of the Shire Group or the New AbbVie Group; or (v) failure by the employee to substantially perform the duties of the employee's employment (other than any such failure resulting from the employee's disability); or (B) to the extent permitted by applicable law, engagement by the employee, directly or indirectly, for the benefit of the employee or others, in any activity, employment or business which is competitive with the Shire Group, AbbVie Group or New AbbVie Group.

  22.
  "Good Reason" means as a result of (i) any material reduction in an employee's base salary or target incentive opportunity, or (ii) a relocation in the principal place of an employee's employment that increases his or her daily commute by more than 50 miles from that immediately prior to the Effective Date.

  23.
  "New AbbVie Group" means New AbbVie and its subsidiaries from time to time.

        IN WITNESS of which this Agreement has been entered into on the date first above written.

For and on behalf of	/s/ WILLIAM CHASE
ABBVIE INC	Name:	William Chase
by a duly authorized officer	Title:	Executive Vice President, Chief Financial Officer
Signed by
For and on behalf of	/s/ FLEMMING ORNSKOV
SHIRE PLC	Name:	Flemming Ornskov
	Title:	Chief Executive Officer

 ANNEX A

Indicative Value for Clauses 7.1 and 7.3

Indicative Value of Cash and Shares to be delivered:	£53.20
Number of Issued Shire Shares:	598,420,949

ANNEX B

Exchange Rate

Exchange Rate $1 = £0.5840

ANNEX E—CONDITIONS TO AND CERTAIN FURTHER TERMS OF THE COMBINATION

        The defined terms below have the same meaning ascribed to them in the Rule 2.7 Announcement.

Part 1: Conditions of the Scheme and the Merger

  1.
  The Merger will be conditional upon:

  (a)
  the Court Meeting and General Meeting being held on or before the 22nd day after the expected date of the meetings to be set out in the Scheme Circular in due course or such later date (if any) as AbbVie and Shire may agree;

  (b)
  the Scheme Court Hearing being held on or before the 22nd day after the expected date of the hearing to be set out in the Scheme Circular in due course or such later date (if any) as AbbVie and Shire may agree; and

  (c)
  the Scheme becoming unconditional and becoming Effective by no later than 30 April 2015 or such later date (if any) as AbbVie and Shire may agree and (if required) the Court may allow.

  2.
  The Scheme will be subject to the following conditions:

  (a)
  approval of the Scheme by a majority in number of the Scheme Shareholders (or the relevant class or classes thereof, if applicable) present and voting, either in person or by proxy at such meeting, representing three-fourths or more of the voting rights of those Scheme Shareholders at the Court Meeting (or at any adjournment thereof) and at any separate class meeting which may be required by the Court (or at any adjournment thereof);

  (b)
  all resolutions required to approve and implement and give full effect to the Scheme being duly passed by the requisite majority or majorities of the Shire Shareholders at the General Meeting, or at any adjournment thereof; and

  (c)
  the sanction of the Scheme by the Court (in each case with or without modification but subject to any modification being on terms acceptable to AbbVie and Shire) and the delivery of the Act of Court to the Registrar of Companies.

  3.
  In addition, subject as stated in Part 2 below and to the requirements of the Panel, the Merger will be conditional upon the following Conditions and, accordingly, the necessary actions to make the Scheme Effective will not be taken unless such Conditions (as amended if appropriate) have been satisfied or, where relevant, waived;

  Approval of AbbVie Stockholders

(a)
the US Merger Agreement being duly adopted by the affirmative vote of the holders of a majority of the outstanding AbbVie Shares entitled to vote on such matter at an AbbVie Stockholders' Meeting duly called and held for such purpose in accordance with applicable law and the certificate of incorporation and bylaws of AbbVie;

  Joint Proxy Statement and Prospectus

(b)
the Form S-4 having become effective under the Securities Act and not having been the subject of any stop order suspending its effectiveness, and no proceedings seeking any such stop order having been initiated or threatened by the SEC;

  Admission of the New AbbVie Shares

(c)
the NYSE having authorised the listing of all of the New AbbVie Shares upon official notice of issuance and not having withdrawn such authorisation;

  Merger control

  European Union merger control

(d)
insofar as any aspect of the Transaction constitutes a concentration with a European Union dimension within the meaning of the EU Merger Regulation, the European Commission: (i) issuing a decision in terms satisfactory to AbbVie not to initiate Phase 2 European Commission Proceedings (or having been deemed to do so under the EU Merger Regulation); and (ii) not having referred (or having been deemed to have referred) any part of the Transaction to the Merger Control Authority of one or more Member States of the European Union under Article 9 of the EU Merger Regulation;

  US merger control

(e)
all notifications and filings under the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations promulgated thereunder, having been made in connection with the Transaction or any aspect of the Transaction and all applicable waiting periods (including any extensions thereof) having expired or been terminated;

  Canadian merger control

(f)
either (i) AbbVie having received from the Commissioner of Competition (or his designee) an advance ruling certificate issued under section 102(1) of the Competition Act (Canada) in connection with the Transaction, or (ii) (A) the applicable waiting period under section 123(1) of the Competition Act (Canada) having expired or having been terminated early under section 123(2) of the Competition Act (Canada), and (B) AbbVie having received written confirmation from the Commissioner of Competition (or his designee) stating that the Commissioner of Competition does not, at that time, intend to make an application under section 92 of the Competition Act (Canada) in connection with the Transaction and any terms and conditions set forth in such written confirmation shall be acceptable to AbbVie;

  Ukrainian merger control

(g)
merger control and, if required, antitrust clearances pursuant to the Law of Ukraine "On Protection of Economic Competition" having been received in connection with the Transaction from the Antimonopoly Committee of Ukraine, either free from conditions or subject only to conditions that are acceptable to AbbVie, or any appropriate waiting periods (including any extensions), whether within the initial review procedure (Phase 1) or the in-depth investigation procedure (Phase 2), having expired;

  Israeli merger control

(h)
the written approval of the Israeli Antitrust Commissioner in connection with the Transaction, either free from conditions or subject only to conditions that are acceptable to AbbVie, having been obtained;

  Russian merger control

(i)
the Federal Antimonopoly Service of Russia having granted clearance in connection with the Transaction in accordance with Federal Law No. 135-FZ (the Russian Law on Protection of

  Competition) and the Federal Antimonopoly Service of Russia having issued clearance in connection with the Transaction in accordance with Federal Law No. 57-FZ (the Russian Law on Foreign Investments Into Companies Having A Strategic Importance For The National Security And Defence Of The State), or having issued a decision that no clearance is required in connection with the Transaction under Federal Law No. 57-FZ, whether within the initial review procedure (Phase 1) or the in-depth investigation procedure (Phase 2);

  Any other mandatory or appropriate merger control filings

(j)
any other mandatory or appropriate merger control filings and notifications identified by AbbVie having been made, all applicable waiting periods (including any extensions thereof) under any applicable legislation or regulations of any jurisdiction having expired, lapsed or been terminated, in each case in respect of the Transaction and the acquisition of any Shire Shares, or of control of Shire, by New AbbVie, and all Authorisations having been obtained in terms satisfactory to New AbbVie from all appropriate Relevant Authorities and from any persons or bodies with whom any member of the Wider AbbVie Group or the Wider Shire Group has entered into contractual arrangements and all such Authorisations remaining in full force and effect at the time at which the Transaction becomes unconditional in all respects and AbbVie having no knowledge of an intention or proposal to revoke, suspend or modify or not to renew any of the same and all necessary statutory or regulatory obligations in any jurisdiction having been complied with, in each case except where not material to the context of the Merger;

  Regulatory

(k)
no Relevant Authority or any other person or body in any jurisdiction having decided to take, instituted, implemented or threatened any action, proceedings, suit, investigation, enquiry or reference, or made, proposed or enacted any statute, regulation, order or decision or taken any other steps, and there not continuing to be outstanding any statute, regulation, order or decision, which would or would reasonably be expected to:

(i)
make the Transaction or any aspect of the Transaction void, illegal or unenforceable or otherwise materially restrict, restrain, prohibit, delay or interfere with the implementation thereof, or impose material additional conditions or obligations with respect thereto, or require material amendment thereof or otherwise challenge or interfere therewith;

(ii)
require or prevent the divestiture by any member of the Shire Group or the Wider Shire Group or by any member of the AbbVie Group or the Wider AbbVie Group of all or a material portion of their respective businesses, assets or property or impose any material limitation on the ability of any of them to conduct their respective businesses or own any of their assets or property;

(iii)
impose any limitation on or result in a delay in the ability of any member of the Wider Shire Group or the Wider AbbVie Group to acquire or to hold or to exercise effectively any rights of ownership of shares or loans or securities convertible into shares in any member of the Wider Shire Group or of the Wider AbbVie Group held or owned by it or to exercise management control over any member of the Wider Shire Group or of the Wider AbbVie Group to an extent which is material in the context of the Shire Group taken as a whole or the AbbVie Group taken as a whole or material in the context of the Merger; or

(iv)
otherwise materially and adversely affect the assets, business, profits or prospects of any member of the Wider AbbVie Group or of any member of the Wider Shire Group,

  and all applicable waiting and other time periods during which any such Relevant Authority could decide to take, institute, implement or threaten any such action, proceeding, suit, investigation,

  enquiry or reference having expired, lapsed or been terminated, provided that this paragraph (k) shall not apply in connection with or in relation to any change or potential change, whether proposed or enacted, in tax law or regulation, or in any other law or regulation, or any order or decision, or the interpretation thereof, that would or might cause New AbbVie to be treated as a United States domestic corporation for United States federal income tax purposes;

  Certain matters arising as a result of any arrangement, agreement, etc.

(l)
except as publicly announced by Shire (by the delivery of an announcement to a Regulatory Information Service) prior to the Latest Practicable Date, there being no provision of any arrangement, agreement, licence, permit or other instrument to which any member of the Wider Shire Group is a party or by or to which any such member or any of their assets is or may be bound, entitled or subject to and which, in consequence of the Transaction or the acquisition or proposed acquisition of any Shire Shares, or control of Shire by New AbbVie or otherwise, would or would reasonably be expected to, to an extent which is material in the context of the Shire Group taken as a whole or material in the context of the Merger, result in:

    any monies borrowed by, or other indebtedness actual or contingent of, any such member of the Wider Shire Group being or becoming repayable or being capable of being declared repayable immediately or prior to its or their stated maturity or the ability of any such member to borrow monies or incur any indebtedness being inhibited or becoming capable of being withdrawn;

    the creation or enforcement of any mortgage, charge or other security interest over the whole or any part of the business, property or assets of any such member or any such security (whenever arising or having arisen) being enforced or becoming enforceable;

    any such arrangement, agreement, licence or instrument being terminated or adversely modified or any action being taken of an adverse nature or any obligation or liability arising thereunder;

    any obligation to obtain or acquire any license, permission, approval, clearance, permit, notice, consent, authorisation, waiver, grant, concession, agreement, certificate, exemption, order or registration from any governmental authority or any other person;

    any assets of any such member being disposed of or charged, or any right arising under which any such asset could be required to be disposed of or charged, other than in the ordinary course of business;

    the interest or business of any such member of the Wider Shire Group in or with any firm or body or person, or any agreements or arrangements relating to such interest or business, being terminated or adversely modified or affected;

    any such member ceasing to be able to carry on business under any name under which it presently does so;

    the creation of liabilities (actual or contingent) by any such member;

    the creation or acceleration of any liability to taxation of any such member; or

    the financial or trading position of any such member being prejudiced or adversely affected,

  and no event having occurred which, under any provision of any arrangement, agreement, licence or other instrument to which any member of the Wider Shire Group is a party, or under which any of its assets may be bound or subject, could result in any of the events or circumstances as are referred to in paragraphs (i) to (x) of this condition (l);

  Certain events occurring since 31 December 2013

(m)
except as publicly announced by Shire (by the delivery of an announcement to a Regulatory Information Service) prior to the Latest Practicable Date, no member of the Wider Shire Group having, since 31 December 2013:

(i)
issued, agreed to issue or proposed the issue of additional shares or securities of any class, or securities convertible into, or exchangeable for or rights, warrants or options to subscribe for or acquire, any such shares, securities or convertible securities (save as between Shire and wholly-owned subsidiaries of Shire and save for options granted, and for any Shire Shares allotted upon exercise of options granted under and in accordance with the terms of the Shire Share Schemes), or redeemed, purchased or reduced any part of its share capital;

    sold or transferred or agreed to sell or transfer any Treasury Shares;

    recommended, declared, paid or made or proposed to recommend, declare, pay or make any bonus, dividend or other distribution other than to Shire or another member of the Shire Group, save for any Permitted Dividend(s);

    agreed, authorised, proposed or announced its intention to propose any merger or demerger or acquisition or disposal of assets or shares which is material in the context of the Shire Group taken as a whole or material in the context of the Merger (other than in the ordinary course of trading) or to any material change in its share or loan capital (in each case save for intra-Shire Group transactions);

    issued, authorised or proposed the issue of any debentures or incurred any indebtedness or contingent liability other than in the ordinary course of trading (in each case save for intra-Shire Group transactions) which is material in the context of the Shire Group taken as a whole or material in the context of the Merger;

    acquired or disposed of or transferred, mortgaged or encumbered any asset or any right, title or interest in any asset (other than in the ordinary course of trading) in a manner which is material in the context of the Shire Group taken as a whole or material in the context of the Merger;

    entered into or varied or announced its intention to enter into or vary any contract, arrangement or commitment (whether in respect of capital expenditure or otherwise) which is of a long-term or unusual nature or involves or could involve an obligation of a nature or magnitude, and in either case which is material in the context of the Shire Group taken as a whole or material in the context of the Merger;

    entered into or proposed or announced its intention to enter into any reconstruction, amalgamation, transaction or arrangement (otherwise than in the ordinary course of business) which is material in the context of the Shire Group taken as a whole or material in the context of the Merger;

    taken any action or having had any steps taken or legal proceedings started or threatened against it for its winding-up or dissolution or for it to enter into any arrangement or composition for the benefit of its creditors, or for the appointment of a receiver, administrator, trustee or similar officer of it or any of its assets (or any analogous proceedings or appointment in any overseas jurisdiction) (save in respect of a member of the Wider Shire Group which is dormant and was solvent at the relevant time);

    been unable, or admitted in writing that it is unable, to pay its debts or having stopped or suspended (or threatened to stop or suspend) payment of its debts generally or ceased or threatened to cease carrying on all or a substantial part of its business;

    entered into or varied or made any offer to enter into or vary the terms of any service agreement or arrangement with any of the directors or senior executives of Shire;

    proposed, agreed to provide or modified the terms of any share option scheme, incentive scheme or other benefit relating to the employment or termination of employment of any employee of the Wider Shire Group;

    made or agreed or consented to any change to the terms of the trust deeds and rules constituting the pension scheme(s) established for its directors, employees or their dependants or any material change to the benefits which accrue, or to the pensions which are payable, thereunder, or to the basis on which qualification for, or accrual or entitlement to, such benefits or pensions are calculated or determined or to the basis upon which the liabilities (including pensions) of such pension schemes are funded or made or agreed or consented to in each case which is material in the context of the Shire Group taken as a whole or material in the context of the Merger;

    taken any action which results in the creation or acceleration of any material tax liability for any member of the Wider Shire Group;

    waived, compromised or settled any claim which is material in the context of the Shire Group taken as a whole or material in the context of the Merger; or

    entered into or made an offer (which remains open for acceptance) to enter into any agreement, arrangement or commitment or passed any resolution with respect to any of the transactions or events referred to in this paragraph (m);

  No adverse change, litigation, regulatory enquiry or similar

(n)
since 31 December 2013, except as publicly announced by Shire (by the delivery of an announcement to a Regulatory Information Service) prior to the Latest Practicable Date, or as disclosed in this announcement, or where not material in the context of the Shire Group taken as a whole or material in the context of the Merger:

    there having been no adverse change in the business, assets, financial or trading position or profits or prospects of any member of the Wider Shire Group;

    no litigation, arbitration proceedings, prosecution or other legal proceedings having been instituted, announced or threatened by or against or remaining outstanding against any member of the Wider Shire Group and no enquiry or investigation by or complaint or reference to any Relevant Authority against or in respect of any member of the Wider Shire Group having been threatened, announced or instituted or remaining outstanding; and

    no contingent or other liability having arisen or been incurred which might reasonably be expected to adversely affect any member of the Wider Shire Group,

  provided that this paragraph (n) shall not apply in connection with or in relation to any change or potential change, whether proposed or enacted, in tax law or regulation, or in any other law or regulation, or any order or decision, or the interpretation thereof, that would or might cause New AbbVie to be treated as a United States domestic corporation for United States federal income tax purposes;

  No discovery of certain matters regarding information, liabilities and environmental issues

(o)
New AbbVie not having discovered that, except as publicly announced by Shire (by the delivery of an announcement to a Regulatory Information Service) prior to the Latest Practicable Date, in each case to an extent which is material in the context of the Shire Group taken as a whole or material in the context of the Merger:

  (i)
  the financial, business or other information concerning the Wider Shire Group which has been disclosed at any time by or on behalf of any member of the Wider Shire Group publicly (by the delivery of an announcement to a Regulatory Information Service), either contains a material misrepresentation of fact or omits to state a fact necessary to make the information contained therein not materially misleading;

    any member of the Wider Shire Group is subject to any liability, contingent or otherwise, which is not disclosed in the annual report and accounts of Shire for the financial year ended 31 December 2013;

    any past or present member of the Wider Shire Group has not complied with all applicable legislation or regulations of any jurisdiction or any notice or requirement of any Relevant Authority with regard to the storage, disposal, discharge, spillage, leak or emission of any waste or hazardous substance or any substance reasonably likely to impair the environment or harm human health which non-compliance would be likely to give rise to any liability (whether actual or contingent) on the part of any member of the Wider Shire Group;

    there has been a disposal, spillage, emission, discharge or leak of waste or hazardous substance or any substance reasonably likely to impair the environment or harm human health on, or from, any land or other asset now or previously owned, occupied or made use of by any past or present member of the Wider Shire Group, or in which any such member may now or previously have had an interest, which would be reasonably likely to give rise to any liability (whether actual or contingent) on the part of any member of the Wider Shire Group;

    there is or is reasonably likely to be any obligation or liability (whether actual or contingent) to make good, repair, reinstate or clean up any property now or previously owned, occupied or made use of by any past or present member of the Wider Shire Group or in which any such member may now or previously have had an interest under any environmental legislation or regulation or notice, circular or order of any Relevant Authority in any jurisdiction; or

    circumstances exist whereby a person or class of persons would be reasonably likely to have any claim or claims in respect of any product or process of manufacture, or materials used therein, now or previously manufactured, sold, licensed or carried out by any past or present member of the Wider Shire Group which claim or claims would be reasonably likely to affect adversely any member of the Wider Shire Group.

  Conditions 3(a) to (o) (other than Condition 3(c)) inclusive must be fulfilled, be determined by AbbVie to be satisfied or (if capable of waiver) be waived by AbbVie prior to commencement of the Scheme Court Hearing (or such later date as agreed between AbbVie and Shire and with the approval of the Panel (if required)), failing which the Scheme shall lapse.

  To the extent permitted by law and subject to the requirements of the Panel, AbbVie reserves the right to waive all or any of the Conditions (other than Conditions 2, 3(a) and 3(b) and 3(c)) inclusive, in whole or in part. AbbVie shall be under no obligation to waive or treat as fulfilled any of the Conditions by a date earlier than the date of the Scheme Court Hearing notwithstanding that the other Conditions may at such earlier date have been waived or fulfilled and that there are at such earlier date no circumstances indicating that any of such Conditions may not be capable of fulfilment.

  The Scheme will lapse if the CMA makes a Phase 2 CMA Reference in respect of the Acquisition or the European Commission either initiates Phase 2 European Commission Proceedings in respect of the Merger or makes a referral of any part of the Merger to a competent authority of the UK under Article 9(1) of the EU Merger Regulation and there is subsequently a Phase 2 CMA Reference in respect of the Merger, before the date of the Court Meeting. In such event neither Shire, AbbVie, New AbbVie nor any Shire Shareholder will be bound by any term of the Scheme.

Part 2: Certain further terms of the Merger

  1.
  AbbVie reserves the right to elect to implement the Merger by way of a takeover offer (as defined in Article 116 of the Companies Law) subject to and in accordance with the Co-operation Agreement. In such event, such offer will (subject to the consent of the Panel and the Co-operation Agreement) be implemented on the same terms and conditions subject to appropriate amendments to reflect the change in method of effecting the Merger, which: (i) will include an acceptance condition set at 90 per cent. (or such lesser percentage, being more than 50 per cent., as AbbVie may decide, subject to the Co-operation Agreement) of the voting rights then exercisable at a general meeting of Shire, including, for this purpose, any such voting rights attaching to Shire Shares that are unconditionally allotted or issued, and to any Treasury Shares which are unconditionally transferred or sold by Shire, before the takeover offer becomes or is declared unconditional as to acceptances, whether pursuant to the exercise of any outstanding subscription or conversion rights or otherwise; and (ii) may include changing the consideration structure under the terms of the Merger.

    If AbbVie is required by the Panel to make an offer for Shire Shares under the provisions of Rule 9 of the Code, AbbVie may make such alterations to any of the above conditions as are necessary to comply with the provisions of that Rule.

    The Scheme will be governed by Jersey law and will be subject to the jurisdiction of the Courts of Jersey, provided that:

    (a)
    the Co-operation Agreement and any dispute or claim arising out of, or in connection with, them (whether contractual or non-contractual in nature) will be governed by English law and will be subject to the jurisdiction of the Courts of England; and

    (b)
    the US Merger Agreement and the AbbVie Merger will be governed by the law of the State of Delaware, and any Action arising out of or relating to the US Merger Agreement or the transactions contemplated thereby shall be brought solely and exclusively in the Court of Chancery in the State of Delaware, or in any direct appellate court therefrom; provided that if (and only after) such courts determine that they lack subject matter jurisdiction over any such Action, such Action shall be brought solely and exclusively in the Federal courts of the United States located in the State of Delaware, or any direct appellate court therefrom.

    The Scheme Shares will be acquired under the Scheme fully paid and free from all liens, charges and encumbrances, rights of pre-emption and any other third party rights of any nature whatsoever and together with all rights attaching thereto, including the right to receive and retain all dividends and other distributions declared, paid or made after the date on which the Scheme becomes Effective. If any dividend or other distribution or return of capital is proposed, declared, made, paid or becomes payable by Shire in respect of a Scheme Share on or after the date of this announcement and prior to the Scheme becoming Effective other than any Permitted Dividend, New AbbVie reserves the right to reduce the value of the consideration payable for each Scheme Share under the Scheme by up to the amount per Scheme Share of such dividend, distribution or return of capital except where the Scheme Share is or will be acquired pursuant to the Scheme on a basis which entitles New AbbVie to receive the dividend, distribution or return of capital and to retain it.

      If any such dividend or distribution is paid or made after the date of this announcement and New AbbVie exercises its rights described above, any reference in this announcement to the consideration payable under the Scheme shall be deemed to be a reference to the consideration as so reduced. Any exercise by AbbVie of its rights referred to in this paragraph shall be the subject of an announcement and, for the avoidance of doubt, shall not be regarded as constituting any revision or variation of the terms of the Scheme.

    Fractions of New AbbVie Shares will not be allotted or issued to Scheme Shareholders. Fractional entitlements to New AbbVie Shares will be aggregated and sold in the market and the net proceeds of sale distributed pro rata to the Scheme Shareholders entitled thereto.

    Under Rule 13.5 of the Code, AbbVie may not invoke a condition to the Merger so as to cause the Merger not to proceed, to lapse or to be withdrawn unless the circumstances which give rise to the right to invoke the condition are of material significance to AbbVie in the context of the Merger. Conditions 1, 2, 3(a), 3(b), 3(c) and 3(d) are not subject to this provision of the Code.

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20.    Indemnification of Directors and Officers

        Under the Jersey Companies Law, directors (and other officers within the meaning of the Jersey Companies Law) may not be indemnified by a company against any liability which by law would otherwise attach to them as such, except pursuant to article 77(2) of the Jersey Companies Law, as follows:

          (a)   against any liabilities incurred in defending certain civil or criminal proceedings (i) in which judgment is given in the person's favor or the person is acquitted; (ii) which are discontinued otherwise than for some benefit conferred by the person or on the person's behalf or some detriment suffered by the person; or (iii) which are settled on terms which include such benefit or detriment and, in the opinion of a majority of directors of the company (excluding any director who conferred such benefit or on whose behalf such benefit was conferred or who suffered such detriment) the person was substantially successful on the merits in resisting the proceedings;

          (b)   any liability incurred otherwise than to the company if the person acted in good faith with a view to the best interests of the company;

          (c)   any liability incurred in connection with a successful application by a person to the court for relief under article 212 of the Jersey Companies Law; and

          (d)   any liability against which the company normally maintains insurance for persons other than directors.

        Under the New AbbVie Articles of Association, subject to the provisions of the Jersey Companies Law but without prejudice to any indemnity to which they may be otherwise entitled, as provided in article 77(3) of the Jersey Companies Law, every present or former director or other officer of New AbbVie shall be entitled to be indemnified by New AbbVie in the circumstances described in the section headed "Indemnification of Directors and Officers; Insurance of Directors and Officers" on page 139.

        Under the New AbbVie Articles of Association, New AbbVie may purchase insurance for its current or former directors and officers.

        The foregoing summaries are qualified in their entirety by the terms and provisions of such arrangements.

Item 21.    Exhibits and Financial Statement Schedules

(a)
The exhibits listed below in the "Exhibit Index" are filed as part of, or are incorporated by reference in, this registration statement.

Exhibit Number	Exhibit Description
2.1	Agreement and Plan of Merger, entered into by AbbVie Inc., AbbVie Private Limited, AbbVie US Holdings LLC and AbbVie Ventures LLC on July 18, 2014 (included as Annex A to this proxy statement/prospectus that is a part of this registration statement).
2.2	Co-operation Agreement between AbbVie Inc. and Shire plc dated July 18, 2014 (included as Annex D to this proxy statement/prospectus that is a part of this registration statement).
3.1	Memorandum of Association and Articles of Association of AbbVie Private Limited (included as Annex C to the proxy statement/prospectus that is a part of this registration statement).*
5.1	Opinion of Ogier as to the validity of the AbbVie Private Limited ordinary shares.*

Exhibit Number	Exhibit Description
8.1	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP relating to tax matters.*
10.1
Term Loan Credit Agreement entered into by AbbVie Holdings Private Limited, as borrower, AbbVie Inc. and AbbVie Private Limited, as guarantors, the lenders from time to time party thereto, JPMorgan Chase Bank, N.A., as administrative agent, and J.P. Morgan and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as joint lead arrangers and bookrunners on August 18, 2014 (filed as Exhibit 10.1 to AbbVie Inc.'s 8-K filed August 21, 2014).
10.2
Revolving Credit Agreement entered into by AbbVie and New AbbVie, as borrowers, Foreign Holdco, as guarantor, the lenders from time to time party thereto, JPMorgan Chase Bank, N.A., as administrative agent, and J.P. Morgan, Merrill Lynch, Pierce, Fenner & Smith Incorporation and Morgan Stanley Senior Funding, Inc., as joint lead arrangers and bookrunners, on August 18, 2014 (filed as Exhibit 10.2 to AbbVie Inc.'s 8-K filed August 21, 2014).
10.3
364-Day Bridge Credit Agreement, dated as of July 17, 2014, among New AbbVie, AbbVie Holdings Private Limited, AbbVie, JPMorgan Chase Bank, N.A. and the lenders party thereto, as amended by Amendment No. 1 on August 11, 2014 (filed as Exhibit 10.3 to AbbVie Inc.'s 8-K filed August 21, 2014).
21.1	Subsidiaries of AbbVie Private Limited.
23.1	Consent of Ogier (included in Exhibit 5.1).*
23.2	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 8.1).*
23.3	Consent of Ernst & Young LLP.
23.4	Consent of Deloitte & Touche, LLP regarding AbbVie Inc. historical financial information.
23.5	Consent of Deloitte LLP regarding Shire plc historical financial information.
23.6	Consent of KPMG LLP.
24.1	Power of Attorney (included in signature page of this registration statement).
99.1	Consent of J.P. Morgan Securities LLC.
99.2	Form of Proxy Card for Special Meeting.*

*
To be filed by amendment.

Item 22.    Undertakings.

(a)
The undersigned registrant hereby undertakes:

(1)
To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

•
To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

•
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

    •
    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

  (2)
  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3)
  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (4)
  That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

  (5)
  That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

  •
  Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

  •
  Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

  •
  The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

  •
  Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(d)
The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(e)
The registrant undertakes that every prospectus (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(f)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(g)
The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(h)
The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

        Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in City of North Chicago, State of Illinois, on August 21, 2014.

AbbVie Private Limited
By:	/s/ WILLIAM J. CHASE
	Name:	William J. Chase
	Title:	Director

        BE IT KNOWN BY THESE PRESENTS: That each person whose name is signed hereto has made, constituted and appointed, and does hereby make, constitute and appoint Laura J. Schumacher and William J. Chase and each of them, his or her true and lawful attorney-in-fact, for him or her and in his or her name, place and stead to affix his or her signature as director or officer or both, as the case may be, of the registrant, to any and all registration statements and amendments thereto (including post-effective amendments) and to file the same, with all exhibits thereto, and other documents in connection therewith, and to file with the Securities and Exchange Commission, granting unto each such attorney-in-fact full power and authority to do and perform every act and thing whatsoever necessary to be done in the premises, as fully as he or she might or could do if personally present, hereby ratifying and confirming all that each such attorney-in-fact shall lawfully do or cause to be done by virtue hereof. Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated below on August 21, 2014.

Signature	Title

/s/ WILLIAM J. CHASE William J. Chase	Director (Principal Executive Officer, Principal Financial Officer, Authorized Representative in the United States)
/s/ SCOTT T. REENTS Scott T. Reents	Director
/s/ CHRIS C. TUREK Chris C. Turek	Director
/s/ MATT REGAN Matt Regan	Director
/s/ GWENAN WHITE Gwenan White	Director